As filed with the Securities and Exchange Commission on August 7, 2026

Registration No. 333-297780

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BioStem Technologies, Inc.

(Exact name of registrant as specified in its charter)

Florida	3841	27-0400416
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2836 Center Port Circle
Pompano Beach, FL 33064
(954) 380-8342

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Jason Matuszewski

Chief Executive Officer
c/o BioStem Technologies, Inc.
2836 Center Port Circle
Pompano Beach, FL 33064
(954) 380-8342
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:

Flora R. Perez, Esq. Andi Hasaj, Esq. Greenberg Traurig, P.A. 401 East Las Olas Boulevard, Suite 2000 Fort Lauderdale, FL 33301 Phone: (954) 765-0500

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED AUGUST 7, 2026

BioStem Technologies, Inc.

3,571,429 Shares of Common Stock

This prospectus relates to the resale by the selling stockholder identified herein (the “Selling Stockholder”) of up to 3,571,429 shares of our common stock, consisting of:

•	Up to 746,269 shares of common stock issued to the Selling Stockholder pursuant to that certain Securities Purchase Agreement dated May 21, 2026 (the “Purchase Agreement”); and

•	Up to 2,825,160 additional shares of common stock that may be issued to the Selling Stockholder pursuant to the anti-dilution adjustment provisions of the Purchase Agreement, assuming the maximum adjustment at the floor price of $0.70 per share.

We refer to the shares of common stock registered by this prospectus as the “Resale Shares.” The Selling Stockholder may sell the Resale Shares described in this prospectus in a number of different ways and at varying prices. We are not selling any Resale Shares under this prospectus and will not receive any of the proceeds from the sale or other disposition of the Resale Shares by the Selling Stockholder. See the section titled “Plan of Distribution” appearing elsewhere in this prospectus.

The Selling Stockholder may sell any, all or none of the Resale Shares of common stock and we do not know when, or in what amount, the Selling Stockholder may sell the Resale Shares hereunder following the effective date of the registration statement of which this prospectus is a part.

Our common stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “BSEM.” On August 7, 2026, the closing sales price of our common stock as reported on Nasdaq was $4.09 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 8 of this prospectus.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is       , 2026

i

About This Prospectus

This prospectus relates to the resale by the Selling Stockholder identified in this prospectus under the caption “Selling Stockholder,” from time to time, of up to an aggregate of 3,571,429 shares of common stock. We are not selling any shares of common stock under this prospectus, and we will not receive any proceeds from the sale of shares of common stock offered hereby by the Selling Stockholder.

You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with any other information, and we take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. The information contained in this prospectus speaks only as of the date set forth on the cover page and may not reflect subsequent changes in our business, financial condition, results of operations and prospects.

We are not, and the Selling Stockholder is not, making offers to sell these securities in any jurisdiction in which an offer or solicitation is not authorized or permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation. You should read this prospectus in its entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information.”

Unless otherwise indicated or the context otherwise requires, all references to “BioStem,” “Company,” “Registrant,” “we,” “our,” “ours” and “us” refer to BioStem Technologies, Inc. and its subsidiaries. When we refer to “you” in this section, we mean all purchasers of the securities being offered by this prospectus and any accompanying prospectus supplement, whether they are the holders or only indirect owners of those securities.

Industry and Market Data

We are responsible for the disclosure contained in this prospectus. Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts) and management estimates. Management estimates are derived from publicly-available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets which we believe to be reasonable. Any industry forecasts are based on data (including third-party data), models and experience of various professionals and are based on various assumptions, all of which are subject to change without notice. Although we believe the data from these third-party sources are reliable as of their respective dates, such third-party sources generally do not provide any assurance regarding the accuracy or completeness of this information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate, and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

ii

Trademarks, Service Marks and Trade Names

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Solely for convenience, our trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, service marks and trade names.

Unaudited Pro Forma Financial Information

We have included in this prospectus unaudited pro forma condensed combined financial information based on our historical financial statements and the acquired product lines of BioTissue Holdings, Inc. (“BioTissue”). The unaudited pro forma condensed combined financial information presented herein has been prepared in accordance with Article 11 of Regulation S-X and consists of the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2026, and year ended December 31, 2025, collectively the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not necessarily indicative of results that would have occurred had the acquisition been completed as of the dates indicated or of the results that may be obtained in the future. The unaudited pro forma condensed consolidated statement of operations is based on management’s estimate of the effects on the financial statements of the Transaction. Pro forma adjustments are based on currently available information, historical results and certain assumptions that management believes are reasonable and are described in the accompanying notes

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

●	The accompanying notes to the unaudited pro forma condensed combined financial statements;

●	The historical audited consolidated financial statements of Biostem included in its Annual Disclosure Statement for the years ended December 31, 2025 and 2024 filed with the OTC market on April 17, 2026;

●	The historical audited abbreviated financial statements of the acquired BioTissue Surgical and Wound Care Product Lines (the “Acquired Business”) for the year ended December 31, 2025, included elsewhere in this prospectus; and

●	Other information relating to BioStem and the Acquired Business included elsewhere in this prospectus.

As of the date of this filing, BioStem has not completed the detailed valuation study necessary to arrive at the required final estimates of the fair value of the acquired assets and assumed liabilities of BioTissue’s surgical and wound care business and the related purchase price. BioStem expects to finalize these estimates within one year of January 21, 2026, the closing date of the BioTissue acquisition. The assumptions and estimates used to determine the preliminary purchase price allocation and transaction adjustments are described in the notes accompanying the unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2026 and the unaudited pro forma condensed combined financial statements included elsewhere in this prospectus.

iii

Prospectus Summary

This summary highlights information included in this prospectus and does not contain all of the information you should consider before investing in shares of our common stock. You should read this entire prospectus carefully, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes included in this prospectus before you decide to invest in shares of our common stock.

Overview

Our mission is to create and deliver the most advanced healing technologies in the world. We are focused on the development and commercialization of perinatal tissue-based therapies that support healing across the continuum of care, including advanced wound care and surgical applications. We harness the natural properties of perinatal tissue through our proprietary processing technologies to deliver solutions intended to support tissue repair and regeneration.

Our portfolio consists primarily of placenta-derived tissue allografts, which are human tissues used as protective barriers or coverings to support the body’s natural healing processes. We offer both dry and cryopreserved allografts that are utilized across a broad range of clinical settings, including advanced wound care and surgical applications. We intend to continue expanding our portfolio with complementary regenerative therapies and technologies that address unmet needs across wound management and surgical healing.

Our Business

We develop and commercialize placenta and umbilical cord-derived tissue allografts used as protective barriers and scaffolds in the treatment of acute and chronic wounds and as adjuncts in surgical procedures. Our products are processed using three proprietary technologies that collectively enable us to offer products across multiple formats to address varying physician preferences, clinical needs, and site-of-care requirements:

•	BioRetain® – Our proprietary dehydration-based tissue processing technology that preserves the natural structure and endogenous biological components of placental tissue.

•	CryoTek® -- A proprietary cryopreservation technology that maintains the structural and biological integrity of placental tissue, including key growth factors and extracellular matrix components, while devitalizing resident cells to reduce the potential for immune response.

•	SteriTek® -- A proprietary preservation method designed to produce hydrated, shelf-stable placental tissue allografts. The SteriTek® process utilizes methods consistent with CryoTek® to preserve the tissue’s innate characteristics, followed by terminal sterilization using gamma irradiation.

Together, these three platforms give us a differentiated, multi-format product offering spanning dry, cryopreserved, and shelf-stable configurations. We believe this breadth of processing capabilities provides flexibility in product design and is a key competitive differentiator in the regenerative medicine market.

Our target patient population includes those suffering from diabetic foot ulcers, venous leg ulcers, pressure ulcers, traumatic wounds, and post-surgical incisions. We believe the increasing prevalence of chronic diseases such as diabetes and obesity, combined with growth in surgical procedure volumes, will drive sustained demand for our products.

Recent Developments

BioTissue Acquisition

On January 21, 2026, we expanded our portfolio through the purchase and licensing of certain assets from BioTissue’s surgical and wound care business. Specifically, we purchased the Neox® and Clarix® trademarks as well as two patents relating to technologies focused on certain orthopedic therapies. We also acquired a national commercial infrastructure through the hiring of BioTissue’s direct sales representatives and the assumption of sales agent and consulting agreements with independent sales agents, as well as agreements with Group Purchasing Organizations (GPOs) and Integrated Delivery Networks (IDNs) which facilitate procurement and distribution of our products to affiliated hospitals, providers, and healthcare facilities. As part of the transaction, we also licensed all patents related to the manufacture and commercialization of the Neox® and Clarix® products, including the CryoTek® and SteriTek® technologies, as well as certain related trademarks.

In conjunction with the BioTissue acquisition, we executed a Supply Agreement with BioTissue (the “Supply Agreement”) pursuant to which BioTissue will continue to manufacture the Neox® and Clarix® products on our behalf for up to three years, as well as provide inventory storage and distribution services. We expect to complete a technology transfer to allow us to manufacture these products internally as soon as operationally feasible, with such transfer occurring as early as twelve months following the acquisition date.

In June 2026, BioTissue received 510(k) clearance for the Catalyze product, an FDA-cleared advanced wound care device. As part of the BioTissue asset acquisition, upon receipt of such 510(k) clearance and satisfaction of certain conditions, we will acquire the commercial rights to the Catalyze product, which will allow us to commercially market and sell the Catalyze product in the United States for specific indications of use. Upon satisfaction of certain conditions and payment of additional consideration of up to $10.0 million to BioTissue under the acquisition agreement, currently expected to be paid on August 13, 2026, we plan to incorporate the Catalyze product into our product offering and commercial strategy and are targeting a potential launch in the fourth quarter of 2026.

May 2026 Private Placement

On May 21, 2026, we entered into the Purchase Agreement with an investor pursuant to which the investor purchased 746,269 shares of our common stock, par value $0.001 per share, at a purchase price of $3.35 per share, for aggregate gross proceeds to us of approximately $2.5 million.

The Purchase Agreement includes price-based anti-dilution protection for the investor. For a period of nine months following the closing, or until the closing of a third additional offering of our common stock or common stock equivalents, whichever occurs first, we are restricted from issuing or selling shares of common stock, or any security convertible or exchangeable into common stock, at a price per share below $3.35. This restriction is subject to certain limited exceptions and a price per share adjustment floor of $0.70, with customary adjustments for stock dividends, stock splits, reorganizations, or similar events. For additional information, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations – May 2026 Private Placement.”

Our Strategy

Our strategy is to build a leading regenerative medicine company by expanding our presence across sites of care, growing product adoption, and improving profitability. We are focused on four key pillars: (i) diversifying our end markets by expanding into hospital inpatient, outpatient, and ambulatory surgical center settings; (ii) broadening our product portfolio across wound care and surgical applications through multiple proprietary processing technologies; (iii) scaling our commercial infrastructure through a growing direct sales force, independent agent network, and expanded payer coverage initiatives; and (iv) leveraging our vertically integrated manufacturing capabilities to improve supply chain efficiency, transition acquired products in-house, and expand gross margins over time.

Competitive Strengths

We believe the following competitive strengths position us to execute our strategy and support our long-term growth: (i) a diversified site-of-care platform spanning physician office, hospital, and ASC settings following the BioTissue acquisition; (ii) a comprehensive portfolio of dry, cryopreserved, and shelf-stable perinatal tissue allografts addressing a broad range of clinical indications and physician preferences; (iii) proprietary multi-platform processing technologies -- BioRetain®, CryoTek®, and SteriTek® -- supported by 68 issued patents and 81 pending patent applications; (iv) a national multi-channel commercial infrastructure with established GPO relationships and hospital access; (v) a growing body of clinical evidence, including randomized controlled trials, supporting product differentiation and payer coverage; (vi) a Food and Drug Administration (“FDA”)-registered, Association for Advancing Tissue and Biologics (“AATB”)-accredited manufacturing facility with the opportunity for margin expansion as we transition acquired products in-house; and (vii) an experienced management team with deep expertise across the healthcare and regenerative medicine industries.

Our Products

Our product portfolio consists of perinatal tissue allografts designed for use across advanced wound care and surgical applications in physician offices, hospitals, and ambulatory surgical centers. By combining our BioRetain®, CryoTek®, and SteriTek® processing technologies, we offer products across dry, cryopreserved, and shelf-stable formats, enabling us to address varying physician preferences, procedural requirements, and reimbursement environments across multiple sites of care.

Surgical Products

Our surgical product portfolio consists primarily of amniotic membrane and umbilical cord-derived allografts intended for use as protective barriers and adjuncts in surgical procedures.

●	CLARIX® Family – Cryopreserved amniotic membrane and umbilical cord allografts processed using CryoTek® technology. These products are used across a range of surgical applications, including orthopedic, podiatric, plastic, and general surgical procedures, and are designed to support tissue repair, reduce post-operative complications and restore normal function more quickly.

Advanced Wound Care Products

Our advanced wound care portfolio includes both cryopreserved and dry perinatal tissue allografts used in the management of acute and chronic wounds.

●	NEOX® Family – Cryopreserved amniotic membrane and umbilical cord allografts processed using CryoTek® and SteriTek® technologies. These products are used in both chronic wound care and complex hospital-based wound management settings.

●	VENDAJE® Family – Dry amniotic membrane and amniochorion allografts processed using BioRetain® technology. These products are designed for use as protective coverings for soft tissue wounds and are primarily utilized in physician office, outpatient, and non-acute care settings.

Other Products

Our portfolio also includes additional perinatal tissue-based products, including AMNIOWRAP 2 (AW2), American Amnion®, and VENDAJE OPTIC®, which are intended for specialized clinical applications across wound care and surgical settings.

Upon our acquisition of the commercial rights to Catalyze™, a 510(k) cleared device, our product portfolio will include a particulate device used to cover and protect a variety of wounds and maintain a moist wound environment in both the physician wound care and surgical settings.

Risk Factor Summary

Our business and common stock are subject to many risks, as more fully described in the “Risk Factors” section beginning on page 8 of this prospectus. These risks include, among others:

●	We have a history of net losses and we may not be able to achieve or maintain profitability in the future.

●	A material amount of our revenues and accounts receivable are concentrated in one or more customers. If we lose or experience a significant reduction in sales to such key customers, our revenues may decrease substantially and our results of operations and financial condition may be harmed.

●	To be commercially successful, we must demonstrate to clinicians that our products are safe and effective alternatives to existing treatments and that our products should be used in their procedures.

●	We may experience significant fluctuations in our quarterly and annual results.

●	Defects, failures or quality issues associated with our products could lead to product recalls or safety alerts, adverse regulatory actions, litigation, including product liability claims, and negative publicity that could erode our competitive advantage and market share and materially adversely affect our reputation, business, results of operations and financial condition.

●	Many of our products depend on the availability of tissue from human donors, and any disruption in supply could adversely affect our business.

●	Our revenues depend on adequate reimbursement from public and private insurers and health systems, and any changes to the ways in which our products are reimbursed in various sites of service could adversely impact our financial results.

●	Disruption of our manufacturing facilities or those of a supplier could adversely affect our business, results of operations and financial condition.

●	We conduct business in a heavily regulated industry, and failure to comply with applicable laws and regulations could result in substantial penalties, damage our reputation, and have a material adverse effect on our business and operations.

●	The FDA may in the future determine that certain of our products that are, or are derived from, human cells or tissues, do not qualify for regulation solely under Section 361 of the Public Health Service Act (“Section 361”), and may require that we revise our labeling and marketing claims for these products or that we suspend sales of such products until FDA pre-market clearance or approval is obtained, which could adversely affect our business, results of operations, and financial condition.

●	Obtaining and maintaining any necessary regulatory approvals, including conducting clinical trials, for certain of our products or potential products could be expensive and time consuming.

●	The rate of reimbursement and coverage for the purchase of our products by government and private insurance is subject to change.

●	Our ability to protect our intellectual property and proprietary technology through patents and other means is uncertain and may be inadequate, which could have an adverse effect on our business, results of operations and financial condition.

●	We will incur significant costs as a result of operating as a public company and our management expects to devote substantial time to public company compliance programs.

●	If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud which could subject us to regulatory sanctions, harm our business and operating results and cause the trading price of our stock to decline.

●	We identified and remediated a material weakness in our internal control over financial reporting. If we identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and share price.

●	If the voting power of our capital stock continues to be highly concentrated, it may prevent minority shareholders from influencing significant corporate decisions and may result in conflicts of interest.

Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (JOBS Act), enacted in April 2012. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (Sarbanes-Oxley Act);

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved.

We may use these provisions until the last day of our fiscal year following the fifth anniversary of the completion of this offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer”, our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to use the extended transition period for complying with new or revised accounting standards and as a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates. However, we may elect to early adopt any new or revised accounting standards whenever such early adoption is permitted for non-public companies. We may take advantage of these exemptions up until the time that we are no longer an emerging growth company.

Smaller Reporting Company

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Controlled Company Status

Although we are considered a “controlled company” within the meaning of Nasdaq listing rules, and, as a result, qualify for, and may rely on, exemptions from certain Nasdaq corporate governance requirements, we do not intend to rely on the “controlled company” exemptions available to us.

Corporate Information

We are headquartered in Pompano, Florida. Our principal executive offices are located at 2836 Center Port Circle, Pompano Beach, Florida 33064, our telephone number is (954) 765-0500. Our website address is www.biostemtechnologies.com and our email address is info@biostemtech.com. The information on, or accessible through, our website is not part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the shares of common stock offered by this prospectus.

The Offering

Issuer	BioStem Technologies, Inc.

Shares Offered by the Selling Stockholder	Up to 3,571,429 shares of our common stock, consisting of (i) up to 746,269 shares of common stock issued pursuant to the Purchase Agreement and (ii) up to 2,825,160 additional shares of common stock that may be issued pursuant to the anti-dilution adjustment provisions of the Purchase Agreement, assuming the maximum adjustment at the floor price of $0.70 per share.

Terms of the Offering	The Selling Stockholder will determine when and how they will sell the shares of common stock offered in this prospectus, as described in “Plan of Distribution.”

Shares Outstanding(1)	As of June 30, 2026, there were 17,831,861 shares of our common stock outstanding.

Use of Proceeds	We will not receive any proceeds from the sale of shares of common stock offered by the Selling Stockholder under this prospectus. See the section titled “Use of Proceeds.”

Risk Factors	See the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our securities.

Trading market and symbol	Our common stock is listed on Nasdaq under the symbol “BSEM.”

(1)	The number of issued and outstanding shares of our common stock does not include the following, as of June 30, 2026:

●	an aggregate of 300 shares of our common stock issuable upon conversion of 300 Series A-1 Preferred Stock;

●	an aggregate of 30 shares of our common stock issuable upon exercise of the 5 Series B-1 Preferred Stock;

●	an aggregate 9,061,667 of shares of our common stock issuable upon settlement of restricted stock units and exercise of stock options; and

●	an aggregate of 4,168,489 shares of our common stock available for future issuance under our equity compensation plans.

Summary Unaudited Pro Forma Financial Data

The following table sets forth summary unaudited pro forma condensed combined financial data for the three months ended March 31, 2026 and the year ended December 31, 2025, which were derived from our unaudited pro forma condensed combined financial statements included elsewhere in this prospectus. The summary unaudited pro forma condensed combined statements of operations combine the historical results of BioStem with the historical results of the Acquired Business to give effect to our January 21, 2026 acquisition as if it had occurred on January 1, 2025.

The following summary unaudited pro forma financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the relevant transactions had been consummated on the dates indicated, nor are they indicative of future operating results. This information is only a summary and should be read together with our unaudited pro forma condensed combined financial statements and the related notes included elsewhere in this prospectus.

	Pro Forma Combined Statement of Operations (In Dollars, Except Share Data)
	Three Months Ended March 31, 2026	Year Ended December 31, 2025
Revenue, net	$7,621,856	$76,554,847
Cost of goods sold	3,044,884	16,125,825
Gross profit	4,576,972	60,429,022
Loss from operations	(8,104,917)	(3,457,620)
Net loss	$(8,040,071)	$(9,349,385)

Basic net loss per share attributable to common stockholders	$(0.48)	$(0.56)

Diluted net loss per share attributable to common stockholders	$(0.48)	$(0.56)

Basic weighted average common shares outstanding	16,851,238	16,728,783

Diluted weighted average common shares outstanding	16,851,238	16,728,783

Risk Factors

You should carefully consider the following risks, along with all of the other information provided in this prospectus, before making an investment decision. The following risks are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also materially and adversely affect our business, operations, financial condition and results of operations. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to this Offering

The sale of a substantial amount of our common stock, including resale of the shares of common stock by the Selling Stockholder in the public market, could adversely affect the market price of our common stock.

We are registering for resale up to 3,571,429 shares of our common stock, consisting of (i) up to 746,269 shares of common stock issued to the Selling Stockholder pursuant to the Purchase Agreement and (ii) up to 2,825,160 additional shares of common stock that may be issued to the Selling Stockholder pursuant to the anti-dilution adjustment provisions of the Purchase Agreement. Sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock. We cannot predict if and when the Selling Stockholder may sell such shares in the public market.

Risks Related to Our Business and Industry

We have a history of net losses and we may not be able to achieve or maintain profitability in the future.

We have incurred net losses over prior years, and expect to incur net losses in the next twelve months. We incurred a net loss of $6.6 million for the year ended December 31, 2025 and had an accumulated deficit of $21.2 million as of December 31, 2025. We had net income of $31.0 million for the year ended December 31, 2024, which was primarily as a result of revenues earned from the sale of our BioRetain products. We will continue to incur significant expenses for the foreseeable future as we expand our sales team, continue to invest in research and development and clinical activities, and invest in infrastructure to support a public company. We may not be able to continue generating sufficient revenues to achieve or sustain profitability. Our business and prospects must be evaluated in light of the expenses, delays, uncertainties and complications typically encountered by businesses in our stage of development operating in a competitive market. These include, but are not limited to, potential problems, delays or expenses relating to product development, governmental approvals or reimbursement for our products, competition, technological changes and uncertain market acceptance. In addition, if we are unable to manage growth effectively, our operating results could be materially and adversely affected. We may not be able to successfully control or address any or all of these risks, and the failure to adequately do so could cause our business, results of operations, and financial condition to suffer.

To be commercially successful, we must demonstrate to physicians that our products are safe and effective alternatives to existing treatments and that our products should be used in their procedures.

We believe clinicians will only adopt our products if they determine, based on experience, clinical data and published peer reviewed journal articles, that the use of our products in a particular procedure is a favorable alternative to conventional methods. Clinicians also are increasingly interested in using cost-effective products and may practice in settings like Accountable Care Organizations, or ACOs, or Medical Homes, where they face considerable cost-containment pressure.

The degree of market acceptance of our products will continue to depend on a number of factors, including:

●	the safety and efficacy of our products;

●	the potential and perceived advantages of our products over alternative treatments;

●	clinical data and the clinical indications for which our products are approved;

●	product labeling or product insert requirements of the FDA or other regulatory authorities, including any limitations or warnings contained in approved labeling;

●	the cost of, and relative reimbursement rate for, using our products relative to the use of our competitors’ products or alternative treatment modalities;

●	relative convenience and ease of administration;

●	the strength of marketing and distribution support;

●	the timing of market introduction of competitive products;

●	publicity concerning our products or competing products and treatments;

●	the actual or perceived adverse effects associated with our products;

●	our reputation and the reputation of our products;

●	the shelf life of our products and our ability to manage the logistics of the end-user supply chain; and

●	sufficient and readily accessible third-party insurance coverage and reimbursement.

We believe recommendations for, and support of our products by, influential clinicians are essential for market acceptance and adoption. If we do not receive this support (e.g., because we are unable to demonstrate favorable long-term clinical data), clinicians and hospitals may not use our products, which would significantly reduce our ability to achieve expected revenue and would prevent us from sustaining profitability. While our products contain warning labels and are not sold over-the-counter for self-use, there can be no assurance that clinicians will properly use our products. In addition, while we are not aware of users experiencing any serious adverse events, actual or perceived adverse effects with our products in the future may deter clinicians from utilizing our products.

In the course of conducting our business, we must comply with regulatory quality requirements, adequately address quality issues that may arise with our products, as well as defects in the materials that we use in manufacturing our products. Although we have established internal procedures to minimize risks that may arise from quality issues, we may not be able to eliminate or mitigate these risks and quality issues may arise in which case we would be subject to liability. If the quality of our products does not meet the expectations of regulators, physicians or patients, then we could be subject to regulatory sanctions and our brand and reputation could suffer and our business, results of operations and financial condition could be adversely impacted.

Our revenues depend on adequate reimbursement from public and private insurers and health systems, and any changes to the ways in which our products are reimbursed in various sites of service could adversely impact our financial results.

Our success depends on the extent to which our customers receive adequate reimbursement for the costs of our products and related treatments from third-party payers, including government healthcare programs, such as Medicare and Medicaid, as well as private insurers and health systems. Government and other third-party payers attempt to contain healthcare costs by limiting both coverage and the level of payment of medical products, particularly new products. Therefore, significant uncertainty may exist as to the reimbursement status of new healthcare products by third-party payers. The reimbursement landscape for our products varies depending upon the site in which the products are administered. If we are not successful in obtaining adequate coverage and payment for our products from these third-party payers in one or more of the sites of service where our products are used, it could have an adverse effect on market acceptance of our products. Inadequate reimbursement levels would likely also create downward price pressure on our products. Even if we do succeed in obtaining widespread coverage and reimbursement rates or policies for our products, future changes in coverage or payment rates or policies could have a negative impact on our business, financial condition and results of operations. Changes in the coverage and payment environment as described above could result in declines in our revenue that would adversely affect our business, financial condition and results of operation.

On October 31, 2025, CMS issued a final rule updating Medicare reimbursement for skin substitute products. The rule (i) establishes uniform reimbursement across hospital outpatient departments, physician offices, and other sites of care, (ii) replaces the prior “ASP + 6%” reimbursement methodology with a fixed rate of $127.14 per square centimeter, subject to geographic adjustments, and (iii) reclassifies certain products as “incident-to” supplies under the physician fee schedule with a corresponding flat payment rate. This change from an ASP + 6% to a flat $127.14 methodology, which became effective January 1, 2026, decreased our revenue per square centimeter of our products used to treat chronic wounds in the physician office setting, in some cases, by up to 95%.

Uncertainty associated with the transition from the ASP + 6% reimbursement model to a fixed-rate methodology adversely affected our operating results in 2025, as physician offices adjusted purchasing and utilization patterns for advanced wound care products while evaluating the potential impact of the new reimbursement framework. This included a general slowdown in purchasing as well as increased purchasing of competitors’ products with higher reimbursement rates.

The ultimate impact of these reimbursement changes on utilization, pricing, and site-of-care decisions remains uncertain. We expect that the revised CMS reimbursement methodology may continue to adversely affect sales volumes and revenue in our physician office business in the future; however, the extent and duration of such impacts are difficult to predict. We expect to partially offset any such declines through incremental revenue contributions from our surgical assets acquired from BioTissue in January 2026, although there can be no assurance regarding the timing or magnitude of such offset.

We have identified conditions that raise substantial doubt about our ability to continue as a going concern.

We have a net accumulated deficit and expect to incur losses and negative cash flows from operations, due to recent changes to product pricing determined by CMS and contractual obligations over the next twelve months related to the BioTissue acquisition, including the Clearance Payment and an existing loan. These factors raise substantial doubt about our ability to continue as a going concern. Our independent registered public accounting firm has included an explanatory paragraph in its report on our financial statements expressing substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to raise additional capital, generate sufficient revenue, reduce operating expenses, or some combination of the foregoing. We are currently evaluating various financing alternatives, but there can be no assurance that any such financing will be available on acceptable terms, in a timely manner, or at all. If we are unable to obtain sufficient capital when needed, we may be required to delay, scale back, or eliminate some or all of our operations and development activities, seek protection under applicable bankruptcy or insolvency laws, or otherwise wind down our operations. The going concern doubt and the uncertainty surrounding our ability to continue operations could adversely affect our ability to obtain future financing, meet our contractual obligations, enter into contracts with customers and suppliers, retain key employees, and maintain existing business relationships. Even if we are able to obtain additional financing, such financing may be highly dilutive to existing stockholders or may impose restrictive covenants that limit our operational flexibility. Our consolidated financial statements have been prepared assuming we will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty. If we are unable to continue as a going concern, our stockholders could lose all or a substantial portion of their investment.

We may experience significant fluctuations in our quarterly and annual results.

Our annual and quarterly results of operations and key metrics may vary significantly in the future as they have in the past, particularly in light of our substantial dependence on a single distributor, and period-to-period comparisons of our results of operations and key metrics may not be meaningful. Accordingly, the results of any one year or quarter should not be relied upon as an indication of future performance.

Our results of operations and key metrics may continue to fluctuate as a result of a variety of factors, including:

●	the loss of any of our large distributors or independent agents;

●	changes in demand for the products that we sell;

●	the acceleration or deceleration of growth rates of our products;

●	changes to the regulatory status of our products, including the lapse, suspension or cancellation of licenses;

●	increased product and price competition, due to market conditions, the regulatory landscape or other factors;

●	changes in the mix of products we sell;

●	productivity of our sales force and independent sales agents;

●	strategic actions by us, such as acquisitions of businesses or products or divestitures or discontinuations of products;

●	the relocation and integration of manufacturing or processing operations and other strategic restructuring;

●	regulatory actions that may necessitate recalls of our products or warning letters that negatively affect the markets for our products;

●	costs incurred by us to terminate contractual and other relationships, including those of distributors, agents or service providers;

●	effects of domestic and foreign economic and political conditions and exchange rates on our industry and/or customers; and

●	changes in laws in the jurisdictions in which we do business.

These factors, many of which are outside of our control, and as a result, our results of operations and key metrics may not fully reflect the underlying performance of our business. Fluctuation in our annual or quarterly results may negatively impact the value of our securities. If our quarterly operating results fail to meet or exceed the expectations of securities analysts or investors, our stock price could drop suddenly and significantly. We believe the quarterly comparisons of our financial results are not always meaningful and should not be relied upon as the sole indicator of our future performance.

We contract with and are dependent upon independent sales agents and distributors.

We market and distribute products to medical professionals, such as podiatrists and plastic surgeons, indirectly primarily through independent agents, our direct sales force and distributors. We expect that in the near term, a majority of our sales will be made through our distributors and independent agents. Sales agents act directly on our behalf to arrange sales, while distributors take title to product and may set their own prices. If our relationships with our distributors and independent agents were terminated for any reason, it could materially and adversely affect our revenues and profits. Because the distributors and independent agents often control the customer relationships within their territories, there is a risk that if our relationship with the distributor or independent agent ends, our relationship with the customer will be lost. We may be unable to identify or engage alternative distributors or direct sales channels on commercially reasonable terms, or at all. Any failure to maintain our current distribution relationship, or to successfully transition to alternative channels if that relationship ends, could have a material adverse effect on our business, financial condition, and results of operations. We are also subject to the credit risk of our distributor. Any deterioration in the distributor’s financial condition, including a failure to pay amounts owed to us, a bankruptcy or insolvency proceeding, or a significant delay in remittances, could have a material adverse effect on our financial condition and results of operations. We may have limited ability to monitor the distributor’s financial health and may have inadequate security or recourse in the event of a payment default. For example, during 2025, essentially all of our revenues were derived from sales to one distributor and we continue to have a large uncollected receivable from such distributor. To the extent, we are not able to collect all or a portion of the receivable, our financial and liquidity position will be adversely affected.

Our distributors and sales agents do not sell our products exclusively and also offer competitive products from other companies. Our distributor and sales agents may devote insufficient sales efforts to our products or may focus its sales efforts on other products that produce greater commissions. The distributors’ and sales agents’ incentives may not be aligned with ours, and we may have limited contractual ability to compel the level of sales effort or market coverage we require. In addition, because our distributors and independent agents are not our employees, we have limited ability to supervise or control their sales practices, compliance behaviors, and representations made to customers. Despite our communication and training efforts, there is a risk that our distributors and sales agents will fail to adhere to our sales processes, compliance safeguards, and applicable legal and regulatory requirements. Misconduct or compliance failures by our distributor — including improper sales practices, violations of anti-corruption laws, or misrepresentations about our products — may be attributed to us and result in reputational harm that is difficult or impossible to remediate, regardless of our own conduct.

Our rights to commercialize the Neox® and Clarix® product lines depend on our IP License Agreement with BioTissue, and a termination of that agreement or conversion of our exclusive license to a non-exclusive license could materially and adversely affect our business, financial condition, and results of operations.

On January 21, 2026, in connection with the BioTissue asset acquisition, our wholly-owned subsidiary, Blue Tech Industries, Inc., entered into the IP License Agreement. Under the IP License Agreement, BioTissue granted us a perpetual, exclusive, royalty-free, worldwide license to practice certain method claims within BioTissue’s patent portfolio in connection with the acquired products. Termination of the IP License Agreement could materially and adversely affect our ability to commercialize our Neox® and Clarix® product lines. Either party may terminate the agreement upon written notice if the other party (i) materially breaches the agreement, (ii) becomes insolvent or subject to bankruptcy proceedings, or (iii) permanently ceases operations, and fails to cure within sixty (60) days. Additionally, BioTissue may convert our exclusive license to a non-exclusive license if we participate in or assist in any action challenging the validity of the licensed patents. If the agreement were terminated, we could lose our ability to manufacture, commercialize, and sell the Neox® and Clarix® products, which represent a significant component of our revenue and are central to our strategy to expand into hospital and surgical settings, and any such loss could have a material adverse effect on our business, financial condition, and results of operations.

We are in a highly competitive and evolving field and face competition from well-established tissue processors, as well as new market entrants.

Our business is in a very competitive and evolving field. Competition from other tissue processors and other companies in our industry is intense, and could be significantly affected by new product introductions as well as changes in reimbursement that could favor certain products and competitors over others. Established competitors and newer market entrants are investing in additional clinical research that may allow them to gain further clinician usage, adoption and payer coverage of their products. In addition, consolidation and cost containment measures in the healthcare industry may cause hospitals to consolidate their purchases with suppliers that have a broad portfolio of products. This would continue to give rise to demand for price concessions, which could have an adverse effect on our business, results of operations and financial condition. Further, competitors may introduce placental-based membrane products in the future at more favorable pricing, adding new features or gaining additional reimbursement coverage, or utilize sales and marketing practices that negatively impact the industry. Further, they may copy our products outside the United States. The presence of this competition may lead to pricing pressure, which could have an adverse effect on our business, results of operations and financial condition.

Defects, failures or quality issues associated with our products could lead to product recalls or safety alerts, adverse regulatory actions, litigation, including product liability claims, and negative publicity that could erode our competitive advantage and market share and materially adversely affect our reputation, business, results of operations and financial condition.

Quality is extremely important to us and our customers due to the serious and costly consequences of product failure. Quality and safety issues may occur with respect to any of our products, and our future operating results will depend on our ability to maintain an effective quality control system and effectively train and manage our workforce with respect to our quality system. The development, manufacture and control of our products are subject to extensive and rigorous regulation by numerous government agencies, including the FDA. Compliance with these regulatory requirements, including but not limited to CGTP, and adverse events/recall reporting requirements in the United States, is subject to continual review and is monitored rigorously through periodic inspections by the FDA.

The results of these inspections can include inspectional observations on FDA’s Form FDA-483, untitled letters, warning letters, or other forms of enforcement. We have received, and may in the future receive, requests for information and warning letters and subpoenas from the FDA and/or state regulatory agencies related to our manufacturing facilities. If the FDA were to conclude that we are not in compliance with applicable laws or regulations, the FDA could take a number of regulatory actions, including preventing us from manufacturing or distributing any or all of our products or limiting the extent of our manufacturing or distribution, which could materially adversely affect our business. In addition, a prolonged interruption or limitation in the manufacturing or distribution of one or more of our products as a result of non-compliance could decrease our supply of products available for sale, which could reduce our net sales, gross profits and market share, as well as harm our overall business, prospects, financial condition and results of operations. For example, in January 2025 we received a letter from the FDA related to an inspection of our manufacturing facility in Pompano Beach, Florida, which was resolved in March 2025. We anticipate future FDA inspections of the Pompano Beach facility.

Our manufacturing facilities and those of our suppliers and other third party partners are also subject to periodic regulatory inspections, including those facilities where our Neox and Clarix products are currently manufactured under the Supply Agreement. If the FDA were to conclude that we or our suppliers or partners have failed to comply with any of these requirements, it could institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions, such as product recalls or seizures, orders for product detention or destruction, withdrawals, monetary penalties, consent decrees, injunctive actions to halt the manufacture or distribution of products, restrictions on operations or other civil or criminal sanctions. Civil or criminal sanctions could be assessed against our officers, employees, or us. Any adverse regulatory action against us or our suppliers or sales agencies, depending on its magnitude, may restrict us from obtaining needed supplies or effectively manufacturing, marketing and selling our products.

The laws and regulations applicable to us may change in the future and we cannot predict the impact of those changes. Future legislation or court decisions could increase regulatory requirements, subject us to government investigations or expose us to unexpected litigation. Any regulatory action or litigation, regardless of the merits, may result in substantial costs, divert management’s attention from other business concerns and place additional restrictions on our sales or the use of our products. In addition, negative publicity, including regarding a quality or safety issue, could damage our reputation, reduce market acceptance of our products, cause us to lose customers and decrease demand for our products. Any actual or perceived quality issues may also result in issuances of FDA public safety communications or physician advisories against our products or cause us to conduct voluntary recalls. Any product defects or problems, regulatory action, litigation, negative publicity or recalls could disrupt our business and have a material adverse effect on our business, results of operations and financial condition.

Rapid technological change could cause our products to become obsolete and if we do not enhance our product offerings through acquisition, internal research and development efforts or other means, we may be unable to effectively compete.

The technologies underlying our products are subject to rapid and profound technological change. We can give no assurance that others will not develop products or processes with significant advantages over our products and processes.

We plan to enhance and broaden our product offerings to expand our penetration of the wound care and surgical markets in response to changing customer demands and competitive pressure and technologies, but we may not be successful. The success of any new product offering or enhancement to an existing product will depend on numerous factors, including our ability to:

●	properly identify and anticipate physician and patient needs;

●	develop and introduce new products or product enhancements in a timely manner;

●	adequately protect our intellectual property and avoid infringing upon the intellectual property rights of third parties;

●	demonstrate the safety and efficacy of new products, including through the conduct of additional clinical trials;

●	obtain the necessary regulatory clearances or approvals for new products or product enhancements;

●	achieve adequate coverage and reimbursement for our products; and

●	compete successfully against other skin substitutes and other modalities for treating wounds such as negative-pressured wound therapy and hyperbaric oxygen therapy.

If we do not develop and, when necessary, obtain regulatory clearance or approval for new products or product enhancements in time to meet market demand, or if there is insufficient demand for these products or enhancements, our results of operations will suffer. Our research and development efforts may require a substantial investment of time and resources before we are adequately able to determine the commercial viability of a new product, technology, material or other innovation. In addition, even if we are able to successfully develop enhancements or new generations of our products, these enhancements or new generations of products may not be covered or reimbursed by government health benefit programs such as Medicare or private health plans, may not produce sales in excess of the costs of development and/or may be quickly rendered obsolete by changing customer preferences or the introduction by our competitors of products embodying new technologies or features.

Many of our products depend on the availability of tissue from human donors, and any disruption in supply could adversely affect our business.

The success of our human tissue products depends upon, among other factors, the availability of tissue from human donors. We partner with several tissue acquisition agencies to obtain the source material for our placental-based product portfolio. Through these agencies, a mother who delivers a healthy baby can donate her placenta and umbilical cord tissue in lieu of having it discarded as medical waste. After consent for donation is obtained, a blood sample from each donor is tested for communicable diseases, and the donor is screened for risk factors in order to determine eligibility in compliance with federal regulations and AATB standards. We operate a licensed tissue bank that is registered as a tissue establishment with the FDA, and we are an accredited member of the AATB. All donor records and test results are reviewed by our Medical Director and staff prior to the release of the tissue for distribution to ensure that each donor tissue is determined to be eligible for transplantation. Any failure to obtain tissue from our sources will interfere with our ability to effectively meet demand for our products incorporating human tissue. The availability of donated tissue could also be adversely impacted by regulatory changes, public opinion of the donor process and our own reputation in the industry. We may not be successful in our ability to scale tissue recovery efforts to meet the potential future demand of our pipeline. Obtaining adequate supplies of human tissue involves several risks, including limited control over availability (due to, for example, access to hospital accounts and the number of consenting mothers), quality, delivery schedules, and eligibility requirements. In addition, any interruption in the supply of any human tissue component could harm our ability to manufacture our products until a new source of supply, if any, could be found. We also utilize third-party providers of tissue collection services on an as-needed basis to mitigate risks but there can be no assurance that these third parties will be able to provide donated tissues at all times. We may be unable to find a sufficient alternative supply channel in a reasonable time period or on commercially reasonable terms, if at all, which would have an adverse effect on our business, results of operations and financial condition. Additionally, AATB accreditation is widely recognized by healthcare providers and hospital systems as a benchmark of quality and safety, and the loss of such accreditation could materially adversely affect the Company’s ability to market its products and maintain customer relationships.

We depend on our senior leadership team and may not be able to retain or replace these employees or recruit additional qualified personnel, which would harm our business, results of operations and financial condition.

Our success depends substantially on the continued contributions of our senior management team. Our senior management team is responsible for formulating and executing our business strategy, maintaining key distributor and partner relationships, and overseeing our day-to-day operations. The loss of one or more members of our senior management team, whether due to resignation, retirement, illness, or other cause, could disrupt our operations, impair execution of our business plan, and have a material adverse effect on our business, financial condition, and results of operations. Certain of our key employees may be subject to non-competition, non-solicitation, or confidentiality agreements, but these agreements may not be enforceable in all jurisdictions or circumstances, and departing employees may nonetheless compete against us, solicit our customers or remaining employees, or misappropriate confidential information or trade secrets. Any such activity could harm our competitive position and result in costly litigation.

Our future success also depends on our ability to attract, retain, and motivate qualified personnel across our organization, including sales, technical, operational, and managerial employees. Competition for qualified personnel in our industry is intense, and we may be unable to hire or retain the employees necessary to support our current operations or anticipated growth. We may need to offer compensation packages, including equity-based incentives, that are competitive with those offered by larger, better-capitalized companies, and there can be no assurance that we will be able to do so on terms acceptable to us or our stockholders. If we are unable to attract and retain qualified personnel at all levels of the organization, we may experience operational disruptions, loss of institutional knowledge, weakened customer and partner relationships, and reduced ability to execute on our strategic initiatives, any of which could have a material adverse effect on our business, financial condition, and results of operations.

Disruption of our manufacturing facility in Florida or those of our suppliers could adversely affect our business, results of operations and financial condition.

We own and operate a state-of-the-art, AATB accredited, CGTP compliant manufacturing facility located in Pompano Beach, Florida, which is a 6,100 sq. ft. manufacturing facility with multiple ISO 5 and ISO 7 suites designed for commercial production of human cells, tissues, or cellular and tissue-based products (“HCT/Ps” or “HCT/P” in the singular) and also outsource certain manufacturing to suppliers. Our business depends upon the continued operation of our manufacturing facility and those of our suppliers. Risks that could impact our ability to use these facilities include the occurrence of natural and other disasters, the outbreak of pandemics, and the need to comply with the requirements of directives from government agencies, including the FDA. If our manufacturing facilities were to become unavailable, this could have a material adverse effect on our business, financial condition and results of operations during the period of such unavailability.

Because our physical facilities and those of some of our suppliers and employees are located in Florida, our business operations are more susceptible than businesses located in other parts of the country to interruptions caused by hurricanes and flooding. These natural disasters pose a risk of damage to our facilities and interruptions to our business, which could be prolonged, as a result of extended power outages, the unavailability of our employees during periods when they must attend to personal circumstances, and the inability of third parties to provide necessary services to us due to similar factors. Damage to our facilities and extended interruption of our business could result in lost revenues and other material adverse consequences for our business, which may not be adequately covered by insurance or for which insurance may not be available.

In addition, our products are manufactured using technically complex processes requiring specialized facilities, highly specific raw materials and other production constraints. The complexity of these processes, as well as strict company and government standards for the manufacture and storage of our products subjects us to production risks. In addition to ongoing production risks, process deviations or unanticipated effects of approved process changes may result in non-compliance with regulatory requirements including stability requirements or specifications. Most of our products must be stored and transported within a specified temperature range. For example, if environmental conditions deviate from that range, our products’ remaining shelf-lives could be impaired or their safety and efficacy could be adversely affected, making them unsuitable for use. These deviations may go undetected. The occurrence of actual or suspected production and distribution problems can lead to lost inventories, and in some cases recalls, with consequential reputational damage and the risk of product liability. The investigation and remediation of any identified problems can cause production delays and result in substantial additional expenses. Any future failure in the storage or manufacture of our products or loss in supply could result in a loss of our market share and negatively affect our revenues and operations.

Increased prices for, or unavailability of, raw materials used in our products could adversely affect our business, results of operations and financial condition.

Our products are manufactured using technically complex processes requiring specialized facilities and highly specific raw materials, including certain solutions used in the manufacturing process. Our profitability is affected by the prices of the raw materials used in the manufacture of our products. These prices may fluctuate based on a number of factors beyond our control, including changes in supply and demand, general economic conditions, labor costs, fuel related delivery costs, competition, excise and other indirect taxes and government regulation. Due to the highly competitive nature of the healthcare industry and the cost containment efforts of our customers and third-party payers, we may be unable to pass along cost increases for key components or raw materials through higher prices to our customers. If the cost of key components or raw materials increases, and we are unable fully to recover these increased costs through price increases or offset these increases through other cost reductions, we could experience lower margins and profitability. Significant increases in the prices of raw materials that cannot be recovered through productivity gains, price increases or other methods could adversely affect our business, results of operations and financial condition.

We will need to continue to expand our organization, and managing growth may be more difficult than expected.

Managing our growth may be more difficult than we expect. We anticipate that a period of significant expansion will be required to penetrate and service the markets for our existing and anticipated future products and to continue to develop new products. This expansion will place a significant strain on management, operational and financial resources. To manage the expected growth of our operations and personnel, we must both modify our existing operational and financial systems, procedures and controls and implement new systems, procedures and controls. We must also expand our finance, administrative, and operations staff. Management may be unable to hire, train, retain, motivate and manage necessary personnel or to identify, manage and exploit existing and potential strategic relationships and market opportunities.

For example, in January 2026 we acquired certain assets from BioTissue, Inc.’s surgical and wound care business, including the Neox and Clarix product lines. We have only recently begun the process of integrating its operations, personnel, technology, and systems with our own. The challenges associated with combining BioTissue’s products into our own and expanding into the surgical care market operations are significant, and we may not realize the anticipated synergies, revenue opportunities, cost savings and other anticipated benefits within the timeframe we expect, or at all. In addition, our management team will be required to devote substantial time and resources to integration activities, which may divert attention from our existing operations and other strategic priorities. If integration takes longer or costs more than anticipated, our business, results of operations, financial condition, and prospects could be materially and adversely affected.

The formation of physician-owned distributorships (“PODs”) could result in increased pricing pressure on our products or harm our ability to sell our products to physicians who own or are affiliated with those distributorships.

PODs are medical product distributors that are owned, directly or indirectly, by physicians. These physician owners may derive a proportion of their revenue from selling or arranging for the sale of medical products for use in procedures they perform on their own patients at hospitals or ambulatory surgery centers that agree to purchase from or through the POD, or that otherwise furnish ordering physicians with income that is based directly or indirectly on those orders of medical products. The Office of Inspector General (“OIG”) of the Department of Health & Human Services has issued a Special Fraud Alert on PODs, indicating that they are inherently suspect under the federal Anti-Kickback Statute.

Our commercial strategy emphasizes selling directly to healthcare providers principally through independent medical distributors and also through direct and contract salesforces. To our knowledge, we do not directly sell to or distribute any of our products through PODs. The number and strength of PODs in the industry may continue to grow as economic pressures increase throughout the industry and hospitals, ambulatory surgery centers, insurers and physicians search for ways to reduce costs, and, in the case of the physicians, identify additional sources to increase their incomes. These companies and the physicians who own, or partially own, PODs may have significant market knowledge, access to and influence on the physicians who use our products and the hospitals that purchase our products, and we may not be able to compete effectively for business from physicians who own PODs or for sales to healthcare provider customers that exclusively purchase through PODs.

The products we process are derived from human tissue and therefore have the potential for disease transmission.

The utilization of human tissue creates the potential for transmission of communicable disease, including, without limitation, human immunodeficiency virus, viral hepatitis, syphilis and other viral, fungal or bacterial pathogens. We are required and have implemented controls to comply with federal and state regulations intended to prevent communicable disease transmission.

New communicable diseases emerge in the human population from time to time. If a new communicable disease has a period during which time the causative agent is present in human cells or tissue but symptoms are not present or linked to the causative agent, it is possible that cell and tissue donations could be contaminated by that infectious agent. Typically, early in an outbreak of a new disease, tests for the causative agent do not exist. During this early phase, we must rely on screening of donors and patients (e.g., for behavioral risk factors or physical symptoms) to reduce the risk of cell and tissue contamination. Screening methods are generally less sensitive and specific than a direct test as a means of identifying potentially contaminated cell and tissue units. In addition, screening methods may not be effective in instances where screened individuals are not symptomatic, do not have known risk factors, or where risk factors or symptoms for a new infectious agent are not understood.

During the early phase of an outbreak of a new communicable disease, our ability to manufacture safe products would depend on the manufacturing process’ capacity to inactivate or remove the infectious agent. We maintain strict quality controls designed in accordance with CGTP to help ensure the safe procurement and processing of our tissue, including terminal sterilization of our products. These controls are intended to prevent the transmission of communicable disease. However, risks exist with any human tissue implantation. To the extent that a product’s manufacturing process is inadequate to inactivate or remove an infectious agent, including any known or new infectious agent, our ability to manufacture and distribute that product would be impaired.

If a new communicable disease were to emerge in the human population, the regulatory and public health authorities could impose precautions to limit the transmission of the disease that would impair our ability to procure cells or tissues, manufacture our product candidates, or both. Such precautionary measures could be taken even before there is conclusive medical or scientific evidence that a disease poses a risk for HCT/Ps.

In recent years, new testing and viral inactivation methods have been developed that more effectively detect and inactivate infectious viruses in collected cells and tissues. There can be no assurance, however, that such new testing and inactivation methods will adequately screen for, and inactivate, all infectious agents in the cells and tissues used in the production of our products.

Also, negative publicity concerning disease transmission from other companies’ improperly processed donated tissue could have a negative impact on the demand for our products and adversely affect our business, financial condition and results of operations.

We face the risk of product liability claims and may not be able to obtain or maintain adequate product liability insurance.

Our business exposes us to the risk of product liability claims that are inherent in the manufacturing, processing and marketing of human tissue products. We may be subject to such claims if our products cause, or appear to have caused, an injury. Claims may be made by patients, healthcare providers or others selling our products. Product liability claims can be expensive to defend (regardless of merit), divert our management’s attention, result in substantial damage awards against us, harm our reputation, and generate adverse publicity, which could result in the withdrawal of, or reduced acceptance of, our products in the market.

Although we have product liability insurance that we believe is adequate, this insurance is subject to deductibles and coverage limitations, and we may not be able to maintain this insurance at an acceptable cost or on acceptable terms or be able to secure increased coverage (if needed), nor can we be sure that existing or future claims against us will be covered by our product liability insurance. Moreover, the existing coverage of our insurance or any rights of indemnification and contribution that we may have may not be sufficient to offset existing or future claims. If we are unable to maintain product liability insurance at an acceptable cost or on acceptable terms with adequate coverage or otherwise protect ourselves against potential product liability claims or we underestimate the amount of insurance we need, we could be exposed to significant liabilities, which may harm our business. A product liability claim or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could result in significant costs and significant harm to our business. Even if a claim is not successful, defending such claim would be time-consuming and expensive, may damage our reputation in the marketplace, and would likely divert our management’s attention.

We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important.

We could remain an emerging growth company for up to five years from the date of this offering, although we would lose that status earlier upon the occurrence of any of the following: (i) our annual gross revenues exceed $1.235 billion; (ii) we become a large accelerated filer, which requires, among other things, that the market value of our common stock held by non-affiliates equals or exceeds $700.0 million as of any June 30, in which case we would lose emerging growth company status as of the following December 31; or (iii) we issue more than $1.0 billion in non-convertible debt securities during any three-year period.

We cannot predict whether investors will find our securities less attractive because we intend to rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities, and the trading prices of our securities may be more volatile.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies — that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act — are required to comply with such standards. We have elected to use this extended transition period until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period. As a result, when a standard is issued or revised and it has different application dates for public and private companies, we may adopt the new or revised standard at the time private companies are required to do so. Any such election to opt out of the extended transition period is irrevocable. Our election to use the extended transition period may make comparison of our financial statements with those of other public companies that comply with public company effective dates difficult or impossible due to the potential differences in accounting standards applied.

We are also a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K, and we intend to take advantage of certain reduced disclosure obligations available to smaller reporting companies, including providing only two years of audited financial statements in this prospectus. We will remain a smaller reporting company until the last day of the fiscal year in which either: (i) the market value of our shares of common stock held by non-affiliates equaled or exceeded $250 million as of the prior June 30 and our annual revenues equaled or exceeded $100 million during such fiscal year; or (ii) the market value of our shares of common stock held by non-affiliates equaled or exceeded $700 million as of the prior June 30. To the extent we continue to take advantage of these reduced disclosure obligations, it may make comparison of our financial statements and disclosure with those of other public companies difficult or impossible.

We may expand or contract our business through acquisitions, licenses, investments, and other commercial arrangements with other companies or technologies, which may adversely affect our business, results of operations and financial condition.

We periodically evaluate opportunities to acquire companies or divisions, technologies, products, and rights through licenses, distribution agreements, investments, and outright acquisitions to grow our business. In connection with one or more of those transactions, we may:

●	issue additional equity securities that would dilute our shareholders’ value;

●	use cash that we may need in the future to operate our business;

●	incur debt that could have terms unfavorable to us or that we might be unable to repay;

●	structure the transaction in a manner that has unfavorable tax consequences, such as a stock purchase that does not permit a step-up in the tax basis for the assets acquired;

●	be unable to realize the anticipated benefits, such as increased revenues, cost savings, or synergies from additional sales of existing or newly acquired products;

●	be unable to successfully integrate, operate, maintain and manage our newly acquired operations;

●	divert management’s attention from the existing business to integrate, operate, maintain and manage our newly acquired operations and personnel;

●	acquire unknown liabilities that could subject us to government investigations and/or litigation or other actions that make it impossible to realize the anticipated benefits of the transaction;

●	be unable to secure the services of key employees related to the acquisition; and

●	be unable to succeed in the marketplace with the acquisition.

Any of these items could materially and adversely affect our revenues, financial condition, and profitability. Business acquisitions also involve the risk of unknown liabilities associated with the Acquired Business, which could be material. Additional liabilities related to acquisitions could include lack of compliance with government regulations that could subject us to investigation and civil and criminal sanctions. For example, we may acquire a company that was not compliant with FDA quality requirements or was making payments or other forms of remuneration to physicians to induce them to use their products. Incurring unknown liabilities or the failure to realize the anticipated benefits of an acquisition could materially and adversely affect our business and we may lose our entire investment or be unable to recover our initial investment, which could include the cost of acquiring licenses or distribution rights, acquiring products, purchasing initial inventory, or investments in early stage companies. Inability to recover our investment, or any write off of such investment, associated goodwill, or assets, could have a material and adverse effect on our business, results of operations and financial condition.

If we determine that a product recall or voluntary market withdrawal is appropriate, such action could significantly increase our costs, damage our reputation, disrupt our business and adversely affect our business, results of operations and financial condition.

The processing and marketing of our tissue products involves an inherent risk that our tissue products or processes may not meet applicable quality standards and requirements. In the event that one or more of our products experiences a failure to meet such standards and requirements, we may voluntarily implement a recall or market withdrawal or may be required to do so by a regulatory authority.

A recall or market withdrawal of one of our products could be costly and may divert management resources. A recall or withdrawal of one of our products, or a similar product processed by another entity, also could impair sales of our products as a result of confusion concerning the scope of the recall or withdrawal, or as a result of the damage to our reputation for quality and safety.

A cyberattack or significant disruptions of our information technology systems could adversely affect our business, results of operation and financial condition.

A cyberattack, a disruption in availability, or the unauthorized alteration of systems or data could adversely affect our business, results of operations and financial condition. We rely on technology for day-to-day operations and operate our manufacturing facility. We generate intellectual property that is central to the future success of the business and transmit large amounts of confidential information. Additionally, we collect, store and transmit confidential information of customers, patients, employees and third parties. Our manufacturing operations also depend on operational technology, that if compromised could disrupt production, delay shipments and cause significant operational harm. We also have outsourced significant elements of our operations to third parties, including significant elements of our information technology infrastructure, and, as a result, we are managing many independent vendor relationships with third parties who may or could have access to our confidential information. The continually changing threat landscape of cybersecurity today makes our systems potentially vulnerable to service interruptions or to security breaches from inadvertent or intentional actions by our employees, partners, and vendors, and from attacks by malicious third parties, including supply chain attacks originating at our third-party partners. Such attacks are of ever-increasing levels of sophistication. Attacks are made by individuals or groups that have varying levels of expertise, some of which are technologically advanced and well-funded including, without limitation, nation states, organized criminal groups and hacktivists organizations.

Any such cyberattack or security incident could result in unauthorized access to or theft of our intellectual property or confidential information, disruption or shutdown of our manufacturing operations, loss or corruption of critical business data, ransomware or extortion demands, and significant remediation costs. Such an incident could also result in financial, legal, and reputational harm, including legal claims and proceedings, liability under laws that protect the privacy of personal information, and government enforcement actions and regulatory penalties. In addition, under the SEC’s cybersecurity disclosure rules, we may be required to publicly disclose a material cybersecurity incident on short notice, and such disclosure could itself cause reputational harm or adversely affect our relationships with customers, suppliers, and business partners.

To ensure protection of our information, we have invested in cybersecurity and have implemented processes and procedural controls to maintain the confidentiality and integrity of such information. We measure these controls and their success through a cybersecurity framework that is based on industry standards. While we have invested in the protection of our data and technology, there can be no guarantees that our efforts will prevent all service interruptions or security breaches. Any such interruption or breach of our systems could adversely affect our business operations and result in the loss of critical or sensitive confidential information or intellectual property, and could result in financial, legal and reputational harm to our business, including legal claims and proceedings, liability under laws that protect the privacy of personal information, government enforcement actions and regulatory penalties, as well as remediation costs. We also maintain cyber liability insurance. However, this insurance may not be sufficient to cover the financial, legal or reputational losses that may result from an interruption or breach of our systems.

Increased use of artificial intelligence (“AI”) and related technologies in the medical device industry could subject us to new risks and uncertainties, and our failure to effectively evaluate or adopt such technologies could adversely affect our business.

Artificial intelligence, machine learning, and other automated technologies are being increasingly explored and adopted across the medical device industry, including in product development, manufacturing, quality systems, regulatory processes, clinical support, and commercial activities. We may evaluate or elect to adopt AI technologies in the future as part of our efforts to remain competitive and operate efficiently.

The adoption of AI technologies could subject us to evolving and uncertain regulatory requirements. Regulatory authorities, including the FDA and international counterparts, are actively assessing the appropriate oversight of AI-enabled tools and products. New or revised regulations, guidance, or enforcement practices could impose additional compliance obligations, increase development and validation costs, limit permissible uses of AI, or delay the deployment of AI-enabled solutions.

The use of AI also presents operational, legal, and reputational risks. AI systems may produce inaccurate, incomplete, or biased outputs, and reliance on such outputs could negatively affect business decisions, product development, manufacturing processes, or regulatory and quality activities. In addition, the use of AI may increase our exposure to cybersecurity, data privacy, and intellectual property risks, particularly where third-party tools, datasets, or platforms are involved.

Moreover, if competitors more effectively or more rapidly adopt AI technologies, they may achieve operational efficiencies, cost advantages, improved product offerings, or enhanced customer engagement that we are unable to match. Conversely, if we adopt AI without appropriate governance, controls, or expertise, we could incur increased costs, operational disruptions, or reputational harm.

Our ability to successfully assess whether, when, and how to adopt AI technologies, and to manage the associated risks, will depend on a number of factors that are difficult to predict. Any failure to appropriately respond to the increasing role of AI in our industry could adversely affect our business, results of operations, or competitive position.

If a breach of our measures protecting personal data covered by HIPAA state privacy laws, or state data breach notification laws occurs, we may incur significant liabilities and operational disruptions.

The Health Insurance Portability and Accountability Act of 1996, as amended, or HIPAA, and the regulations that have been issued under it, impose certain obligations, including mandatory contractual terms, with respect to safeguarding the privacy and security of protected health information. The requirements and restrictions apply to “covered entities” (which include health care providers and insurers) as well as to their “business associates” that receive access to protected health information from such covered entities to provide services to or perform certain activities on their behalf. The statute and regulations also impose notification obligations on covered entities and their business associates in the event of a breach of the privacy or security of protected health information. We provide services to and on behalf of customers that are HIPAA covered entities or business associates and occasionally receive protected health information from such customers in the course of our business. As such, we believe that we are HIPAA business associates and therefore subject to HIPAA’s requirements and restrictions with respect to handling such protected health information, and have executed business associate agreements with certain customers. We also collect, use, and disclose personally identifiable information that is governed by state privacy laws, such as the California Consumer Privacy Act, as amended.

The secure processing, storage, maintenance, and transmission of this critical information are vital to our operations and business strategy, and we devote significant resources to protecting such information. Although we take reasonable measures to protect sensitive data from unauthorized access, use, or disclosure, no security measures can guarantee the security of information, and our information technology and infrastructure may be vulnerable to attacks by hackers or viruses or breached due to employee or contractor error, malfeasance or other malicious or inadvertent disruptions. Any such breach or interruption could compromise our networks and the information stored there could be accessed by unauthorized parties, publicly disclosed, lost or stolen. Any such access, breach, or other loss or unauthorized use or disclosure of information could result in legal claims or proceedings, and liability under federal or state laws that protect the privacy or security of identifiable information, such as HIPAA, state privacy laws, and state data breach notification laws, and regulatory penalties. Notice of breaches may be required to affected individuals, the Secretary of Health and Human Services or other state, federal or foreign regulators, and for extensive breaches, notice may need to be made to the media or state attorneys general. Such a notice could harm our reputation and our ability to compete.

Unauthorized access, loss or dissemination could also disrupt our operations (including our ability to conduct our analysis, provide test results, bill payors or patients, process claims and appeals, provide customer assistance, conduct research and development activities, collect, process and prepare company financial information, provide information about our tests and other patient and health care provider education and outreach efforts through our website, and manage the administrative aspects of our business) and damage our reputation, any of which could adversely affect our business. There can be no assurance that we will be successful in preventing cyberattacks or successfully mitigating their effects. To the extent that any disruption or security breach results in a loss of or damage to our data or applications or our customers and any other third party’s data, or inappropriate disclosure or theft of confidential, proprietary or personal information, we could incur substantial liability, suffer reputational damage or poor financial performance, or become the subject of litigation and/or regulatory actions by state, federal or non-US authorities, any of which could adversely affect our business.

It is possible the data protection laws may be interpreted and applied in a manner that is inconsistent with our practices. If so, this could result in government-imposed fines or orders requiring that we change our practices, which could adversely affect our business. In addition, these privacy regulations may differ from country to country and state to state, and may vary based on whether testing is performed in the United States or in the local country. Complying with these various laws and regulations could cause us to incur substantial costs or require us to change our business practices and compliance procedures in a manner adverse to our business. Further, compliance with data protection laws and regulations could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. We can provide no assurance that we are or will remain in compliance with diverse privacy and security requirements in all of the jurisdictions in which we do business. If we fail to comply or are deemed to have failed to comply with applicable privacy protection laws and regulations such failure could result in government enforcement actions and create liability for us, which could include substantial civil and/or criminal penalties, as well as private litigation and/or adverse publicity that could negatively affect our operating results and business.

Public health pandemics or outbreaks could adversely impact our business.

Our operations may be affected by the outbreak of public health pandemics or outbreaks. The ultimate disruption which may be caused by any particular outbreak is uncertain; however, it may result in a material adverse impact on our financial position, operations and cash flows. Possible areas that may be affected include, but are not limited to, negative impact on our workforce, unavailability of professional services and other resources, disruption in supply chain that may interrupt the supply of human tissue component needed to manufacture our products, restrictions imposed by local governments, or disruption to credit markets necessary for the success of our business model.

Risks Related to Government Regulation of Our Products

We conduct business in a heavily regulated industry, and failure to comply with applicable laws and regulations pertaining to our business could result in substantial penalties, damage our reputation, and have a material adverse effect on our business and operations.

The life sciences and health care industries are highly regulated, and there can be no assurance that the regulatory environment in which we operate will not change significantly and adversely to us in the future. Areas of the regulatory environment that may affect our ability to conduct business include, without limitation:

●	federal and state laws and enforcement policies governing the development, use and distribution of HCT/Ps;

●	federal and state laws applicable to billing practices and claims payment for HCT/Ps;

●	federal and state fraud and abuse laws;

●	federal and state laws applicable to pre-clinical and clinical (human subject) research;

●	coverage and payment levels by Medicare, Medicaid, other governmental payors and private insurers;

●	restrictions on coverage of, and payment for, HCT/Ps;

●	state licensing laws;

●	federal, state and local laws governing the handling and disposal of medical and hazardous waste;

●	federal and state Occupational Safety and Health Administration rules and regulations;

●	HIPAA and similar state data privacy laws; and

●	similar laws and regulations as set forth above in foreign jurisdictions where we may operate.

In particular, the laws and regulations governing the marketing of HCT/Ps are extremely complex and, in many instances, there are no significant regulatory or judicial interpretations of these laws and regulations. For example, our HCT/Ps are, and may in the future be, regulated by the FDA pursuant to the Section 361 of the Public Health Services Act (“PHSA”). Among other things, pursuant to the PHSA and its implementing regulations, the FDA regulates the research, design, testing, manufacturing, safety, labeling, storage, record keeping, marketing and promotion and sales and distribution of HCT/Ps in the United States to ensure that HCT/Ps distributed domestically are safe for their intended uses. If we fail to adequately comply with the requirements for the HCT/Ps we offer that the FDA currently regulates, our business operations may be harmed.

Federal and state fraud and abuse and similar laws are frequently enforced by the respective governments and can lead to costly and time-consuming investigations as well as litigation. The government may consider some of our marketing practices non-compliant with applicable laws. This may lead to significant fines and the exclusion from participation in government healthcare programs (e.g., Medicare and Medicaid).

The FDA may in the future determine that certain of our products that are, or are derived from, human cells or tissues, do not qualify for regulation solely under Section 361 of the Public Health Service Act (“Section 361”), and may require that we revise our labeling and marketing claims for these products or that we suspend sales of such products until FDA pre-market clearance or approval is obtained, which could adversely affect our business, results of operations, and financial condition.

The products we manufacture and process are derived from human tissue. Amniotic and other birth tissue have generally been regulated as HCT/Ps and are therefore eligible to be subject to regulation solely under Section 361 (“Section 361 HCT/P”) depending on whether the specific product at issue and the claims made for it are consistent with the applicable criteria. HCT/Ps that do not meet these criteria are subject to more extensive regulation as drugs, medical devices, biological products, or combination products and must comply with both the FDA’s requirements for HCT/Ps and the requirements applicable to biologics, devices, or drugs, as applicable, including pre-market clearance, approval, or licensure from the FDA. Obtaining FDA pre-market clearance, approval, or licensure would involve significant time and investment by us.

While we believe that we are currently in material compliance with applicable laws and regulations as historically enforced by the FDA, we cannot assure you that the FDA will agree with our determination; and a determination that we have violated these laws and regulations, or a public announcement that we are being investigated for possible violations, could adversely affect our business, prospects, results of operations, or financial condition.

Any future regulatory changes could also have adverse consequences for us and make it more difficult or expensive for us to conduct our business by requiring pre-market clearance, approval, or licensure and compliance with additional post-market regulatory requirements with respect to our products. For example, the FDA may in the future impose conditions, such as labeling restrictions, or requirements that one or more of our products be manufactured in compliance with current good manufacturing practices (“cGMP”) such as those currently applicable to drugs, biologics, or medical devices, which would require significant additional time and cost investments by us.

Obtaining and maintaining any necessary regulatory approvals, including conducting clinical trials, for certain of our products or potential products could be expensive and time consuming.

Where applicable, the process of obtaining regulatory clearances, approvals, or licensures to market a drug, medical device, biological product, or a combination product from the FDA may be costly and time consuming, and such clearances, approvals, or licensures may not be granted on a timely basis, or at all. The FDA may take the position that some of the products that we currently market are not Section 361 HCT/Ps and require, among other things, a New Drug Application, Biologics License Application, de novo classification, 510(k) clearance, or Premarket Approval from the FDA. Some of the future products and enhancements to our current products that we may develop or may acquire and market may require marketing clearance, approval, or licensure from the FDA. However, if required, clearance, approval, or licensure may not be granted with respect to any of our products or enhancements and further FDA review may add delays that could adversely affect our ability to market such products or enhancements.

If FDA disagrees that any of our products is a Section 361 HCT/P, the process of developing and executing clinical trials and manufacturing processes that would be necessary to support FDA approval, licensure, or clearance would require the expenditure of substantial time, effort and financial resources and may take years to complete, including costs incurred on top of those fees incurred as part of conducting various clinical studies while marketing our products under Section 361. Additionally, the FDA may limit the indications for use or place other conditions on any approvals, licensures, or clearances that could restrict the commercial application of the products and adversely affect our revenues. If we do receive approval, licensure, or clearance, some types of changes to the approved, licensed, or cleared product(s), such as adding new indications or doses, manufacturing changes and additional labeling claims, would be subject to further testing requirements and further FDA review and approval.

Additionally, there are significant costs associated with clinical trials that can be difficult to accurately estimate. Clinical trials may not be successful or may return results that do not support approval, licensure, or clearance. Moreover, the top-line results of clinical trials are not necessarily predictive of future results, and any product we advance into clinical trials may not have favorable results in later clinical trials. As a result, the top-line results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results once additional data has been received and fully evaluated. Our interpretation of data and results from our clinical trials does not ensure that we will achieve similar results in future clinical trials. In addition, clinical data are often susceptible to various interpretations and analyses, and many companies that have believed their products performed satisfactorily in earlier clinical trials or retrospective studies have nonetheless failed to replicate results in later clinical trials.

If any of our products cause or contribute to a death, serious injury, or adverse reaction, we will be required to report such death, serious injury, or adverse reaction under applicable HCT/P reporting regulations, and such events can result in voluntary corrective actions or agency enforcement actions.

Under FDA HCT/P reporting regulations, HCT/P manufacturers are required to report to the FDA information that a HCT/P has or may have caused or contributed to a death, serious injury, or adverse reaction. If such a death, serious injury, or adverse reaction were to occur, and we or our collaborators are unable to demonstrate that the adverse events were caused by factors other than our or our collaborator’s products, regulatory authorities could order us to remove, recall, destroy, or cease manufacturing the affected HCT/P. Any of these occurrences may harm our and our collaborators’ ability to manufacture, identify and develop HCT/Ps, and may significantly harm our business, financial condition, result of operations, and prospects.

Our business is subject to extensive regulation by the FDA and other authorities, which is costly, and our failure to comply could result in negative effects on our business, results of operations and financial condition.

The FDA has specific regulations governing our tissue-based products, or HCT/Ps. The FDA has broad post-market and regulatory and enforcement powers, even for Section 361 HCT/Ps. The FDA’s regulation of HCT/Ps includes requirements for registration and listing of products, donor screening and testing, processing and distribution, labeling, record keeping and adverse-reaction reporting, and inspection and enforcement.

HCT/Ps that are regulated as drugs, biological products, medical devices or combination products are subject to even more stringent regulation by the FDA. Even if pre-market clearance, approval or licensure is obtained, the licensure, approval or clearance may place substantial restrictions on the indications for which the product may be marketed or to whom it may be marketed, may require warnings to accompany the product or impose additional restrictions on the sale or use of the product. In addition, regulatory approval is subject to continuing compliance with regulatory standards, including the FDA’s cGMP or quality management system regulations.

If we fail to comply with applicable FDA or state regulations regarding our tissue products, the FDA or state authorities could take enforcement action, including, without limitation, any of the following sanctions and the manufacture of our products or processing of our tissue could be delayed or terminated:

●	untitled letters, warning letters, cease and desist orders, fines, injunctions, and civil penalties;

●	recall, administrative detention, seizure or destruction of our products;

●	operating restrictions, partial suspension or total shutdown of production;

●	refusing our requests for clearance, approval or licensure of new products;

●	withdrawing or suspending current applications for approval, licensure or clearance or approvals, licenses or clearances already granted;

●	refusal to grant export approval for our products; and

●	criminal prosecution.

Any of these sanctions could also result in higher than anticipated costs or lower than anticipated sales and have a material adverse effect on our reputation, business, results of operations and financial condition.

The FDA’s regulation of HCT/Ps may continue to evolve. Complying with any such new regulatory requirements may entail significant time delays and expense, which could have an adverse effect on our business, results of operations and financial condition.

The AATB has issued operating standards for tissue banking. Compliance with these standards is a requirement in order to become an accredited tissue bank. In addition, some states have their own tissue banking regulations.

In addition, procurement of certain human organs and tissue for transplantation is subject to the restrictions of various federal and state regulations such as the NOTA, which prohibits the transfer of certain human organs, including skin and related tissue for valuable consideration, but permits the reasonable payment associated with the removal, transportation, implantation, processing, preservation, quality control and storage of human tissue and skin. Currently, the placental tissue that we develop is not included in the definition of “human organs” for purposes of NOTA section 301 and its limitation of payments.

In addition, NOTA does permit the reimbursement of reasonable expenses associated with the removal, transportation, implantation, processing, preservation, quality control, and storage of donated human tissue and skin. In the event that the FDA disagreed with us and concluded that our current skin substitute products or any future products that we may develop at a later time were to fall within the scope of human organs subject to NOTA section 301, that provision expressly permits “reasonable payments” for services (i.e., such reasonable payments for services are excluded from the definition of prohibited “valuable consideration”). We provide services in these areas and receive payments for our services associated with the research, screening, testing and proprietary BioRetain processing service used to enhance used to increase the safety and efficacy of the placental allografts on recipients. Accordingly, while we are not currently subject to the pricing limitations under NOTA, there can be no assurance that our products will at some point fall within the scope of human organs subject to NOTA section 301 or that the FDA will agree that we only receive “reasonable payments” for its services.

We do not purchase human organs or tissue, but instead reimburse tissue banks, hospitals and physicians for their services associated with the recovery and storage of donated human tissue. Accordingly, we are not subject to the pricing limitations under the NOTA. Although we have independent third-party appraisals that confirm the reasonableness of the service fees we pay, if we were to be found to have violated NOTA’s prohibition on the sale or transfer of human tissue for valuable consideration, we could potentially be subject to fines or criminal enforcement sanctions, which could adversely affect our results of operations.

Finally, we and other manufacturers of skin substitutes are required to provide ASP information to CMS on a quarterly basis. The Medicare payment rates are updated quarterly based on this ASP information. We rely upon a number of assumptions as permitted by law in calculating the ASP that we consider reasonable, including assumptions regarding the bona fide services fee (“BFSF”) paid to service providers. In addition, effective January 1, 2026, manufacturers of products payable under Medicare Part B are required, as part of the submission of ASP data, to submit reasonable assumptions including certain fair market value documentation. However, CMS has delayed this requirement for the first sales quarter of 2026. If we are found to have made a misrepresentation in the reporting of ASP, we may be subject to civil monetary penalties of up to $17,062 for each misrepresentation for each day in which the misrepresentation was applied. Manufacturers found to have submitted false ASP data are subject to civil monetary penalties of up to $236,451 per item of false information. False Claims Act liability and criminal liability can also attach.

We may be subject to fines, penalties, injunctions and other sanctions if we are deemed to be promoting our products for uses that require, but lack, regulatory approval.

The FDA and the FTC regulate the advertising and promotion of HCT/Ps to ensure that the claims made are consistent with those permitted by the PHSA or other applicable laws, that there are adequate and reasonable data to substantiate the claims and that the promotional labeling and advertising is neither false nor misleading in any respect. If the FDA or FTC determines that any of our advertising or promotional claims are false, misleading, not substantiated or not permissible, we may be subject to enforcement actions, including warning letters, and we may be required to revise our promotional claims and make other corrections or restitutions.

As a general rule, FDA regulations require that the marketing of Section 361 HCT/Ps, which do not require FDA licensure, approval, or clearance, only be for homologous uses, and that the promotion of any licensed biological products, approved drugs, or approved or cleared devices is consistent with the FDA-licensed, -approved, or -cleared indications. Generally, unless they are later licensed, approved, or cleared by FDA for other uses, the FDA contends that we may not make claims about the safety or effectiveness of our Section 361 products, or promote them as safe or effective, for uses other than homologous uses. Such limitations present a risk that the FDA or other federal or state law enforcement authorities could determine that the nature and scope of our sales, marketing and support activities, though designed to comply with all FDA requirements, constitute the promotion of our products for a non-homologous or unapproved use in violation of the federal PHSA or FDCA. We also face the risk that the FDA or other governmental authorities might pursue enforcement based on past activities that we have discontinued or changed, including prior sales activities, marketing materials, arrangements with institutions and doctors, educational and training programs and other activities.

Investigations concerning the promotion of unapproved product uses and related issues are typically expensive, disruptive and burdensome and generate negative publicity. If our promotional activities are found to be in violation of the law, we may face significant legal action, fines, penalties, and even criminal liability and may be required to substantially change our sales, promotion, grant and educational activities. There is also a possibility that we could be enjoined from selling some or all of our products for any unapproved use. In addition, as a result of an enforcement action against us or any of our executive officers, we could be excluded from participation in government healthcare programs such as Medicare and Medicaid.

While we believe we are fully in compliance with the FDA’s regulations for Section 361 HCT/Ps, there can be no assurance that we have correctly interpreted the FDA’s regulations, or that we will not need to discontinue marketing a product and/or may be subject to fines, penalties, injunctions, and other sanctions if we are deemed to be promoting the use of our products for unapproved uses. Such regulatory penalties by the FDA could adversely affect our business and results of operations.

We and our sales representatives, whether employees or independent contractors, must comply with various federal and state anti-kickback, self-referral, false claims and similar laws, any breach of which could cause an adverse effect on our business, results of operations and financial condition.

Our relationships with physicians, hospitals and other healthcare providers are subject to various federal and state healthcare fraud and abuse laws. Healthcare fraud and abuse laws are complex, and, in some instances, even minor or inadvertent violations can give rise to liability. Possible sanctions for violation of the healthcare fraud and abuse laws include, without limitation, monetary fines, civil and criminal penalties, exclusion from participating in the federal and state healthcare programs, including, without limitation, Medicare, Medicaid, the VA health programs and TRICARE (the healthcare program administered by or on behalf of the U.S. Department of Defense for uniformed service members, including both those in active duty and retirees, as well as their dependents), and forfeiture of amounts collected in violation of such prohibitions. Many states have similar fraud and abuse laws that may apply to all payers, not just federal healthcare programs, imposing fines and penalties for violations A finding of a violation of one or more of these laws, or even a government investigation or inquiry into the same, would likely result in a material adverse effect on the market price of our Common Stock, as well as on our business, results of operations, and financial condition.

The federal AKS is a criminal law that prohibits, among other things, any person from knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, in cash or in kind, to induce or reward referrals, purchases or orders or arranging for or recommending the purchase, order or referral of any item or service for which payment may be made in whole or in part by a federal healthcare program, such as the Medicare and Medicaid programs. The term “remuneration” has been broadly interpreted to include anything of value, whether in cash or in kind. Under the federal AKS as amended, a person or entity need not have actual knowledge of this statute or specific intent to violate it. Further, any claims for items or services resulting from a violation of the federal AKS may be considered false or fraudulent for purposes of the federal FCA. A conviction for violation of the AKS results in criminal fines and penalties, possible incarceration for individuals, and requires mandatory exclusion from participation in federal health care programs. Although there are a number of statutory exceptions and regulatory safe harbors to the federal AKS that protect certain common industry practices from prosecution, the exceptions and safe harbors are drawn narrowly, and arrangements may be subject to scrutiny or penalty if they do not fully satisfy all elements of an available exception or safe harbor. We have entered into consulting agreements, speaker agreements, research agreements and product development agreements with physicians and other healthcare providers, including some who may order or recommend our products or make decisions to use them. In addition, some of these providers own our stock, which they purchased in arm’s-length transactions on terms identical to those offered to non-physicians, or received stock awards from us in the past as consideration for services performed by them. Further, on occasion, we may provide free product or discounted product to our customers. In addition, in the course of our business with our customers or consultants, we may cover the costs of certain meals or travel expenses related to the conduct of business with us. We also compensate independent contractor sales agents for negotiating sales of our products to customers. While we believe these transactions generally meet the requirements of applicable laws, including the federal AKS and analogous state laws, it is possible that our arrangements with physicians and other healthcare providers may be questioned by regulatory or enforcement authorities under such laws, which could lead us to redesign the arrangements and subject us to significant civil or criminal penalties. In addition, we have conducted training sessions on these principles. If, however, regulatory or enforcement authorities were to view these arrangements as non-compliant with applicable laws, there would be risk of government investigations/inquiries or penalties. There is also risk that one or more of our employees or agents will disregard the rules we have established. Because our strategy relies on the involvement of physicians and other healthcare providers, who consult with us on the design of our products, perform clinical research on our behalf or educate other health care professionals about the efficacy and uses of our products, we could be materially impacted if regulatory or enforcement agencies or courts interpret our financial relationships with physicians and other healthcare providers, who refer or order our products to be in violation of applicable laws. This could harm our reputation and the reputations of the healthcare providers we engage to provide services on our behalf. In addition, the cost of noncompliance with these laws could be substantial since we could be subject to monetary fines and civil or criminal penalties, and we could also be excluded from federally-funded healthcare programs, including Medicare, Medicaid, VA and TRICARE.

The FCA imposes civil liability on any person or entity that knowingly submits, or causes the submission of, a false or fraudulent claim to the U.S. government. Damages under the FCA can be significant and consist of the imposition of fines and penalties. The FCA also allows a private individual or entity to sue on behalf of the government to recover civil penalties and treble damages as a whistleblower. FCA liability is potentially significant in the healthcare industry because the statute provides for treble damages and mandatory penalties of between $14,308 and $28,619 per false claim or statement for penalties assessed after July 3, 2025. Violations of the FCA can also potentially subject the Company to exclusion from federal healthcare programs.

Manufacturers can be held liable under the FCA even when they do not submit claims directly to government payers if they are deemed to “cause” the submission of false or fraudulent claims. Claims deemed tainted by a violation of the federal AKS are false for purposes of the FCA. The DOJ on behalf of the federal government has previously alleged that the marketing and promotional practices of pharmaceutical and medical device manufacturers, including the off-label promotion of products or the payment of prohibited kickbacks to doctors and other healthcare providers, may violate the FCA, resulting in the submission of improper claims to federal and state healthcare programs such as Medicare and Medicaid. In certain cases, manufacturers have entered into criminal and civil settlements with the federal government under which they entered into plea agreements, paid substantial monetary amounts and entered into onerous corporate integrity agreements with the government that require, among other things, substantial reporting and remedial actions, as well as oversight and review by an outside entity, an Independent Review Organization (“IRO”), at substantial expense to us.

The HIPAA criminal federal healthcare fraud statute makes it criminal to knowingly and willfully execute, or attempt to execute, a scheme or artifice to defraud any health care benefit program or to obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any health care benefit program, in connection with the delivery of or payment for health care benefits, items or services.

There are federal and state laws requiring detailed reporting of manufacturer interactions with and payments to healthcare providers, such as the federal Physician Payments Sunshine Act (“Sunshine Act”). The Sunshine Act requires, among others, “applicable manufacturers” of drugs, devices, biological products, and medical supplies reimbursed under Medicare, Medicaid or the Children’s Health Insurance Program to annually report to CMS information related to payments and other transfers of value provided to “covered recipients.” The term covered recipients includes teaching hospitals and U.S.-licensed physicians, physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, and certified nurse-midwives. The Sunshine Act is not currently applicable to us, as the products we currently manufacture, market, and sell, are neither FDA regulated drugs nor medical devices and, therefore, do not make us an “applicable manufacturer” under the law. There is the risk that CMS or another government agency may take the position that our products are not human cell and tissue products regulated solely under Section 361, and thereby assert that we are currently subject to the Sunshine Act, which could subject us to civil penalties and the administrative burden of having to comply with the law. To the extent that we become subject to the Sunshine Act in the future, we may be subject to penalties for our failure to report payments to “covered recipients”.

There are state law equivalents to the AKS and FCA. There are also so-called state “all-payer” anti-kickback laws which may apply to items or services reimbursed by any third-party payer, including commercial insurers, as well as when no insurer is involved (i.e. cash-pay patients).

The enforcement of all of these laws is uncertain and subject to rapid change. Federal or state regulatory or enforcement authorities may investigate or challenge our current or future activities under these laws. Any investigation or challenge could have a material adverse effect on our business, financial condition and results of operations. Any state or federal regulatory or enforcement review of us, regardless of the outcome, would be costly and time consuming. Additionally, we cannot predict the impact of any changes in these laws, whether these changes are retroactive or will have effect on a going-forward basis only.

Our results of operations may be adversely affected by current and potential future healthcare reforms.

In response to perceived increases in healthcare costs in recent years, there have been and continue to be proposals by the U.S. federal government, state governments, regulators and third-party payers to control these costs and, more generally, to reform the U.S. healthcare system. In the U.S., the ACA was enacted in 2010 with a goal of reducing the cost of healthcare and substantially changing the way healthcare is financed by both government and private insurers.

In addition, other legislative changes have been proposed and adopted in the U.S. since the ACA was enacted. The Budget Control Act of 2011 created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This included aggregate reductions of Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013. In January 2013, the American Taxpayer Relief Act was signed into law, which, among other things, further reduced Medicare payments to several provider types, including hospitals.

In addition to the ACA, the Medicare Access and CHIP Reauthorization Act of 2015 (“MACRA”) repealed the Sustainable Growth Rate formula used to calculate Medicare payment updates for physicians providing services to Medicare beneficiaries. In its place, MACRA introduced the Quality Payment Program (“QPP”), which is a value-based program that focuses on quality and outcomes as a metric for physician reimbursement. In addition, the ACA encourages hospitals and physicians to work collaboratively through shared savings programs as well as other bundled payment initiatives. These shifts could lead to a consolidation of hospital providers into larger delivery networks with increased price negotiation strength resulting in downward pressure on our selling prices. Although we believe that we are well positioned to minimize any such impact on our business, our inability to address the consolidation trend could materially and adversely affect our business and results of operations.

There is uncertainty with respect to the impact future legislation or regulation may have, if any, and any changes will likely take time to unfold and could have an impact on coverage and reimbursement for healthcare items and services, including our products. We believe that there is substantial uncertainty over how benefit plans purchased on exchanges will cover our products, how the expansion or contraction of the Medicaid program will affect access to our products, the effect of risk-sharing payment models such as Accountable Care Organizations and other value-based purchasing programs on coverage for our product, and the effect of the general increase or decrease in federal oversight of healthcare payers. The taxes imposed and the expansion in government’s role in the U.S. healthcare industry may result in decreased revenues, lower reimbursements by payers for our products and reduced medical procedure volumes, all of which could have a material adverse effect on our business, results of operations and financial condition.

Federal and state laws that protect the privacy and security of personal information may increase our costs and limit our ability to collect, disclose, and use that information and subject us to liability if we are unable to fully comply with such laws.

Numerous federal and state laws, rules and regulations govern the collection, dissemination, use, security and confidentiality of personal information, including protected health information and individually identifiable health information. These laws include:

●	provisions of HIPAA that limit how covered entities and business associates may use and disclose protected health information, provide certain rights to individuals with respect to that information and impose certain security requirements;

●	HITECH, which strengthened and expanded the HIPAA Privacy Rule and Security Rules, imposed data breach notification obligations, created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates and gave state attorneys general new authority to file civil actions for damages or injunctions in U.S. federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions;

●	other federal and state laws restricting the use and protecting the privacy and security of personal information, including health information, many of which are not preempted by HIPAA;

●	federal and state consumer protection laws; and

●	federal and state laws regulating the conduct of research with human subjects.

Penalties for violations of these laws vary. For instance, penalties for failure to comply with a requirement of HIPAA and the HITECH Act vary significantly, and include civil monetary penalties of up to $2,190,294 per violation, not to exceed $2,190,294 per calendar year for each provision of HIPAA that is violated and, in certain circumstances, criminal penalties with fines up to $250,000 per violation and/or imprisonment. A person who knowingly obtains or discloses individually identifiable health information in violation of HIPAA may face a criminal penalty of up to $50,000 and up to one-year imprisonment. The criminal penalties increase if the wrongful conduct involves false pretenses or the intent to sell, transfer, or use identifiable health information for commercial advantage, personal gain, or malicious harm. In addition, responding to government investigations regarding alleged violations of these and other laws and regulations, even if ultimately concluded with no findings of violations or no penalties imposed, can consume company resources and impact our business and, if public, harm our reputation.

Further, various states, such as California, Massachusetts, and Washington, have implemented similar privacy laws and regulations that impose restrictive requirements regulating the use and disclosure of health information and other personally identifiable information. These laws and regulations are not necessarily preempted by HIPAA, particularly if a state affords greater protection to individuals than HIPAA. Where state laws are more protective, we may have to comply with the stricter provisions. In addition to fines and penalties imposed upon violators, some of these state laws also afford private rights of action to individuals who believe their personal information has been misused. The interplay of federal and state laws may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and our customers and potentially exposing us to additional expense, adverse publicity and liability. Further, as regulatory focus on privacy issues continues to increase and laws and regulations concerning the protection of personal information expand and become more complex, these potential risks to our business could intensify. Changes in laws or regulations associated with the enhanced protection of certain types of sensitive data, such as PHI, or personally identifiable information along with increased customer demands for enhanced data security infrastructure, could greatly increase our cost of providing our products, decrease demand for our services, reduce our revenue and/or subject us to additional liabilities.

As part of our business operations, including our medical record keeping, third-party billing and reimbursement and research and development activities, we collect and maintain protected health information in paper and electronic format. Standards related to collecting and maintaining health information, whether implemented pursuant to HIPAA, HITECH, state laws, federal or state action or otherwise, could have a significant effect on the manner in which we handle personal information, including healthcare-related data, and communicate with payers, providers, patients, donors and others, and compliance with these standards could impose significant costs on us or limit our ability to offer services, thereby negatively impacting the business opportunities available to us.

If we are alleged to have not complied with existing or new laws, rules and regulations related to personal information, we could be subject to litigation and to sanctions that include monetary fines, civil or administrative penalties, civil damage awards or criminal penalties.

Risks Related to Our Intellectual Property

Our ability to protect our intellectual property and proprietary technology through patents and other means is uncertain and may be inadequate, which could have an adverse effect on our business, results of operations and financial condition.

Our success depends significantly on our ability to protect our proprietary rights to the technologies used in our products. We rely on patent protection, as well as a combination of copyright, trade secret and trademark laws and nondisclosure, confidentiality and other contractual restrictions to protect our proprietary technology, including our licensed technology. These legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. In addition, our pending patent applications include claims to material aspects of our products that may not be protected by issued patents. The patent application process can be time consuming and expensive. Our pending patent applications might not result in issued patents, and issued patents may later be determined to be invalid or unenforceable as a result of district court litigation or related administrative proceedings. Competitors may be able to design around our patents or develop products that provide outcomes that are comparable or even superior to ours. Although we have taken steps to protect our intellectual property and proprietary technology, including entering into confidentiality agreements and intellectual property assignment agreements with some of our officers, employees, consultants and advisors, such agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements.

The failure to obtain and maintain patents or protect our intellectual property rights could have an adverse effect on our business, results of operations, and financial condition. Whether a patent claim is valid is a complex matter of science, facts and law, and therefore we cannot be certain that, if challenged in a court of law, or through an administrative proceeding, our patent claims would be upheld. If any of those patent claims are invalidated or determined to be unenforceable, our competitive advantage may be reduced or eliminated.

In the event a competitor infringes upon our licensed patents, issued patents, pending patent applications or other intellectual property rights, enforcing those rights may be costly, uncertain, difficult and time consuming. Even if successful, litigation to enforce or defend our intellectual property rights could be expensive and time consuming and could divert our management’s attention. Further, bringing litigation to enforce our patents subjects us to the potential for counterclaims. Other companies or entities may commence, actions seeking to establish the invalidity of our patents and certain related claims. In the event that any of our patent claims are challenged, a court, the United States Patent and Trademark Office (“USPTO”), or the Patent Trial and Appeal Board (“PTAB”) of the USPTO may invalidate one or more challenged patent claims or determine that the patent is unenforceable, which could harm our competitive position. If the USPTO or the PTAB ultimately cancels or narrows the claim scope of any of our patents through these proceedings, it could prevent or hinder us from being able to enforce them against competitors. Such adverse decisions could negatively impact our business, results of operations, and financial condition.

We may become subject to claims of infringement of the intellectual property rights of others, which could prohibit us from developing our products, require us to obtain licenses from third parties or to develop non-infringing alternatives, and subject us to substantial monetary damages.

Third parties could assert that our products infringe one or more claims of their issued patents or other intellectual property rights. Whether a product infringes a patent claim or other intellectual property right involves a complex combination of legal and factual issues, the determination of which is often uncertain. Therefore, we cannot be certain that we have not infringed the intellectual property rights of others. Because patent applications are not immediately published, and may take years to issue, there also may be applications now pending of which we are unaware that may later result in issued patent claims that our products or processes may infringe. There also may be existing patents or pending patent applications of which we are unaware that our products or processes may inadvertently infringe.

Any infringement claim could cause us to incur significant costs, place significant strain on our financial resources, divert management’s attention from our business and harm our reputation. If the relevant patent claims at issue in such a dispute were upheld as valid and enforceable and we were found to infringe, we could be prohibited from selling any product that is found to infringe those claims through an injunction unless we could obtain licenses to use the technology covered by the asserted patent claims or other intellectual property, or are able to design around the patent claim or claims at issue or other intellectual property. We may be unable to obtain such a license on terms acceptable to us, if at all, and we may not be able to redesign our products to avoid infringement. A court could also order us to pay compensatory damages for such infringement, plus prejudgment interest and could, in addition, treble the compensatory damages and award attorney fees. These damages could be substantial and could harm our reputation, business, financial condition and operating results. A court also could enter orders that temporarily, preliminarily or permanently enjoin us and our customers from making, using, or selling products, and could enter an order mandating that we undertake certain remedial measures. Depending on the nature of the relief ordered by the court, we could become liable for additional damages to third parties. Further, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our trade secrets or other confidential information could be compromised by inadvertent or court-ordered disclosure during this type of litigation.

The Commercialization Agreement contains representations regarding intellectual property rights that may conflict with our ownership rights relating to the AmnioWrap 2 product, and any assertion of such rights by Hesed could result in costly disputes.

The Commercialization Agreement between us and Hesed provides that Hesed has “complete ownership of, rights to (including all patents, trademark(s), know-how, the Q-code 4221 and other intellectual property), and control of Amniowrap 2.” Hesed’s ownership rights with respect to the AW2 product consist of the “AmnioWrap 2” trade name and the Q-code 4221. We hold all right, title, and interest in and to the BioRetain technology, which is necessary for the manufacture of AW2. Hesed may assert claims of complete ownership or control of the AW2 product, or otherwise challenge our rights to the intellectual property underlying the AW2 product, including our BioRetain technology, based on the language of the Commercialization Agreement. Any such assertion could require us to defend our rights, which could result in litigation or other dispute resolution proceedings that would be time-consuming and costly, divert management attention and resources from our business operations, and could, if resolved adversely to us, have a material adverse effect on our business, financial condition, and results of operations. Even if we were ultimately to prevail in any such dispute, the costs associated with defending our intellectual property rights could be substantial.

We may be subject to damages resulting from claims that we, our employees, or our independent contractors have wrongfully used or disclosed alleged trade secrets, proprietary or confidential information of our competitors or are in breach of non-competition or non-solicitation agreements with our competitors.

We may hire additional employees who are currently employed at other tissue companies, including our competitors. Additionally, consultants or other independent agents with which we may contract may be or have been in a contractual arrangement with one or more of our competitors. Although no claims are currently pending, we may be subject to claims that we, our employees, or our independent contractors have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of these former employers or competitors. In addition, we have been and may in the future be subject to claims that we caused an employee to breach the terms of his or her non-competition or non-solicitation agreement. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. If we fail to defend such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Any future litigation or the threat thereof may adversely affect our ability to hire additional direct sales representatives. A loss of key personnel or their work product could hamper or prevent our ability to market existing or new products, which could severely harm our business, financial condition and operating results.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our products.

Success in the biopharmaceutical industry is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involve both technological and legal complexity, and therefore obtaining and enforcing biopharmaceutical patents is costly, time-consuming and inherently uncertain.

Recent patent reform legislation could increase the uncertainties and costs of prosecuting patent applications and enforcing and defending patents. Enacted in 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, made significant changes to U.S. patent law, including provisions that affect the prosecution of patent applications and also affect patent litigation. The U.S. Patent and Trademark Office developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, including the first to file provisions, only became effective in March 2013. The full impact of the Leahy-Smith Act on our business is not yet clear, but it could result in increased costs and more limited patent protection, either of which could adversely affect our business, results of operations and financial condition.

Moreover, recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. In addition to increasing uncertainty regarding our ability to obtain patents in the future, this combination of events has created uncertainty regarding the value of any patents we do obtain. Depending on decisions by the U.S. Congress, the federal courts, and the U.S. Patent and Trademark Office, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce any current or future patents that we may own or license.

Risks Related to our Common Stock

We will incur significant costs as a result of operating as a public company and our management expects to devote substantial time to public company compliance programs.

As a public company, we will incur significant legal, accounting and other expenses due to our compliance with regulations and disclosure obligations applicable to us, including compliance with the Sarbanes-Oxley Act, as well as rules implemented by the SEC and Nasdaq. Shareholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact, in ways we cannot currently anticipate, the manner in which we operate our business. Our management and other personnel will devote a substantial amount of time to these compliance programs and monitoring of public company reporting obligations and as a result of the new corporate governance and executive compensation related rules, regulations and guidelines prompted by the Dodd-Frank Act and further regulations and disclosure obligations expected in the future, we will likely need to devote additional time and costs to comply with such compliance programs and rules. These rules and regulations will cause us to incur significant legal and financial compliance costs and will make some activities more time-consuming and costly.

To comply with the requirements of being a public company, we may need to undertake various actions, including implementing new internal controls and procedures and hiring new accounting or internal audit staff. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is accumulated and communicated to our principal executive and financial officers. Our current controls and any new controls that we develop may become inadequate and weaknesses in our internal control over financial reporting may be discovered in the future. As discussed below, management identified a material weakness in our financial reporting for the years ended December 31, 2025 and 2024. The Company has remediated this deficiency in our financial reporting by expanding our internal accounting resources, adding incremental control procedures designed to review technical accounting matters, and engaging outside consultants, as needed.

Any failure to develop or maintain effective controls when we become subject to this requirement could negatively impact the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we may be required to include in our periodic reports we will file with the SEC under Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), harm our operating results, cause us to fail to meet our reporting obligations or result in a restatement of our prior period financial statements. In the event that we are not able to demonstrate compliance with the Sarbanes-Oxley Act, that our internal control over financial reporting is perceived as inadequate or that we are unable to produce timely or accurate financial statements, investors may lose confidence in our operating results and the price of our common stock could decline. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq.

The Securities Purchase Agreement contains price protection for the Private Placement investor in the form of anti-dilution provisions that could cause our common stock price to decrease and make it difficult for us to obtain additional financing.

In May 2026, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with an institutional investor (the “Investor”), pursuant to which we sold shares of our common stock to such Investor. The Securities Purchase Agreement has price-based anti-dilution protection provisions related to our common stock and future issuances of our common stock. Under these anti-dilution provisions, for a period of nine months or the closing of a third additional offering of our common stock or common stock equivalent, subject to certain limited exceptions, if we issue or sell any common stock or security convertible or exchangeable into our common stock for consideration per share less than $3.35, which is the price per share paid by the Investor in the transaction, and with a price per share adjustment floor of $0.70, subject to customary adjustments in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock, then we will issue additional shares of our common stock for no additional consideration to the Investor to make up the difference between the price paid by the Investor and the lower price paid by new investors in such subsequent offering(s). To the extent we trigger the anti-dilution provisions, our stockholders may experience substantial dilution. The anti-dilution protection provisions may make it more difficult for us to raise additional capital, because of the possible substantial dilution to any new purchaser of our securities. Any potential purchaser of our securities may choose to value our common stock in such a manner that takes into account the number of shares of our common stock that would be outstanding immediately following any additional issuances of common stock required to be made to the Investor.

We may become obligated to pay liquidated damages if we fail, among other things, to file, obtain effectiveness and maintain effectiveness of a registration statement in accordance with the terms of the Registration Rights Agreement.

We granted the Investor certain resale registration rights pursuant to the terms of a registration rights agreement. In connection with the registration rights, the Investor may be entitled to receive liquidated damages upon the occurrence, or failure to occur, of a number of events, including events relating to the filing, effectiveness and maintenance of effectiveness of a registration statement related to the common stock sold to the Investor. The liquidated damages will be payable upon the occurrence, or failure to occur, of each of those events and each monthly anniversary thereof until cured. The amount of liquidated damages payable per monthly period would be equal to 5% of the aggregate purchase price paid by the Investor with no maximum cap on such liquidated damages. Payment of any liquidated damages may harm our ability to service debt or pay other amounts payable by us and our ability to effectively use the net proceeds from the sale of securities to the Investor.

The elimination of monetary liability against our directors, officers and employees under our Second Amended and Restated Articles of Incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our Second Amended and Restated Articles of Incorporation (“Articles”) contain provisions that eliminate the liability of our directors for monetary damages to us and our shareholders. Our Second Amended and Restated Bylaws (“Bylaws”) also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in us incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resulting costs may also discourage our shareholders from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit us and our shareholders.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud which could subject us to regulatory sanctions, harm our business and operating results and cause the trading price of our stock to decline.

Effective internal controls required under Section 404 of the Sarbanes-Oxley Act are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our business, reputation and operating results could be harmed. We cannot be certain that the measures we have taken or intend to take will ensure that we maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls or difficulties encountered in their implementation could subject us to regulatory sanctions, harm our business and operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also harm our reputation and cause investors to lose confidence in our reported financial information, which could have a negative impact on the trading price of our stock.

Raising additional capital may cause dilution to our existing shareholders and restrict our operations.

We may seek additional capital through a combination of public and private equity offerings and debt financings. We, and indirectly, our shareholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future offerings. To the extent that we raise additional capital through the sale of equity or debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a shareholder. The incurrence of indebtedness would result in increased fixed payment obligations and could involve restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell, or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business.

Our common stock price may be volatile and could fluctuate, which could result in substantial losses for investors.

Our common stock is currently listed on Nasdaq under the symbol, “BSEM.” The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

●	termination of our agreement with Venture Medical, our largest distributor, or the loss of any of our larger independent agents;

●	changes in demand for the products that we sell;

●	the acceleration or deceleration of growth rates of our products;

●	changes to the regulatory status of our products;

●	increased product and price competition, due to market conditions, the regulatory landscape or other factors;

●	changes in the mix of products we sell;

●	our pricing strategy with respect to different product lines and our ability to impose price changes;

●	productivity of our sales force and independent sales agents or distributors;

●	strategic actions by us, such as acquisitions of businesses or products or divestitures or discontinuations of products;

●	effects of domestic and foreign economic and political conditions and exchange rates on our industry and/or customers;

●	the relocation and integration of manufacturing or processing operations and other strategic restructuring;

●	regulatory actions that may necessitate recalls of our products or warning letters that negatively affect the markets for our products;

●	the payment of quarterly cash dividends, and/or the amount and frequency at which to change them;

●	costs incurred by us to terminate contractual and other relationships, including those of distributors, agents or service providers;

●	changes in laws in the jurisdictions in which we do business; and

●	the expiration, elimination or utilization of deferred tax assets such as net operating loss carry-forwards.

You should consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above.

In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We identified and remediated a material weakness in our internal control over financial reporting. If we identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and share price.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

As more fully discussed below, during the years ended December 31, 2025 and 2024, the material weakness identified by management related to the misapplication of US GAAP related to revenue recognition resulting in the restatement of our financial statements.

In 2025, we restated our 2023 audited financial statements, 2024 unaudited published financial information and interim Q1 and Q2 2025 unaudited published financial information to properly present revenue net of the bona fide service fees paid to our primary customer. Our control environment did not have sufficient technical accounting resources to conduct an appropriate review of the accounting for our revenue contract in accordance with ASC 606. As a result, management identified a material weakness related to its application of US GAAP, noting we failed to properly account for consideration payable to a customer in accordance with ASC 606-10-32-26. We remediated this material weakness by adding additional finance and accounting personnel with the appropriate skills to evaluate technical accounting issues.

While we have designed and implemented measures to remediate our identified material weakness, we cannot predict the success of such measures in the future and we can give no assurance that these measures will remediate any future deficiencies in our internal control over financial reporting, or additional material weaknesses in its internal control over financial reporting will not be identified in the future. Our current controls and any new controls that it develops may become inadequate because of changes in conditions in its business, personnel, IT systems and applications, or other factors. Any failure to design or maintain effective internal control over financial reporting or any difficulties encountered in their implementation or improvement could increase compliance costs, negatively impact share trading prices, or otherwise harm our operating results or cause it to fail to meet its reporting obligations. The effectiveness of our internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error and the risk of fraud. If we are unable to remediate the material weaknesses, our ability to record, process, summarize and report information within the time periods specified in the rules and forms of the SEC could be adversely affected, which, in turn, may adversely affect our reputation and business and the market price of our common stock. In addition, any such failures could result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence and harm to our reputation and financial condition, or diversion of financial and management resources from the operation of our business.

As a public company, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of its internal control over financial reporting. Our independent registered public accounting firm is not required to attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company,” as defined in the JOBS Act, or a “smaller reporting company,” as defined in Item 10(f)(1) of Regulation S-K. We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting, in which case our independent registered public accounting firm could not issue an unqualified opinion related to the effectiveness of our internal control over financial reporting. If we are unable to conclude that we have effective internal control over financial reporting and our independent registered public accounting firm is unable to issue an unqualified opinion related to the effectiveness of our internal control over financial reporting, investors could lose confidence in our reported financial information, which could have a material adverse effect on the trading price of our common stock.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the price of the common stock and trading volume could decline.

The trading market for the common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If few or no securities or industry analysts cover us, the trading price for our common stock may be negatively impacted. If one or more of the analysts who covers us downgrades the common stock, publishes incorrect or unfavorable research about our business, ceases coverage of us, or fails to publish reports on us regularly, demand for our common stock could decrease, which could cause the price of the common stock or trading volume to decline.

Fluctuations in revenue or results of operations could cause additional volatility in our stock price.

Any unanticipated shortfall in our revenue in any fiscal quarter could have an adverse effect on our results of operations in that quarter. The effect on our net income of such a shortfall could be exacerbated by the relatively fixed nature of most of our costs, which primarily include personnel costs as well as facilities costs. These fluctuations could cause the trading price of our stock to be negatively affected. Our quarterly operating results have varied substantially in the past and may vary substantially in the future.

Certain provisions of Florida law and anti-takeover provisions in our organizational documents may discourage or prevent a change of control, even if an acquisition would be beneficial to shareholders, which could affect our share price adversely and prevent attempts by shareholders to remove current management.

The Florida Business Corporation Act (the “FBCA”) includes several provisions applicable to us that may discourage potential acquirors. Such provisions include provisions that:

●	allow directors to take other stakeholders into account in discharging their duties;

●	a requirement that certain transactions with a shareholder of 10% or more ownership must be approved by the affirmative vote of two-thirds of the other shareholders unless approved by a majority of the disinterested directors or certain fair price requirements are met; and

●	voting rights acquired by a shareholder at ownership levels at or above one-fifth, one-third and a majority of voting power are denied unless authorized by the Board prior to such acquisition or by a majority of the other shareholders (excluding interested shares (as defined in the FBCA)).

Additionally, our organizational documents contain provisions:

●	authorizing our board to approve the issuance of up to 25,000,000 shares of “blank check” preferred stock without shareholder approval upon the terms and conditions and with the rights, privileges and preferences as our board may determine;

●	establishing a classified board of directors consisting of three classes of directors, with each class elected for staggered three-year terms;

●	providing that special meetings of shareholders may only be called by the Board pursuant to a resolution approved by a majority of the Board or at the request of the holders of record of not less than sixty percent (60%) of the voting power of all outstanding shares entitled to vote on such matter;

●	permitting shareholders to remove directors only by super-majority vote; and

●	providing the Board with the exclusive right to fill vacancies and to fix the number of directors.

These provisions of Florida law and our Articles and Bylaws could negatively affect our share price, prevent attempts by shareholders to remove current management, prohibit or delay mergers or other takeovers or changes of control of us and discourage attempts by other companies to acquire us, even if such a transaction would be beneficial to our shareholders.

If the voting power of our capital stock continues to be highly concentrated, it may prevent minority shareholders from influencing significant corporate decisions and may result in conflicts of interest.

As of the date of this prospectus, Jason Matuszewski, our Chief Executive Officer and Director, Andrew Van Vurst, our Chief Operating Officer and Director, and Henry Van Vurst, a greater than 5% shareholder and father of Andrew Van Vurst, each hold 100 Series A-1 Convertible Preferred Shares, which as a group grants them effective control of the Company. The Series A-1 Convertible Preferred Shares entitle their holders to a number of votes equal to: the number of shares of common stock issuable upon conversion multiplied by two million, granting the holders of Series A-1 Convertible Preferred Shares, as a group, effective control of the Company. If the holders of the Series A-1 Convertible Preferred Shares were to vote together, they would hold effectively 100% of the voting power. The Series A-1 Convertible Preferred Shares are convertible at the option of a majority of the holders or automatically upon a public offering resulting in gross proceeds to us of not less than $30 million, in whole but not in part, into 300 shares of common stock. As a result, management will have majority voting power over all matters requiring shareholder votes, including: the election of directors; mergers, consolidations and acquisitions; the sale of all or substantially all of our assets and other decisions affecting our capital structure; amendments to our Articles or our Bylaws; and our winding up and dissolution.

This concentration of voting power may delay, deter or prevent acts that would be favored by our other shareholders. The interests of management may not always coincide with our interests or the interests of our other shareholders. This concentration of voting power may also have the effect of delaying, preventing or deterring a change in control of us. Also, management may seek to cause us to take courses of action that, in their judgment, could enhance their investment in us, but which might involve risks to our other shareholders or adversely affect us or our other shareholders. As a result, the market price of our common stock could decline or shareholders might not receive a premium over then-current market price of our common stock upon a change in control. In addition, this concentration of voting power may adversely affect the trading price of our common stock because investors may perceive disadvantages in owning shares in a company with significant shareholders.

Our common stock may be subject to “penny stock” rules in the future. It may be more difficult to resell securities classified as “penny stock.”

Our common stock may be subject to “penny stock” rules (generally defined as non-exchange traded stock with a per-share price below $5.00) in the future. While our common stock is not considered “penny stock”, if we are unable to maintain our listing and our common stock is no longer listed on Nasdaq, unless we maintain a per-share price above $5.00, our common stock will become “penny stock.” These rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as “established customers” or “accredited investors.” For example, broker-dealers must determine the appropriateness for non-qualifying persons of investments in penny stocks. Broker-dealers must also provide, prior to a transaction in a penny stock not otherwise exempt from the rules, a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, disclose the compensation of the broker-dealer and its salesperson in the transaction, furnish monthly account statements showing the market value of each penny stock held in the customer’s account, provide a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction.

Legal remedies available to an investor in “penny stocks” may include the following:

●	If a “penny stock” is sold to the investor in violation of the requirements listed above, or other federal or states securities laws, the investor may be able to cancel the purchase and receive a refund of the investment; and

●	If a “penny stock” is sold to the investor in a fraudulent manner, the investor may be able to sue the persons and firms that committed the fraud for damages.

These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

Many brokerage firms will discourage or refrain from recommending investments in penny stocks. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not invest in penny stocks due, among other reasons, to the increased financial risk generally associated with these investments.

For these reasons, penny stocks may have a limited market and, consequently, limited liquidity. We can give no assurance at what time, if ever, our common stock will not be classified as a “penny stock” in the future.

Future sales of our common stock, or the perception that such sales may occur, could cause the market price of our common stock to decline.

The market price of our common stock could decline significantly if our existing shareholders sell, or are perceived by the market as intending to sell, substantial amounts of our common stock in the public market. We are unable to predict the timing or size of future sales of our common stock or the effect that any such sales may have on the prevailing market price of our common stock. Sales of a substantial number of shares of our common stock in the public market, or the perception that such sales might occur, could depress the market price of our common stock, impair our ability to raise capital through future equity offerings, and cause the value of your investment to decline.

We have never declared or paid any cash dividends or distributions on our capital stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, contractual limitations under future credit facilities and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock market in general, and the shares of emerging growth companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of our shares could fall regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then we may become involved in this type of litigation, which would be expensive and divert management’s attention and resources from managing our business.

As a public company, we may also from time to time make forward-looking statements about future operating results and provide some financial guidance to the public markets. Projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, shareholder lawsuits or other litigation, sanctions or restrictions issued by the SEC.

Our Articles provide that the state and federal courts of the State of Florida will be the sole and exclusive forum for substantially all disputes between us and our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

Article XV of our Articles provide that, unless we consent in writing to the selection of an alternative forum, the state and federal courts of the State of Florida will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of ours to us or our shareholders, (iii) an action asserting a claim arising pursuant to any provision of the Florida Business Corporation Act, or (iv) any action asserting a claim governed by the internal affairs doctrine. However, these forum clauses will not apply to claims which are vested in the exclusive jurisdiction of a court or forum other than state and federal courts in the State of Florida. For instance, these exclusive forum provisions will not apply to actions arising under federal securities laws, including suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or the rules and regulations thereunder. These provisions will not apply to suits brought to enforce a duty or liability created by the Exchange Act. It is possible that a court of law could rule that choice of forum provision is inapplicable or unenforceable if challenged in a proceeding or otherwise. Therefore, these exclusive forum provisions will not relieve us of our duty to comply with the federal securities laws and the rules and regulations thereunder, and our shareholders will not be deemed to have waived our compliance with these laws, rules and regulations.

These exclusive forum provisions may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us or our directors, officers or other employees. In addition, shareholders who do bring a claim in the state or federal court in the State of Florida could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Florida. The state or federal court of the State of Florida may also reach different judgments or results than would other courts, including courts where a shareholder would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our shareholders. However, the enforceability of similar exclusive forum provisions in other companies’ articles of incorporation and bylaws have been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings. If a court were to find the exclusive forum provision to be inapplicable or unenforceable in an action, we might incur additional costs associated with resolving such action in other jurisdictions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements”. Forward-looking statements are generally identified by words such as “anticipate,” “plan,” “believe,” “expect,” “estimate” and the like. Forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results or plans to differ materially from those expressed or implied. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. A reader should not place undue reliance on these forward-looking statements, which apply only as of the date of this registration statement. Specifically, this registration statement contains forward-looking statements regarding:

●	our strategy, future operations, financial positions, estimated revenues or expenses and profits/losses, forecasts, projected costs, prospects and plans, including our goal to become a leader in regenerative medicine;

●	our expectations regarding the demand for healing solutions;

●	our ongoing commitment to innovation, quality and superior outcomes through the use of our products;

●	our intention to expand our portfolio of products to address the broader advanced wound care and surgical hospital market;

●	our ability to comply with current good tissue practices as well as any other regulations;

●	any assumptions that we may make regarding the costs associated with the treatment and management of patients with acute and chronic risks;

●	our expectations regarding the increase in the number of people with diabetes or surgical needs and the correlating demand for treatment options;

●	any projections regarding the growth of the global wound care and surgical hospital markets;

●	any driving factors that lead to an increase in the prevalence of diverse wounds;

●	our expectations regarding the timing of our clinical trials, as well as our belief that such trials will produce data acceptable to support marketing and commercialization of our products;

●	our expectations regarding the utilization of our sales representatives and commercial partners and their ability to reach and penetrate customer accounts, as well as any impact that they may have on our business and results of operations;

●	our opportunities and strategies for growth, including our expectations with regard to the BioTissue assets and our intention to expand into international markets;

●	any assumptions that we make regarding the data that we may rely on as well as our knowledge of the industry;

●	our expectations regarding competition in the industry, as well as our ability to compete effectively;

●	our ability to attract and retain talent and the effectiveness of our compensation strategies and leadership;

●	our beliefs regarding our competitive strengths;

●	our ability to obtain an adequate supply of tissue and other critical resources to meet anticipated demand for the foreseeable future;

●	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

●	our expectations regarding Medicare reimbursement reform involving certain of our products and our ability to secure Medicare reimbursement in the future;

●	our ability to remediate material weaknesses, as well as any impact it may have on our business and financial condition if we are unable to remediate such weaknesses or fail to identify new weaknesses;

●	our expectations regarding our compliance with current laws and regulations and the impact of future laws or regulations on our business;

●	our expectations regarding the expenses that we may incur, as well as our ability to generate revenue and sustain profitability;

●	our ability to maintain effective internal procedures;

●	our ability to maintain adequate insurance;

●	our beliefs regarding the competitive advantages provided by our intellectual property portfolio;

●	any exemptions that we may rely on in connection with being a “controlled company”;

●	our expectations regarding our intent to pay dividends;

●	our beliefs regarding the collectability of our outstanding accounts receivable from Venture Medical;

●	our ability to incorporate the Catalyze product into our product offering and commercial strategy;

●	our beliefs regarding our accounting estimates and policies and the effects of any recently issued accounting pronouncements; and

●	our ability to benefit from the expected growth of the global advanced wound care and surgical markets.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We undertake no obligation to update forward-looking statements to reflect events or circumstances after the date hereof, unless otherwise required by law. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

●	the success or failure of management’s efforts to continue the development, manufacture and sale of our products;

●	our ability to fund our operating expenses and expand our business;

●	our ability to compete with other companies that have a similar business plan;

●	the effect of changing economic conditions impacting our business operations;

●	rapid technological change that could cause our products to become obsolete and if we do not enhance our product offerings through our research and development efforts, we may be unable to effectively compete;

●	to be commercially successful, we must convince clinicians that our products are safe and effective alternatives to existing products;

●	changes to the regulatory environment and oversight, now or in the future, that negatively impact our economics or ability to manufacture and sell our products;

●	our expectations regarding costs relating to compliance with regulatory requirements;

●	our belief in the sufficiency of our intellectual property rights in our products;

●	our expectations regarding government and other third-party coverage and reimbursement for our products;

●	our ability to manufacture our products in conformity with the applicable regulatory requirements and to scale up manufacturing of our products to a commercial scale in order to meet future demand expectations;

●	the rate and degree of market acceptance of our products;

●	the benefits of the use of our products;

●	our ability to identify, develop, acquire and in-license additional products;

●	our ability to successfully establish and successfully maintain appropriate collaborations and derive significant revenue from those collaborations;

●	the accuracy of our estimates regarding our expenses, future revenue, capital requirements and needs for additional financing;

●	the loss of key members of our management team;

●	our ability to expand in existing and new markets;

●	our ability to satisfy public company financial audit requirements;

●	our expectations regarding the growth of the advanced wound care and surgical markets;

●	volatility in the price of our common stock; and

●	the other risk factors described in this prospectus.

Use of Proceeds

We are not selling any securities under this prospectus, and we will not receive any proceeds from the sale of the Resale Shares covered hereby. The net proceeds from the sale of the Resale Shares offered by this prospectus will be received by the Selling Stockholder.

Market for Our Common Stock and Related Stockholder Matters

Market Information

Our common stock is listed on Nasdaq under the symbol “BSEM.” On August 7, 2026, the last reported closing price for our common stock on Nasdaq was $4.09 per share.

Prior to our listing on Nasdaq on August 7, 2026, our common stock traded on the OTCID Basic Market. The following table sets forth the high and low bid prices for our common stock for the periods indicated, as reported by the OTC Markets Group. These quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

Fiscal Year Ended December 31, 2026

●	First Quarter: High $8.40, Low $3.60

Fiscal Year Ended December 31, 2025

●	First Quarter: High $19.28, Low $8.37

●	Second Quarter: High $15.74, Low $6.95

●	Third Quarter: High $12.88, Low $4.50

●	Fourth Quarter: High $5.50, Low $3.09

Fiscal Year Ended December 31, 2024

●	First Quarter: High $11.98, Low $4.41

●	Second Quarter: High $15.50, Low $6.77

●	Third Quarter: High $14.32, Low $7.70

●	Fourth Quarter: High $28.26, Low $9.61

Rule 144

A person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell such securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

●	1% of the then outstanding equity shares of the same class; or

●	the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of June 30, 2026, no shares of the Company’s common stock can be sold pursuant to Rule 144 under the Securities Act.

Holders

As of June 30, 2026, there were 17,831,861 shares of our common stock issued and outstanding held by approximately 286 holders of record, 300 shares of our Series A-1 Convertible Preferred Shares issued and outstanding held by three holders of record and five shares of our Series B-1 Convertible Preferred Shares issued and outstanding held by one holder of record. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers or registered clearing agencies.

Common and Preferred Stock

Our authorized capital stock consists of 975,000,000 shares of common stock and 25,000,000 shares of preferred stock, par value $0.001 per share. We have designated 300 shares of Series A-1 Convertible Preferred Shares and 500,000 shares of Series B-1 Convertible Preferred Shares.

Transfer Agent

The transfer agent and registrar, for our common stock is VStock Transfer, LLC.

The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, New York 11598. The transfer agent’s telephone number is (212) 828-8436.

Dividend Policy

We have not declared any cash dividends since inception and do not anticipate paying any cash dividends in the foreseeable future. The payment of cash dividends is within the discretion of the Board of Directors and will depend on our earnings, capital requirements, financial condition, and other relevant factors. There are no restrictions that currently limit our ability to pay cash, or other, dividends on our common stock other than those generally imposed by applicable state law.

Unaudited Pro Forma Condensed Combined Financial Information

On January 21, 2026 (“Closing Date” or “Acquisition Date”), BioStem Technologies, Inc. (“BioStem” or the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with BioTissue Holdings Inc. and BioTissue Surgical Inc. (together, “BioTissue”), pursuant to which BioStem acquired a defined set of assets associated with BioTissue’s surgical and wound care business (the “Acquired Business”) in exchange for cash of $15,018,371 and a contingent liability payable to the Seller with a fair value of $8,588,000 as of the Closing Date. The Acquired Business included the Neox® and Clarix® product lines, nationwide direct sales representatives, contracted independent sales agents, and certain group purchasing organization (“GPO”) contracts. Such transactions consummated under the Purchase Agreement were completed on January 21, 2026, and are collectively referred to herein as the “Acquisition.”

The unaudited pro forma condensed combined financial information presented herein has been prepared in accordance with Article 11 of Regulation S-X and consists of the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2026, and year ended December 31, 2025, collectively the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements are derived from the historical financial statements of BioStem and the acquired Product Lines and include adjustments to give effect to the Acquisition.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not necessarily indicative of results that would have occurred had the Acquisition been completed as of the dates indicated or of the results that may be obtained in the future. The unaudited pro forma condensed consolidated statement of operations is based on management’s estimate of the effects on the financial statements of the Transaction. Pro forma adjustments are based on currently available information, historical results and certain assumptions that management believes are reasonable and are described in the accompanying notes

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

●	The accompanying notes to the unaudited pro forma condensed combined financial statements;

●	The historical audited consolidated financial statements of Biostem included in its Annual Disclosure Statement for the years ended December 31, 2025 and 2024 filed with the OTC market on April 17, 2026;

●	The historical audited abbreviated financial statements of the Acquired Business for the year ended December 31, 2025, included elsewhere in this prospectus;

●	Other information relating to BioStem and the Acquired Business included elsewhere in this prospectus.

As of the date of this filing, BioStem has not completed the detailed valuation study necessary to arrive at the required final estimates of the fair value of the acquired assets and assumed liabilities of Acquired Business and the related purchase price. BioStem expects to finalize these estimates within one year of the Closing Date of the Acquisition. The assumptions and estimates used to determine the preliminary purchase price allocation and transaction adjustments are described in the notes accompanying the unaudited condensed consolidated financial statements as of and for the three-months ended March 31, 2026.

As a result of the foregoing, the pro forma adjustments are preliminary and subject to change as additional information becomes available and additional analysis is performed. The preliminary pro forma transaction adjustments have been made solely for the purpose of developing the pro forma condensed combined financial statements presented herein. Any increases or decreases in the fair value of assets acquired and liabilities assumed upon completion of the final valuation will result in adjustments to the unaudited pro forma financial statements. The final purchase price allocation may be materially different than the preliminary purchase price allocation presented herein.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2026

(In Dollars, Except Share Data)

	BioStem Technologies Inc. and Subsidiaries	Acquired Business	Pro Forma Adjustments (Note 3)	Notes	Pro Forma Combined Statement of Operations
Revenue, net	$6,135,530	$1,486,326	$—		$7,621,856
Cost of goods sold	2,376,039	668,845	—		3,044,884
Gross profit	3,759,491	817,481	—		4,576,972

Operating Expenses:
Sales and marketing expenses	3,745,587	771,352	—		4,516,939
General and administrative expenses	7,220,789	89,203	(976,428)	(a)	6,333,564
Research and development expenses	1,137,229	12,213			1,149,442
Depreciation and amortization expense	540,437	—	141,508	(b)	681,945
Total operating expenses	12,644,043	872,768	(834,920)		12,681,890
(Loss) Income from operations	(8,884,552)	(55,286)	834,920		(8,104,917)

Other income:
Interest income, net	63,676	—	—		63,676
Other income	1,171	—	—		1,171
Other income, net	64,847	—	—		64,847
Total loss before income taxes	(8,819,704)	(55,286)	834,920		(8,040,071)
Income tax expense	—	—	—		—
Net (loss) Income	$(8,819,705)	$(55,286)	$834,920		$(8,040,071)

Basic net loss per share attributable to common stockholders	$(0.52)				$(0.48)

Diluted net loss per share attributable to common stockholders	$(0.52)				$(0.48)

Basic weighted average common shares outstanding	16,851,238				16,851,238

Diluted weighted average common shares outstanding	16,851,238				16,851,238

See Accompanying Notes to the Unaudited Condensed Combined Pro Forma Financial Statements

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2025

(In Dollars, Except Share Data)

	BioStem Technologies Inc. and Subsidiaries	Acquired Business	Pro Forma Adjustments (Note 3)	Notes	Pro Forma Combined Statement of Operations
Revenue, net	$47,482,015	$29,072,832	$—		$76,554,847
Cost of goods sold	3,043,090	13,082,735	—		16,125,825
Gross profit	44,438,925	15,990,097	—		60,429,022

Operating Expenses:
Sales and marketing expenses	14,028,352	15,087,791	—		29,116,143
General and administrative expenses	23,794,216	1,744,830	(860,084)	(a)	24,678,962
Research and development expenses	7,086,087	238,890			7,324,977
Depreciation and amortization expense	219,417	—	2,547,143	(b)	2,766,560
Total operating expenses	45,128,072	17,071,511	1,687,059		63,886,642
Loss from operations	(689,147)	(1,081,414)	(1,687,059)		(3,457,620)

Other income (expense):
Interest income, net	413,849	—	—		413,849
Other expense	(114,348)	—	—		(114,348)
Other income, net	299,501	—	—		299,501
Total loss before income taxes	(389,646)	(1,081,414)	(1,687,059)		(3,158,119)
Income tax expense	(6,191,266)	—	—		(6,191,266)
Net loss	$(6,580,912)	$(1,081,414)	$(1,687,059)		$(9,349,385)

Basic net loss per share attributable to common stockholders	$(0.39)				$(0.56)

Diluted net loss per share attributable to common stockholders	$(0.39)				$(0.56)

Basic weighted average common shares outstanding	16,728,783				16,728,783

Diluted weighted average common shares outstanding	16,728,783				16,728,783

See Accompanying Notes to the Unaudited Condensed Combined Pro Forma Financial Statements

Notes to the Unaudited Pro Forma

Condensed Combined Financial Statements

Note 1 - Basis of Presentation

The unaudited pro forma condensed combined financial statements have been derived from the historical consolidated financial statements of BioStem Technologies Inc. and the abbreviated financial statements of the Acquired Business and gives pro forma effect to the events that are directly attributable to the Acquisition in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026 and year ended December 31, 2025, give effect to the acquisition as if it had been completed on January 1, 2025, the beginning of the Company’s fiscal year. The unaudited pro forma condensed consolidated financial statements are based on the historical consolidated financial statements of Biostem and the abbreviated financial statements of the Acquired Business, prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”), with the Company treated as the accounting acquirer. As of the date of this filing, BioStem has not completed the detailed valuation procedures necessary to arrive at the required final fair value estimates of the acquired assets and assumed liabilities of Acquired Business and the related purchase price. BioStem expects to finalize these estimates within one year of the Closing Date of the Acquisition. As a result of the foregoing, the pro forma adjustments are preliminary and subject to change as additional information becomes available and additional analysis is performed. BioStem expects to finalize its allocation of the purchase consideration within one year after the Acquisition Date. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments described herein.

The unaudited pro forma condensed combined financial statements reflect pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions that BioStem believes are reasonable; however, actual results may differ from those reflected in the unaudited pro forma condensed combined financial statements. In BioStem’s opinion, all adjustments that are necessary to present the pro forma information fairly have been made. The unaudited pro forma condensed combined financial statements do not intend to represent what the combined financial position or results of operations would have been if the Acquisition had actually occurred on the dates indicated or the results that may be obtained in the future. The unaudited pro forma condensed combined financial statements and the accompanying notes should be read in conjunction with the previously filed consolidated financial statements and related notes of BioStem and the Acquired Business for the periods presented.

The unaudited pro forma condensed combined financial statements have been compiled in a manner consistent with the accounting policies adopted by the Company. The accounting policies of Acquired Business have been determined to be similar in all material respects to the Company’s accounting policies. As a result, no adjustments for accounting policy differences have been reflected in the unaudited pro forma condensed combined financial statements.

Note 2- Preliminary Purchase Price Allocation

The allocation of the preliminary estimated purchase price is based upon management’s estimates and assumptions related to the estimated fair value of assets acquired as of the Acquisition Date, using currently available information. Due to the fact that the unaudited pro forma condensed combined financial statements have been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on BioStem’s financial position and results of operations may differ significantly from the pro forma amounts included herein. BioStem expects to finalize its allocation of the purchase consideration within one year after the Acquisition Date. The preliminary purchase price allocation is subject to change due to several factors, including, but not limited to:

●	Changes in the estimated fair value of the contingent consideration as of the Closing Date of the Acquisition, which will be re-measured to fair value at each subsequent reporting date, with changes recognized in earnings; and

●	Changes in the estimated fair value of Acquired Business’s assets as of the Closing Date of the Acquisition; which could result from changes in valuation assumptions and other factors

Consideration Transferred

The aggregate purchase consideration consisted of an upfront cash payment of approximately $15,000,000 and contingent consideration  at an estimated fair value of $8,588,000 as of the Acquisition Date related to a contingent regulatory milestone payment of up to $10,000,000 upon the achievement of specified regulatory approval (510(k) clearance) for a new product (the “Clearance Payment”).

The following table summarizes the preliminary estimated fair value of the consideration transferred by the Company in exchange for the Acquired Business as of the Acquisition Date:

Total cash consideration	$15,018,371
Contingent consideration	8,588,000
Total consideration transferred	$23,606,371

Total Identifiable Assets and Goodwill

The following table summarizes the preliminary estimated fair values of the identifiable assets acquired and goodwill as of the Acquisition Date:

Prepaid expenses	$18,371
Licensed technology	11,700,000
Trade names and trademarks	1,800,000
Customer-related contracts and relationships	8,800,000
Goodwill	1,288,000
Total Identifiable and Unidentifiable Assets Acquired	$23,606,371

The identifiable intangible assets acquired consisted of licensed technology, trade names and trademarks, and customer-related contracts and relationships, with estimated useful lives of ten years (10), fifteen (15) years, and seven (7) years, respectively. The Company engaged an independent third-party valuation specialist to assist in the determination of the fair value of intangible assets acquired. While the third-party specialist provided significant input into the valuation, the final conclusions reflect the judgment of management. The fair value measurements of the intangible assets were based primarily on significant unobservable inputs, and this represents a Level 3 measurement.

Goodwill of $1,288,000 represents the excess of consideration transferred over the fair value of net identifiable assets acquired. It primarily reflects the expected synergies from integrating the Acquired Business with the Company’s existing product portfolio, expanded group purchasing organization (GPO) access, and commercial infrastructure Goodwill is not deductible for income tax purposes.

Pursuant to Section 1.8 of the APA, the Company is obligated to pay the Seller a “Clearance Payment” of up to $10,000,000 upon receipt of FDA 510(k) clearance for the Catalyze Product (Clarix Flo and Neox Flo) within 12 months following the Closing Date. The Clearance Payment may be reduced by $5,000,000 if, prior to clearance, the FDA takes adverse action on products with trailing twelve-month revenue in excess of $8,000,000; however, such reduction amount becomes payable once the issue is materially remediated (subject to a 12-month window).

The Company evaluated the Clearance Payment and concluded it represents contingent consideration in the business combination (ASC 805-10-55-18; 55-25).

The contingent consideration liability was recorded as an other current liability at an acquisition-date fair value of $8,588,000 and will be re-measured to fair value at each subsequent reporting date, with changes recognized in earnings.

Acquisition-Related Costs

Acquisition-related costs incurred by the Company in connection with the acquisition, including legal, accounting, and valuation fees, have been expensed as incurred in accordance with ASC 805. Acquisition-related costs incurred and expensed for the three months ended March 31, 2026, and year ended December 31, 2025, were $976,428 and $860,084, respectively.

Note 3 – Pro Forma Adjustments

The following pro forma adjustments have been made to the accompanying unaudited pro forma condensed combined financial statements based on preliminary estimates, which may change as additional information is obtained:

(a)	Acquisition-related expenses – Adjustment to eliminate non-recurring transaction costs associated with the Acquisition incurred for the three months ended March 31, 2026, and year ended December 31, 2025, were $976,428 and $860,084, respectively.

(b)	Amortization Expense – Adjustment to reflect the amortization expense as if the Acquisition was consummated on January 1, 2025. The identifiable intangible assets acquired consisted of licensed technology, trade names and trademarks, and customer-related contracts and relationships, with estimated useful lives of 10 years, 15 years, and 7 years, respectively. Amortization expense pro forma adjustments for the three months ended March 31, 2026, and year ended December 31, 2025, were $141,508 and $2,547,143, respectively.

Note 4- Net Income (Loss) Per Share

Basic net (loss) income per share is computed by dividing the net (loss) income by the weighted-average number of common shares outstanding for the period. Diluted net (loss) income per share is computed based on the potential impact of dilutive securities, including outstanding common stock options, restricted stock units, warrants to purchase common stock, convertible preferred stock, and common stock issuable in connection with convertible notes. For periods in which the Company has reported negative net loss, diluted net loss per share is the same as basic net loss per share because common dilutive shares are not assumed to have been issued if their effect is anti-dilutive. Basic and dilutive net (loss) income per share is as follows:

	Three Months Ended	Year Ended
	March 31, 2026	December 31, 2025
Pro forma net loss available to common shareholders (numerator)	$(8,040,071)	$(9,349,385)

Weighted-average number of common shares (denominator)	16,851,238	16,728,783

Pro forma basic loss per common share	$(0.48)	$(0.56)

Pro forma net loss available to common shareholders (numerator)	$(8,040,071)	$(9,349,385)
Weighted-average number of common shares	16,851,238	16,728,783
Potential shares of common stock arising from stock options, warrants, and unvested RSU’s	-	-
Total shares-diluted (denominator)	16,851,238	16,728,783

Pro forma Diluted loss per common share	$(0.48)	$(0.56)

Anti-dilutive weighted shares excluded from the calculation of earnings per common share	6,674,596	6,672,524

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following management’s discussion and analysis of financial condition and results of operations is intended to provide information necessary to understand our audited consolidated financial statements for the years ended December 31, 2025 and 2024 and unaudited condensed consolidated financial statements for the three months ended March 31, 2026 and 2025, and highlight certain other information which, in the opinion of management, will enhance a reader’s understanding of our financial condition, changes in financial condition and results of operations.

The following discussion and analysis of our results of operations and financial condition should be read in conjunction with our financial statements and the notes to those financial statements that are included elsewhere in this prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. See “Cautionary Note Regarding Forward-Looking Statements” at the beginning of this prospectus.

Overview

Our mission is to create and deliver the most advanced healing technologies in the world. We are focused on the development and commercialization of perinatal tissue-based therapies that support healing across the continuum of care, including advanced wound care and surgical applications. We harness the natural properties of perinatal tissue through our proprietary processing technologies to deliver solutions intended to support tissue repair and regeneration.

Patients present with acute and chronic wounds, as well as wounds resulting from surgical procedures, in a variety of care settings, with conditions ranging in severity and complexity. These include diabetic foot ulcers, venous leg ulcers, pressure ulcers, traumatic wounds, and surgical incisions. We believe that the increasing prevalence of chronic diseases such as diabetes and obesity, along with growth in surgical procedures, will drive demand for advanced regenerative therapies that improve healing outcomes and reduce the overall cost of care.

Patients may benefit from these technologies in a variety of ways. In wound care applications, these technologies are intended to support the body’s natural healing processes and promote faster healing and improved quality of life. In surgical applications, these technologies are intended to support healing and recovery following surgical procedures to reduce complications and promote faster healing. We believe these technologies contribute to improved patient outcomes and may help reduce the overall cost of care over time.

The benefits of these technologies have been highlighted in peer-reviewed publications that include prospective controlled clinical trials, which are studies in which subjects are enrolled based on predefined protocols and the safety and efficacy outcomes of such studies are measured, as well as retrospective data reviews, which analyze previously collected patient data or outcomes and are generally not randomized. In controlled clinical trials, these technologies have shown statistically significant improvements in patient outcomes when compared to standard of care treatment alone. See “-- Clinical Research and Development” above.

Our portfolio consists primarily of placenta-derived tissue allografts, which are human tissues used as protective barriers or coverings to support the body’s natural healing processes. We offer both dry and cryopreserved allografts that are utilized across a broad range of clinical settings, including advanced wound care and surgical applications. We intend to continue expanding our portfolio with complementary regenerative therapies and technologies that address unmet needs across wound management and surgical healing.

Key Factors Affecting Our Business and Operating Results

Recent Developments

BioTissue Asset Acquisition

On January 21, 2026, we expanded our portfolio through the purchase and licensing of certain assets from BioTissue’s surgical and wound care business. Specifically, we purchased the Neox® and Clarix® trademarks as well as two patents relating to technologies focused on certain orthopedic therapies, which may support future expansion into other clinical applications for our products. We also acquired a national commercial infrastructure through the hiring of BioTissue’s direct sales representatives and the assumption of sales agent and consulting agreements with independent sales agents. We also assumed agreements with GPO and Integrated Delivery Networks IDN which facilitate procurement and distribution of the Company’s products to affiliated hospitals, providers and healthcare facilities. As part of the BioTissue acquisition, we also licensed all patents related to the manufacture and commercialization of the Neox® and Clarix® products, including the CryoTek®, and SteriTek® technologies, as well as certain related trademarks. BioTissue retained ownership of the Licensed Intellectual Property which it utilizes in the manufacture and commercialization of its other products.

The aggregate purchase consideration of the asset acquisition consisted of (i) an upfront cash payment of approximately $15.0 million, (ii) the Clearance Payment of up to $10 million, and (iii) royalty payments, as described below. As a result of BioTissue’s receipt of 510(k) clearance for the Catalyze product on June 5, 2026, we are required to pay BioTissue the Clearance Payment of up to $10.0 million to acquire the commercial rights to the Catalyze product.

Pursuant to Amendment No. 1, the deadline for payment of the Clearance Payment was extended to August 13, 2026, and may be further extended to August 31, 2026 and then to September 15, 2026, subject to the timely payment of interim extension payments as described below. On July 6, 2026, we paid BioTissue $500,000, allocated as (i) $250,000 as consideration for the extension of the payment deadline to August 13, 2026, and (ii) $250,000 as an advance against the Clearance Payment. The $250,000 advance reduces the remaining balance of the Clearance Payment, provided the full remaining balance is received by BioTissue on or before August 13, 2026, or September 15, 2026 if the further extension payment described below is timely made. If the Clearance Payment is not received on or before August 13, 2026, we are required to pay BioTissue an additional $500,000 on or before that date, allocated as (i) $250,000 as consideration for a further extension of the deadline to August 31, 2026, and (ii) $250,000 as a further advance against the Clearance Payment. The further advance reduces the remaining balance, provided the remaining balance is received on or before August 31, 2026, or, if not received by August 31, 2026, will serve as consideration for a further extension of the payment deadline to September 15, 2026.

If we fail to make the additional $500,000 payment on its terms, or fail to pay the Clearance Payment by September 15, 2026, we will forfeit all amounts paid under these extension provisions and the Clearance Payment will become immediately due and payable. In the aggregate, these interim payments total up to $1.0 million, of which up to $500,000 constitutes consideration for the extensions and up to $500,000 constitutes advances that reduce the Clearance Payment if the balance is timely paid. We plan to finance the Clearance Payment through a combination of debt and equity financing, and our ability to make the Clearance Payment is dependent on the closing of such financings. We will also pay a 7% royalty on net revenues earned from the assets acquired upon the technology transfer up to a $15.0 million cap.

In conjunction with the BioTissue asset acquisition in January 2026, we executed a Supply Agreement with BioTissue. Under this agreement, BioTissue will continue to manufacture the Neox and Clarix brand products on our behalf for up to three years, as well as provide inventory storage and distribution services. We pay an agreed upon transfer price to BioTissue for each SKU manufactured, and an additional fee for the logistical support. We expect to complete a technology transfer to allow us to manufacture these products internally as soon as operationally feasible. Under the terms of the Supply Agreement, such transfer may occur as early as twelve months following the acquisition date.

In addition, under the Supply Agreement, BioTissue will manufacture the Catalyze product on our behalf, subject to our agreement with BioTissue regarding the transfer-pricing terms.

Amendment to Venture Medical Distribution Agreement

Effective January 1, 2026, we entered into an amendment to our Distribution Agreement with Venture Medical. Under the amended arrangement, the per unit consideration to be received upon shipment of our products to Venture decreased by at least 90%. As a result of the changes to the Distribution Agreement, we expect that the proportion of our revenue derived from Venture Medical will continue to decline significantly as compared to historical periods. For the three months ended March 31, 2026, sales to Venture Medical accounted for only approximately 13% of our revenues as compared to 99% of our revenues for the year ended December 31, 2025. We believe this revised arrangement better aligns the commercial relationship with the current reimbursement environment and supports a more sustainable distribution model going forward.

Hesed Commercialization Agreement

We licensed the “AmnioWrap2” tradename and the Q-code from Hesed pursuant to the Commercialization Agreement. On January 1, 2026, Hesed delivered written notice of termination of the Commercialization Agreement, pursuant to which the Commercialization Agreement terminated effective June 29, 2026. This decision was driven primarily by changes to Medicare reimbursement rates under the CMS fee schedules that became effective January 1, 2026, which rendered the sale of AW2 economically infeasible under the pricing terms of the Commercialization Agreement. As a result, no sales of AW2 have been recorded, and no fees have been paid to Hesed, for the period from January 1, 2026 through the date of this filing.

We are currently in discussions with Hesed regarding the potential entry into a new arrangement that would permit the continued manufacture and sale of the AW2 product at our mobile wound care sites of service under revised commercial terms that are consistent with the current reimbursement environment. We believe that such an arrangement, if achieved, would allow us to serve both GPOs through VendajeAC and the mobile wound care sites of service through AW2, while leveraging a single underlying manufacturing and processing platform.

The Commercialization Agreement states that Hesed has “complete ownership of, rights to (including all patents, trademark(s), know-how, the Q-code 4221 and other intellectual property), and control of Amniowrap 2”. However, based on our knowledge and due diligence, Hesed’s only ownership rights with respect to the AW2 product are the “AmnioWrap 2” trade name and the Q-code, and we own all other rights and intellectual property necessary for the manufacture of the AW2 product. Specifically, we have all right, title, and interest in and to the BioRetain technology that is necessary to manufacture AW2. Hesed has no rights whatsoever to BioRetain. Although Hesed has not asserted any rights with respect to any intellectual or other rights to the AW2 product or made any claims that they have complete ownership rights and control of AW2 based on the language of the Commercialization Agreement, they may assert such claim and we would be forced to defend our rights at some expense to us.

Private Placement

On May 21, 2026, we entered into the Securities Purchase Agreement with the Investor, pursuant to which the Investor purchased 746,269 shares of our common stock, par value $0.001 per share (the “Shares”), at a purchase price of $3.35 per share, for aggregate gross proceeds to the Company of approximately $2.5 million (the “Private Placement”). The Securities Purchase Agreement includes price-based anti-dilution protection for the Investor. Specifically, for a period of nine months or until the closing of a third additional offering of our common stock or common stock equivalents, whichever occurs first, we are restricted from issuing or selling common stock, or any security convertible or exchangeable into common stock, at a price per share below $3.35 -- the price per share paid by the Investor in this transaction. This protection is subject to certain limited exceptions and a price per share adjustment floor of $0.70, with customary adjustments for stock dividends, stock splits, reorganizations, or similar events affecting our common stock. If as a result of the anti-dilution provisions, we are required to issue additional common stock to the Investor such that they would own greater than 19.99% of the outstanding shares of common stock or voting power, we will only issue shares up to the 19.99% cap, as the balance will be issued as a pre-funded warrant.

Market Trends

Growing Wound Care Market

We operate within the broader market for products that support tissue repair, regeneration, and healing across both wound care and surgical applications. This market is generally segmented into advanced wound care, surgical biologics, and regenerative medicine products, and includes a range of solutions such as advanced dressings, medical devices, extracellular matrices, and HCT/Ps.

The prevalence of wounds requiring advanced treatment is significant and growing. Chronic wounds are estimated to affect approximately 1–2% of the population in developed countries, with millions of patients impacted in the United States. These conditions represent a substantial economic burden, with estimated Medicare spending on chronic wounds in excess of $30 billion annually and total U.S. healthcare expenditures related to wound care in excess of $100 billion annually.

The advanced wound care market is driven by the prevalence of chronic, non-healing wounds, including DFUs, VLUs, and PUs. These conditions are typically associated with underlying comorbidities such as diabetes, obesity, cardiovascular disease, and advanced age, which impair the body’s ability to heal.

The surgical biologics and regenerative medicine markets are driven by procedural volumes and the need to improve surgical outcomes. Products in this segment are used across a range of specialties, including orthopedic, general, plastic and reconstructive, and cardiovascular surgery, and are intended to support tissue healing, reduce complications, and improve recovery. Common clinical objectives include reducing the incidence of infection, minimizing adhesions, supporting soft tissue repair, and promoting faster or more complete healing. Demand in this segment is influenced by surgical procedure growth, product efficacy, surgeon adoption, and hospital or ambulatory surgery center (ASC) purchasing dynamics.

Across both wound care and surgical applications, there is increasing focus on improving clinical outcomes while reducing total cost of care. Chronic wounds and surgical complications can result in extended treatment durations, hospitalizations, readmissions, and additional interventions. As a result, payors and providers are increasingly evaluating products based on their ability to demonstrate clinical effectiveness, support evidence-based protocols, and contribute to overall cost savings.

The site of care for these therapies continues to evolve. Products are utilized across hospitals (inpatient and outpatient), ASCs, physician offices, wound care centers, and long-term care settings with a continued shift toward outpatient and ASC settings, driven by cost efficiencies and patient preference, which has implications for product distribution, pricing, and utilization.

Within the wound care segment, treatment typically progresses from standard of care, which includes debridement, infection control, and traditional dressings, to advanced therapies when healing does not occur within an expected timeframe. Advanced therapies, including skin substitutes and tissue-based products, are generally introduced after several weeks of unsuccessful standard treatment, subject to clinical guidelines and reimbursement policies. Utilization of these products is influenced by provider education, access, and coverage determinations.

Advances in tissue processing and preservation technologies have expanded the use of biologic products across both wound care and surgical applications. Historically limited by storage and handling constraints, modern techniques such as dehydration and cryopreservation have improved product shelf life, ease of use, and safety. As a result, amniotic membrane-derived and other biologic products are now used more broadly as protective barriers and scaffolds to support tissue repair in chronic wounds, surgical incisions, and other clinical applications.

Reimbursement/Regulatory Landscape

With the exception of certain government accounts, most purchasers of our products, including physicians, hospitals, and ambulatory surgical centers, rely on reimbursement from third-party payers. Accordingly, our growth is dependent on the availability of adequate reimbursement for our products.

Third-party payers include U.S. federal healthcare programs, such as Medicare and Medicaid, as well as private insurance plans, managed care organizations, and workers’ compensation programs. These payers are increasingly focused on cost containment and may implement measures that control, restrict access to, or influence the use of healthcare products and services. Coverage decisions are made by each payer and are typically based on an assessment of clinical evidence, medical necessity, and cost-effectiveness.

A portion of our products are purchased directly by U.S. government agencies, including the VA and other federal healthcare systems, which do not rely on third-party reimbursement. We participate in federal purchasing programs, including the FSS to support access to these customers.

On October 31, 2025, CMS issued a final rule updating Medicare reimbursement for skin substitute products. The rule (i) establishes uniform reimbursement across hospital outpatient departments, physician offices, and other sites of care, (ii) replaces the prior “ASP + 6%” reimbursement methodology with a fixed rate of $127.14 per square centimeter, subject to geographic adjustments, and (iii) reclassifies certain products as “incident-to” supplies under the physician fee schedule with a corresponding flat payment rate. This change from an ASP + 6% to a flat $127.14 methodology, which became effective January 1, 2026, decreased our revenue per square centimeter of our products used to treat chronic wounds in the physician office setting, in some cases, by up to 95%.

Uncertainty associated with the transition from the ASP + 6% reimbursement model to a fixed-rate methodology adversely affected our operating results in 2025, as physician offices adjusted purchasing and utilization patterns for advanced wound care products while evaluating the potential impact of the new reimbursement framework. This included a general slowdown in purchasing as well as increased purchasing of competitors’ products with higher reimbursement rates.

The ultimate impact of these reimbursement changes on utilization, pricing, and site-of-care decisions remains uncertain. We expect that the revised CMS reimbursement methodology may continue to adversely affect sales volumes and revenue in our physician office business in the future; however, the extent and duration of such impacts are difficult to predict. We expect to partially offset any such declines through incremental revenue contributions from our surgical assets acquired from BioTissue in January 2026, although there can be no assurance regarding the timing or magnitude of such offset.

Components of our Results of Operations

Revenue, Net

Our revenue, net is derived from selling our wound care and surgical products primarily through distributors to private physician offices, wound care centers, hospital inpatient and outpatient settings, ambulatory surgery centers, nursing homes and federal facilities, whose medical professionals use our products to treat patients with advanced wound care and surgical needs. These medical professionals choose advanced wound care products based upon a variety of factors, including product efficacy, ease of product use, price, availability of coverage and adequate third-party reimbursement. We recognize revenue, net from product sales at a point in time when control of our product has transferred to the customer, which generally occurs upon shipment of the product. Shipping and handling costs that are charged to customers are included as a component of revenue with an equal offsetting amount included in cost of goods sold. Revenue, net is recognized in an amount that reflects the consideration that we expect to receive in exchange for the product, which is generally fixed. Based on prior experience, and the nature of the product, variable consideration resulting from product discounts is not material. Returns from customers are not accepted. Accordingly, there is no provision for sales returns recorded for any period presented.

Costs of Goods Sold

Cost of goods sold represents costs directly related to the production of our products. Products sold are typically shipped to the customer with costs associated with shipping and handling included as a component of cost of goods sold. Costs associated with any inventory write-downs resulting from quarterly physical inventory counts are also included within cost of goods sold.

Cost of goods sold includes product testing costs, quality assurance costs, personnel costs, manufacturing costs, raw materials and product costs, depreciation and facility costs associated with our manufacturing and warehouse facilities. In prior years, the Company paid a square centimeter license fee to Hesed for all AW2 products sold to Venture Medical. Any license fees are a component of cost of goods sold. Fluctuations in our cost of goods sold correspond with the fluctuations in these costs as well as sales volume.

Gross Profit

Gross profit is calculated as revenue, net less cost of goods sold. Gross margin is calculated as gross profit divided by revenue, net. Our gross margin is affected by product and geographic sales mix, realized pricing of our products, the efficiency of our manufacturing operations and the costs of materials used to make our products. Regulatory actions, including with respect to reimbursement for our products, may require costly expenditures or result in pricing pressure, and may decrease our gross profit and gross margin.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of sales and marketing personnel payroll expenses, independents sales agents’ commissions, advertising, strategic and digital marketing, and trade show expenses.

General, Administrative & Other Expenses

General, administrative and other expenses consist mainly of payroll expenses, share-based compensation, legal and professional fees and general office expenses.

Research and Development Expenses

Research and development expenses include clinical trial expenses, payroll expenses for our research and development personnel, expenses related to improvements in our manufacturing processes, enhancements to our currently available products, and additional investments in our product and platform development pipeline. We expense research and development expenses as incurred. We generally expect that research and development expenses will increase as we continue to conduct clinical trials on new and existing products, move products through the regulatory pathway, bring new products to market, and enhance our manufacturing process and procedures.

Results of Operations for the Three Months Ended March 31, 2026 and 2025

Comparison of the three months ended March 31, 2026 and 2025

	Three Months Ended March 31,
	2026	2025
Revenue, net	$6,135,530	$15,967,021
Cost of goods sold	2,376,039	853,438
Gross profit	3,759,491	15,113,583
Operating Expenses:
Sales and marketing expenses	3,745,587	1,123,377
General and administrative expenses	7,220,789	6,996,766
Research and development expenses	1,137,229	1,690,154
Depreciation and amortization expense	540,437	53,961
Total operating expenses	12,644,043	9,864,258
(Loss) income from operations	(8,884,552)	5,249,325
Other income:
Interest income, net	63,676	28,547
Other income	1,171	2,661
Other income, net	64,847	31,208
Total (loss) income before income taxes	(8,819,705)	5,280,533
Income tax expense	-	(1,372,411)
Net (loss) income	$(8,819,705)	$3,908,122

Revenue, net

We earned revenue, net of $6,135,530 for the three months ended March 31, 2026, as compared to $15,967,021 for the three months ended March 31, 2025, a decrease of $9,831,491. The decrease in revenue, net was primarily driven by a $6,135,344 decline in sales volume and a $9,060,025 decline in our net selling price to our distributor, Venture Medical, offset by an increase in hospital revenue, net of $5,363,878 from the BioTissue acquisition during the three months ended March 31, 2026. The volume decline was largely attributable to increased reimbursement rates on competitive products during 2025. Under the ASP+6% reimbursement model in effect during 2025, providers seeking CMS reimbursement had a financial incentive to favor higher-ASP competitive products, as those products carried superior reimbursement rates. This dynamic resulted in increased pricing and reimbursement rates for competitive products, which we believe contributed to the reduction in our sales volume during the period.

The decline in our net selling price to Venture Medical reflects a deliberate pricing adjustment made to improve the margin economics available to Venture Medical on its purchases of our products. Given that our products carried a comparatively lower average selling price reimbursement rate relative to certain competitors, we adjusted our contracted price downward to position Venture Medical to offer providers a more competitive economic proposition at the point of sale. Our revenue from Venture Medical is recognized on the basis of its contracted price to Venture Medical, while end-user pricing to providers is established independently by Venture Medical.

During the three months ended March 31, 2026 and March 31, 2025, our single distributor customer, Venture Medical, LLC, accounted for approximately 13% and 100% of our unaudited consolidated revenue, respectively.

Cost of Goods Sold

For the three months ended March 31, 2026 and 2025, costs of goods sold were $2,376,039 and $853,438, respectively, an increase of $1,522,601. The increase was primarily attributable to $2,081,505 in higher manufacturing costs associated with the Neox and Clarix products during the three months ended March 31, 2026, partially offset by $327,533 lower volume and $231,371 in lower unit costs of our Vendaje and AW2 products. We currently outsource the manufacturing of the Neox and Clarix brands, which has increased our cost of production. During the three months ended March 31, 2025, all products were manufactured in our existing facility.

Gross Profit

For the three months ended March 31, 2026 and 2025, our gross profit was $3,759,491 and $15,113,583, respectively. This represents a decrease of $11,354,092. As described within the revenue, net and cost of goods sold discussion above, the decrease in overall revenue and change in product mix from the three months ended March 31, 2026 compared to the three months ended March 31, 2025, resulted in declines in gross profit of $9,305,997 and $2,048,095, respectively.

Sales and Marketing Expenses

For the three months ended March 31, 2026 and 2025, our sales and marketing expenses were $3,745,587 and $1,123,377, respectively. The increase of $2,622,210 was primarily driven by the addition of the BioTissue commercial team during the three months ended March 31, 2026. As a result of this addition, commission and payroll expenses increased $1,335,398 and $842,758, respectively, during the three months ended March 31, 2026 as compared to the same period in 2025. The remaining increase of $444,054 was attributable to higher travel and entertainment costs, marketing events and sponsorships, and training and development expenses as the Company continues to grow.

General and Administrative Expenses

For the three months ended March 31, 2026 and 2025, general and administrative expenses were $7,220,789 and $6,996,766, respectively. During the three months ended March 31, 2026, total general and administrative expenses were primarily attributable to professional fees and payroll related expenses including stock-based compensation of $2,115,016 and $3,743,488, respectively, with the remaining $1,362,285 attributable to insurance expenses, office expenses, software and IT related expenses, and other general expenses. During the three months ended March 31, 2025, total general and administrative expenses were primarily attributable to professional fees and payroll related expense including stock-based compensation of $2,085,548 and $4,098,055, respectively, with the remaining $813,163 attributable to insurance expenses, office expenses, software and IT related expenses, and other general expenses.

Research & Development Expenses

For the three months ended March 31, 2026 and 2025, research and development expenses were $1,137,229 and $1,690,154, respectively. The decrease in research and development expenses of $552,925 was due to lower expenses related to three ongoing clinical trials.

The Company has three significant R&D programs related to clinical trials. For the three months ended March 31, 2026 and 2025, substantially all research and development programs, each centered on an ongoing clinical trial. For the three months ended March 31, 2026, the Company incurred R&D costs of $226,676, $277,565, and $496,944 from the BRAC DFU, BRA DFU, and BRAC VLU clinical trials, respectively. For the three months ended March 31, 2025, the Company incurred R&D costs of $700,450, $414,875, and $312,231 from the BRAC DFU, BRA DFU, and BRAC VLU clinical trials, respectively. The nature of costs across all clinical trials above are primarily site patient fees, labor and monitoring fees. Other R&D expenses unrelated to these three studies are comprised of internal research and development payroll expenses.

Depreciation & Amortization Expense

For the three months ended March 31, 2026 and 2025, total depreciation and amortization expense was $540,437 and $53,961, respectively, an increase of $486,476. Depreciation expense and amortization expense increased by $5,520 and $480,956, respectively, for the three months ended March 31, 2026 compared to the three months ended March 31, 2025. The increase in amortization expense was attributable to the amortization expense relating to the intangible assets acquired from BioTissue. See Item 15, Note 3 to the Unaudited Condensed Consolidated Financial Statements during the three months ended March 31, 2026.

Other Income, net

For the three months ended March 31, 2026 and 2025, we realized other income, net of $64,847 and $31,208, respectively. This represents an increase of $33,639. This increase is primarily driven by a decrease in total interest expense of $82,604 as we had less outstanding debt during the three months ended March 31, 2026 as compared to the three months ended March 31, 2025. This increase was offset by decreases of $47,475 and $1,490 in interest income and other income, respectively. During the three months ended March 31, 2026 we had a lower cash balance in our money market fund as compared to the three months ended March 31, 2025.

Net (loss) Income

As a result of the above factors, we had a net loss of ($8,819,705) for the three months ended March 31, 2026, as compared to net income of $3,908,122 for the three months ended March 31, 2025.

Results of Operations for the Years Ended December 31, 2025 and 2024

Comparison of the years ended December 31, 2025 and 2024

	Years Ended December 31,
	2025	2024
Revenue, net	$47,482,015	$69,658,420
Cost of goods sold	3,043,090	13,743,284
Gross profit	44,438,925	55,915,136
Operating Expenses:
Sales and marketing expenses	14,028,352	3,868,704
General and administrative expenses	23,794,216	18,799,039
Research and development expenses	7,086,087	1,911,031
Depreciation and amortization expense	219,417	212,732
Total operating expenses	45,128,072	24,791,506
(Loss) income from operations	(689,147)	31,123,630
Other income (expense):
Interest income (expense), net	413,849	(622,458)
Other income (expense)	(114,348)	32,696
Other income (expense), net	299,501	(589,762)
Total (loss) income before income taxes	(389,646)	30,533,868
Income tax (expense) benefit	(6,191,266)	496,845
Net (loss) income	$(6,580,912)	$31,030,713

Revenue, net

We earned revenue, net of $47,482,015 for the year ended December 31, 2025, as compared to $69,658,420 for the year ended December 31, 2024, a decrease of $22,176,405. The decrease in revenue, net was primarily driven by a $14,595,168 decline in sales volume, and a $7,581,237 decline in our net selling price to our distributor, Venture Medical. The volume decline was largely attributable to increased reimbursement rates on competitive products during 2025. Under the ASP+6% reimbursement model in effect during 2024 and 2025, providers seeking CMS reimbursement had a financial incentive to favor higher-ASP competitive products, as those products carried superior reimbursement rates. This dynamic resulted in increased pricing and reimbursement rates for competitive products, which we believe contributed to the reduction in our sales volume during the period.

The decline in our net selling price to Venture Medical reflects a deliberate pricing adjustment made to improve the margin economics available to Venture Medical on its purchases of our products. Given that our products carried a comparatively lower average selling price reimbursement rate relative to certain competitors, we adjusted our contracted price downward to position Venture Medical to offer providers a more competitive economic proposition at the point of sale. Our revenue is recognized on the basis of its contracted price to Venture Medical, while end-user pricing to providers is established independently by Venture Medical.

Historically, a significant portion of our revenue has been generated through a limited number of customers. For the years ended December 31, 2025 and 2024, we generated approximately 99% and 98%, respectively, of our consolidated net revenue from one customer, Venture Medical, LLC. This concentration reflects the structure of our distribution arrangement in effect during that period, under which Venture Medical served as our primary distributor.

Cost of Goods Sold

For the years ended December 31, 2025 and 2024, costs of goods sold were $3,043,090 and $13,743,284, respectively, a decrease of $10,700,194. The decrease was primarily attributable to $9,997,186 in lower license fees from the decrease in AW2 sales, $682,856 related to lower sales volume of our Vendaje and AW2 products and $20,152 in lower unit costs of our Vendaje and AW2 products.

Gross Profit

For the years ended December 31, 2025 and 2024, our gross profit was $44,438,925 and $55,915,136, respectively. This represents a decrease of $11,476,211. As described within the revenue, net and cost of goods sold discussion above, the decrease in overall revenue and change in product mix from the year ended December 31, 2024 to the year ended December 31, 2025, resulted in declines in gross profit of $17,801,103 and $408,308, respectively.

Sales and Marketing Expenses

For the years ended December 31, 2025 and 2024, our sales and marketing expenses were $14,028,352 and $3,868,704, respectively. The increase of $10,159,648 year-over-year was primarily attributable to an increase of $8,624,295 in bad debt expense recorded in sales and marketing and the remaining $1,535,353 in additional investments in our commercial organization, including sales personnel, information technology resources, and tradeshows.

The increase in bad debt expense of $8,624,295 related entirely to a reserve established against outstanding accounts receivable from a single customer, Venture Medical. The Company is in the process of a third-party audit to confirm the validity of Venture Medical’s position but believes that many such claimed items are the responsibility of Venture Medical. Nevertheless, the uncertainty surrounding the resolution of this dispute and potential impact on the collectability of our accounts receivable resulted in us establishing a bad debt reserve in the last quarter of fiscal year 2025 of $8,800,602.

General and Administrative Expenses

For the years ended December 31, 2025 and 2024, general and administrative expenses were $23,794,216 and $18,799,039, respectively. For the year ended December 31, 2025, total general and administrative expenses were primarily attributable to professional fees and payroll related expense including stock-based compensation of $6,577,023 and $13,846,010, respectively, with the remaining $3,371,183 attributable to insurance expenses, office expenses, software and IT related expenses, and other general expenses. For the year ended December 31, 2024, total general and administrative expenses were also mostly attributable to professional fees and payroll related expense including stock-based compensation of $4,775,053 and $13,504,451, respectively, with the remaining $519,535 attributable to insurance expenses, office expenses, software and IT related expenses, and other general expenses.

Research & Development Expenses

As discussed within “Item 1. Business”, the Company has three significant R&D program areas relating to clinical trials. For the years ended December 31, 2025 and 2024, total research and development expenses of $7,086,087 and $1,911,031, respectively, were primarily attributable to the costs incurred from these three programs. For the year ended December 31, 2025, the Company incurred R&D costs of $2,169,552, $2,102,434, and $1,938,285 from the BRAC DFU, BRA DFU, and BRAC VLU clinical trials, respectively. For the year ended December 31, 2024, the Company incurred R&D costs of $760,983, $287,165, and $54,705 from the BRAC DFU, BRA DFU, and BRAC VLU clinical trials, respectively. The nature of costs across all clinical trials above are primarily site patient fees, labor and monitoring fees. Other R&D expenses unrelated to these three studies are comprised of payroll expenses for our internal research and development staff.

Other Income (Expense), net

For the years ended December 31, 2025 and 2024, we realized other income, net of $299,501 and other expense, net of ($589,762), respectively. This represents an increase of $889,263. This increase is primarily attributed to interest earned on cash held in short-term money market accounts.

Net (Loss) Income

As a result of the above factors, we had a net loss of ($6,580,912) for the year ended December 31, 2025, as compared to net income of $31,030,713 for the year ended December 31, 2024.

Liquidity and Capital Resources

As of March 31, 2026, the Company had cash and cash equivalents of $13,703,351. The Company had a net loss of $8,819,705 and net income of $3,908,122 for the three months ended March 31, 2026 and 2025, respectively, and had an accumulated deficit of $29,994,021 as of March 31, 2026. We had a net loss of $6,580,912 and net income of $31,030,713 for the years ended December 31, 2025, and 2024, respectively, and had an accumulated deficit of $21,174,316 as of December 31, 2025.

The Company expects to incur net losses and negative cash flows from operations for at least the next twelve months due to recent changes to product pricing determined by CMS and has contractual obligations over the next twelve months related to the BioTissue acquisition and an existing loan. In addition, as a result of receiving 510(k) clearance of the Catalyze product in June 2026, the Company will be required to pay BioTissue additional consideration of up to $10.0 million within thirty days of when all conditions under the BioTissue acquisition agreement have been met. As such, the Company will require additional liquidity to continue its operations and meet its obligations over the next 12 months. The Company plans to finance its operations and development needs with its existing cash and cash equivalents, additional equity and/or debt financing arrangements, and revenue primarily anticipated from the sale of our products. There can be no assurance that the Company will be able to obtain additional financing on terms acceptable to the Company, on a timely basis, or at all. If we are unable to obtain sufficient capital when needed, we may be required to delay, scale back, or eliminate some or all of our operations and development activities, seek protection under applicable bankruptcy or insolvency laws, or otherwise wind down our operations. Accordingly, substantial doubt exists about the Company’s ability to continue as a going concern for at least one year from the issuance of these financial statements. The consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability of assets or the amounts and classifications of liabilities that may be necessary if the Company were unable to continue as a going concern.

Our primary uses of cash are working capital requirements, our BioTissue asset acquisition, capital expenditures and debt service payments. Working capital is used principally for payroll costs as well as manufacturing costs related to the production of our products. Our working capital requirements vary from period to period depending on manufacturing requirements, the timing of product shipments and the payment cycles of our customers and payers. As an example, our distribution agreement with Venture Medical, historically our primary source of revenue, has payment terms of 90 days. This has led to a significant increase in our accounts receivable balance as of December 31, 2025 as cash collections lag sales by the 90-day payment term. Generally, our vendors require payments from us within 30 days of an invoice date. The timing difference between when we collect payments under the distribution agreement and when we pay our vendors could affect our liquidity and our ability to manage working capital. Our capital expenditures consist primarily of building improvements, and manufacturing equipment. Additionally, from time to time, we may use capital for acquisitions and other investing and financing activities. As a result of listing our common stock on Nasdaq, we will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

To the extent additional funds are necessary to meet our long-term liquidity needs as we continue to execute on our business strategy, included strategic and complimentary acquisitions, we anticipate that they will be obtained through additional equity or debt financings, other strategic financing transactions or a combination of these potential sources of funds. Such financing may not be obtained and if obtained may be on terms that are unfavorable to the Company or its shareholders, and any equity financing may result in dilution to existing shareholders.

As of March 31, 2026, we had total current assets of $26,462,198 and total current liabilities of $23,169,628.

As of December 31, 2025, we had total current assets of $44,403,449 and total current liabilities of $10,783,580 compared to total current assets of $51,888,051 and total current liabilities of $17,965,767 as of December 31, 2024.

As of December 31, 2025, we had a cash and cash equivalents balance of $29,549,018, an increase of $6,716,312, as compared to $22,832,706 at December 31, 2024. As of March 31, 2026, our cash and cash equivalents balance was $13,703,351 reflecting the cash balance after funding the BioTissue acquisition.

Debt Obligations

GMA Bridge Fund Loans

On July 27, 2018, the Company entered into a $1 million Bridge Loan Agreement and Promissory Note with GMA Bridge Fund, LLC (“GMA”) (the “July 2018 Bridge Note”), with an interest rate of 0.50% per month for the first six months and 0.75% per month through the Maturity Date of July 27, 2019. Amounts outstanding under the July 2018 Bridge Note were not repaid on the maturity date and remain outstanding.

On October 5, 2018, the Company entered into a $2 million Bridge Loan Agreement and Promissory Note with GMA (the “October 2018 Bridge Note” and together with the July 2018 Bridge Note, the “Notes”), with an interest rate of 0.50%, per month for the first six months and 0.75% per month through the Maturity Date of October 5, 2019. Amounts outstanding under the October 2018 Bridge Note were not repaid on the maturity date and remain outstanding.

In August 2019, the Company received a default notice from GMA with respect to the Notes based on non-payment. The Company continues to accrue interest on these Notes in accordance with the agreements. On September 23, 2024, GMA submitted a Demand for Arbitration to the American Arbitration Association relating to the repayment of the Notes in the amount of $3,000,000 plus interest. On April 27, 2026, the Company entered into a Settlement Agreement and Release with GMA to resolve all disputes arising from the Notes and related arbitration proceedings. See Note 16 – Subsequent Events to the Unaudited Condensed Consolidated Financial Statements during the three months ended March 31, 2026 for additional information regarding the terms of the settlement.

Cash Flows for the Three Months Ended March 31, 2026 and 2025

The following table provides a summary of our cash flows for the periods indicated.

	Three Months Ended March 31		Change
	2026	2025	Amount	%
Net cash (used in) provided by operating activities	$(825,502)	$4,073,927	$(4,899,429)	-120.3%
Net cash used in investing activities	(15,020,165)	(164,726)	(14,855,439)	-9,017.5%
Net cash used in financing activities	-	(68,452)	68,452	100.0%
Net change in cash	(15,845,667)	3,840,749	(19,686,416)	-512.6%
Cash end of period	$13,703,351	$26,673,455	$(12,970,104)	-48.6%

Operating Activities

Net cash used in operating activities for the three months ended March 31, 2026, was $825,502, which resulted from a net loss of $8,819,705, offset by non-cash charges of $2,142,825 and net cash of $5,851,379 provided by changes in operating assets and liabilities. The change in operating assets and liabilities resulted from decreases during the three months ended March 31, 2026, in accounts receivable of $3,673,628 and prepaid expenses and other assets of $64,612, an increase accounts payable and accrued expenses of $4,046,335, offset by cash outflows from an increase in inventory of $1,624,285 and total decreases in liabilities excluding accounts payable and accrued expenses of $309,911 during the three months ended March 31, 2026.

Net cash provided by operating activities for the three months ended March 31, 2025, was $4,073,927, which resulted from net income of $3,908,122, the add-back of non-cash charges of $2,073,784 and net cash outflows of $1,907,978 from changes in operating assets and liabilities. The change in operating assets and liabilities resulted from increases in accounts receivable of $1,025,054, inventory of $148,636, and prepaid expenses and other assets of $14,170, decreases in accounts payables and accrued expenses of $690,635, license fees payable of $1,915,725, and other current and long-term liabilities of $132,249, offset by increases in income tax payable of $1,951,796 and accrued interest of $66,694 during the three months ended March 31, 2025.

Investing Activities

Net cash used in investing activities was $15,020,165 for the three months ended March 31, 2026, compared to $164,726 for the three months ended March 31, 2025. The increase in net cash used in investing activities was primarily attributable to an increase in purchases of property and equipment and construction in process of $1,794 and cash paid in connection with the BioTissue acquisition of $15,018,371.

Financing Activities

Net cash used in financing activities was $0 for the three months ended March 31, 2026, compared to $68,452 in the three months ended March 31, 2026. During the three months ended March 31, 2026, there were no payments made on notes payable as compared to payments of $101,786 made towards notes payables during the three months ended March 31, 2025. Additionally, there were no proceeds from option or warrant exercises for the three months ended March 31, 2026, as compared to proceeds of $33,334 relating to a warrant exercised during the three months ended March 31, 2025.

Cash Flows for the Years Ended December 31, 2025 and 2024

The following table provides a summary of our cash flows for the periods indicated.

	Years Ended December 31,		Change
	2025	2024	Amount	%
Net cash provided by operating activities	$9,940,920	$24,464,926	$(14,524,006)	-59.37%
Net cash used in investing activities	(2,101,592)	(1,676,568)	(425,024)	25.35%
Net cash used in financing activities	(1,123,017)	(195,058)	(927,959)	475.73%
Net change in cash	6,716,312	22,593,300	(15,876,988)	-70.27%
Cash end of year	$29,549,018	$22,832,706	$6,716,312	29.42%

Operating Activities

Net cash provided by operating activities for the year ended December 31, 2025 was $9,940,920, which resulted from a net loss of $6,580,912, offset by non-cash charges of $20,500,387 and net cash outflows of $3,978,555 from changes in operating assets and liabilities. The change in operating assets and liabilities primarily resulted from a decrease in accounts receivable, of $4,431,957, year over year, offset by an increase in inventory of $1,053,159, and a total decrease in liabilities of $6,517,017, which was primarily driven by a decrease in license fees payable and income tax payable of $1,629,600 and $3,466,533, respectively.

Net cash provided by operating activities for the year ended December 31, 2024 was $24,464,926, which resulted from net income of $31,030,713, the add-back of non-cash charges of $4,764,419, and net cash outflows of $11,330,206 from changes in operating assets and liabilities. The change in operating assets and liabilities primarily resulted from increases in inventory and prepaid expense asset accounts offset by increases in accrued interest payable.

Investing Activities

Net cash used in investing activities was $2,101,592 for the year ended December 31, 2025, compared to $1,676,568 for the fiscal year ended December 31, 2024. The increase in net cash used in investing activities was primarily attributable to an increase in purchases of property and equipment and construction in process of $3,351,592 offset by cash a payment received of $1,250,000 during the fiscal year ended December 31, 2025, for a short-term loan receivable that was previously outstanding.

Financing Activities

Net cash used in financing activities was $1,123,017 for the year ended December 31, 2025, compared to $195,058 in the fiscal year ended December 31, 2024. The increase in net cash used in financing activities was primarily attributable to higher repayments of debt offset by lower cash proceeds from warrant and options exercises during the fiscal year ended December 31, 2025, as compared to December 31, 2024.

Contractual Obligations

Contractual obligations associated with ongoing business activities are expected to result in cash payments in future periods. For more information regarding our contractual commitments, see Item 15, Note 9, Commitments and Contingencies, and Note 12, Subsequent Events, in the financial statements for (i) the years ended December 31, 2025 and 2024.

Critical Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or “GAAP.” The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, including but not limited to net realizable value of accounts receivable and inventory, estimated useful lives and impairment of long-lived assets, the valuation of intangible assets, estimated fair value of stock-based awards, and the valuation of deferred tax assets. In accordance with GAAP, we base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Our significant accounting policies are described below and in Note 2 to our audited financial statements appearing elsewhere in this prospectus, and we believe those accounting policies are critical to the process of making significant judgments and estimates in the preparation of our financial statements.

Revenue Recognition

We record revenue from product sales in accordance with ASC 606, Revenue from Contracts from Customers.

We recognize revenue from product sales at a point in time when control of our product has transferred to the customer, which generally occurs upon shipment. Revenue is recognized in an amount that reflects the consideration that we expect to receive in exchange for the product, which is generally fixed. Based on prior experience, and the nature of the product, variable consideration resulting from product discounts is not material.  Our ordinary contracts do not provide for discounts, rebates or other price concessions. Returns from customers are not accepted. Shipping and handling costs that are billed to the customer are included as a component of revenue and are passed through to customers with an equal offsetting amount included in cost of goods sold. We consider costs related to shipping and handling after control over a product has transferred to a customer to be a cost of fulfilling the promise to transfer the product to the customer.

Share-Based Compensation

We measure the fair value of stock options and other stock-based awards granted to employees on the grant date and recognize the assessed fair value as share-based compensation expense, straight-line, over the requisite service period to achieve the award based on the vesting requirements, to the extent that the achievement of performance conditions associated with such awards, as applicable, are determined to be “probable.”

Share-based payment arrangements are measured at fair value on the grant date. The fair value of equity incentive awards, which are usually shares of our common stock, are generally measured at the last trading price on the grant date.

The fair value of stock options is calculated using an appropriate valuation technique. The valuation technique generally requires us to make certain assumptions, including (1) the fair value of the common stock, (2) the expected volatility of our stock price, (3) the expected term of the award, (4) the risk-free interest rate, and (5) expected dividends. Given the lack of volume of trading in our stock, our expectation for volatility is generally based on the average trading volatility of a peer group of several publicly traded companies with adequate volume. We utilize the simplified method for the expected term of the awards as we have no history of stock option exercises to date. Our assumption for the risk-free rate is derived from prevailing U.S. Treasuries with similar terms to the award on the grant date. We assume no dividends will be paid in our option pricing model as we have not yet paid dividends and have no plans to do so in the near term.

To the extent that any such awards are subject to a market condition, the resolution of the market condition is reflected in the fair value of the grant date. Further, the requisite service period associated with an award containing a market condition must derive the service period over which the market condition is expected to be met. Fair value and derived service periods are generally determined using a Monte Carlo simulation. Subsequent to the determination of fair value, we recognize expense to the extent we evaluate that performance conditions associated with share-based payment arrangements are probable of occurring.

Income Taxes

We account for income taxes according to the ASC 740, Income Taxes (“ASC 740”) using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or in our tax returns. Deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. We assess the likelihood that its deferred tax assets will be and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that our portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. In evaluating its ability to recover its deferred tax assets, we consider all available positive and negative evidence, including projected future taxable income, prudent and feasible tax planning strategies and recent financial operations.

We account for uncertainty in income taxes recognized in the financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. To the extent we determine that such tax provisions will not be sustained, the provision for income taxes would include the effects of any resulting income tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

Off-Balance Sheet Arrangements

As of March 31, 2026, December 31, 2025, and December 31, 2024, we did not have any off-balance sheet arrangements.

Recently Issued Accounting Pronouncements

We have implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and we do not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on our financial position or results of operations.

Our Business

Business Overview

Our mission is to create and deliver the most advanced healing technologies in the world. We are focused on the development and commercialization of perinatal tissue-based therapies that support healing across the continuum of care, including advanced wound care and surgical applications. We harness the natural properties of perinatal tissue through our proprietary processing technologies to deliver solutions intended to support tissue repair and regeneration.

Patients present with acute and chronic wounds, as well as wounds resulting from surgical procedures, in a variety of care settings, with conditions ranging in severity and complexity. These include diabetic foot ulcers, venous leg ulcers, pressure ulcers, traumatic wounds, and surgical incisions. We believe that the increasing prevalence of chronic diseases such as diabetes and obesity, along with growth in surgical procedures, will drive demand for advanced regenerative therapies that improve healing outcomes and reduce the overall cost of care.

Patients may benefit from our technologies in a variety of ways. In wound care applications, these technologies are intended to support the body’s natural healing processes and promote faster healing and improved quality of life. In surgical applications, these technologies are intended to support healing and recovery following surgical procedures to reduce complications and promote faster healing. We believe these technologies contribute to improved patient outcomes and may help reduce the overall cost of care over time.

The benefits of our technologies have been highlighted in peer-reviewed publications that include prospective controlled clinical trials, which are studies in which subjects are enrolled based on predefined protocols and the safety and efficacy outcomes of such studies are measured, as well as retrospective data reviews, which analyze previously collected patient data or outcomes and are generally not randomized. In controlled clinical trials, our technologies have shown statistically significant improvements in patient outcomes when compared to standard of care treatment alone. See “-- Clinical Research and Development” below.

Our portfolio consists primarily of placenta-derived tissue allografts, which are human tissues used as protective barriers or coverings to support the body’s natural healing processes. We offer both dry and cryopreserved allografts that are utilized across a broad range of clinical settings, including advanced wound care and surgical applications. We intend to continue expanding our portfolio with complementary regenerative therapies and technologies that address unmet needs across wound management and surgical healing.

On January 21, 2026, we expanded our portfolio through the purchase and licensing of certain assets from BioTissue Holdings Inc.’s (“BioTissue”) surgical and wound care business. Specifically, we purchased the Neox® and Clarix® trademarks as well as two patents relating to technologies focused on certain orthopedic therapies, which may support future expansion into other clinical applications for our products. We also acquired a national commercial infrastructure through the hiring of BioTissue’s direct sales representatives and the assumption of sales agent and consulting agreements with independent sales agents. We also assumed agreements with Group Purchasing Organizations (“GPO”) and Integrated Delivery Networks (“IDN”) which facilitate procurement and distribution of the Company’s products to affiliated hospitals, providers and healthcare facilities. As part of the BioTissue acquisition, we also licensed all patents related to the manufacture and commercialization of the Neox® and Clarix® products, including the CryoTek®, and SteriTek® technologies, as well as certain related trademarks (the “Licensed Intellectual Property”), as described below under “-- Intellectual Property”. BioTissue retained ownership of the Licensed Intellectual Property which it utilizes in the manufacture and commercialization of its other products.

The BioTissue transaction was undertaken to further our strategy to expand our product offering beyond the physician office and mobile wound care settings and to establish a presence in hospital inpatient, hospital outpatient and ambulatory surgical centers (“ASC”) settings, particularly in light of changes to the reimbursement landscape related to products offered in the physician office and mobile wound care settings. Historically, our revenues were primarily derived from products marketed for chronic wound care applications, including VendajeAC® and AmnioWrap2® (“AW2”). The BioTissue transaction expanded our product portfolio and commercial presence in surgical and hospital-based applications and broadened our access to additional sites of care and customer channels. As a result of this expanded portfolio and commercial footprint, our business strategy and product focus have evolved to reflect the full breadth of our current product offerings and go-to-market strategy, including greater emphasis on the Neox® and Clarix® product lines which currently generate better returns and provide better market opportunities, and have greater growth potential while continuing to focus on increasing sales of our Vendaje product family.

The Neox® and Clarix® product lines are commercially available and are currently marketed and distributed through our newly acquired commercial organization. In conjunction with the BioTissue acquisition, we executed a Supply Agreement with BioTissue (the “Supply Agreement”). Under the agreement BioTissue will continue to manufacture the Neox and Clarix products on our behalf for up to three years, as well as provide inventory storage and distribution services. We expect to complete a technology transfer to allow us to manufacture these products internally as soon as operationally feasible, with such transfer occurring as early as twelve months following the acquisition date.

In addition, on June 5, 2026, BioTissue received 510(k) clearance for the Catalyze product (No. K253204), which is an FDA-cleared advanced wound care device. The FDA granted 510(k) clearance on the basis that the Catalyze product is substantially equivalent to legally marketed predicate devices for the management of a range of acute and chronic ulcers and wounds, with clinical testing showing the Catalyze product is at least as safe and effective as such predicate devices.

As part of the BioTissue asset acquisition and as a result of BioTissue’s receipt of the 510(k) clearance, upon payment of additional consideration to BioTissue for additional consideration of up to $10.0 million (the “Clearance Payment”), we will acquire the commercial rights to the Catalyze product from BioTissue, which will allow us to commercially market and sell the product in the United States for its cleared indications of use. Under the Supply Agreement, BioTissue will manufacture the Catalyze product on our behalf subject to our agreement with BioTissue regarding the transfer-pricing terms.

Pursuant to Amendment No. 1 to the Asset Purchase Agreement, dated July 3, 2026 (“Amendment No. 1”), the deadline for payment of the Clearance Payment was extended to August 13, 2026, and may be further extended to August 31, 2026 and then to September 15, 2026, subject to the timely payment of interim extension payments totaling up to $1.0 million. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations —Recent Developments—BioTissue Asset Acquisition.”

We plan to finance the Clearance Payment through a combination of debt and equity financing, and our ability to make the Clearance Payment is dependent on the closing of such financings. Subject to timely satisfaction of the conditions described above, we plan to incorporate the Catalyze product into our product offering and commercial strategy, targeting a potential launch in the fourth quarter of 2026.

Patients present with acute and chronic wounds, as well as wounds resulting from surgical procedures, in a variety of care settings, with conditions ranging in severity and complexity. These include diabetic foot ulcers, venous leg ulcers, pressure ulcers, traumatic wounds, and surgical incisions. We believe that the increasing prevalence of chronic diseases such as diabetes and obesity, along with growth in surgical procedures, will drive demand for advanced regenerative therapies that improve healing outcomes and reduce the overall cost of care.

Industry Overview

We operate within the broader market for products that support tissue repair, regeneration, and healing across both wound care and surgical applications. This market is generally segmented into advanced wound care, surgical biologics, and regenerative medicine products, and includes a range of solutions such as advanced dressings, medical devices, extracellular matrices, and Human Cells, Tissues, and Cellular and Tissue-Based Products (“HCT/Ps”).

The prevalence of wounds requiring advanced treatment is significant and growing. Chronic wounds are estimated to affect approximately 1–2% of the population in developed countries, with millions of patients impacted in the United States. These conditions represent a substantial economic burden, with estimated Medicare spending on chronic wounds in excess of $30 billion annually and total U.S. healthcare expenditures related to wound care in excess of $100 billion annually. In addition to the financial impact, chronic and non-healing wounds are associated with serious clinical consequences, including infection, hospitalization, and, in severe cases, limb amputation.

The advanced wound care market is driven by the prevalence of chronic, non-healing wounds, including diabetic foot ulcers (“DFUs”), venous leg ulcers (“VLUs”), and pressure ulcers (“PUs”). These conditions are typically associated with underlying comorbidities such as diabetes, obesity, cardiovascular disease, and advanced age, which impair the body’s ability to heal. Chronic wounds are characterized by delayed or incomplete healing and often require ongoing clinical management. This segment is utilization-driven, with demand influenced by patient demographics, clinical protocols, and reimbursement coverage for advanced therapies.

The surgical biologics and regenerative medicine markets are driven by procedural volumes and the need to improve surgical outcomes. Products in this segment are used across a range of specialties, including orthopedic, general, plastic and reconstructive, and cardiovascular surgery, and are intended to support tissue healing, reduce complications, and improve recovery. Common clinical objectives include reducing the incidence of infection, minimizing adhesions, supporting soft tissue repair, and promoting faster or more complete healing. Demand in this segment is influenced by surgical procedure growth, product efficacy, surgeon adoption, and hospital or ASC purchasing dynamics.

Across both wound care and surgical applications, there is increasing focus on improving clinical outcomes while reducing total cost of care. Chronic wounds and surgical complications can result in extended treatment durations, hospitalizations, readmissions, and additional interventions. As a result, payors and providers are increasingly evaluating products based on their ability to demonstrate clinical effectiveness, support evidence-based protocols, and contribute to overall cost savings.

The site of care for these therapies continues to evolve. Products are utilized across hospitals (inpatient and outpatient), ASCs, physician offices, wound care centers, and long-term care settings with a continued shift toward outpatient and ASC settings, driven by cost efficiencies and patient preference, which has implications for product distribution, pricing, and utilization.

Within the wound care segment, treatment typically progresses from standard of care, which includes debridement, infection control, and traditional dressings, to advanced therapies when healing does not occur within an expected timeframe. Advanced therapies, including skin substitutes and tissue-based products, are generally introduced after several weeks of unsuccessful standard treatment, subject to clinical guidelines and reimbursement policies. Utilization of these products is influenced by provider education, access, and coverage determinations.

Advances in tissue processing and preservation technologies have expanded the use of biologic products across both wound care and surgical applications. Historically limited by storage and handling constraints, modern techniques such as dehydration and cryopreservation have improved product shelf life, ease of use, and safety. As a result, amniotic membrane-derived and other biologic products are now used more broadly as protective barriers and scaffolds to support tissue repair in chronic wounds, surgical incisions, and other clinical applications.

We believe that the continued convergence of wound care and surgical biologics markets, combined with demographic trends, increasing procedural volumes, and growing emphasis on outcomes and cost efficiency, will support sustained demand for regenerative medicine products that facilitate tissue healing.

Our Strategy

Our strategy is to build a leading regenerative medicine company focused on advanced wound care, including surgical applications, by leveraging our differentiated product portfolio, growing commercial infrastructure, and operational expertise. We aim to drive sustainable growth by expanding our presence across sites of care, driving increased product adoption, and improving profitability.

We are focused on the following strategic pillars:

●	Diversify Our End Markets and Expand Our Presence in Hospital and Surgical Settings.
We acquired assets from BioTissue to accelerate our expansion beyond our physician office and mobile wound care business and to establish our presence in hospital inpatient, hospital outpatient, and ambulatory surgical center settings. We believe this broader site-of-care footprint will diversify our customer base, payer mix, and revenue streams, while reducing our exposure to physician office reimbursement dynamics and increasing our access to commercially insured patient populations. We intend to focus our efforts on expanding adoption of our products across hospital-based wound care and surgical applications, where we believe there is a significant opportunity for growth.

●	Expand and Differentiate Our Product Portfolio.
We intend to continue broadening our portfolio of regenerative therapies to address a wider range of clinical applications across wound care and surgical settings. Our portfolio includes products processed using multiple proprietary technologies and is offered in dry, cryopreserved, and shelf-stable form factors. We believe this differentiated product offering enables us to meet varying physician preferences, handling requirements, and clinical needs, while supporting expansion across additional indications and sites of care.

●	Scale Our Commercial Infrastructure and Drive Product Adoption.
We are evolving our commercial model to support growth across both hospital and physician office settings. We intend to expand our direct sales organization, expand and leverage our network of independent sales agents, and continue to enhance our relationships with key customers, including hospitals, ambulatory surgical centers, and physician practices. In addition, we are investing in medical education and clinical engagement initiatives to increase awareness and support product adoption, as well as efforts to expand payer coverage and market access. We believe these initiatives will increase our geographic reach, improve sales productivity, and deepen customer relationships.

●	Leverage Operational Excellence to Support Scalable and Profitable Growth.
We intend to leverage our vertically integrated manufacturing capabilities, quality systems, and operational discipline to support future growth. As we integrate acquired products and technologies, we expect to pursue opportunities to improve supply chain efficiency, transition manufacturing in-house where appropriate, and expand gross margins over time. We believe our operational capabilities position us to scale efficiently while supporting long-term profitability.

Competitive Strengths

We believe the following competitive strengths position us to execute our strategy and support our long-term growth:

●	Diversified Platform Across Sites of Care.
Following our acquisition of the BioTissue surgical and wound care assets, we have expanded our presence across both physician office and hospital-based settings, including hospital inpatient, hospital outpatient, and ambulatory surgical center settings. We believe this diversified site-of-care footprint enhances our access to a broader patient population and range of clinical indications, expands our payer mix, and reduces our reliance on any single reimbursement channel.

●	Differentiated Portfolio of Regenerative Therapies.
We offer a comprehensive portfolio of placental and umbilical cord-derived allografts designed to support healing across both chronic wound care and surgical applications. Our products are available in multiple formats, including dry, cryopreserved, and shelf-stable configurations, allowing us to address varying clinical needs, physician preferences, and handling requirements. We believe this breadth of product offerings enables us to compete across a wide range of clinical indications and sites of care.

●	Proprietary Multi-Platform Processing Technologies.
We have a portfolio of proprietary tissue processing and preservation technologies, including BioRetain®, CryoTek®, and SteriTek®, with 68 issued patents and 81 pending patent applications. These technologies enable us to preserve key structural and biological characteristics of perinatal tissue and to offer products across multiple form factors. We believe this multi-platform approach provides flexibility in product design and application and represents a key differentiator in the regenerative medicine market.

●	Expanded Commercial Infrastructure with National Reach.
We have developed a multi-channel commercial model supported by a growing direct sales organization, an independent sales agent network, and distribution partners. Following the BioTissue asset acquisition, we have expanded our sales capabilities and gained access to established relationships across hospital and surgical settings, as well as key GPO contracts. We believe this commercial infrastructure enhances our ability to penetrate new markets, increase product adoption, and support long-term growth.

●	Strong Clinical Evidence and Physician Engagement.
Our products are supported by a growing body of clinical and scientific data, including randomized controlled trials and published retrospective studies. We believe this clinical evidence supports product differentiation, facilitates adoption by physicians, and is increasingly important for payer coverage and hospital value analysis committee approvals. We also invest in physician education and peer-to-peer engagement to support broader adoption across targeted specialties.

●	Vertically Integrated Manufacturing with Opportunity for Margin Expansion.
We operate a manufacturing facility in Pompano Beach, Florida that is FDA-registered, AATB-accredited, and designed to support commercial-scale production of perinatal tissue allografts. We believe our vertically integrated manufacturing capabilities support product quality, regulatory compliance, and operational efficiency. In connection with our acquisition of BioTissue assets, we intend to transition manufacturing of the acquired products to our facility over time, which we expect will enhance gross margins and support scalable growth.

●	Experienced Management Team with Industry Expertise.
Our executive leadership team and board members have significant experience across the healthcare and regenerative medicine industries, including clinical development, manufacturing, regulatory affairs, and commercialization. We believe this experience enables us to effectively navigate the complexities of our industry and execute our strategic priorities.

Our Technology and Products

We develop and commercialize perinatal tissue allografts utilizing proprietary processing and preservation technologies, including BioRetain®, CryoTek®, and SteriTek®, for use in advanced wound care and surgical applications. These technologies are designed to preserve key structural and biological characteristics of placental tissue and support the body’s natural healing processes.

Our products are derived from human placental and umbilical cord tissues and are used as protective barriers and scaffolds in the treatment of acute and chronic wounds and as similar adjuncts in a variety of surgical procedures.

Following our acquisition of BioTissue’s surgical and wound care business, we expanded our product portfolio and technological capabilities beyond advanced wound care into hospital-based and surgical markets.

Our Technology Platforms

We believe our portfolio of processing technologies—BioRetain®, CryoTek®, and SteriTek®—provides a differentiated, multi-platform approach to regenerative medicine. These technologies enable us to offer products across dehydrated, cryopreserved, and shelf-stable formats, allowing us to address a broad range of clinical needs, physician preferences, and site-of-care requirements.

BioRetain®

BioRetain® is our proprietary dehydration-based tissue processing technology designed to preserve the natural structure and endogenous biological components of placental tissue. Historically, placental membrane processing has focused either on preserving viable cells or removing non-structural components. BioRetain® is designed to preserve key extracellular matrix (“ECM”) components and signaling molecules without relying on cellular preservation.

Our process utilizes isotonic, hypothermic conditions and avoids harsh chemical treatments, excessive heat, or ice formation that may degrade tissue integrity. Tissues are gently cleaned and processed and are terminally sterilized using electron beam (E-beam) irradiation, which is designed to minimize structural disruption and avoid byproducts associated with other sterilization methods.

BioRetain®-processed tissues are intended to retain endogenous factors associated with tissue repair, including cytokines such as hepatocyte growth factor (HGF) and interleukin-1 receptor antagonist (IL-1ra), as well as ECM components such as collagens, fibronectin, proteoglycans, and glycosaminoglycans.

BioRetain®-processed tissues have been reported in published studies to retain higher levels of certain endogenous factors, including VEGFR1, hyaluronic acid (HA), HGF, PDGF-BB, and IL-1ra, compared to certain processing methods. These factors are commonly associated with modulation of inflammation and support of tissue repair.

CryoTek®

CryoTek® is a proprietary cryopreservation technology developed by BioTissue for processing placental tissue. The CryoTek® process is designed to preserve the structural and biological characteristics of placental tissue, including extracellular matrix components such as collagens, fibronectin, laminin, hyaluronic acid, and proteoglycans, as well as certain growth factors.

CryoTek® processing includes devitalization of resident cells, which is intended to reduce the potential for immune response while maintaining key tissue components. CryoTek®-processed tissues have been reported to retain the Heavy Chain Hyaluronic Acid/Pentraxin 3 (HC-HA/PTX3) complex, which has been known to play an important role in modulating inflammation and supporting tissue repair. Published studies have also reported that CryoTek®-processed tissue exhibits structural and biological characteristics similar to fresh placental tissue.

SteriTek®

SteriTek® is a proprietary preservation method designed to produce hydrated, shelf-stable placental tissue allografts. The SteriTek® process utilizes methods consistent with CryoTek® to preserve the tissue’s innate characteristics, followed by terminal sterilization using gamma irradiation.

This approach enables storage at controlled ambient temperature while maintaining selected structural and biological properties of the original tissue. SteriTek®-processed products are designed to provide flexibility in handling and storage while supporting use across a variety of clinical settings.

Our Products

Our product portfolio consists of perinatal tissue allografts designed for use in both advanced wound care and surgical applications across multiple sites of care, including physician offices, hospitals, and ambulatory surgical centers.

Product Strategy

Our product portfolio advances our strategy to serve the advanced wound care and surgical markets across multiple sites of care. Our legacy products, VendajeAC® and AW2, have historically been utilized in physician office and mobile wound care settings, while our acquired product portfolio, Neox® and Clarix® expands our presence into hospital inpatient, hospital outpatient, and ambulatory surgical center settings.

By combining BioRetain® processing with CryoTek® and SteriTek® preservation technologies, we offer products across dry, cryopreserved, and shelf-stable formats. We believe this diversified product offering enables us to address varying physician preferences, procedural requirements, and reimbursement environments, while supporting expansion into additional clinical applications and care settings over time.

Surgical Products

Our surgical product portfolio consists primarily of amniotic membrane and umbilical cord-derived allografts intended for use as protective barriers and adjuncts in surgical procedures.

●	CLARIX® Family – Cryopreserved amniotic membrane and umbilical cord allografts processed using CryoTek® technology. These products are used across a range of surgical applications, including orthopedic, podiatric, plastic, and general surgical procedures, and are designed to support tissue repair, reduce post-operative complications and restore normal function more quickly.

Advanced Wound Care Products

Our advanced wound care portfolio includes both cryopreserved and dry perinatal tissue allografts used in the management of acute and chronic wounds.

●	NEOX® Family – Cryopreserved amniotic membrane and umbilical cord allografts processed using CryoTek® and SteriTek® technologies. These products are used in both chronic wound care and complex hospital-based wound management settings.

●	VENDAJE® Family – Dry amniotic membrane and amniochorion allografts processed using BioRetain® technology. These products are designed for use as protective coverings for soft tissue wounds and are primarily utilized in physician office, outpatient, and non-acute care settings.

Other Products

Our portfolio also includes additional perinatal tissue-based products, including AW2, American Amnion®, and VENDAJE OPTIC®, which are intended for specialized clinical applications across wound care and surgical settings.

Upon our acquisition of the commercial rights to Catalyze™, a 510(k) cleared device, our product portfolio will include a particulate device used to cover and protect a variety of wounds and maintain a moist wound environment in both the physician wound care and surgical settings.

Clinical Research and Development

We have devoted considerable resources to our clinical trials to support market access initiatives, physician education, publication activities, and broader commercialization efforts relating to our BioRetain products. Specifically, in April 2024, we retained the services of McCoy Clinical Consulting, LLC who leads our DFU and VLU clinical trials processes. We completed the first DFU clinical trial in December 2025, enrolling 71 patients at 11 sites across the United States evaluating BioRetain – Preserved Amniochorion (“BRAC”) (protocol BR-AC-DFU-101). The second DFU clinical trial completed enrollment in November 2025, enrolling 72 patients at 19 sites across the United States evaluating BioRetain-Preserved Amnion (“BRA”) (protocol BR-AM-DFU-101). The VLU clinical trial completed enrollment in March 2026, enrolling 71 patients at 18 sites across the United States evaluating BRAC (protocol BR-AC-VLU-101).

These studies were originally initiated in response to the proposed Centers for Medicare and Medicaid Services (“CMS”) local coverage determinations (“LCDs”), which would have required clinical evidence to support coverage by Medicare and related programs. CMS subsequently withdrew the proposed LCD and our products are currently reimbursable under CMS’ incident-to-supply classification which do not require clinical evidence relating to the safety or efficacy of our products. Accordingly, the completion of these studies is not a prerequisite to our current reimbursement status. We have elected to continue and complete these studies to support our marketing and commercialization efforts and to position ourselves to respond to any potential future changes in the reimbursement landscape that may require clinical evidence to support coverage. We may also conduct additional clinical studies, retrospective analyses, healthcare economic studies, or other evidence-generation activities in the future to support coverage and reimbursement, including hospital value analysis committee approvals, commercialization, physician adoption, and additional clinical applications of our products.

We do not have any active clinical trials with respect to our Neox® and Clarix® product lines; however, we intend to evaluate future clinical trial opportunities and other evidence-generation initiatives relating to these product lines to support commercialization and potential future reimbursement activities.

BioRetain –Preserved Amniochorion (“BRAC”) – DFU Clinical Trial

We completed a prospective, multicenter, randomized controlled clinical study evaluating the use of BRAC in the treatment of Wagner Grade I-II diabetic foot ulcers (“DFUs”). Subjects enrolled in the study were required to have non-healing, non-infected, DFUs meeting specified size and duration criteria and received either standard of care alone or standard of care plus BRAC. Standard of care included wound debridement, an immobilizing offloading device, infection management, and appropriate moist wound dressings.

The primary endpoint of the study was the proportion of subjects achieving complete wound closure within 12 weeks. The study enrolled 71 subjects across 11 clinical sites in the United States. The following top-line results demonstrated a higher incidence of complete wound closure in the BRAC treatment arm as compared to standard of care alone. Specifically, the top-line intent-to-treat results were as follows:

●	Achieved primary efficacy endpoint. BRAC demonstrated a statistically meaningful improvement in complete wound closure compared to standard of care alone, with a 96.4% posterior probability that the treatment effect exceeds zero. The posterior mean probability of complete wound closure was 0.53 (95% CrI: 0.32–0.72) for the BR-AC treatment arm compared to 0.30 (95% CrI: 0.15–0.46) for the standard of care arm, representing a posterior mean absolute difference in healing rates of 0.23 (95% CrI: –0.012 to 0.47) and a posterior mean risk ratio of 1.9 (95% CrI: 0.79–3.2), meaning wounds treated with BRAC were approximately twice as likely to heal as those treated with standard of care alone.

●	Clinically meaningful improvement in wound closure rates. BRAC achieved a complete wound closure rate of 36.67% (11/30 subjects) compared to 17.07% (7/41 subjects) in the standard of care arm, representing a 19.6% difference favoring the BRAC treatment arm.

●	Significant improvement in wound area reduction. The posterior probability of achieving greater than 50% wound area reduction was 53.6% in the BRAC treatment arm compared to 38.6% in the standard of care arm, representing a 59.9% posterior probability that the BRAC arm achieves a greater reduction than the standard of care arm.

No treatment-related serious adverse events were reported during the study. Full study results are expected to be available in the third quarter of 2026.

BioRetain – Preserved Amnion (“BRA”) – DFU Clinical Trial

We initiated a prospective, multicenter, randomized controlled clinical study evaluating the use of BRA in the treatment of Wagner Grade I-II diabetic foot ulcers. Subjects enrolled in the study receive either standard of care alone or standard of care plus BRA. Standard of care includes wound debridement, offloading, infection management, and appropriate moist wound dressings.

The study is designed to evaluate the proportion of subjects achieving complete wound closure within 12 weeks. Enrollment concluded in November 2025 with 72 subjects enrolled across 19 clinical sites in the United States. Preliminary results indicate the data may not meet the proposed endpoints, with initial findings indicating that the benefit of the product is dependent on tissue perfusion. Final results are expected in late 2026, after which we will determine whether to continue further testing, given that BRA products represented less than 1% of product sales in 2025.

BioRetain –Preserved Amniochorion (“BRAC”)– VLU Clinical Trial

We initiated a prospective, multicenter, randomized controlled clinical study evaluating the use of BRAC in the treatment of non-healing venous leg ulcers (“VLUs”) with confirmed venous insufficiency. Subjects enrolled in the study receive either standard of care alone or standard of care plus BRAC. Standard of care includes wound debridement, compression therapy, infection management, and appropriate wound dressings.

The study is designed to evaluate the proportion of subjects achieving complete wound closure within 12 weeks. Enrollment completed in March 2026 with 71 subjects enrolled across 18 clinical sites in the United States. Final study results are expected in late 2026.

Placenta Donation Program

We partner with several tissue acquisition agencies to obtain the source material for our perinatal-based product portfolio. Through these agencies, a mother who delivers a healthy baby can donate her placenta and umbilical cord tissue in lieu of having it discarded as medical waste. After consent for donation is obtained, a blood sample from each donor is tested for communicable diseases, and the donor is screened for risk factors in order to determine eligibility in compliance with federal regulations and AATB standards. We operate a licensed tissue bank that is registered as a tissue establishment with the FDA, and we are an accredited member of the AATB, a standard-setting and accreditation organization for the tissue banking industry in the United States. All donor records and test results are reviewed by our Medical Director and staff prior to the release of the tissue for distribution to ensure that each donor tissue is determined to be eligible for transplantation.

We utilize geographically diverse tissue acquisition agencies across the United States to ensure adequate supply of materials needed to meet customer demand. We believe that we will be able to obtain an adequate supply of tissue to meet anticipated demand for the foreseeable future.

Manufacturing

We operate a manufacturing facility in Pompano Beach, Florida designed to support commercial-scale production of perinatal tissue allografts. We believe our vertically integrated manufacturing capabilities support product quality, regulatory compliance, and operational efficiency. The quality of our perinatal tissue allografts is critical to our success. Our laboratory is accredited by the Association of Advancing Tissue and Biologics and is registered with the U.S. Food and Drug Administration, or FDA, as a tissue establishment in accordance with 21 CFR Part 1271. Our products and processes adhere to applicable regulatory standards, including Current Good Tissue Practices, and we are committed to maintaining high standards of safety, quality, and compliance.

In conjunction with the BioTissue asset acquisition in January 2026, we executed the Supply Agreement. Under the agreement, BioTissue will continue to manufacture the Neox and Clarix brand products on our behalf for up to three years, as well as provide inventory storage and distribution services. We expect to complete a technology transfer to allow us to manufacture these products internally as soon as operationally feasible. Under the terms of the agreement, such transfer may occur as early as twelve months following the acquisition date.

Customers

Our customers primarily consist of healthcare facilities, including physician offices, hospitals, ASCs, and wound care clinics. The providers at these sites of care include specialists such as podiatrists, plastic surgeons, orthopedic surgeons, general surgeons and other clinicians across a range of care settings. Following our acquisition of the BioTissue surgical and wound care business, we have expanded our customer base to also include a broader range of hospital and surgical customers.

Prior to January 1, 2026, we sold our Vendaje and AW2 products primarily through a single distributor, Venture Medical, LLC, pursuant to a distribution and services agreement (the “Distribution Agreement”). Pursuant to the Distribution Agreement, Venture Medical purchased the Vendaje and AW2 products from us at a fixed fee per square centimeter with revenue recognized at the point of shipment. During 2025 and 2024, approximately 99% and 98%, respectively, of our revenue was generated through the Distribution Agreement. Our reliance on a single distributor exposes us to certain risks, including the potential adverse impact on our revenue and financial condition in the event of any disruption to the relationship, changes in purchasing patterns, or changes in the terms of the arrangement.

As a result of the reimbursement changes described below, on January 1, 2026, we amended the Distribution Agreement to reduce the transfer price at which we sell our products to Venture Medical in an attempt to improve Venture Medical’s economics as they sell to their end-user customers. As a result of the amended arrangement and the BioTissue acquisition, the proportion of our revenue attributable to Venture Medical accounted for approximately 13% of our revenue in the first quarter of 2026. We do not expect that revenues generated from the Distribution Agreement will be more than 20% of our revenues for 2026.

Our reliance on a single distributor exposes us to certain risks, including the potential adverse impact on our revenue and financial condition in the event of any disruption to the relationship, changes in purchasing patterns, or changes in the terms of the arrangement. See “Risk Factors - We contract with and are dependent upon independent sales agents and distributors.”

Sales and Marketing

We market and sell our products through multiple channels, including a direct sales force, a network of independent sales agents, and third-party distributors.

Our direct sales organization consists of sales representatives and sales managers who engage with hospitals, ambulatory surgical centers, wound care clinics, physician offices, and other healthcare facilities.

In addition to our direct sales efforts, we work with a network of independent sales agents who serve specific geographies or customer segments where their existing relationships and complementary product offerings make them well suited to represent our products. This approach allows us to extend our commercial reach.

We also distribute our products through third-party distributors. Under these arrangements, distributors purchase our products at wholesale prices and take responsibility for reselling them to providers, facilities, and end users.

We enter into agreements with GPOs in the U.S., which enable us to sell and distribute our products to their member hospitals for a fee paid to the GPO. GPOs negotiate volume purchase prices for hospitals, group practices, and other clinics that are members of the GPO. Our agreements with GPOs typically include the following provisions:

●	Negotiated pricing for all group members;

●	Volume discounts and other preferential terms on member purchases from us;

●	Promotion of our products by the GPO to its members; and

●	Payment of administrative fees by us to the GPO, based on purchases of our products by group members.

This multi-channel approach allows us to efficiently reach a geographically broad and diverse customer base while maintaining the flexibility to tailor our go-to-market strategy to the specific needs of different markets and customer segments.

Coverage and Reimbursement

With the exception of certain government accounts, most purchasers of our products, including physicians, hospitals, and ASCs, rely on reimbursement from third-party payers. Accordingly, our growth is dependent on the availability of adequate reimbursement for our products.

Third-party payers include U.S. federal healthcare programs, such as Medicare and Medicaid, as well as private insurance plans, managed care organizations, and workers’ compensation programs. These payers are increasingly focused on cost containment and may implement measures that control, restrict access to, or influence the use of healthcare products and services. Coverage decisions are made by each payer and are typically based on an assessment of clinical evidence, medical necessity, and cost-effectiveness. Coverage policies vary among Medicare Administrative Contractors, commercial payors, and other third-party payors, and reimbursement may change over time as coverage policies and payment methodologies evolve.

A portion of our products are purchased directly by U.S. government agencies, including the Department of Veterans Affairs (“VA”) and other federal healthcare systems, which do not rely on third-party reimbursement. We participate in federal purchasing programs, including the VA Federal Supply Schedule (“FSS”), to support access to these customers.

Medicare Coverage

The Medicare program, administered by the Centers for Medicare & Medicaid Services (“CMS”), is the largest third-party payer in the United States and is an important factor in determining coverage and reimbursement for our products. Medicare Administrative Contractors (“MACs”) act as agents of CMS and are responsible for making coverage determinations and processing claims within their respective jurisdictions.

Medicare Coverage and reimbursement for our products under Medicare are determined in accordance with the Social Security Act, CMS regulations, and applicable coverage guidance. In certain cases, CMS does not establish national coverage, and MACs determine whether and under what conditions products are reimbursed based on their evaluation of clinical evidence and medical necessity. As a result, achieving favorable Medicare coverage is an important factor in driving broader adoption, as private payers often follow Medicare coverage decisions.

Coverage and reimbursement of our products varies depending on the product, site of care, payor and applicable coverage policies. Currently, our Neox and Vendaje products, which are utilized in chronic wound care settings are eligible for reimbursement under Medicare’s existing Healthcare Common Procedure Coding System (“HCPCS”) coding frameworks, including Q-code reimbursement methodologies. There is generally no separate reimbursement for Clarix, our surgical product, as reimbursement for surgical products used during procedures is generally bundled into the overall procedural or episode-of-care payment and is not separately reimbursed.

Chronic Wound Care

Physician Office and Non-Acute Settings. In physician offices and other non-acute care settings, skin substitute products are typically reimbursed separately based on a per-square-centimeter methodology. Prior to January 1, 2026, reimbursement was based on the manufacturer’s reported average sales price (“ASP”), updated quarterly by CMS. Recent changes to CMS reimbursement policies have modified payment methodologies for skin substitute products, including the transition to a standard per-square-centimeter reimbursement rate across all sites of care. In addition, MACs have implemented or proposed Local Coverage Determinations (“LCDs”) that may further impose limits on product utilization and would require published, peer-reviewed clinical evidence to support coverage.

These changes have introduced increased scrutiny on product pricing, utilization, and clinical evidence requirements in the physician office setting. We are actively generating clinical data to support continued reimbursement and adoption of our products under evolving coverage frameworks.

Hospital Settings. Historically, in hospital inpatient, hospital outpatient department (“HOPD”), and ASC settings, reimbursement for skin substitute products was generally bundled into the overall payment for the procedure or episode of care, with no separate reimbursement for the product itself. Recent changes to CMS reimbursement policies have modified payment methodologies for skin substitute products, including the transition to a standard per-square-centimeter reimbursement rate across all sites of care.

As a result, hospital (and other facility) - based chronic wound care is now eligible for separate reimbursement for any skin substitute used to support patient care.

Surgical Procedures

For surgical procedures, in hospital inpatient, hospital outpatient department (“HOPD”), and ASC settings, reimbursement for skin substitute products is generally bundled into the overall payment for the procedure or episode of care, with no separate reimbursement for the product itself. Purchasing decisions in these settings are driven by hospital value analysis processes, which evaluate products based on clinical efficacy, cost-effectiveness, and the potential to improve patient outcomes or reduce overall cost of care. We support adoption in these settings through clinical evidence generation, physician engagement, and healthcare economic data.

Following our acquisition of the BioTissue surgical and wound care business, we have established our presence in hospital-based settings. We believe this diversification enhances our access to commercially insured patient populations, broadens our payer mix, and reduces our reliance on physician office reimbursement dynamics in chronic wound care.

Coding and Coverage

Our products are assigned Healthcare Common Procedure Coding System (“HCPCS”) codes, including Q-codes, which facilitate billing and reimbursement by healthcare providers. Coverage for our products varies by payer and is influenced by coding status, clinical evidence, and applicable coverage and payment policies.

We continue to invest in clinical research and market access initiatives to support favorable coverage and reimbursement outcomes across both Medicare and private payers.

Private Payers

Private payer coverage and reimbursement policies vary by plan and are influenced by clinical data, medical policy guidelines, and negotiations with healthcare providers. We are focused on expanding coverage with private payers by generating clinical evidence and demonstrating the clinical and economic value of our products.

We believe that continued investment in clinical trials, including randomized controlled studies and real-world effectiveness studies, and ongoing engagement with payers will support broader adoption and increased access to our products across multiple sites of care.

Seasonality

Our revenue may be subject to seasonal fluctuations. Historically, revenues in the fourth quarter have tended to be higher than in other quarters due to increased purchasing activity by hospitals and other healthcare providers near the end of their annual budget cycles. In addition, patient deductible dynamics may contribute to higher utilization later in the year as patients satisfy annual out-of-pocket requirements.

Conversely, revenues in the first quarter may be lower than in the preceding fourth quarter, as purchasing activity and patient volumes normalize following year-end trends. Seasonal patterns may also be influenced by changes in reimbursement policies, patient behavior, and provider purchasing decisions across different sites of care.

As our business continues to evolve, including our expansion into hospital-based and surgical settings, the extent and impact of seasonal trends may change over time.

Intellectual Property

Our intellectual property includes owned and licensed patents, owned and licensed patent applications and patents pending, proprietary manufacturing processes and trade secrets, and trademarks associated with our technology. We believe that our patents, proprietary manufacturing processes, trade secrets, trademarks, and technology licensing rights provide us with important competitive advantages.

Trademarks

The following tables summarize our held and applied for trademarks together with their duration as well as trademarks we license from BioTissue as described below. In addition, we licensed the “AmnioWrap2” tradename, the Q-code and rights to manufacture and commercialize AmnioWrap2 from Hesed Life and Medical LLC, a California limited liability company, an unrelated third party (“Hesed”) pursuant to an Exclusive Commercialization and IP Agreement (the “Commercialization Agreement”), which is further described below.

Trademarks Held

Registration Number	Registration Date	Next Renewal	Trademark Name
4,856,395	November 17, 2015	November 17, 2035	AC:PX
1,224,924	July 31, 2014	July 31, 2034	AC:PX (Designated States China, European Union, Japan, Korea, Singapore)
UK00912639449	July 18, 2014	February 26, 2034	UC:Px
6,902,573	November 15, 2022	November 15, 2032	BIORETAIN®
6,326,002	April 20, 2021	April 20, 2031	BIOSTEM LIFE SCIENCES
6,326,239	April 20, 2021	April 20, 2031	BIOSTEM TECHNOLOGIES
6,598,861	December 21, 2021	December 21, 2031	BIOSTEM TECHNOLOGIES (Class 005)
6,816,083	August 9, 2022	August 9, 2032	LMA
6,681,250	March 22, 2022	March 22, 2032	LOCAL MICROENVIRONMENT ACTIVATION
6,320,060	April 13, 2021	April 13, 2031	OROPRO
7,257,046	January 2, 2024	January 2, 2034	RHEO
12639449	July 18, 2014	February 26, 2034	UC:PX
T1404426C	March 26, 2014	March 26, 2034	UC:PX
12639449	July 18, 2014	February 26, 2034	UC:PX
6,326,004	April 20, 2021	April 20, 2031	VENDAJE®
6,326,005	April 20, 2021	April 20, 2031	VENDAJE AC®
6,326,006	April 20, 2021	April 20, 2031	VENDAJE OPTIC®
4,205,384	September 11, 2012	September 11, 2032	NEOX
4,205,381	September 11, 2012	September 11, 2032	NEOX (stylized)

Applied for Trademarks

Application Number	Filing Date	Trademark Name
A0044163	July 31, 2014	AC:PX
90/424,799	December 29, 2020	ALLOCLOT
97/922,410	May 5, 2023	STERACORD
99/525504	December 2, 2025	CLARIX
98/693,813	August 12, 2024	REVIVE
98/693,793	August 12, 2024	VERAGEN
98/693,820	August 12, 2024	REVIVE BURN
98/693,802	August 12, 2024	VERAGEN SURGICAL
98/298,223	July 23, 2025	AMERICAN AMNION
99/298,213	July 23, 2025	AMERICAN AMNION AC

Licensed Trademarks

Application Number	Filing Date	Trademark Name
5,917,974	November 26, 2019	TISSUETECH
3,363,953	January 1, 2008	BIOTISSUE (IC 005)
7,872,385	July 22, 2025	BIOTISSUE (IC 005, 010, 042)
4,522,781	April 29, 2014	CRYOTEK
5,360,643	December 19, 2017	STERITEK

Patents

The following tables summarize our held and applied for patents together with their duration.

Patents Held

Patent Number	Issue Date	Expiration Date	Title	Product/Technology	Jurisdiction
D-716,601	November 4, 2014	November 4, 2028	TISSUE MINCING TOOL	Tissue Mincing Tool (AC:Px (Auxocell Processing System)	United States
11,844,876	December 19, 2023	January 24, 2042	TWO-PART CLOTTING COMPOSITION AND METHODS OF MAKING AND USING THEREOF	Umbilical Cord Patriculate and Extract Combination	United States
8893995	November 25, 2014	November 8, 2032	SYSTEMS AND METHODS FOR PROCESSING CELLS	Tissue Mincing Tool (AC:Px (Auxocell Processing System)	United States
8,967,513	March 3, 2015	July 1, 2033	SYSTEMS AND METHODS FOR PROCESSING CELLS	Tissue Mincing Tool (AC:Px (Auxocell Processing System)	United States
8,967,512	March 3, 2015	July 1, 2033	SYSTEMS AND METHODS FOR PROCESSING CELLS	Tissue Mincing Tool (AC:Px (Auxocell Processing System)	United States
9663760	May 30, 2017	January 21, 2035	SYSTEMS AND METHODS FOR PROCESSING CELLS	Tissue Mincing Tool (AC:Px (Auxocell Processing System)	United States
D-717587	November 18, 2014	November 18, 2028	TISSUE MINCING TOOL	Tissue Mincing Tool (AC:Px (Auxocell Processing System)	United States
9,012,222	April 21, 2015	January 29, 2033	NATIVE WHARTON’S JELLY STEM CELLS AND THEIR PURIFICATION	Tissue Mincing Tool (AC:Px (Auxocell Processing System)	United States
9145544	September 29, 2015	January 21, 2035	SYSTEMS AND METHODS FOR PROCESSING CELLS	Tissue Mincing Tool (AC:Px (Auxocell Processing System)	United States
2012335746	October 8, 2017	November 8, 2032	SYSTEMS AND METHODS FOR PROCESSING CELLS	Tissue Mincing Tool (AC:Px (Auxocell Processing System)	Australia
2775928	February 20, 2019	November 8, 2032	SYSTEMS AND METHODS FOR PROCESSING CELLS	Tissue Mincing Tool (AC:Px (Auxocell Processing System)	Europe (BE, CH, CZ, DE, DK, ES, EP, FI, FR, GB, GR, IE, NL, NO, PL, PT, SE)
2862437	July 3, 2018	November 8, 2032	SYSTEMS AND METHODS FOR PROCESSING CELLS	Tissue Mincing Tool (AC:Px (Auxocell Processing System)	Canada
201280055019.5	June 8, 2016	November 8, 2032	SYSTEMS AND METHODS FOR PROCESSING CELLS	Tissue Mincing Tool (AC:Px (Auxocell Processing System)	China
232290	March 1, 2018	November 8, 2032	SYSTEMS AND METHODS FOR PROCESSING CELLS	Tissue Mincing Tool (AC:Px (Auxocell Processing System)	Israel
002558890-0001	October 16, 2014	October 16, 2039	TISSUE MINCING TOOL	Tissue Mincing Tool (AC:Px (Auxocell Processing System)	European Community/United Kingdom
002558890-0002	October 16, 2014	October 16, 2039	TISSUE MINCING TOOL	Tissue Mincing Tool (AC:Px (Auxocell Processing System)	European Community/United Kingdom

D2014/1269/C	October 16, 2014	October 17, 2029	TISSUE MINCING TOOL	Tissue Mincing Tool (AC:Px (Auxocell Processing System)	Singapore
56145	June 21, 2015	October 19, 2032	TISSUE MINCING TOOL	Tissue Mincing Tool (AC:Px (Auxocell Processing System)	Israel
39380	July 13, 2015	April 18, 2029	TISSUE MINCING TOOL	Tissue Mincing Tool (AC:Px (Auxocell Processing System)	India
1401964.0M	October 17, 2014	October 17, 2039	TISSUE MINCING TOOL	Tissue Mincing Tool (AC:Px (Auxocell Processing System)	Hong Kong
HK1195866	November 29, 2019	November 8, 2032	SYSTEMS AND METHODS FOR PROCESSING CELLS	Tissue Mincing Tool (AC:Px (Auxocell Processing System)	Hong Kong
6159729	June 16, 2017	November 8, 2032	SYSTEMS AND METHODS FOR PROCESSING CELLS	Tissue Mincing Tool (AC:Px (Auxocell Processing System)	Japan
11201402149T	August 4, 2016	November 8, 2032	SYSTEMS AND METHODS FOR PROCESSING CELLS	Tissue Mincing Tool (AC:Px (Auxocell Processing System)	Singapore
2033318	May 2, 2024	October 14, 2042	Sterline human placental allografts and methods of making thereof	BioRetain® Applies to: Vendaje®, Vendaje AC®, and AmnioWrap2®	Netherlands
2034251	September 2, 2024	March 2, 2043	HUMAN UMBILICAL CORD COMPOSITION FOR TREATMENT AND PEYFRONIE’S DISEASE	BioRetain® Applies to: Vendaje®, Vendaje AC®, and AmnioWrap2®	Netherlands
D1085424	July 22, 2025	July 22, 2040	FENESTRATED HUMAN PLACENTAL ALLOGRAFT (7US-B) – Cross-Reference w/310636-271374 (7US-C)	BioRetain	United States
D1085425	July 22, 2025	July 22, 2040	FENESTRATED HUMAN PLACENTAL ALLOGRAFT (7US-C) Cross-Cite w/310636-271193 (7US-B)	BioRetain	United States
12,285,445	April 29, 2025	June 28, 2043	STERILE HUMAN PLACENTAL ALLOGRAFTS AND METHODS OF MAKING THEREOF (5US)	BioRetain: Vendaje AC, AmnioWrap2, American Amnion AC	United States
4358981	October 30,2024	June 28, 2043	STERILE HUMAN PLACENTAL ALLOGRAFTS AND METHODS OF MAKING THEREOF (5-EP)	BioRetain: Vendaje AC, AmnioWrap2, American Amnion AC	EP (DE, ES, FR, GB, IT)
12,263,191	April 1, 2025	June 29, 2042	MICRONIZED COMPOSITIONS FOR WOUND HEALING PREPARED FROM INTACT HUMAN AMNION-CHORION TISSUE HAVING AN INTACT INTERMEDIATE SPONGY LAYER POSITIONED THERE BETWEEN (3-US)	BioRetain: AC particulate	United States

12,144,831	November 19, 2024	June 29, 2042	STERILE HUMAN PLACENTAL ALLOGRAFTS HAVING A PLURALITY OF SLITS, OPENINGS, AND/OR FENESTRATIONS FORMED THEREON (7US)	BioRetain	United States
4442316	January 28, 2026	June 28, 2043	STERILE HUMAN PLACENTAL ALLOGRAFTS AND METHODS OF MAKING (5-EP-DIV)	BioRetain: Vendaje AC, AmnioWrap2, American Amnion AC	EP (DE, ES, FR, GB, IT)
12,370,223	July 29, 2025	February 29, 2044	STERILE HUMAN PLACENTAL ALLOGRAFTS HAVING A PLURALITY OF SLITS, OPENINGS, AND/OR FENESTRATIONS FORMED THEREON (7US-A)	BioRetain	United States
12,478,647	November 25, 2025	March 1, 2044	MICRONIZED COMPOSITIONS FOR WOUND HEALING PREPARED FROM INTACT HUMAN AMNION-CHORION TISSUE HAVING AN INTACT INTERMEDIATE SPONGY LAYER POSITIONED THERE BETWEEN (3US-A)	BioRetain: AC Particulate	United States
6494869	January 12, 2026	December 23, 2050	FENESTRATED HUMAN PLACENTAL ALLOGRAFT	BioRetain	United Kingdom
6494870	January 12, 2026	December 23, 2050	FENESTRATED HUMAN PLACENTAL ALLOGRAFT	BioRetain	United Kingdom
6494871	January 12, 2026	December 23, 2050	FENESTRATED HUMAN PLACENTAL ALLOGRAFT	BioRetain	United Kingdom
6494872	January 12, 2026	December 23, 2050	FENESTRATED HUMAN PLACENTAL ALLOGRAFT	BioRetain	United Kingdom
6494873	January 12, 2026	December 23, 2050	FENESTRATED HUMAN PLACENTAL ALLOGRAFT	BioRetain	United Kingdom
9,526,770	December 27, 2016	April 27, 2032	METHODS OF MODULATING BONE REMODELING	Biotissue	United States
9,675,733	June 13, 2017	April 27, 2032	METHODS OF MODULATING BONE REMODELING	Biotissue	United States
015128595-0001	March 6, 2026	December 23, 2050	FENESTRATED HUMAN PLACENTAL ALLOGRAFT	BioRetain	Europe
015128595-0002	March 6, 2026	December 23, 2050	FENESTRATED HUMAN PLACENTAL ALLOGRAFT	BioRetain	Europe
015128595-0003	March 6, 2026	December 23, 2050	FENESTRATED HUMAN PLACENTAL ALLOGRAFT	BioRetain	Europe
015128595-0004	March 6, 2026	December 23, 2050	FENESTRATED HUMAN PLACENTAL ALLOGRAFT	BioRetain	Europe
015128595-0005	March 6, 2026	December 23, 2050	FENESTRATED HUMAN PLACENTAL ALLOGRAFT	BioRetain	Europe

518/2024	February 4, 2026	November 8, 2042	SYSTEMS AND METHODS FOR PROCESSING CELLS	BioRetain	Qatar
12,648,969	June 9, 2026	June 29, 2042	STERILE HUMAN PLACENTAL ALLOGRAFTS AND METHODS OF MAKING THEREOF	BioRetain: Vendaje AC, AmnioWrap2, American Amnion AC	United States
D1131805	June 23, 2026	June 23, 2041	FENESTRATED HUMAN PLACENTAL ALLOGRAFT	BioRetain	United States
D1130758	June 16, 2026	June 16, 2041	FENESTRATED HUMAN PLACENTAL ALLOGRAFT	BioRetain	United States
D1130759	June 16, 2026	June 16, 2041	FENESTRATED HUMAN PLACENTAL ALLOGRAFT	BioRetain	United States
D1130760	June 16, 2026	June 16, 2041	FENESTRATED HUMAN PLACENTAL ALLOGRAFT	BioRetain	United States

Applied for Patents

Application Number	Filing Date	Title	Product/Technology	Jurisdiction
17/873,383	July 26, 2022	HUMAN UMBILICAL CORD COMPOSITIONS AND METHODS FOR INTRA-ARTICULAR THERAPY (4US)	Umbilical Cord Extract for Joints	United States
18/130,555	April 4, 2023	HUMAN UMBILICAL CORD COMPOSITION FOR TREATMENT OF PEYRONIE’S DISEASE (9US)	Umbilical Cord Extract for Peyronies	United States
18/517,338	November 22, 2023	TWO-PART CLOTTING COMPOSITION AND METHODS OF MAKING AND USING THEREOF	Umbilical Cord Particulate and Extract Combination	United States
18/735,328	June 6, 2024	HUMAN UMBILICAL CORD COMPOSITIONS AND METHODS FOR DERMAL APPLICATION (8US)	Umbilical Cord Extract for Dermal	United States
23832295.2	June 28, 2023	STERILE HUMAN PLACENTAL ALLOGRAFTS HAVING A PLURALITY OF SLITS, OPENINGS, AND/OR FENESTRATIONS FORMED THEREON (7EP)	Placental Membrane (BioRetain®)	European Regional Stage
2024284510	June 6, 2024	HUMAN UMBILICAL CORD COMPOSITIONS AND METHODS FOR DERMAL APPLICATION (8-PCT)	Umbilical Cord Extract for Dermal	Australia
2023315778	January 16, 2025	HUMAN UMBILICAL CORD COMPOSITIONS AND METHODS FOR INTRA-ARTICULAR THERAPY (4-AU)	Umbilical Cord Extract for Joints	Australia
BR 11 2025 001077 87	July 26, 2023	HUMAN UMBILICAL CORD COMPOSITIONS AND METHODS FOR INTRA-ARTICULAR THERAPY (4-BR)	Umbilical Cord Extract for Joint	Brazil
3263067	July 26, 2023	HUMAN UMBILICAL CORD COMPOSITIONS AND METHODS FOR INTRA-ARTICULAR THERAPY (4-CA)	Umbilical Cord Extract for Joints	Canada

23847280.7	July 26, 2023	HUMAN UMBILICAL CORD COMPOSITIONS AND METHODS FOR INTRA-ARTICULAR THERAPY (4-EP)	Umbilical Cord Extract for Joints	Europe
2023255390	April 19, 2023	MULTI-PART PROCESSED HUMAN AMNIOTIC COMPOSITION AND METHODS OF MAKING AND USING THEREOF FOR TREATMENT OF PEYRONIE’S DISEASE (2-AU)	Amniotic Membrane Particulate with Amniotic Fluid	Australia
3255906	April 19, 2023	MULTI-PART PROCESSED HUMAN AMNIOTIC COMPOSITION AND METHODS OF MAKING AND USING THEREOF FOR TREATMENT OF PEYRONIE’S DISEASE (2-CA)	Amniotic Membrane Particulate with Amniotic Fluid	Canada
2023299174	December 20, 2024	STERILE HUMAN PLACENTAL ALLOGRAFTS HAVING A PLURALITY OF SLITS, OPENINGS, AND/OR FENESTRATIONS FORMED THEREON (7-AU)	BioRetain	Australia
BR 11 2024 027415-2	June 28, 2023	STERILE HUMAN PLACENTAL ALLOGRAFTS HAVING A PLURALITY OF SLITS, OPENINGS, AND/OR FENESTRATIONS FORMED THEREON (7-BR)	BioRetain	Brazil
3260775	June 28, 2023	STERILE HUMAN PLACENTAL ALLOGRAFTS HAVING A PLURALITY OF SLITS, OPENINGS, AND/OR FENESTRATIONS FORMED THEREON (7-CA)	BioRetain	Canada
MX/a/2025/000161	January 6, 2025	STERILE HUMAN PLACENTAL ALLOGRAFTS HAVING A PLURALITY OF SLITS, OPENINGS, AND/OR FENESTRATIONS FORMED THEREON (7-MX)	BioRetain	Mexico
2023297925	December 20, 2024	STERILE HUMAN PLACENTAL ALLOGRAFTS AND METHODS OF MAKING THREFOR (5-AU)	BioRetain: Vendaje AC, AmnioWrap2, American Amnion AC	Australia
BR 11 2024 027417-9	June 28, 2023	STERILE HUMAN PLACENTAL ALLOGRAFTS AND METHODS OF MAKING THREFOR (5-BR)	BioRetain: Vendaje AC, AmnioWrap2, American Amnion AC	Brazil
3260661	June 28, 2023	STERILE HUMAN PLACENTAL ALLOGRAFTS AND METHODS OF MAKING THREFOR (5-CA)	BioRetain: Vendaje AC, AmnioWrap2, American Amnion AC	Canada

MX/a/2025/000164	January 6, 2025	STERILE HUMAN PLACENTAL ALLOGRAFTS AND METHODS OF MAKING THREFOR (5-MX)	BioRetain: Vendaje AC, AmnioWrap2, American Amnion AC	Mexico
2023297923	December 20, 2024	MICRONIZED COMPOSITIONS FOR WOUND HEALING PREPARED FROM INTACT HUMAN AMNION-CHORION TISSUE HAVING AN INTACT INTERMEDIATE SPONGY LAYER POSITIONED THERE BETWEEN (3-AU)	BioRetain: AC particulate	Australia
BR 11 2024 027409-8	June 28, 2023	MICRONIZED COMPOSITIONS FOR WOUND HEALING PREPARED FROM INTACT HUMAN AMNION-CHORION TISSUE HAVING AN INTACT INTERMEDIATE SPONGY LAYER POSITIONED THERE BETWEEN (3-BR)	BioRetain: AC particulate	Brazil
3260662	June 28, 2023	MICRONIZED COMPOSITIONS FOR WOUND HEALING PREPARED FROM INTACT HUMAN AMNION-CHORION TISSUE HAVING AN INTACT INTERMEDIATE SPONGY LAYER POSITIONED THERE BETWEEN (3-CA)	BioRetain: AC particulate	Canada
202417103383	December 26, 2024	MICRONIZED COMPOSITIONS FOR WOUND HEALING PREPARED FROM INTACT HUMAN AMNION-CHORION TISSUE HAVING AN INTACT INTERMEDIATE SPONGY LAYER POSITIONED THERE BETWEEN (3-IN)	BioRetain: AC particulate	India
30/011,031	July 1, 2025	HUMAN PLACENTAL ALLOGRAFT	BioRetain	United States
30/010,029	June 25, 2025	FENESTRATED HUMAN PLACENTAL ALLOGRAFT	BioRetain	United States
30/009,856	June 24, 2025	FENESTRATED HUMAN PLACENTAL ALLOGRAFT	BioRetain	United States
30/009,863	June 24, 2025	FENESTRATED HUMAN PLACENTAL ALLOGRAFT	BioRetain	United States
30/009,879	June 24, 2025	FENESTRATED HUMAN PLACENTAL ALLOGRAFT	BioRetain	United States
30/009,868	June 24, 2025	FENESTRATED HUMAN PLACENTAL ALLOGRAFT (7US-B-4)	BioRetain	United States
30/009,873	June 24, 2025	FENESTRATED HUMAN PLACENTAL ALLOGRAFT	BioRetain	United States
3279415	January 10, 2024	HUMAN UMBILICAL CORD COMPOSITION FOR TREATMENT OF PEYRONIE’S DISEASE (9CA)	Umbilical Cord Extract for Peyronies	Canada

MX/a/2025/008128	July 10, 2025	HUMAN UMBILICAL CORD COMPOSITION FOR TREATMENT OF PEYRONIE’S DISEASE (9MX)	Umbilical Cord Extract for Peyronies	Mexico
2024208464	July 4, 2025	HUMAN UMBILICAL CORD COMPOSITION FOR TREATMENT OF PEYRONIE’S DISEASE (9AU)	Umbilical Cord Extract for Peyronies	Australia
24705324.2	July 3, 2025	HUMAN UMBILICAL CORD COMPOSITION FOR TREATMENT OF PEYRONIE’S DISEASE (9EP)	Umbilical Cord Extract for Peyronies	European Regional Stage
63/973,980	February 2, 2026	MICRONIZED COMPOSITIONS FOR WOUND HEALING PREPARED FROM HUMAN UMBILICAL CORD TISSUE	Umbilical Cord Particulate	United States
3,293,052	June 6, 2024	HUMAN UMBILICAL CORD COMPOSITIONS AND METHODS FOR DERMAL APPLICATION (8-PCT)	Umbilical Cord Extract for Dermal	Canada
BR 11 2025 025276 3	June 6, 2024	HUMAN UMBILICAL CORD COMPOSITIONS AND METHODS FOR DERMAL APPLICATION (8-PCT)	Umbilical Cord Extract for Dermal	Brazil
2025-568306	June 6, 2024	HUMAN UMBILICAL CORD COMPOSITIONS AND METHODS FOR DERMAL APPLICATION (8-PCT)	Umbilical Cord Extract for Dermal	Japan

202517118940	June 6, 2024	HUMAN UMBILICAL CORD COMPOSITIONS AND METHODS FOR DERMAL APPLICATION (8-PCT)	Umbilical Cord Extract for Dermal	India
246899	December 23, 2025	FENESTRATED HUMAN PLACENTAL ALLOGRAFT	BioRetain	Canada
246900	December 23, 2025	FENESTRATED HUMAN PLACENTAL ALLOGRAFT	BioRetain	Canada
246901	December 23, 2025	FENESTRATED HUMAN PLACENTAL ALLOGRAFT	BioRetain	Canada
246902	December 23, 2025	FENESTRATED HUMAN PLACENTAL ALLOGRAFT	BioRetain	Canada
246903	December 23, 2025	FENESTRATED HUMAN PLACENTAL ALLOGRAFT	BioRetain	Canada
26154201.3	January 26, 2026	STERILE HUMAN PLACENTAL ALLOGRAFTS AND METHODS OF MAKING (5-EP-DIV)	BioRetain: Vendaje AC, AmnioWrap2, American Amnion AC	European Regional Stage
17/275,946	March 12, 2021	COMPOSITIONS FOR PROMOTING SKIN REGENERATION, SKIN REJUVENATION, AND WOUND HEALING AND METHODS FOR PREPARATION AND USE THEREOF	Micronized AC and Micronized UC.	United States
23832288.7	June 28, 2023	MICRONIZED COMPOSITIONS FOR WOUND HEALING PREPARED FROM INTACT HUMAN AMNION-CHORION TISSUE HAVING AN INTACT INTERMEDIATE SPONGY LAYER POSITIONED THERE BETWEEN (3EP)	BioRetain: AC Particulate	European Regional Stage

18/858,536	October 21, 2024	MULTI-PART PROCESSED HUMAN AMNIOTIC COMPOSITION AND METHODS OF MAKING AND USING THEREOF FOR TREATMENT OF PEYRONIE’S DISEASE (2-US)	Amniotic Membrane Particulate with Amniotic Fluid	United States
202527009449	February 5, 2025	HUMAN UMBILICAL CORD COMPOSITIONS AND METHODS FOR INTRA-ARTICULAR THERAPY (4-IN)	Umbilical Cord Extract for Joints	India
2025-504311	January 24, 2025	HUMAN UMBILICAL CORD COMPOSITIONS AND METHODS FOR INTRA-ARTICULAR THERAPY (4-JP)	Umbilical Cord Extract for Joints	Japan
MX/a/2025/000959	January 23, 2025	HUMAN UMBILICAL CORD COMPOSITIONS AND METHODS FOR INTRA-ARTICULAR THERAPY (4-MX)	Umbilical Cord Extract for Joints	Mexico
1120240217191	April 19, 2023	MULTI-PART PROCESSED HUMAN AMNIOTIC COMPOSITION AND METHODS OF MAKING AND USING THEREOF FOR TREATMENT OF PEYRONIE’S DISEASE (2-BR)	Amniotic Membrane Particulate with Amniotic Fluid	Brazil
23792478.2	April 19, 2023	MULTI-PART PROCESSED HUMAN AMNIOTIC COMPOSITION AND METHODS OF MAKING AND USING THEREOF FOR TREATMENT OF PEYRONIE’S DISEASE (2-EP)	Amniotic Membrane Particulate with Amniotic Fluid	European Regional Stage
202427085222	November 6, 2024	MULTI-PART PROCESSED HUMAN AMNIOTIC COMPOSITION AND METHODS OF MAKING AND USING THEREOF FOR TREATMENT OF PEYRONIE’S DISEASE (2-IN)	Amniotic Membrane Particulate with Amniotic Fluid	India
2024-562201	October 18, 2024	MULTI-PART PROCESSED HUMAN AMNIOTIC COMPOSITION AND METHODS OF MAKING AND USING THEREOF FOR TREATMENT OF PEYRONIE’S DISEASE (2-JP)	Amniotic Membrane Particulate with Amniotic Fluid	Japan
MX/a/2024/013009	October 21, 2024	MULTI-PART PROCESSED HUMAN AMNIOTIC COMPOSITION AND METHODS OF MAKING AND USING THEREOF FOR TREATMENT OF PEYRONIE’S DISEASE (2-MX)	Amniotic Membrane Particulate with Amniotic Fluid	Mexico
202527007251	January 29, 2025	STERILE HUMAN PLACENTAL ALLOGRAFTS HAVING A PLURALITY OF SLITS, OPENINGS, AND/OR FENESTRATIONS FORMED THEREON (7-IN)	BioRetain	India

2025-500177	January 6, 2025	STERILE HUMAN PLACENTAL ALLOGRAFTS HAVING A PLURALITY OF SLITS, OPENINGS, AND/OR FENESTRATIONS FORMED THEREON (7-JP)	BioRetain	Japan
202427104630	December 30, 2024	STERILE HUMAN PLACENTAL ALLOGRAFTS AND METHODS OF MAKING THREFOR (5-IN)	BioRetain: Vendaje AC, AmnioWrap2, American Amnion AC	India
2025-500179	January 6, 2025	TERILE HUMAN PLACENTAL ALLOGRAFTS AND METHODS OF MAKING THREFOR (5-JP)	BioRetain: Vendaje AC, AmnioWrap2, American Amnion AC	Japan
2025-500182	June 28, 2023	MICRONIZED COMPOSITIONS FOR WOUND HEALING PREPARED FROM INTACT HUMAN AMNION-CHORION TISSUE HAVING AN INTACT INTERMEDIATE SPONGY LAYER POSITIONED THERE BETWEEN (3-JP)	BioRetain: AC Particulate	Japan
MX/a/2025/000165	January 6, 2025	MICRONIZED COMPOSITIONS FOR WOUND HEALING PREPARED FROM INTACT HUMAN AMNION-CHORION TISSUE HAVING AN INTACT INTERMEDIATE SPONGY LAYER POSITIONED THERE BETWEEN (3-MX)	BioRetain: AC Particulate	Mexico
19/056,248	February 18, 2025	HUMAN UMBILICAL CORD COMPOSITION FOR TREATMENT OF PEYRONIE’S DISEASE (9-US) (Cross-Cite w/310636-276816)	Umbilical Cord Extract for Peyronies	United States
19/233,216	June 10, 2025	STERILE HUMAN PLACENTAL ALLOGRAFTS HAVING A PLURALITY OF SLITS, OPENINGS, AND/OR FENESTRATIONS FORMED THEREON	BioRetain	United States
202480007612.5	July 11, 2025	HUMAN UMBILICAL CORD COMPOSITION FOR TREATMENT OF PEYRONIE’S DISEASE (9CN)	Umbilical Cord Extract for Peyronies	China
BR 11 2025 014261 5	January 10, 2024	HUMAN UMBILICAL CORD COMPOSITION FOR TREATMENT OF PEYRONIE’S DISEASE (9BR)	Umbilical Cord Extract for Peyronies	Brazil
202527071632	July 28, 2025	HUMAN UMBILICAL CORD COMPOSITION FOR TREATMENT OF PEYRONIE’S DISEASE (9IN)	Umbilical Cord Extract for Peyronies	India
2025-540517	July 10, 2025	HUMAN UMBILICAL CORD COMPOSITION FOR TREATMENT OF PEYRONIE’S DISEASE (9JP)	Umbilical Cord Extract for Peyronies	Japan

19/391,238	November 17, 2025	MICRONIZED COMPOSITIONS FOR WOUND HEALING PREPARED FROM INTACT HUMAN AMNION-CHORION TISSUE HAVING AN INTACT INTERMEDIATE SPONGY LAYER POSITIONED THERE BETWEEN	BioRetain: AC Particulate	United States
202480033994.9	June 6, 2024	HUMAN UMBILICAL CORD COMPOSITIONS AND METHODS FOR DERMAL APPLICATION (8-PCT)	Umbilical Cord Extract for Dermal	China
MX/a/2025/013888	June 6, 2024	HUMAN UMBILICAL CORD COMPOSITIONS AND METHODS FOR DERMAL APPLICATION	Umbilical Cord Extract for Dermal	Mexico
24819984.6	June 6, 2024	HUMAN UMBILICAL CORD COMPOSITIONS AND METHODS FOR DERMAL APPLICATION (8-PCT)	Umbilical Cord Extract for Dermal	European Regional Stage
19/660,625	April 28, 2026	STERILE HUMAN PLACENTAL ALLOGRAFTS AND METHODS OF MAKING THEREOF	BioRetain: Vendaje AC, AmnioWrap2, American Amnion AC	United States
19/681,608	May 19, 2026	MICRONIZED COMPOSITIONS FOR WOUND HEALING PREPARED FROM HUMAN UMBILICAL CORD TISSUE AND INTACT AMNION-CHORION TISSUE HAVING AN INTACT INTERMEDIATE SPONGY LAYER POSITIONED THERE BETWEEN	BioRetain: AC Particulate	United States
19/695,674	June 2, 2026	STERILE HUMAN PLACENTAL ALLOGRAFTS AND METHODS OF MAKING THEREOF	BioRetain: Vendaje AC, AmnioWrap2, American Amnion AC	United States
19/718,890	June 24, 2026	MICRONIZED COMPOSITIONS FOR WOUND HEALING PREPARED FROM INTACT HUMAN AMNION-CHORION TISSUE HAVING AN INTACT INTERMEDIATE SPONGY LAYER POSITIONED THERE BETWEEN	BioRetain: AC Particulate	United States

Patents Licensed

Patent Number	Issue Date	Expiration Date	Title	Product/Technology	Jurisdiction
11707492	25-Jul-2023	July 14, 2037	FETAL SUPPORT TISSUE PRODUCTS AND METHODS OF USE	Clarix, Neox	US
10426731	01-Oct-2019	June 27, 2032	METHODS OF PROCESSING FETAL SUPPORT TISSUES, FETAL SUPPORT TISSUE POWDER PRODUCTS, AND USES THEREOF	Clarix, Neox	US
2771908	21-May-2019	August 25, 2030	UMBILICAL CORD AMNIOTIC MEMBRANE PRODUCTS	Clarix, Neox	CA

10815849	09-Oct-2019	August 25, 2030	UMBILICAL CORD AMNIOTIC MEMBRANE PRODUCTS	Clarix, Neox	ES
602010061463.8	09-Oct-2019	August 25, 2030	UMBILICAL CORD AMNIOTIC MEMBRANE PRODUCTS	Clarix, Neox	DE
3061468	09-Oct-2019	August 25, 2030	UMBILICAL CORD AMNIOTIC MEMBRANE PRODUCTS	Clarix, Neox	EP (DE, ES, FR, GB)
2470231	09-Oct-2019	August 25, 2030	UMBILICAL CORD AMNIOTIC MEMBRANE PRODUCTS	Clarix, Neox	EP (DE, ES, FR, GB)
1933852	19-Dec-2018	September 27, 2026	AMNIOTIC MEMBRANE PREPARATIONS AND PURIFIED COMPOSITIONS AND METHODS OF USE	Clarix, Neox	EP (DE, ES, FR, GB)
9161956	20-Oct-2015	March 26, 2027	AMNIOTIC MEMBRANE PREPARATIONS AND PURIFIED COMPOSITIONS AND ANTI-INFLAMMATION METHODS	Clarix, Neox	US
8455009	04-Jun-2013	September 27, 2026	AMNIOTIC MEMBRANE PREPARATIONS AND PURIFIED COMPOSITIONS AND ANTI-INFLAMMATION METHODS	Clarix, Neox	US
8182841	22-May-2012	December 18, 2028	AMNIOTIC MEMBRANE PREPARATIONS AND PURIFIED COMPOSITIONS AND ANTI-INFLAMMATION METHODS	Clarix, Neox	US
10272119	30-Apr-2019	October 9, 2026	AMNIOTIC MEMBRANE PREPARATIONS AND PURIFIED COMPOSITIONS AND THERAPY FOR SCAR REVERSAL AND INHIBITION	Clarix, Neox	US
9161955	20-Oct-2015	March 15, 2027	AMNIOTIC MEMBRANE PREPARATIONS AND PURIFIED COMPOSITIONS AND THERAPY FOR SCAR REVERSAL AND INHIBITION	Clarix, Neox	US
9198939	01-Dec-2015	February 5, 2027	PURIFIED AMNIOTIC MEMBRANE COMPOSITIONS AND METHODS OF USE	Clarix, Neox	US
8440235	14-May-2013	September 27, 2026	AMNIOTIC MEMBRANE PREPARATIONS AND PURIFIED COMPOSITIONS AND THERAPY FOR SCAR REVERSAL AND INHIBITION	Clarix, Neox	US
8182840	22-May-2012	December 25, 2028	AMNIOTIC MEMBRANE PREPARATIONS AND PURIFIED COMPOSITIONS AND THERAPY FOR SCAR REVERSAL AND INHIBITION	Clarix, Neox	US

Exclusive Commercialization and IP Agreement

On June 29, 2023, we entered into the Commercialization Agreement with Hesed, pursuant to which we licensed the “AmnioWrap2” tradename and the Q-code from Hesed. Pursuant to the Commercialization Agreement, we paid a fee to Hesed based on square centimeters for all AW2 product sold. The initial term of the Commercialization Agreement was for one year with automatic one-year renewals unless written notice of non-renewal for any reason was given by either party at least 90 calendar days prior to the expiration of the applicable term. After the 180-day period following termination, Hesed had the option to purchase the remaining inventory of AW2 in our possession and if Hesed chose not to exercise this option, we were permitted to continue to sell the remaining AW2 until it is sold out. The Commercialization Agreement contained customary confidentiality and non-disclosure provisions for agreements of this type.

On January 1, 2026, Hesed delivered written notice of termination of the Commercialization Agreement, pursuant to which the Commercialization Agreement terminated effective June 29, 2026. This decision was driven primarily by changes to Medicare reimbursement rates under the CMS fee schedules that became effective January 1, 2026, which rendered the sale of AW2 economically infeasible under the pricing terms of the Commercialization Agreement. As a result, no sales of AW2 have been recorded, and no fees were paid to Hesed, after January 1, 2026.

We are currently in discussions with Hesed regarding the potential entry into a new arrangement that would permit the continued manufacture and sale of the AW2 product at our mobile wound care sites of service under revised commercial terms that are consistent with the current reimbursement environment.

The Commercialization Agreement states that Hesed has “complete ownership of, rights to (including all patents, trademark(s), know-how, the Q-code 4221 and other intellectual property), and control of Amniowrap 2”. However, based on our knowledge and due diligence, Hesed’s only ownership rights with respect to the AW2 product are the “AmnioWrap 2” trade name and the Q-code, and we own all other rights and intellectual property necessary for the manufacture of the AW2 product. Specifically, we have all right, title, and interest in and to the BioRetain technology that is necessary to manufacture AW2. Hesed has no rights whatsoever to BioRetain. Although Hesed has not asserted any rights with respect to any intellectual or other rights to the AW2 product or made any claims that they have complete ownership rights and control of AW2 based on the language of the Commercialization Agreement, they may assert such claim and we would be forced to defend our rights at some expense to us.

Intellectual Property License Agreement

On January 21, 2026, in connection with the BioTissue asset acquisition, our wholly-owned subsidiary, Blue Tech Industries, Inc., entered into an Intellectual Property License Agreement with BioTissue (the “IP License Agreement”). Under the IP License Agreement, BioTissue granted us a perpetual, exclusive, royalty-free, worldwide license to practice certain method claims within BioTissue’s patent portfolio in connection with the acquired products. The license is exclusive within all fields and applications other than BioTissue’s excluded business, which consists of the business, product lines, and operations retained by BioTissue and not acquired by us pursuant to the Asset Purchase Agreement (the “Field of Use”). The business, product lines and operations retained by BioTissue relate to its ocular care, certain proprietary product formulations, and its synthetic development program. BioTissue retains ownership of the licensed patents and is responsible for their prosecution and maintenance, while we have the right to make, sell, market, distribute, import, and export the Neox® and Clarix® products within the Field of Use and have the first right, but not the obligation, to enforce the licensed patent rights against third-party infringers within the Field of Use, with BioTissue’s reasonable cooperation. BioTissue also granted us a non-exclusive, six-month license to use certain BioTissue trademarks solely in connection with the acquired products. In turn, we agreed to: (i) grant BioTissue an exclusive, royalty-free license to use the acquired business intellectual property solely to enable BioTissue to fulfill its manufacturing and supply obligations under the Supply Agreement until the technology transfer to our facility is completed; (ii) grant BioTissue an irrevocable, perpetual, non-exclusive, royalty-free license to use the NEOX trademark in limited circumstances; and (iii) indemnify BioTissue against losses arising from our breach of the agreement or our use of the licensed intellectual property. Either party may terminate the agreement upon written notice if the other party materially breaches the agreement, becomes insolvent or subject to bankruptcy proceedings, or permanently ceases operations and fails to cure within sixty (60) days. In addition, if we participate in or assist in any action challenging the validity of the licensed patents or designed to prevent BioTissue from exploiting such patents in its excluded business, BioTissue may immediately convert our exclusive license to a non-exclusive license.

Competition

We operate in highly competitive markets that are subject to rapid technological change. Success in these markets depends primarily on product efficacy, ease of product use, product price, commercial distribution channels, availability of coverage and adequate third-party reimbursement, customer support services for technical, clinical and reimbursement support, and customer preference for, and loyalty to, the products.

Our products compete primarily with skin substitute products, amniotic technology products, orthobiologics products, other advanced wound care and traditional wound care products, among others. Our principal competitors include Integra LifeSciences Holdings Corporation, MiMedx Group, Inc., Organogenesis Inc., Smith & Nephew plc, and Bioventus Inc.

We also compete in the marketplace to recruit and retain qualified scientific, management and sales personnel, as well as to acquire technologies and technology licenses complementary to our products or advantageous to our business. We are aware of several companies that compete, or are developing technologies, in our current and future product areas. As a result, we expect competition to remain intense. Our ability to compete successfully will depend on our ability to develop proprietary products that reach the market in a timely manner, receive adequate coverage and reimbursement, are cost effective and are safe and effective.

Government Regulation

We are subject to extensive and ongoing regulation by the FDA under Section 361 of the Public Health Service Act (“PHSA”) and FDA’s implementing regulations, as well as other federal and state regulatory bodies in the United States. These laws and regulations govern, among other things, product design and development, pre-clinical and clinical testing, manufacturing, processing, packaging, labeling, storage, record keeping and reporting, marketing, distribution, promotion, import and export, and post-marketing surveillance.

Unless an exemption applies, each establishment that manufactures an HCT/P under Section 361 of the PHSA (“Section 361 HCT/P”) must register with the FDA and list all HCT/Ps with the FDA. The development, manufacturing, and marketing of HCT/Ps can be resource intensive, expensive, and lengthy, as well as require payment of significant fees, unless an exemption is available.

HCT/Ps that are not solely Section 361 HCT/Ps are regulated as biological products, drugs, and/or devices, and, in order to be lawfully marketed in the United States, require FDA pre-market licensure, approval, or clearance. We do not currently sell any cellular and tissue-based products considered to be drugs, devices, and/or biological products subject to licensure under Section 351 of the Public Health Service Act or approval or clearance under the Federal Food, Drug, and Cosmetic Act (“FDCA”) and related regulations. The products in our portfolio are currently regulated as Section 361 HCT/Ps. However, we may in the future decide to offer new products regulated as medical devices, drugs, and/or biologics, which would require compliance with more stringent FDA regulatory requirements, including premarket authorization from FDA through a Biologics License Application, New Drug Application, or medical device Premarket Approval, De Novo classification, or 510(k) clearance.

Products Regulated Solely as HCT/Ps under Section 361 of the PHSA

HCT/Ps are articles containing or consisting of human cells or tissues that are intended for implantation, transplantation, infusion, or transfer into a human recipient. This includes certain amniotic and other birth tissues, like our products. To qualify as a Section 361 HCT/P, an HCT/P generally must meet all four of the following criteria:

●	it must be minimally manipulated;

●	it must be intended for homologous use, as reflected by the product’s labeling, advertising, or other indications of the manufacturer’s objective intent;

●	its manufacture must not involve combination of the cells or tissues with another article, except for water, crystalloids or a sterilizing, preserving or storage agent, provided that the addition of water, crystalloids, or the sterilizing, preserving, or storage agent does not raise new clinical safety concerns with respect to the HCT/P; and

●	it either (i) must not have a systemic effect and must not be dependent upon the metabolic activity of living cells for its primary function, or (ii) has a systemic effect or is dependent upon the metabolic activity of living cells for its primary function and is for autologous use, is for allogeneic use in a first-degree or second-degree blood relative, or is for reproductive use.

HCT/Ps that do not meet these criteria may be subject to more extensive regulation as drugs, medical devices, biological products, or combination products.

Currently, our products are categorized as Section 361 HCT/Ps. The FDA has specific regulations governing HCT/Ps, including those regulations set forth in 21 CFR Part 1271. Unless an exception applies, all establishments that manufacture Section 361 HCT/Ps must register and list with FDA all HCT/Ps that an establishment processes, stores, labels, packages, distributes, or for which the establishment began donor screening or testing. In addition, establishments are required to update their registration annually in December or within 30 days of certain changes to the establishment. Any changes to the listed Section 361 HCT/Ps must be reported to the FDA at either the time of the change or each June or December, whichever is earlier.

After registering an establishment and listing HCT/Ps with the FDA, numerous and pervasive regulatory requirements continue to apply, such as donor screening, eligibility and testing requirements and Current Good Tissue Practices (“CGTP”) to prevent the introduction, transmission and spread of communicable diseases. An HCT/P must not be implanted, transplanted, infused, or transferred until the donor has been determined to be eligible, unless an exception applies. Eligible donors are those that are free from risk factors for, and clinical evidence of, infection due to relevant communicable diseases, as well as free from communicable disease risks associated with xenotransplantation, and, unless exempt, whose results of donor testing for relevant communicable disease agents are negative or nonreactive. Each Section 361 HCT/P establishment must establish and maintain procedures for all steps in testing, screening, determining donor eligibility, and complying with all other FDA requirements. Upon determining donor-eligibility, an HCT/P establishment must maintain records verifying donor-eligibility for each derived HCT/P and retain such records for 10 years after the date of administration of the derived HCT/P or, if that date is not known, after the date of the HCT/P’s distribution, disposition, or expiration, whichever is latest.

The CGTP govern, as may be applicable, the facilities, equipment, supplies, reagents, controls, and methods used in the manufacture of all HCT/Ps, including processing, storage, recovery, labeling, packaging, and distribution of Section 361 HCT/Ps. CGTP require us, among other things, to maintain a quality program for manufacturing and tracking HCT/Ps, train personnel, control and monitor environmental conditions as appropriate, control and validate processes, properly store, handle and test our products and raw materials, maintain our facilities and equipment, keep records and comply with standards regarding recovery, pre-distribution, distribution, tracking and labeling of our products, and complaint handling. Failure to maintain compliance with CGTP requirements could result in the shut down of, or restrictions on, manufacturing operations and the recall or seizure of products.

The FDA may conduct periodic inspections of HCT/P manufacturing facilities, and contract manufacturers’ facilities, to assess compliance with CGTP and other requirements. Such inspections can occur at any time, with or without written notice, at such frequency as determined by the FDA in its sole discretion. To determine compliance with the applicable provisions, the inspection may include, but is not limited to, an assessment of the establishment’s facilities, equipment, finished and unfinished materials, containers, processes, HCT/Ps, procedures, labeling, records, files, papers and controls. If the FDA were to find serious non-compliant manufacturing or processing practices during such an inspection, it can take a variety of compliance or enforcement actions, such as:

●	Untitled letters, warning letters, fines, injunctions, consent decrees, and civil penalties;

●	Unanticipated expenditures to address or defend such actions;

●	Recall, withdrawal, administrative detention, seizure, or destruction of our products;

●	Operating restrictions, partial suspension or total shutdown of production, including disruptions of our outsourced manufacturing supply agreement with BioTissue; or

●	Criminal prosecution.

In addition, a prolonged interruption in the manufacturing of one or more of our products as a result of non-compliance could decrease our supply of products available for sale, which could reduce our net sales, gross profits and market share, as well as harm our overall business, prospects, financial condition and results of operations.

Advertising and promotion of HCT/Ps, in addition to being regulated by the FDA, are also regulated by the Federal Trade Commission (“FTC”) and by state regulatory and enforcement authorities. Promotional activities for FDA-regulated products can also be subject to enforcement actions brought under healthcare reimbursement laws and consumer protection statutes. Competitors and others can also initiate litigation relating to advertising and promotional claims under the federal Lanham Act and similar state laws. In general, if the FDA determines that our promotional materials, which may include our product training, constitutes promotion of a non-homologous use that causes our product(s) to be non-Section 361 HCT/Ps, then it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our promotional or training materials to constitute promotion of an unauthorized use, to be inadequately substantiated, or to be otherwise false or misleading, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement.

Tissue Bank Laws, Regulations, and Related Accreditation

Procurement of certain human organs and tissue for transplantation is subject to various federal and state requirements, such as the National Organ Transplant Act (“NOTA”). NOTA which prohibits the transfer of certain human organs, including skin and related tissue, for valuable consideration, but permits the reimbursement of reasonable expenses associated with the removal, transportation, implantation, processing, preservation, quality control, and storage of donated human tissue and skin. We provide services in these areas and receive payments for our services associated with the research, screening, testing and proprietary BioRetain processing service used to enhance the safety and efficacy of the placental allografts on recipients. We do not purchase human organs or tissue, but instead reimburse tissue banks, hospitals, and physicians for their services associated with the recovery and storage of donated human tissue. Accordingly, we are not subject to the pricing limitations under NOTA. However, if we are found to have violated other NOTA requirements, we may be subject to civil fines or criminal sanction.

In addition to federal requirements, certain states, including a number in which we commercialize products, require HCT/P establishments to obtain licenses granted by the health authorities of their respective states. We are licensed to operate in the following states: New York, Delaware, Illinois, Oregon, and Maryland. To the extent we would need a license or other similar approval to operate or expand our operations, our operations could be adversely affected by the inability to obtain the necessary licenses or approvals, changes in the standards applicable to those licenses or approvals, and possible delays and expenses associated with obtaining licenses or approvals.

The AATB is a nationwide organization that establishes standards relating to tissue banking and associated products. AATB accreditation signifies that the Company’s tissue recovery, processing, storage, and distribution practices meet rigorous industry standards designed to ensure the safety and quality of tissue products, and is widely recognized by healthcare providers and hospital systems as benchmark quality and safety. AATB standards include specific requirements for recovery, screening, testing, labeling, processing, and storing of birth tissue. Generally, AATB accreditation is voluntary. However, some state regulatory bodies and managed care organizations use AATB accreditation as a credentialing or licensing standard. We have obtained AATB accreditation, have undergone a corporate survey, and undergo continuous audits by the AATB to maintain our accreditation. Our lab is accredited by the AATB, is registered with the FDA as a licensed tissue establishment as required by 21 CFR 1271.10(b)(1) and adheres to applicable FDA standards, including the submission by us of a list of each HCT/P that we manufacture at our labs to the FDA as required by 21 CFR 1271.10(b)(2).

Federal and State Fraud and Abuse Laws

The federal and state governments have enacted, and actively enforce, a number of laws to address fraud and abuse in federal healthcare programs, including any healthcare plans or programs that are funded, in whole or in part, by the United States government (other than certain federal employee health insurance benefits/programs), such as Medicare and the Veterans Affairs program, and certain state healthcare programs that receive federal funds, such as Medicaid. Our business is subject to compliance with these laws.

Our operations are subject to various federal anti-fraud and abuse laws, including without limitation the federal Anti-Kickback Statute (“AKS”). The AKS is a criminal law that prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving or providing any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward referrals, purchases or orders, or arranging for or recommending the purchase, order or referral of any item or service for which payment may be made in whole or in part by a federal healthcare program. The term “remuneration” has been broadly interpreted to include anything of value, whether in cash or in kind. The Patient Protection and Affordable Care Act amended the intent requirement of the federal AKS, so that a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. Although the AKS contains a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly, and arrangements may be subject to scrutiny or penalty if they do not fully satisfy all elements of an available exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the federal Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all its facts and circumstances. Almost any interaction wherein benefits of any value flow to a healthcare provider, patient, customer, or other source for the referral of business may implicate the federal Anti-Kickback Statute. A conviction for violation of the AKS may result in criminal and/or civil fines, potential incarceration for individuals, and requires mandatory exclusion from participation in federal health care programs.

The Civil Monetary Penalty Act of 1981 (“CMP Act”) imposes civil penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal healthcare program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent. The CMP Act also provides civil penalties for violations of the AKS, as well as including a specific provision prohibiting the offering or transferring of remuneration to a federal healthcare program beneficiary that a person knows or should know is likely to influence the beneficiary’s decision to order or receive items or services reimbursable by the government from a particular provider or supplier. In addition to the imposition of civil penalties, the Office of Inspector General of the Department of Health and Human Services (“OIG”) has the authority to determine on a case-by-case basis whether violations of the CMP Act should result in exclusion from participation in federal healthcare programs.

In addition to these federal laws, many states have similar fraud and abuse laws that typically apply to arrangements involving reimbursement by a state-funded Medicaid or other healthcare programs, but that may also apply more broadly to any healthcare products or services, including those reimbursed by private insurance or even by cash payment. Other state laws prohibit certain direct or indirect payments or fee-splitting arrangements between healthcare providers and other persons and entities, especially where they are designed to obtain or induce the referral of patients from a particular person or provider. Often, these laws closely follow the language of their federal law counterparts, although they do not always have the same exceptions or safe harbors.

Another key federal healthcare law is the federal healthcare fraud statute, which was added by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). HIPAA created two new federal crimes: healthcare fraud and false statements relating to healthcare matters. The HIPAA healthcare fraud statute prohibits, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment and/or exclusion from government-sponsored programs. The HIPAA false statements statute prohibits, among other things, knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony, which requires exclusion from participation in federal healthcare programs, and may result in substantial fines and/or imprisonment. Similar to the AKS, a person or entity does not need to have actual knowledge of the statutes or specific intent to violate them in order to have committed a violation.

Federal law also includes a provision commonly known as the “Stark Law,” which generally (i) prohibits physicians from making referrals for designated health services to entities in which the physicians have a direct or indirect financial relationship, and (ii) prohibits entities from presenting or causing to be presented claims or bills to any individual, third party payer, or other entity for designated health services furnished pursuant to a prohibited referral, unless permitted under a statutory or regulatory exception. Violations of the Stark Law may result in significant civil sanctions, including civil monetary penalties, denial of payment, refunds of amounts collected in violation of the Stark Law and exclusion from Medicare programs.

Federal False Claims Act

The federal False Claims Act (“FCA”) imposes civil liability on any person or entity that knowingly presents, or causes to be presented (including by a third party), a claim for payment to the U.S. government, including the Medicare and Medicaid programs, that is false or fraudulent, or which contains false information. In addition, any person or entity who knowingly makes or uses a false record or statement to avoid paying the federal government, or knowingly conceals or avoids an obligation to pay money to the federal government, may also be subject to fines under the FCA.

The federal government has used the FCA in connection with Medicare, Medicaid and other governmental program fraud in areas such as violations of the AKS or the Stark Law, coding errors, billing for services not provided and submitting false claims for reimbursement. The FCA has also been used to bring suit against people or entities that bill services at a higher reimbursement rate than is allowed and that bill for care that is not medically necessary. In addition to government enforcement, the FCA authorizes private citizens to bring qui tam or “whistleblower” lawsuits, greatly extending the number of actions under the FCA. Both because whistleblowers may receive up to thirty percent (30%) of the government’s recovery in an FCA matter and due to additional government incentives for whistleblowers to come forward, FCA whistleblower actions drive much of the federal government’s fraud recoveries from the healthcare and life sciences industry. As of 2025, the per-claim civil penalty range was between $14,308 and $28,619; however, the FCA also allows for the government to recover up to three times the amount that was reimbursed by federal health care programs pursuant to each false claim.

In the Patient Protection and Affordable Care Act and the Healthcare Education and Reconciliation Act (collectively, “ACA”), Congress enacted requirements related to identifying and returning overpayments made under Medicare and Medicaid. CMS finalized regulations regarding the so-called “60-day rule,” which requires persons and entities to report and return Medicare and Medicaid overpayments within 60 days of identifying the same. A person or entity who retains identified overpayments beyond 60 days may be liable under the FCA. “Identification” occurs when a person or entity “has, or should have through the exercise of reasonable diligence,” identified and quantified the amount of an overpayment. The final rule also established a six-year lookback period, meaning overpayments must be reported and returned if a person or entity identifies the overpayment within six years of the date the overpayment was received. Persons and entities must report and return overpayments even if they did not cause the overpayment. In addition to the FCA, the federal government may use several criminal statutes to prosecute the submission of false or fraudulent claims for payment to the federal government. Many states have similar false claims statutes that impose liability for the types of acts prohibited by the FCA. As part of the Deficit Reduction Act of 2005 (“DRA”), Congress provided states an incentive to adopt state false claims acts consistent with the federal FCA.

Federal and State Privacy and Security Laws

We may be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”) and its implementing regulations, imposes certain requirements relating to the privacy, security and transmission of protected health information (“PHI”). Among other things, HITECH made HIPAA’s privacy and security standards directly applicable to “business associates,” independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity.

HIPAA transaction regulations establish form, format and data content requirements for most electronic healthcare transactions, such as healthcare claims that are submitted electronically. The HIPAA privacy regulations establish comprehensive requirements relating to the use and disclosure of PHI. The HIPAA security regulations establish minimum standards for the protection of PHI that is stored or transmitted electronically. The HIPAA breach notification regulations establish the applicable requirements for notifying individuals, HHS, and the media in the event of a data breach affecting PHI. Violations of the privacy, security and breach notification regulations are punishable by civil and criminal penalties.

The American Recovery and Economic Reinvestment Act of 2009 (“ARRA”) increased the amount of civil monetary penalties that can be imposed for violations of HIPAA, and the amounts are updated annually for inflation. The current penalties for HIPAA violations can range from $145 to $2,190,294 per violation, with a maximum fine of $2,190,294 for identical violations during a calendar year. ARRA also authorized state attorneys general to bring civil enforcement actions under HIPAA, and attorneys general are actively engaged in enforcement. These penalties could be in addition to other penalties assessed by a state for a breach that would be considered reportable under the state’s data breach notification laws.

In addition to HIPAA, most states also have laws that protect the confidentiality of health information and other personal data. Certain of these laws grant individual rights with respect to their information, and we may be required to expend significant resources to comply with these laws. Furthermore, all 50 states and the District of Columbia have adopted data breach notification laws that impose, in varying degrees, an obligation to notify affected persons and/or state regulators in the event of a data breach or compromise, including when their personal information has or may have been accessed by an unauthorized person. Some state breach notification laws may also impose physical and electronic security requirements regarding the safeguarding of personal information, such as social security numbers and bank and credit card account numbers. Violation of state privacy, security, and breach notification laws can trigger significant monetary penalties. In addition, certain states’ privacy, security, and data breach laws, including, for example, the California Consumer Privacy Act, include a private right of action that may expose us to private litigation regarding our privacy practices and significant damages awards or settlements in civil litigation.

Even when HIPAA does not apply, according to the FTC, failing to take appropriate steps to keep consumers’ personal information secure may constitute unfair acts or practices in or affecting commerce in violation of Section 5(a) of the Federal Trade Commission Act, 15 U.S.C § 45(a). The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. Individually identifiable health information is considered sensitive data that merits stronger safeguards. The FTC’s guidance for appropriately securing consumers’ personal information is similar to what is required by the HIPAA security regulations.

Physician Payments Sunshine Act

The federal Physician Payments Sunshine Act created the Open Payments Program requiring certain manufacturers of drugs, medical devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program to report annually to CMS information related to payments and other “transfers of value” to physicians and teaching hospitals. Additionally, applicable manufacturers must report annually ownership and investment interests held by physicians, physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, certified nurse-midwives, and their immediate family members. Failure to submit timely, accurate and complete reports may result in civil monetary penalties of up to $1 million per year, adjusted annually for inflation.

While manufacturers of human cell and tissue products regulated solely under Section 361 of the PHSA are not subject to the federal Physician Payments Sunshine Act and its implementing regulations (together with the Act, the “Sunshine Act”), in the future, if we manufacture products beyond those regulated solely under Section 361, this law will require us (with certain exceptions) to report information to CMS related to certain payments or other transfers of value we make to teaching hospitals, physicians, physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, certified nurse-midwives, and their family members. Such information will subsequently be made publicly available by CMS on the Open Payments website.

Additionally, similar reporting requirements have also been enacted in several states. In particular, a number of states have enacted laws that require certain manufacturers to monitor and report payments, gifts and other remuneration made to physicians and other healthcare providers, and, in some states, marketing expenditures. In addition, some state statutes impose outright bans on certain manufacturer gifts to physicians or other healthcare professionals. Some of these laws, referred to as “aggregate spend” or “gift” laws, carry various fines and penalties if they are violated.

Additional Regulations

Federal conflicts of interest laws, the Standards of Ethical Conduct for Employees of the Executive Branch, and local site policies for each federal institution we call upon govern our interactions with federal employees at our various government accounts (e.g., DoD, VA, etc.) and impose a number of limitations on such interactions.

Certificates and Licenses

We currently hold the following certificates, licenses, permits and registrations, which are all held by our wholly owned operating subsidiary, BSLS, with the exception of the FDA registration which is held by both BSLS and us:

Certificate Held	Type	Expiration Date
FDA Registration*	Human cell and tissue establishment registration	January 1, 2027
AATB Accreditation	Accreditation requirements of the Association for Advancing Tissue and Biologics	March 12, 2029
Delaware Registration	Registration with Tissue Bank	April 30, 2027
Illinois Registration	Sperm/Tissue Bank Registration	May 1, 2027
Maryland Registration	Tissue Bank Permit	Non-Expiring
New York Registration	Provisional License for Tissue Bank Operation	December 1, 2027
Oregon Registration	Registration with Procurement Organizations/Tissue Bank Registry	October 31, 2027
California Registration	Tissue Bank License	May 13, 2027

*	As discussed above, our lab is accredited by the AATB, is registered with the FDA as a licensed tissue establishment as required by 21 CFR 1271.10(b)(1) and adheres to applicable FDA standards, including the submission by us of a list of each HCT/P that we manufacture at our labs to the FDA as required by 21 CFR 1271.10(b)(2).

Environmental, Social & Governance Matters

Environmental Matters

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment, manufacture and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties.

Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials or other work-related injuries, this insurance may not provide adequate coverage against potential liabilities. In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

Employees

As of June 30, 2026, we had 90 full-time employees and no part-time employees. Generally, we consider our relationships with our employees to be good, and none of our employees are covered by a collective bargaining agreement.

Facilities

We own and operate a state-of-the-art, AATB accredited, CGTP compliant, 6,100 square foot manufacturing facility, which also serves as our corporate headquarters, located at 2836 Center Port Circle, Pompano Beach, FL 33064.

On March 15, 2024, we entered a thirty-eight (38) month lease for additional office space located at 4901 N.W. 17th Way, Suite 606, Fort Lauderdale, Florida 33309, which we use as a work location for our administrative corporate functions. In April 2025, we leased additional office space at the same location commencing on May 15, 2025 for a twenty-four (24) month period.

On September 30, 2025, our subsidiary, BioStem Properties, LLC, entered into an assignment and assumption agreement, through which it took over a sub-sublessee’s interest in a sub-sublease for an underlying ground lease covering a four-acre tract of land located within the Research Park at Florida Atlantic University at 3600 FAU Blvd, Boca Raton, FL 33431 (PCN 06-43-47-07-00-000-3030).  The sub-sublease runs through October 22, 2085. We intend to build our international headquarters at this location to expand manufacturing and production, increase research and development (R&D) activities, and consolidate our administrative, R&D, lab operations workforce into one main facility. We do not currently have an estimated cost or timeline for completion of our new headquarters.

History and Organization

We were incorporated on July 7, 2006 and have been operating as BioStem Technologies, Inc. since August 2014. On August 3, 2018, our wholly-owned operating subsidiary Blue Tech Industries, Inc., a Delaware corporation (d/b/a BioStem Life Sciences, Inc. or “BSLS”), acquired the assets of Vera Life Sciences, LLC (“Vera”). In June 2024, we incorporated Auxocell Operations, Inc (“Auxocell”), a new wholly-owned subsidiary of BioStem Technologies, Inc. Auxocell is domiciled in Nevada and holds certain intellectual property assets. In May 2025, we created BioStem Properties, LLC, a wholly-owned subsidiary of BioStem Technologies, Inc., for certain real estate assets. In January 2026, we purchased certain assets from BioTissue’s surgical and wound care business to add to our product portfolio.

Legal Proceedings

From time to time, claims are made against the Company in the ordinary course of business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur, such as monetary damages, fines, penalties, or injunctions prohibiting the Company from selling one or more products or engaging in other activities. The occurrence of an unfavorable outcome in any specific period could have a material adverse effect on the Company’s results of operations for that period or future periods.

On September 23, 2024, GMA submitted a Demand for Arbitration to the American Arbitration Association relating to the repayment of the Notes in the amount of $3,000,000 plus interest. On April 27, 2026, the Company entered into a Settlement Agreement and Release with GMA to resolve all disputes arising from the Notes and related arbitration proceedings.

Pursuant to the terms of the settlement, the Company agreed to: (i) pay GMA a lump-sum cash settlement of $3,500,000 by wire transfer; and (ii) issue a secured promissory note in the principal amount of $1,000,000, bearing interest at 0.50% per month for the first six months and 0.75% per month thereafter until maturity, with a one-year term. The note is secured by a second mortgage on the Company’s real property located at 2836 Center Port Circle, Pompano Beach, Florida 33064. If the Company repays the full $1,000,000 principal on or before December 31, 2026, GMA has agreed to waive all accrued interest on the note. For additional information, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources”.

Available Information

We are required to file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act and proxy statements for our annual meeting. The SEC maintains an Internet site at www.sec.gov that contains the reports, proxy and information statements we file electronically with the SEC. We also maintain an Internet site at https://www.biostemtechnologies.com/. Our website is not incorporated by reference into this prospectus.

Management

The following table sets forth the name and age, as of June 30, 2026, and position of the individuals who currently serve as our directors and executive officers.

Name	Age	Position
Jason Matuszewski	40	Chief Executive Officer, Chairman and Director
Brandon Poe	57	Chief Financial Officer
Andrew Van Vurst	35	Chief Operating Officer and Director
Barry Hassett	59	Chief Commercial Officer
Katherine Gorrell	49	Chief Legal & Compliance Officer
Kenneth Warrington	54	Independent Director
Mark Glickman	61	Independent Director
Rayna Hannaway	51	Independent Director
Steven Sonenreich	72	Independent Director
Jodi Ungrodt	59	Independent Director

Set forth below is a brief biography of each of our executive officers and directors.

Executive Officers

Jason Matuszewski

Mr. Matuszewski is Chairman of the Board of Directors and the Chief Executive Officer and co-founder of BioStem Technologies, a leading regenerative medicine company specializing in placental-derived allografts for advanced wound care. He has served as the Chief Executive Officer since 2018 and as a member of the Board since October 2019. He holds a B.S. in Mechanical Engineering Technology and a minor in Mathematics from the Milwaukee School of Engineering and is Six Sigma Black Belt certified. His extensive background includes strategic operations planning, regulatory compliance, continuous process improvement, and advanced problem-solving. Mr. Matuszewski’s journey to founding BioStem Technologies in 2014 stemmed from a blend of technical expertise and a deep interest in solving complex supply chain and process challenges across industries. Having worked for major companies like SC Johnson, ATI Ladish Forging, Nemak, and HUSCO International, where he led manufacturing and quality engineering initiatives, Mr. Matuszewski became interested in applying these skills to the life sciences sector. The founding of BioStem was driven by a vision to leverage cutting-edge tissue processing technology to revolutionize wound care and regenerative medicine. When Mr. Matuszewski co-founded BioStem alongside Andrew Van Vurst, the company was rooted in the idea of using perinatal tissue to create innovative products that could address critical gaps in wound healing. One of the company’s breakthroughs was the development of the proprietary BioRetain method, which preserves the biological properties of placental tissue for more effective healing outcomes. This innovation allowed BioStem to differentiate itself from competitors in the regenerative medicine market and positioned the company as a leader in the space.

In addition to his work at BioStem, Mr. Matuszewski serves on the Processing and Distribution Council of the Association for Advancing Tissue and Biologics (AATB) and is a member of the Government Affairs Committee for BioFlorida.

The board of directors believes that Mr. Matuszewski is qualified to serve as a director based on his extensive regenerative medicine industry experience and his position as the Company’s Chief Executive Officer provides a vital link between our board of directors and our management team.

Brandon Poe

Mr. Poe has served as our Chief Financial Officer since August 2025. Mr. Poe is a veteran executive with more than 25 years of financial experience across various industries, including life sciences, medical devices and healthcare services. He previously served as Chief Financial Officer of Midi Health, a leader in women’s healthcare from December 2023 until August 2025. Prior to that, from November 2021 to January 2023, he served as Chief Financial Officer of Jumpcode Genomics, a genomic tools company unlocking the power of next-generation sequencing using CRISPR clean technology and from January 2021 to November 2021, as Chief Financial Officer at Genome Medical, a genomic telehealth provider, where he led all aspects of finance at both companies. From June 2013 to January 2021, Mr. Poe has also held the positions of Vice President of Finance at Illumina, a leader in genomics technology; and from June 2008 to June 2013, as Chief Financial Officer at Sotera Wireless, a medical device start-up; and from June 2004 to August 2007, as Vice President of Finance at Inverness Medical Innovations, a point-of-care diagnostics company acquired by Abbott. Mr. Poe received his bachelor’s degree from Bucknell University and his MBA from the University of Chicago Booth School of Business.

Andrew Van Vurst

Mr. Van Vurst is a co-founder of the Company and has served as our Chief Operating Officer and as a member of our board of directors since 2016. Mr. Van Vurst is a veteran and manufacturing operations expert with over ten years of experience working in FDA-regulated pharmaceutical and tissue processing firms. Before beginning his biopharmaceutical career, Andrew served as an aviation mechanic and flight captain in the United States Marine Corps. He co-founded BioStem Technologies in 2014 and played a pivotal role in our development, working to establish revenue streams, ensure compliance with FDA and state pharmacy board guidelines. During the early years with BioStem Technologies, he worked as Director of Operations for Nesvik Pharmaceuticals, a wholly-owned subsidiary of BioStem and Qualified Pharma Ingredients , where he managed research and development activities for four 505(b)(2) products and built out an API repackaging facility from the ground up until 2019. He serves as a Processing and Distribution Council Member for the AATB and is an AATB-certified Tissue Banking Specialist. The board of directors believes that Mr. Van Vurst is qualified to serve as a director based on his experience in manufacturing operations and experience working in FDA-regulated pharmaceutical and tissue processing firms.

Barry Hassett

Mr. Hassett has served as our Chief Commercial Officer since January 2026. Mr. Hassett is a seasoned commercial leader with extensive experience in marketing, medical education, market access, and sales within the medical device and biotechnology markets.  He has worked across a variety of sectors, including biologics, surgical implants, and capital equipment, in B2B, B2C, and D2C selling.  His expertise spans advanced wound care, orthopedics, ophthalmology, vascular surgery, oncology, and respiratory care.  Mr. Hassett has successfully launched disruptive technologies in many of these sectors. Most recently, he served as Chief Commercial Officer for CAIRE Inc. in the respiratory market, where he led marketing, customer service, and sales for a $220M portfolio of products. Prior to that, he was Vice President of Marketing for BioTissue, where he successfully expanded their regenerative technology into the advanced wound care and surgical markets before ultimately taking responsibility for the entire portfolio.  Mr. Hassett has also held executive marketing roles at Carticept Medical (SonoSite), CardioMEMS, Davita, and Promxima Therapeutics (Cytyc).  He holds a Bachelor of Science in Biomedical Engineering from Duke University and a Master of Science in Bioengineering from Dartmouth College.

Katherine Gorrell

Ms. Gorrell has served as our Chief Legal & Compliance Officer since April 2026. Ms. Gorrell is an accomplished legal and compliance executive with extensive experience advising healthcare and health technology companies on complex regulatory, operational, and corporate governance matters. Ms. Gorrell is experienced in health law, regulatory, transactional, compliance, governance, and risk management, as well as other business-oriented legal functions. Ms. Gorrell previously served as Vice President and General Counsel at Holy Cross Health in Fort Lauderdale, Florida. Earlier in her career, she served as General Counsel and Compliance Officer for AdvancedMD, a national healthcare IT company, and held in-house roles at Intermountain Healthcare and Providence Health & Services/Swedish Health Services. Ms. Gorrell holds a JD with Honors, with a concentration in Health Law, from the University of Washington School of Law, and a Bachelor of Arts with Honors in Political Science from the University of Utah.

Independent Directors

Kenneth Warrington

Mr. Warrington has served as an independent director of ours since March 2022. Since December 2023, Mr. Warrington has served as the Executive Director of Strategic Business Development and Technical Services at uBriGene Bioscience, a global contract manufacturing and development organization providing gene and cell therapy contract research and manufacturing services. From December 2021 to October 2023, Mr. Warrington served as the Chief Technology Officer of Lacerta Therapeutics, a clinical-stage gene therapy company. From May 2020 to December 2021, Mr. Warrington served as the Head of Strategy and Innovation at GenScript ProBio, a biotechnology company. From June 2019 to May 2020, Mr. Warrington served as the SVP of Operations and Business Development before assuming the role of chairman of the scientific advisory board. Mr. Warrington has decades of broad expertise across the cell and gene therapy product development continuum from discovery through GMP-compliant manufacturing to support IND-enabling pre-clinical and early-stage clinical programs, and has deep knowledge in advanced therapy manufacturing, including live attenuated and virus-like particle vaccines, live challenge viruses, viral vectors, and cell & gene-modified cell therapies. He served on the faculty at the University of Florida, Pediatrics-Division of Cellular & Molecular Therapy, with a research program focused on AAV vector development and production. Following his transition into industry in 2008, Dr. Warrington has held the lead technical operation and business development roles for global contract testing and manufacturing organizations, including Meridian Life Science, SGS Life Science, and Wuxi Apptec. He was formerly the SVP of Operations and Business Development at BioStem Life Sciences before assuming the role of chairman of the scientific advisory board. Mr. Warrington holds a Bachelor of Science in Biology & Chemistry from St. Lawrence University and a Ph.D. in Pharmacology & Experimental Therapeutics from the University of Florida. The board of directors believes that Mr. Warrington is qualified to serve as a director based on his decades of broad expertise across the cell and gene therapy product development continuum.

Mark Glickman

Mr. Glickman has served as an independent director since June 2026. He is President and CEO of BioFlorida, the statewide trade association representing Florida’s life sciences industry. He also serves on the Board of Directors of MetaVia (Nasdaq: MTVA) and Otsuka Precision Health. Mr. Glickman is a seasoned healthcare executive with more than three decades of leadership experience across biotechnology, pharmaceuticals, and medical innovation. Prior to joining BioFlorida, he served as Chief Executive Officer of TherapeuticsMD, Inc. and was Chief Commercial Officer of Esperion Therapeutics, where he played a key role in the company’s commercialization strategy and strategic partnerships. Earlier in his career, Mr. Glickman held senior leadership positions at several healthcare companies, helping build and lead high-performing commercial organizations. He earned a BA in Political Science from SUNY Oswego and an MBA in Finance and International Management from NYU Stern School of Business. The board of directors believes that Mr. Glickman is qualified to serve as a director based on his extensive senior leadership experience in the medical technology industry.

Rayna Hannaway

Ms. Hannaway has served as an independent director on the Board since June 2026. Ms. Hannaway is a 29-year investment veteran with deep multi-sector expertise investing in innovative small-cap companies. She also currently serves as an independent director at Xelcis Bio, board chair at Raw Art Works, and finance and audit committee chair at Big Brothers Big Sisters of Eastern Massachusetts. From July 2025 to present Ms. Hannaway has served as a Founder, Coach and Advisor for Pure Path Ventures. Prior to that, Ms. Hannaway served as Head of the Small Company Growth Team and Portfolio Manager at Polen Capital, and prior to that, spent more than a decade at Fidelity Investments as an analyst and portfolio manager. Earlier in her career, she held equity analyst roles at Jennison Associates and Lord Abbett. She is a CFA® charterholder since 2000 and holds a BA in Economics from Barnard College, Columbia University. The board of directors believes that Ms. Hannaway is qualified to serve as a director based on her extensive investment experience and her financial and analytical expertise across multiple sectors.

Steven Sonenreich

Mr. Sonenreich has served as an independent director since June 2026. Mr. Sonenreich is a retired healthcare executive with nearly 40 years of senior leadership experience. He served as CEO of Cedar’s Medical Center in Miami before returning to Mount Sinai Medical Center, where he began his career in late 2001, leading a successful financial turnaround and major capital campaigns. Mr. Sonenreich served on the boards of the Florida Hospital Association and the Florida Teaching and Safety Net Hospital Alliance, where he was a founding board member. He holds a BA from the State University of New York at Binghamton and an MBA and a Certificate in Healthcare Administration from the University of Miami. The board of directors believes that Mr. Sonenreich is qualified to serve as a director based on his senior leadership experience in the healthcare sector.

Jodi Ungrodt

Ms. Ungrodt has served as an independent director on the Board since March 2026. Ungrodt brings nearly three decades of financial leadership to the role, having spent her career as a senior partner at Ernst & Young advising life sciences companies on initial and secondary public offerings, business combinations, risk assessment and regulatory compliance. She is qualified to serve as a financial expert under SEC, NYSE, and NASDAQ rules. Ms. Ungrodt received a Bachelor of Science in Accounting from San Diego State University and is a Certified Public Accountant and member of the American Institute of Public Accountants and the California Society of CPAs. The board of directors believes that Ms. Ungrodt is qualified to serve as a director based on her extensive financial experience across various industries, including life sciences.

Term of Office

Our Articles provide that our Board is divided into three classes (Class I, Class II, and Class III) with staggered three-year terms. Only one class of directors will be elected at each annual meeting of shareholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:

●	the Class I directors are Mr. Van Vurst and Mr. Warrington, and their terms will expire at the annual meeting of shareholders to be held in 2027;

●	the Class II directors are Ms. Hannaway and Mr. Sonenreich, and their terms will expire at the annual meeting of shareholders to be held in 2028;

●	the Class III directors are Mr. Matuszewski, Mr. Glickman and Ms. Ungrodt, and their terms will expire at the annual meeting of shareholders to be held in 2029.

Our officers are appointed by our board of directors and hold office until removed by the board, subject to their respective employment agreements.

Board Committees and Director Independence

Our common stock currently trades on Nasdaq under the symbol “BSEM.” As a Nasdaq listed company, we are required to comply with the Nasdaq standards including those relating to corporate governance, requiring, among other things, that:

(a)	A majority of the Board of Directors consist of “independent directors” as defined by the Nasdaq listing rules;

(b)	The compensation of executive officers be determined, or recommended to the Board of Directors for determination, by independent directors constituting a majority of the independent directors of the Board in a vote in which only independent directors participate or by a Compensation Committee comprised of at least two independent directors as well as composed entirely of independent directors;

(c)	That director nominees to be selected, or recommended to the Board of Directors for selection, by independent directors constituting a majority of the independent directors of the Board in a vote in which only independent directors participate or by a nomination committee comprised of at least two independent directors as well as composed entirely of independent directors; and

(d)	Establishment of an audit committee with at least three independent directors as well as composed entirely of independent directors, where at least one of the independent directors qualifies as an audit committee financial expert under SEC rules and as a financially sophisticated audit committee member under the Nasdaq listing rules.

Although we are considered a “controlled company” within the meaning of Nasdaq listing rules, and, as a result, qualify for, and may rely on, exemptions from certain Nasdaq corporate governance requirements, including the foregoing requirements other than (d), we do not intend to rely on the “controlled company” exemptions available to us.

Our Board of Directors has affirmatively determined that five of its seven directors, Jodi Ungrodt, Kenneth Warrington, Steven Sonenreich, Rayna Hannaway and Mark Glickman are independent directors.

Committees of the Board of Directors

Audit Committee

We have established an audit committee, which consists of Jodi Ungrodt, Steven Sonenreich and Rayna Hannaway, each of whom is an independent director. Each committee member qualifies as an audit committee financial expert under SEC rules and as a financially sophisticated audit committee member under the Nasdaq Listing Rules. Jodi Ungrodt serves as the chair of the audit committee. Our audit committee has adopted a written charter, a copy of which is posted on the Corporate Governance section of our website, at https://www.biostemtechnologies.com/.

Our audit committee is authorized and directed to, among other things:

●	approve and retain the independent auditors to conduct the annual audit of our financial statements;

●	review the proposed scope and results of the audit;

●	review and pre-approve audit and non-audit fees and services;

●	review accounting and financial controls with the independent auditors and our financial and accounting staff;

●	review and approve transactions between us and our directors, officers, and affiliates;

●	recognize and prevent prohibited non-audit services;

●	establish procedures for complaints received by us regarding accounting matters; and

●	oversee internal audit functions, if any.

Compensation Committee

We have established a compensation committee, which consists of Mark Glickman, Kenneth Warrington and Jodi Ungrodt, each of whom is an independent director. Mark Glickman serves as the chair of the compensation committee. Our compensation committee has adopted a written charter, a copy of which is posted on the Corporate Governance section of our website, at https://www.biostemtechnologies.com/.

Our compensation committee is authorized and directed to, among other things:

●	review and approve the corporate goals and objectives relevant to the CEO’s compensation and evaluate their performance in light of those goals and objectives;

●	determine and recommend to the Board for approval, the compensation of the CEO;

●	determine and approve the compensation of all of our other executive officers;

●	review and approve our executive compensation plans and any other compensation or benefit programs, policies, and plans;

●	oversee the development of succession plans for the executive officers and assist the Board in nominating potential successors to the CEO, in conjunction with the Nominating and Corporate Governance Committee;

●	monitor compliance with stock ownership and clawback guidelines; and

●	review director compensation and recommend changes for consideration to the Board.

Nominating and Corporate Governance Committee

We have established a nominating and corporate governance committee which consists of Kenneth Warrington, Steven Sonenreich and Rayna Hannaway, each of whom is an independent director. Kenneth Warrington serves as the chair of the nominating and corporate governance committee. Our nominating and corporate governance committee has adopted a written charter, a copy of which is posted on the Corporate Governance section of our website, at https://www.biostemtechnologies.com/.

Our nominating and corporate governance committee is authorized and directed to, among other things:

●	establish procedures for screening director nominees proposed by shareholders;

●	evaluate, nominate, and recommend individuals for membership on our Board;

●	review and make recommendations to the Board as to the size and composition of the Board and its committees;

●	review the selection, duties, and compensation of the lead independent director;

●	oversee the development of succession plans for the executive officers and assist the Board in nominating potential successors to the CEO, in conjunction with the Compensation Committee;

●	advise the Board on establishing special committees;

●	develop and review our governance policies and guidelines;

●	oversee our policies and procedures for monitoring our performance relating to environmental, social and governance matters;

●	oversee the management of corporate governance risks; and

●	oversee an annual evaluation of the Board and its committees.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our board of directors. No member of our board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

Executive Officer and Director Compensation

Executive Compensation

Introduction

As an “emerging growth company,” we are permitted to and rely on exemptions from certain disclosure requirements that are applicable to other companies that are not emerging growth companies. As such, we have not included a compensation discussion and analysis of our executive compensation programs or tabular compensation information other than the Summary Compensation Table and the Outstanding Equity Awards table. For the fiscal year ended December 31, 2025, our named executive officers (each a “NEO” and collectively, the “NEOs”) and their positions were as follows:

●	Jason Matuszewski, Chair and Chief Executive Officer;

●	Andrew Van Vurst, Chief Operating Officer;

●	Brandon Poe, Chief Financial Officer; and

Summary Compensation Table for Fiscal 2025

The following table summarizes the compensation for our NEOs for the fiscal years ended December 31, 2025 and 2024:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Jason Matuszewski,	2025	750,000	-		2,000,000	(3)	2,000,000	(4)	150,000	-		4,900,000
Chief Executive Officer and Director	2024	368,750	750,000		1,000,000		-		-	-		2,118,750
Andrew Van Vurst,	2025	525,000	-		1,150,000	(3)	1,150,000	(4)	105,000	-		2,930,000
Chief Operating Officer and Director	2024	358,333	846,250		900,000		-		-	-		2,104,583
Brandon Poe(5),	2025	192,365	50,000	(6)	208,818	(7)	208,818	(7)	20,563	67,500	(8)	748,064
Chief Financial Officer

(1)	The amounts in these columns do not reflect compensation actually received by the named executive officer nor do they reflect the actual value that will be recognized by the named executive officer. Instead, the amounts reflect the aggregate grant date fair value of restricted stock unit awards and stock option awards, computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding these restricted stock unit awards and stock option awards, refer to Note 8 to our financial statements for the year ended December 31, 2025, which are included elsewhere in this prospectus.

(2)	For 2025, amounts reported represent annual cash incentives approved by the Compensation Committee to be paid to our named executive officers based on certain performance metrics.

(3)	Represents a grant of restricted stock units approved by the Compensation Committee of the Board of Directors on March 17, 2025, which vest 33% after one year then quarterly over the remaining two years.

(4)	Represents a grant of options approved by the Compensation Committee of the Board of Directors on March 17, 2025 and October 13, 2025, which vest 33% after one year then quarterly over the remaining two years.

(5)	Mr. Poe was appointed as our Chief Financial Officer effective August 11, 2025. The salary amount reflected represents a pro rata portion of his annual base salary of $491,000.

(6)	Represents a signing bonus paid to Mr. Poe upon his appointment as the Company’s Chief Financial Officer in August 2025.

(7)	Represents a grant of restricted stock units and options approved by the Compensation Committee of the Board of Directors on August 19, 2025, which vest 33% after one year then quarterly over the remaining two years

(8)	Represents cash compensation paid to Mr. Poe for his service as a director of the Company prior to becoming our Chief Financial Officer in August 2025.

Narrative Disclosure to Summary Compensation Table

For the fiscal years ended December 31, 2025 and 2024, the compensation program for our named executive officers consisted of base salary, a discretionary bonus and certain equity awards.

Executive Employment Agreements

Executive Employment Agreement with Jason Matuszewski

On March 30, 2026, we entered into an amended and restated executive employment agreement with Jason Matuszewski (the “Matuszewski Agreement”) pursuant to which Mr. Matuszewski agreed to continue serving as our Chief Executive Officer for a term of three years, which will automatically extend for subsequent one year periods unless either party gives written notice of non-extension to the other no later than 90 days prior to the expiration of the then applicable term. Under his employment agreement, Mr. Matuszewski is entitled to (i) an annual base salary of $750,000; (ii) an annual cash incentive bonus, with a target opportunity of 100% of his then current base salary, based on attainment of performance measures established by the Compensation Committee of the Board; and (iii) an annual long-term incentive award (“LTI Award”) based on a fair market value of $4,000,000, in accordance with the provisions of the Company’s 2022 Equity Incentive Plan (the “Plan”). Fifty percent of the LTI Award will be granted as restricted stock units and the other fifty percent will be granted as non-qualified stock options.

The Matuszewski Agreement can be terminated by a written notice of non-extension, and will terminate on either death or disability of Mr. Matuszewski, a termination by us with or without “cause” or a termination by Mr. Matuszewski with or without “good reason,” each as defined in the Matuszewski Agreement.

In the event that we terminate Mr. Matuszewski’s employment with cause he will be entitled to receive: (i) all accrued but unpaid base salary through the date of termination; (ii) any unpaid or unreimbursed expenses incurred; and (iii) any benefits provided under our employee benefit plans upon a termination of employment (excluding any employee benefit plan to the extent providing for severance or similar benefits), in accordance with the terms contained therein (collectively referred to as the “Accrued Obligations”).

If Mr. Matuszewski’s employment is terminated without cause or he terminates his employment for good reason, he will be entitled to receive: (i) the Accrued Obligations, (ii) continuation of his base salary then in effect immediately prior to such termination for a period of twelve months, (iii) the annual incentive bonus, payable at that year’s target amount and pro rata as of the date of termination, in a single lump sum in cash, and (iv) continuation of health benefits for Mr. Matuszewski and his dependents until the earlier of (a) the twelve month anniversary of his termination date, and (b) the date on which he becomes eligible to receive substantially similar coverage from another employer. Prior to our securities being listed on a national securities exchange, any outstanding LTI Awards will automatically accelerate and vest in full, including performance-based LTI Awards which will vest assuming target level of performance, and all restrictions will immediately lapse. Any LTI Awards granted on or after the date on which our securities first trade on a national securities exchange will not accelerate nor vest in full and will terminate at the time of Mr. Matuszewski’s termination.

If Mr. Matuszewski is terminated within 90 days prior to or within 12 months following a Change of Control (as defined in the Matuszewski Agreement), he will be entitled to receive (i) the Accrued Obligations, (ii) an amount equal to 18 months of base salary, payable in a single lump sum in cash, (iii) the annual incentive bonus, payable at that year’s target amount and pro rata as of the date of termination, in a single lump sum in cash, and (iv) continuation of health benefits for Mr. Matuszewski and his dependents for eighteen months. Any outstanding LTI Awards will automatically accelerate and vest in full, including performance-based LTI Awards which will vest assuming target level of performance, and all restrictions will immediately lapse. Additionally, any outstanding LTI Awards will vest based on the attainment of performance-vesting conditions assuming a target level of performance.

If the Matuszewski Agreement is terminated by Mr. Matuszewski without good reason, he will be entitled only to the Accrued Obligations.

In the event of the death or disability of Mr. Matuszewski, his estate will be entitled to any Accrued Obligations owed under the Matuszewski Agreement.

We refer you to the copy of the Matuszewski Agreement, which is attached as Exhibit 10.3 to this prospectus, as this summary is subject to, and is qualified in its entirety by reference to, the full Matuszewski Agreement.

Executive Employment Agreement with Andrew Van Vurst

On March 31, 2026, we entered into an amended and restated executive employment agreement with Andrew Van Vurst (the “Van Vurst Agreement”) pursuant to which Mr. Van Vurst agreed to continue serving as our Chief Operating Officer for a term of three years, which will automatically extend for subsequent one year periods unless either party gives written notice of non-extension to the other no later than 90 days prior to the expiration of the then applicable term. Under his employment agreement, Mr. Van Vurst is entitled to (i) an annual base salary of $525,000; (ii) an annual cash incentive bonus, with a target opportunity of 90% of his then current base salary, based on attainment of performance measures established by the Compensation Committee of the Board; and (iii) an annual LTI Award based on a fair market value of $2,300,000, in accordance with the provisions of the Company’s Plan. Fifty percent of the LTI Award will be granted as restricted stock units and the other fifty percent will be granted as non-qualified stock options.

The Van Vurst Agreement can be terminated by a written notice of non-extension, and will terminate on either death or disability of Mr. Van Vurst, a termination by us with or without “cause” or a termination by Mr. Van Vurst with or without “good reason,” each as defined in the Van Vurst Agreement.

In the event that we terminate Mr. Van Vurst’s employment with cause he will be entitled to receive: (i) all accrued but unpaid base salary through the date of termination; (ii) any unpaid or unreimbursed expenses incurred; and (iii) any benefits provided under our employee benefit plans upon a termination of employment (excluding any employee benefit plan to the extent providing for severance or similar benefits), in accordance with the terms contained therein.

If Mr. Van Vurst’s employment is terminated without cause or he terminates his employment for good reason, he will be entitled to receive: (i) the Accrued Obligations, (ii) continuation of his base salary then in effect immediately prior to such termination for a period of twelve months, (iii) the annual incentive bonus, payable at that year’s target amount and pro rata as of the date of termination, in a single lump sum in cash, and (iv) continuation of health benefits for Mr. Van Vurst and his dependents until the earlier of (a) the twelve month anniversary of his termination date, and (b) the date on which he becomes eligible to receive substantially similar coverage from another employer. Prior to our securities being listed on a national securities exchange, any outstanding LTI Awards will automatically accelerate and vest in full, including performance-based LTI Awards which will vest assuming target level of performance, and all restrictions will immediately lapse Any LTI Awards granted on or after the date on which our securities first trade on a national securities exchange will not accelerate nor vest in full and will terminate at the time of Mr. Van Vurst’s termination.

If Mr. Van Vurst is terminated within 90 days prior to or within 12 months following a Change of Control (as defined in the Van Vurst Agreement), he will be entitled to receive (i) the Accrued Obligations, (ii) an amount equal to 18 months of base salary, payable in a single lump sum in cash, (iii) the annual incentive bonus, payable at that year’s target amount and pro rata as of the date of termination, in a single lump sum in cash, and (iv) continuation of health benefits for Mr. Van Vurst and his dependents for eighteen months. Any outstanding LTI Awards will automatically accelerate and vest in full, including performance-based LTI Awards which will vest assuming target level of performance, and all restrictions will immediately lapse. Additionally, any outstanding LTI Awards will vest based on the attainment of performance-vesting conditions assuming a target level of performance.

If the Van Vurst Agreement is terminated by Mr. Van Vurst without good reason, he will be entitled only to the Accrued Obligations.

In the event of the death or disability of Mr. Van Vurst, his estate will be entitled to any Accrued Obligations owed under the Van Vurst Agreement.

We refer you to the copy of the Van Vurst Agreement, which is attached as Exhibit 10.4 to this prospectus, as this summary is subject to, and is qualified in its entirety by reference to, the full Van Vurst Agreement.

Executive Employment Agreement with Brandon Poe

On August 4, 2025, we entered into an executive employment agreement with Brandon Poe (the “Poe Agreement”) pursuant to which Mr. Poe agreed to serve as our Chief Financial Officer for a term of three years, which will automatically extend for subsequent one year periods unless either party gives written notice of non-extension to the other no later than 90 days prior to the expiration of the then applicable term. Under his employment agreement, Mr. Poe is entitled to (i) an annual base salary of $491,000; (ii) a sign-on bonus in the amount of $50,000, subject to repayment if he voluntarily terminates employment with us other than for Good Reason or is terminated by us for Cause (as defined in the Poe Agreement) within six months following his employment start date; (iii) an annual cash incentive bonus, with a target opportunity of $261,000, based on attainment of performance measures established by the Compensation Committee of the Board; and (iv) an annual LTI Award based on a fair market value of $1,066,000, which amount for 2025 shall be prorated for the remaining period from the start date through December 31, 2025. Fifty percent of the LTI Award will be granted as restricted stock units and the other fifty percent will be granted as non-qualified stock options.

The Poe Agreement can be terminated by a written notice of non-extension, and will terminate on either death or disability of Mr. Poe, a termination by us with or without “cause” or a termination by Mr. Poe with or without “good reason,” each as defined in the Poe Agreement.

In the event that we terminate Mr. Poe’s employment with cause he will be entitled to receive: (i) all accrued but unpaid base salary through the date of termination; (ii) any unpaid or unreimbursed expenses incurred; and (iii) any benefits provided under our employee benefit plans upon a termination of employment (excluding any employee benefit plan to the extent providing for severance or similar benefits), in accordance with the terms contained therein.

If Mr. Poe’s employment is terminated without cause or he terminates his employment for good reason, he will be entitled to receive: (i) the Accrued Obligations, (ii) continuation of his base salary then in effect immediately prior to such termination for a period of twelve months, (iii) the annual incentive bonus, payable at that year’s target amount and pro rata as of the date of termination, in a single lump sum in cash, and (iv) continuation of health benefits for Mr. Poe and his dependents until the earlier of (a) the twelve month anniversary of his termination date, and (b) the date on which he becomes eligible to receive substantially similar coverage from another employer. Prior to our securities being listed on a national securities exchange, any outstanding LTI Awards will automatically accelerate and vest in full, including performance-based LTI Awards which will vest assuming target level of performance, and all restrictions will immediately lapse Any LTI Awards granted on or after the date on which our securities first trade on a national securities exchange will not accelerate nor vest in full and will terminate at the time of Mr. Poe’s termination.

If Mr. Poe is terminated within 90 days prior to or within 12 months following a Change of Control (as defined in the Poe Agreement), he will be entitled to receive (i) the Accrued Obligations, (ii) an amount equal to 18 months of base salary, payable in a single lump sum in cash, (iii) the annual incentive bonus, payable at that year’s target amount and pro rata as of the date of termination, in a single lump sum in cash, and (iv) continuation of health benefits for Mr. Poe and his dependents for eighteen months. Any outstanding LTI Awards will automatically accelerate and vest in full, including performance-based LTI Awards which will vest assuming target level of performance, and all restrictions will immediately lapse. Additionally, any outstanding LTI Awards will vest based on the attainment of performance-vesting conditions assuming a target level of performance.

If the Poe Agreement is terminated by Mr. Poe without good reason, he will be entitled only to the Accrued Obligations.

In the event of the death or disability of Mr. Poe, his estate will be entitled to any accrued obligations owed under the Poe Agreement.

We refer you to the copy of the Poe Agreement, which is attached as Exhibit 10.5 to this prospectus, as this summary is subject to, and is qualified in its entirety by reference to, the full Poe Agreement.

Outstanding Equity Awards as of December 31, 2025

The following table shows the number of shares covered by unvested equity awards held by the Company’s named executive officers on December 31, 2025.

		Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number Of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Jason Matuszewski, CEO	2,250,000	-	-	$2.00	10/23/2032	-	-
	-	198,807	-	$10.05	3/17/2035	59,281	225,861
	-	40,427	-	$10.05	10/13/2035	198,807	757,455
Andrew Van Vurst, COO	2,250,000	-	-	$2.00	10/23/2032	-	-
	-	114,314	-	$10.05	3/17/2035	53,353	203,275
	-	23,246	-	$10.05	10/13/2025	114,314	435,536
Brandon Poe, CFO	-	38,814	-	$6.48	8/19/2035	11,855	45,168
						32,225	122,777

(1)	Represents grants of options to each of Jason Matuszewski, Andrew Van Vurst and Brandon Poe, respectively, which vests over three years following the grant date.

(2)	Represents grants of restricted stock units to each of Jason Matuszewski, Andrew Van Vurst and Brandon Poe, respectively, which vests over three years following the grant date.

Director Compensation as of December 31, 2025

The following table presents the total compensation for each person who served as a non-employee director of the Company during the fiscal year ended December 31, 2025. Other than the below, we did not pay any compensation or make any equity awards or non-equity awards to any of our directors during 2025. Directors may be reimbursed for travel and other expenses directly related to their activities as directors. Directors who serve as employees receive no additional compensation for their service as directors. Mr. Poe, who transitioned from non-employee director to Chief Financial Officer during 2025, is excluded from the table below, and the compensation paid to him for his service as a non-employee director is reported in the “Summary Compensation Table” beginning on page 107.

Name	Fees earned or paid in cash	Stock awards(1)(2)	Total
Kenneth Warrington	$80,000	$130,000	$210,000
Thomas J. Dugan(3)	$70,000	$130,000	$200,000
Patrick Daly(3)	$90,000	$130,000	$220,000

(1)	The amounts in the “Stock Awards” column reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the fiscal 2025 grants, refer to our financial statements included elsewhere.

(2)	The following table sets forth the aggregate number of unvested shares outstanding at December 31, 2025 for each of our non-employee directors.

Name	Aggregate Number of Unvested Stock Awards Outstanding at December 31, 2025
Kenneth Warrington	27,137
Thomas J. Dugan	27,137
Patrick Daly	27,137

(3)	Mr. Dugan and Mr. Daly each resigned from the Board in June 2026.

In September 2024, the Board approved a new director compensation program, which is comprised of the following types and levels of compensation.

Annual Equity Grant. Annually, non-employee directors will receive an equity grant in the form of restricted stock units with a value equal to $130,000 at the date of issuance. Such award vests quarterly over the one-year period commencing on the grant date.

Retainer and Fees Paid in Cash. The annual retainer for non-employee directors is $50,000. Directors serving as members of a committee to the Board are entitled to additional annual retainers of $10,000. The chair of the Board, to the extent the chair is a non-employee director, is entitled to an additional retainer of $50,000, and the chair of a committee of the Board is entitled to an additional retainer of $20,000. Non-employee directors are also reimbursed for incidental expenses associated with each Board or Committee meeting. Directors who are employees do not receive any additional compensation for their services as a director.

Principal Stockholders

The following table sets forth information known to the Company regarding the beneficial ownership of shares of common stock and the Series A-1 Convertible Preferred Stock as of June 30, 2026 by:

●	each person who is the beneficial owner of more than 5% of issued and outstanding shares of common stock and the Series A-1 Convertible Preferred Stock;

●	each of the Company’s named executive officers and directors; and

●	all of the Company’s executive officers and directors as a group.

The Company currently has 300 shares of Series A-1 Convertible Preferred Shares outstanding. Each share of Series A-1 Convertible Preferred Shares is convertible, at the option of a majority of the holders, or automatically upon a qualified public offering resulting in gross proceeds to us of not less than $30 million, in whole but not in part, into one share of common stock. The Series A-1 Convertible Preferred Shares entitle their holders to a number of votes equal to the number of shares issuable upon conversion times 2,000,000, granting the holders of Series A-1 Convertible Preferred Shares, as a group, effective control over us.

In addition, the Company has five shares of Series B-1 Convertible Stock outstanding, which are held by an unrelated party. Each share of Series B-1 Convertible Preferred Stock is convertible, at the option of a majority of the holders, or automatically upon a qualified public offering resulting in gross proceeds to us of not less than $30 million, in whole but not in part, into six shares of common stock.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. In computing the number of shares of common stock and the Series A-1 Convertible Preferred Shares beneficially owned by a person and the percentage ownership, the Company deemed outstanding (i) shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of June 30, 2026, and (ii) shares of common stock issuable upon conversion of the Series A-1 Convertible Preferred Stock, which are convertible into shares of common stock at any time at the option of a majority of the holders. The Company did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of our capital stock beneficially owned by them.

The percentage ownership of common stock and the Series A-1 Preferred Shares is based on 17,831,861 shares of common stock and 300 Series A-1 Convertible Preferred Shares, respectively, outstanding as of June 30, 2026. Unless otherwise indicated, the business address of each of the beneficial owners listed below is c/o BioStem Technologies, Inc., 2836 Center Port Circle, Pompano Beach, FL 33064.

Name of Beneficial Owner	Number of shares of Common Stock		%	Number of Series A-1 Convertible Preferred Shares	%	% of Total Voting Power
Directors and NEOs
Jason Matuszewski	3,610,788	(1)	17.9%	100	33.3%	33.0%
Andrew Van Vurst	3,820,011	(2)	19.0%	100	33.3%	33.0%
Brandon Poe	56,370	(3)	*	-	-	*
Kenneth Warrington	39,696	(4)	*	-	-	*
Mark Glickman	7,671	(5)	*	-	-	*
Rayna Hannaway	7,671	(6)	*	-	-	*
Steven Sonenreich	7,671	(7)	*	-	-	*
Jodi Ungrodt	11,295	(8)	*	-	-	*
All executive officers and directors as a group (9 persons)(9)	7,571,357		37.7%	200	66.7%	66.0%
Five Percent and Greater Holders
Henry Van Vurst	848,319	(10)	4.8%	100	33.3%	32.5%

*	Less than 1%.

(1)	This amount consists of (i) 100 shares of common stock issuable upon conversion of 100 Series A-1 Convertible Preferred Shares currently held and (ii) 2,332,256 shares of common stock underlying options that are exercisable within 60 days of June 30, 2026.

(2)	This amount consists of (i) 100 shares of common stock issuable upon conversion of 100 Series A-1 Convertible Preferred Shares currently held and (ii) 2,297,298 shares of common stock underlying options that are exercisable within 60 days of June 30, 2026.

(3)	This amount consists of 10,634 shares of common stock underlying restricted stock units that vest within 60 days of June 30, 2026.

(4)	This amount consists of 7,462 shares of common stock issuable upon the exercise of fully vested stock options and 5,094 shares of common stock underlying restricted stock units that vest within 60 days of June 30, 2026.

(5)	This amount consists of 7,671 shares of common stock underlying restricted stock units that vest within 60 days of June 30, 2026.

(6)	This amount consists of 7,671 shares of common stock underlying restricted stock units that vest within 60 days of June 30, 2026

(7)	This amount consists of 7,671 shares of common stock underlying restricted stock units that vest within 60 days of June 30, 2026.

(8)	This amount consists of 5,647 shares of common stock underlying restricted stock units that vest within 60 days of June 30, 2026.

(9)	Includes (i) 200 shares of common stock issuable upon conversion of 200 Series A-1 Convertible Preferred Shares currently held, (ii) 4,637,016 shares of our common stock issuable upon the exercise of fully vested stock options and (iii) 46,756 shares of our restricted stock units that vest within 60 days of June 30, 2026.

(10)	Includes 100 shares of common stock issuable upon conversion of 100 Series A-1 Convertible Preferred Shares currently held.

SELLING Stockholder

This prospectus relates to the offer and sale from time to time by the Selling Stockholder of up to 3,571,429 shares of common stock.

The Selling Stockholder may from time to time offer and sell any or all of the shares of common stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. We cannot advise you as to whether the Selling Stockholder will in fact sell any or all of such shares of common stock.

When we refer to the “Selling Stockholder” in this prospectus, we mean the person listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholder’s interest in the common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the Selling Stockholder, the number of shares of common stock that the Selling Stockholder may offer pursuant to this prospectus, and the number of shares of common stock owned by the Selling Stockholder before the offering and after the offering, assuming that the Selling Stockholder will sell all of their Resale Shares and will make no other purchases or sales of common stock. Information below regarding the Selling Stockholder is based on information provided to us by the Selling Stockholder.

The percentage of beneficial ownership is based on the 17,831,861 shares of common stock issued and outstanding as of June 30, 2026 and is determined in accordance with the rules of the SEC, which, among other things, assumes the exercise of convertible securities, warrants and options by a securityholder for shares of common stock by such securityholder only.

The Selling Stockholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Number of Shares of Common Stock Beneficially Owned After Offering	Percentage of Outstanding Common Stock Beneficially Owned After Offering
Pleiades Partners LLC (1)	3,571,429	(2)	3,571,429	(3)	0	*

*	Represents beneficial ownership of less than one percent (1%) of our outstanding common stock.

(1)	Pleiades Partners LLC is a Wyoming limited liability company. J. Carlo Cannell, as Managing Member of the Selling Stockholder, has voting and dispositive power over the Resale Shares. The address of the Selling Stockholder is 215 Altamont Road, Alta, WY 83414.

(2)	The number of shares beneficially owned prior to this offering includes (i) 746,269 shares of common stock issued to the Selling Stockholder pursuant to the Purchase Agreement and (ii) 2,825,160 shares of common stock that may be issued to the Selling Stockholder pursuant to the anti-dilution provisions of the Purchase Agreement, assuming the maximum adjustment at the floor price of $0.70 per share.

(3)	The maximum number of shares to be sold pursuant to this prospectus includes (i) 746,269 shares of common stock issued to the Selling Stockholder pursuant to the Purchase Agreement and (ii) 2,825,160 shares of common stock that may be issued to the Selling Stockholder pursuant to the anti-dilution provisions of the Purchase Agreement

Certain relationships and related party transactions

Under Item 404 of SEC Regulation S-K, a related person transaction is any actual or proposed transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including those involving indebtedness not in the ordinary course of business, to which we or our subsidiaries were or are a party, or in which we or our subsidiaries were or are a participant, in which the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years and in which any of our directors, nominees for director, executive officers, beneficial owners of more than 5% of any class of our voting securities (a “significant shareholder”), or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

We recognize that transactions between us and any of our directors or executives or with a third party in which one of our officers, directors or significant shareholders has an interest can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of us and our shareholders.

The Audit Committee of the Board of Directors is charged with responsibility for reviewing, approving and overseeing any transaction between us and any related person (as defined in Item 404 of Regulation S-K), including the propriety and ethical implications of any such transactions, as reported or disclosed to the Audit Committee by the independent auditors, employees, officers, members of the Board of Directors or otherwise, and to determine whether the terms of the transaction are not less favorable to us than could be obtained from an unaffiliated party.

Description of Capital Stock

General

Effective July 9, 2026, we amended our Articles and Bylaws. Our authorized capital stock consists of 975,000,000 shares of common stock and 25,000,000 shares of preferred stock, par value $0.001 per share. We have designated 300 shares of preferred stock as Series A-1 Convertible Preferred Shares and 500,000 shares of preferred stock as Series B-1 Convertible Preferred Shares. As of June 30, 2026, there were 17,831,861 shares of our common stock issued and outstanding, 300 shares of our Series A-1 Convertible Preferred Shares issued and outstanding and five shares of our Series B-1 Convertible Preferred Shares issued and outstanding.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the shareholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by shareholders (other than the election of directors) must be approved by a majority of the votes cast by all shares of our common stock, unless the matter is one upon which, by express provision of law a greater vote is required or from time to time permitted by action of the Board, or by the Articles or Bylaws a greater or different vote is required, that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. The election of directors shall be elected by a majority of the votes cast with respect to that director by the holders of the shares represented in person or by proxy and entitled to be voted in the election of directors; provided that if the number of persons to be considered by the shareholders for election as a director exceeds the number of directors to be elected, directors shall be elected by the vote of a plurality of the votes cast by the holders of the shares represented in person or by proxy and entitled to be voted in the election of directors.

Holders of our common stock representing 33.33% of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our shareholders. A vote by the holders of a majority of the votes cast (in person or by proxy) of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to certain provisions of our Articles. Our Articles do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by the Board of Directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by the Board of Directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by the Board of Directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock, according to their interests, will be entitled to receive all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

The Board of Directors may become authorized to authorize preferred shares of stock and to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. The Board of Directors is authorized, within any limitations prescribed by law and our Articles, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

(1)	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

(2)	The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3)	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4)	Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

(5)	Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6)	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7)	The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(8)	Whether that series will have the right to subscribe for or to purchase any of our securities or any securities of any other corporation or entity; and

(9)	Any other relative rights, preferences and limitations of that series.

Series A-1 Convertible Preferred Shares

We have designated 300 shares of preferred stock with a par value of $0.001 as “Series A-1 Convertible Preferred Shares”. The Series A-1 Convertible Preferred Shares entitle their holders to a number of votes equal to the number of shares issuable upon conversion times 2,000,000 granting the holders of Series A-1 Convertible Preferred Shares, as a group, effective control of us. There are no voting, shareholder, or other agreements between the holders of the Series A-1 Convertible Preferred Shares to vote together as a group.

Each Series A-1 Convertible Preferred Shares are convertible, at the option of a majority of the holders, or automatically upon a qualified public offering resulting in gross proceeds to us of not less than $30 million, in whole but not in part, into one share of common stock.

Holders of Series A-1 Convertible Preferred Shares are not entitled to receive dividends, out of assets legally available thereof, prior and in preference to any declaration or payment of any dividend on the common stock or any other capital stock of the Corporation.

In the event of a liquidation event, the holders of the Series A-1 Convertible Preferred Shares shall be entitled to the liquidation preferences and rights accorded to them pursuant to the Articles.

Series B-1 Convertible Preferred Shares

We have designated 500,000 shares of preferred stock with a par value of $0.001 as “Series B-1 Convertible Preferred Shares”. The Series B-1 Convertible Preferred Shares entitle their holders to votes equal to the number of shares issuable upon conversion.

Each Series B-1 Convertible Preferred Share is convertible, at the option of a majority of the holders, or automatically upon a qualified public offering resulting in gross proceeds to us of not less than $30 million, in whole but not in part, into six shares of common stock.

The Series B-1 Convertible Preferred Shares shall be entitled to receive an annual dividend, payable in newly issued common stock, in an amount equal to ten percent of the number of then existing Series B-1 Convertible Preferred Shares issued and outstanding prior and in preference to any declaration or payment of any dividend on the common stock or any other capital stock of the Corporation. This dividend shall be cumulative.

In the event of a liquidation event, the holders of the Series B-1 Convertible Preferred Shares shall be entitled to the liquidation preferences and rights accorded to them pursuant to the Articles.

Anti-Takeover Effects of Certain Provisions of Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws

Provisions of our Articles and Bylaws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

Vacancies. Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause may be filled by a majority of the remaining directors on the Board.

Bylaws. Our Articles and Bylaws authorizes the Board of Directors to adopt, repeal, rescind, alter or amend certain provisions of our bylaws without shareholder approval.

Removal. Except as otherwise provided, a director may be removed from office only by the affirmative vote of the holders of not less than two thirds of the voting power of the issued and outstanding stock entitled to vote.

Calling of Special Meetings of Shareholders. Our Articles provide that special meetings of shareholders for any purpose or purposes may be called by the Board pursuant to a resolution approved by a majority of the Board or at the request of the holders of record of not less than sixty percent (60%) of the voting power of all outstanding shares entitled to vote on such matter.

Effects of authorized but unissued common stock and blank check preferred stock. One of the effects of the existence of authorized but unissued common stock and undesignated preferred stock may be to enable the Board of Directors to make more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the Board of Directors without shareholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent shareholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our Articles grant the Board of Directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of us.

Cumulative Voting. Our Articles, do not provide for cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors.

Choice of Forum. Article XV our Articles, provide that, unless we consent in writing to the selection of an alternative forum, the state and federal courts of the State of Florida will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our shareholders, (iii) an action asserting a claim arising pursuant to any provision of the Florida Business Corporation Act, or (iv) any action asserting a claim governed by the internal affairs doctrine. However, these forum clauses will not apply to claims which are vested in the exclusive jurisdiction of a court or forum other than state and federal courts in the State of Florida. For instance, these exclusive forum provisions will not apply to actions arising under federal securities laws, including suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or the rules and regulations thereunder. These provisions will not apply to suits brought to enforce a duty or liability created by the Exchange Act. It is possible that a court of law could rule that choice of forum provision is inapplicable or unenforceable if challenged in a proceeding or otherwise. Therefore, these exclusive forum provisions will not relieve us of our duty to comply with the federal securities laws and the rules and regulations thereunder, and shareholders will not be deemed to have waived our compliance with these laws, rules and regulations. These exclusive forum provisions may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us or our directors, officers or other employees. In addition, shareholders who do bring a claim in the state or federal court in the State of Florida could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Florida. The state or federal court of the State of Florida may also reach different judgments or results than would other courts, including courts where a shareholder would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our shareholders. However, the enforceability of similar exclusive forum provisions in other companies’ articles of incorporation and bylaws have been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings. If a court were to find the exclusive forum provision to be inapplicable or unenforceable in an action, we might incur additional costs associated with resolving such action in other jurisdictions.

PLAN OF DISTRIBUTION

The Selling Stockholder of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the Selling Stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Legal matters

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Greenberg Traurig P.A., Fort Lauderdale, Florida.

Experts

The consolidated financial statements of BioStem Technologies, Inc. as of December 31, 2025 and 2024 and for each of the years in the two-year period ended December 31, 2025, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering December 31, 2025, consolidated financial statements contains an explanatory paragraph that states that the Company’s net accumulated deficit and expected losses and negative cash flows from operations raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The abbreviated financial statements of the Acquired BioTissue Surgical and Wound Care Product Lines as of December 31, 2025, and for the year ended December 31, 2025, have been included herein and in the registration statement in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

Where you can find more information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 2836 Center Port Circle, Pompano Beach, Florida 33064, or calling us at (954) 380-8342.

We are subject to the information and periodic reporting requirements of the Exchange Act. Under the Exchange Act, we will file annual, quarterly and current reports, as well as proxy statements and other information with the SEC. These periodic reports, proxy statements, and other information will be available on the website of the SEC referred to above.

Index to CONDENSED Consolidated Financial Statements

BioStem Technologies, Inc.

Unaudited Interim Financial Statements of BioStem as of and for the three months ended March 31, 2026 and 2025:
F-2	Condensed Consolidated Balance Sheets
F-3	Condensed Consolidated Statements of Operations
F-4	Condensed Consolidated Statement of Stockholders’ Equity
F-5	Condensed Consolidated Statements of Cash Flows
F-6	Notes to Unaudited Condensed Consolidated Financial Statements

Audited Financial Statements of BioStem as of and for the years ended December 31, 2025 and 2024:
F-21	Report of Independent Registered Public Accounting Firm (PCAOB ID No. 688)
F-22	Consolidated Balance Sheets
F-23	Consolidated Statements of Operations
F-24	Consolidated Statement of Stockholders’ Equity
F-25	Consolidated Statements of Cash Flows
F-26	Notes to Consolidated Financial Statements

Unaudited Abbreviated Financial Statement of the Acquired BioTissue Surgical and Wound Care Product Lines as of and for the period ended January 1, 2026 to January 21, 2026:
F-47	Abbreviated Statement of Revenues and Operating Expenses
F-48	Notes to Unaudited Abbreviated Financial Statements

Audited Abbreviated Financial Statements of the Acquired BioTissue Surgical and Wound Care Product Lines as of and for the year ended December 31, 2025:
F-49	Report of Independent Registered Public Accounting Firm
F-51	Abbreviated Statement of Assets Acquired and Liabilities Assumed
F-52	Abbreviated Statement of Revenue and Operating Expenses
F-53	Notes to Abbreviated Financial Statements

BioStem Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2026	December 31, 2025
ASSETS
Current Assets
Cash and cash equivalents	$13,703,351	$29,549,018
Accounts receivable, net	6,200,840	9,874,468
Inventory	4,501,445	2,877,160
Prepaid expenses and other assets	2,056,562	2,102,803
Total current assets	26,462,198	44,403,449
Long-Term Assets
Property and equipment, net	3,941,899	3,970,513
Construction-in-process	962,826	961,032
Right-of-use asset, net	275,399	327,267
Intangible assets, net	21,907,942	119,765
Goodwill (Note 3)	1,532,635	244,635
Total assets	$55,082,899	$50,026,661

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$8,487,754	$4,441,419
License fees payable	434,775	729,975
Income tax payable	-	31,512
Accrued interest	2,295,000	2,227,500
Operating lease liabilities	235,066	225,768
Notes payable, net of discount	3,000,000	3,000,000
Other current liabilities	8,717,033	127,406
Total current liabilities	23,169,628	10,783,580
Long-Term Liabilities
Operating lease liabilities, less current portion	44,638	105,262
Total long-term liabilities	44,638	105,262
Total liabilities	23,214,266	10,888,842

Commitments and contingencies (Note 13)
Stockholders’ Equity
Series A-1 convertible preferred stock, $0.001 par value; authorized 300 shares; issued and outstanding 300 shares as of March 31, 2026 and December 31, 2025.	-	-
Series B-1 convertible preferred stock, $0.001 par value; authorized 500,000 shares; issued and outstanding 5 shares as of March 31, 2026 and December 31, 2025.	-	-
Common stock, $0.001 par value; authorized 975,000,000 shares; issued and outstanding 16,984,057 and 16,825,716 shares as of March 31, 2026 and December 31, 2025, respectively.	16,985	16,827
Additional paid-in capital	61,889,015	60,338,654
Treasury stock, 18,000 shares at cost	(43,346)	(43,346)
Accumulated deficit	(29,994,021)	(21,174,316)
Total stockholders’ equity	31,868,633	39,137,819
Total liabilities and stockholders’ equity	$55,082,899	$50,026,661

See the Condensed Notes to the Unaudited Condensed Consolidated Financial Statements

BioStem Technologies, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2026	2025
Revenue, net	$6,135,530	$15,967,021
Cost of goods sold	2,376,039	853,438
Gross profit	3,759,491	15,113,583

Sales and marketing expenses	3,745,587	1,123,377
General and administrative expenses	7,220,789	6,996,766
Research and development expenses	1,137,229	1,690,154
Depreciation and amortization expense	540,437	53,961
Total operating expenses	12,644,043	9,864,258
(Loss) income from operations	(8,884,552)	5,249,325
Other income:
Interest income, net	63,676	28,547
Other income	1,171	2,661
Other income, net	64,847	31,208
Total (loss) income from operations before income taxes	(8,819,705)	5,280,533
Income tax expense	-	(1,372,411)
Net (loss) income	$(8,819,705)	$3,908,122

Basic net (loss) income per share attributable to common stockholders	$(0.52)	$0.23

Diluted net (loss) income per share attributable to common stockholders	$(0.52)	$0.15

Basic weighted average common shares outstanding	16,851,238	16,673,875

Diluted weighted average common shares outstanding	16,851,238	26,257,562

See the Condensed Notes to the Unaudited Condensed Consolidated Financial Statements

BioStem Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Changes in Stockholders’ Equity
For the Three Months Ended March 31, 2026 and 2025
(Unaudited)

Three Months Ended	Series A-1		Series B-1		Common Stock		Additional Paid-In	Treasury	Accumulated	Total Stockholders’
March 31, 2026	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stock	Deficit	Equity
Balance as of December 31, 2025	300	$-	5	$-	16,825,716	$16,827	$60,338,654	$(43,346)	$(21,174,316)	$39,137,819

Stock based compensation-stock options	-	-	-	-	-	-	666,065	-	-	666,065

Stock based compensation-restricted common stock	-	-	-	-	157,766	158	881,297			881,455

Issuance of common stock for services	-	-	-	-	575	1	2,999			3,000

Net loss	-	-	-	-	-	-	-	-	(8,819,705)	(8,819,705)

Balance as of March 31, 2026	300	$-	5	$-	16,984,057	$16,985	$61,889,015	$(43,346)	$(29,994,021)	$31,868,633

Three Months Ended	Series A-1		Series B-1		Common Stock		Additional Paid-In	Treasury	Accumulated	Total Stockholders’
March 31, 2025	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stock	Deficit	Equity
Balance as of December 31, 2024	300	$-	5	$-	16,661,482	$16,662	$54,642,012	$(43,346)	$(14,593,404)	$40,021,924

Stock based compensation-stock options	-	-	-	-	-	-	1,732,011	-	-	1,732,011

Stock based compensation-restricted common stock	-	-	-	-	32,252	32	386,860			386,892

Issuance of common stock for services	-	-	-	-	611	1	8,999			9,000

Issuance of shares for warrant exercise	-	-	-	-	16,667	17	33,317	-		33,334

Net income	-	-	-	-	-	-	-	-	3,908,122	3,908,122

Balance as of March 31, 2025	300	$-	5	$-	16,711,012	$16,712	$56,803,199	$(43,346)	$(10,685,282)	$46,091,283

See the Condensed Notes to the Unaudited Condensed Consolidated Financial Statements

BioStem Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2026 and 2025
(Unaudited)

	Three Months Ended March 31,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(8,819,705)	$3,908,122
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation expense	28,614	23,095
Amortization expense	511,823	30,867
Amortization of debt discount	-	38,164
Amortization of right-of-use asset	51,868	24,110
Stock-based compensation expense - stock options and restricted stock	1,547,520	2,118,903
Non-cash expense for services paid in common stock	3,000	9,000
Amortization of prepaid expenses paid with common stock and warrant	-	409,030
Deferred tax benefit	-	(579,384)
Changes in operating assets and liabilities:
Accounts receivable	3,673,628	(1,025,054)
Inventory	(1,624,285)	(148,636)
Prepaid expenses and other assets	64,612	(14,170)
Accounts payable and accrued expenses	4,046,335	(690,635)
License fees payable	(295,200)	(1,915,725)
Income tax payable	(31,512)	1,951,796
Accrued interest	67,500	66,694
Other current and long-term liabilities	(49,699)	(132,249)
Net cash (used in) provided by operating activities	(825,502)	4,073,927
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment and construction-in- process	(1,794)	(164,726)
Cash paid in business combination (Note 3)	(15,018,371)	-
Net cash used in investing activities	(15,020,165)	(164,726)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on notes payable	-	(101,786)
Proceeds from the issuance of stock for warrant and option exercises	-	33,334
Net cash used in financing activities	-	(68,452)
Cash and cash equivalents:
Net change during the period	(15,845,667)	3,840,749
Balance, beginning of period	29,549,018	22,832,706
Balance, end of period	$13,703,351	$26,673,455
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$664	$45,910

See the Condensed Notes to the Unaudited Condensed Consolidated Financial Statements

BioStem Technologies, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2026 and 2025

(Unaudited)

Note 1 - Organization, Description of Business and Liquidity

Organization and Description of Business

BioStem Technologies, Inc. (hereinafter “the Company”), was incorporated as Aladdin & Company Trading in Utah on July 7, 2006. Aladdin & Company Trading later changed its name to Caribbean Casino & Gaming Corporation and re-domiciled in Florida on March 2, 2009. On January 7, 2013, Caribbean Casino & Gaming Corporation changed its name to Caribbean International Holdings, Inc. On August 28, 2014, the Company changed its name to BioStem Technologies, Inc.

Our mission is to create and deliver the most advanced healing technologies in the world. We are focused on the development and commercialization of perinatal tissue-based therapies that support healing across the continuum of care, including advanced wound care and surgical applications. The application of perinatal tissues is known to promote an environment that is conducive to regenerative healing. The Company harnesses the natural properties of perinatal tissue through its proprietary processing technologies to deliver solutions intended to support tissue repair and regeneration.

Patients benefit from these technologies in a multitude of ways. Those with chronic wounds experience wound closure at higher rates and more quickly – improving overall quality of life and reducing the rate of debilitating sequelae including amputation and death. Surgical patients enjoy faster healing, improved restoration of function, faster return to normal daily life and reduced rates of complications. With these improved outcomes, the overall cost of patient care is reduced over time.

Our portfolio consists primarily of placenta-derived tissue allografts, which are human tissues used as protective barriers or coverings to support the body’s natural healing processes. We offer both dry and cryopreserved allografts that are utilized across a broad range of clinical settings, including advanced wound care and surgical applications. We intend to continue expanding our portfolio with complementary regenerative therapies and technologies that address unmet needs across wound management and surgical healing.

In January 2026, we expanded our portfolio through the purchase and licensing of certain assets from BioTissue Holdings Inc.’s surgical and wound care business. Among the assets we acquired and licensed were the well-known Neox® and Clarix® product lines, as well as a broad national footprint of direct sales representatives and contracted independent sales agents. We believe this addition will meaningfully bolster our commercial capabilities and deepen our presence in both hospital inpatient and outpatient care environments. The Company’s fiscal year end is December 31.

Liquidity

As of March 31, 2026, the Company had cash and cash equivalents of $13,703,351. The Company had a net loss of $8,819,705 and net income of $3,908,122 for the three months ended March 31, 2026, and 2025, respectively, and has an accumulated deficit of $29,994,021 as of March 31, 2026. The Company expects to incur net losses and negative cash flows from operations for at least the next twelve months due to reduced product pricing dictated by the Centers for Medicare & Medicaid Services (CMS) that became effective in 2026, and has contractual and contingent obligations over the next twelve months related to the BioTissue acquisition and a restructured loan (see Note 16). The Company will require additional liquidity to continue its operations and meet its obligations over the next 12 months.

The Company plans to finance its operations and development needs with its existing cash and cash equivalents, additional equity and/or debt financing arrangements, and revenue primarily anticipated from the sale of our products. There can be no assurance that the Company will be able to obtain additional financing on terms acceptable to the Company, on a timely basis, or at all. Accordingly, substantial doubt exists about the Company’s ability to continue as a going concern for at least one year from the issuance of these financial statements.

The condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability of assets or the amounts and classifications of liabilities that may be necessary if the Company were unable to continue as a going concern.

BioStem Technologies, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2026 and 2025

(Unaudited)

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The condensed consolidated statements of the Company are presented in United States dollars and have been prepared in accordance with financial accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, and include the accounts of BioStem Technologies, Inc. and its wholly-owned subsidiaries, BioStem Life Sciences, Inc., Auxocell Operations Inc., and BioStem Properties, LLC. All intercompany transactions have been eliminated in consolidation.

Accordingly, certain information and footnote disclosures required by U.S, GAAP for complete financial statements have been condensed or omitted. In the opinion of the Company, the accompanying condensed consolidated financial statements reflect all normal recurring adjustments that are necessary to present fairly the results for the interim periods presented. The condensed consolidated balance sheet as of December 31, 2025, was derived from the Company’s audited consolidated financial statements as of and for the year ended December 31, 2025. The information included in this quarterly report on should be read in conjunction with the audited consolidated financial statements and accompanying notes included in our Annual Report for the year ended December 31, 2025. Interim results are not necessarily indicative of the results for the full year.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes.

Such estimates and assumptions impact both assets and liabilities, including but not limited to net realizable value of accounts receivable and inventory, estimated useful lives and impairment of long-lived assets, the valuation of intangible assets, goodwill, estimated fair value of stock-based awards, valuation of contingent consideration, and the valuation of deferred tax assets.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future non-conforming events. Accordingly, actual results could differ significantly from estimates.

Risks and Uncertainties

The Company’s operations are subject to risks and uncertainties including financial, operational, regulatory, and other risks including the potential risk of business failure.

The Company has experienced, and in the future expects to continue to experience, variability in its sales and earnings. The factors expected to contribute to this variability include, among others: (i) the uncertainty associated with the commercialization and ultimate success of the Company’s products; (ii) competition inherent in the markets where products are expected to be sold; (iii) general economic conditions; and (iv) the related volatility related to product pricing determined and approved by the Centers for Medicare & Medicaid Services (“CMS”).

Significant Accounting Policies

There have been no material changes to our significant accounting policies from our Annual Report for the year ended December 31, 2025 except for the addition of the value of our contingent consideration and estimated useful life of our acquired intangible assets as described in Note 3.

BioStem Technologies, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2026 and 2025

(Unaudited)

Note 3 - Business Combination

Overview

On January 21, 2026 (the “Acquisition Date” or “Closing Date”), BioStem Technologies, Inc. (“BioStem” or the “Company”) completed the acquisition of a defined set of assets constituting the surgical and wound care business (the “Business”) from BioTissue Holdings Inc. and BioTissue Surgical Inc. (collectively, “BioTissue” or the “Seller”) pursuant to an Asset Purchase Agreement dated January 21, 2026 (the “APA”). The Company has integrated the acquired operations into its existing business to expand its product offerings and commercial presence within both chronic and acute wound care markets, including hospital-based settings.

The Company evaluated the acquisition under ASC 805, Business Combinations, and concluded that the acquired set of assets and activities including acquired rights to products, licensed IP, customer list, and workforce, constitutes a business. Accordingly, the acquisition has been accounted for as a business combination using the acquisition method of accounting.

From the date of the acquisition through March 31,2026, the acquired Business generated $5,363,878 in revenue, net.

Supplemental Unaudited Pro Forma Information

The following unaudited supplemental pro forma information presents the consolidated results of operations of the Company combined with historical results of the Business acquired subsequent to the start of the three month period ended March 31, 2025, on a pro forma basis, as if the acquisition had occurred on January 1, 2025, the beginning of the most recently completed fiscal year preceding the acquisition:

	Pro Forma (unaudited)
	Three Months Ended March 31,
	2026	2025
Revenue, net	$7,621,856	$22,898,561
Net (loss) income	$(8,040,071)	$3,508,784

Pro forma information reflects adjustments that are expected to have a continuing impact on the Company’s results of operations and are directly attributable to the acquisition. The unaudited supplemental pro forma information above includes adjustments to reflect the removal of direct transaction costs relating to the acquisition and the incremental intangible asset amortization to be incurred based on the values of each identifiable asset. The unaudited supplemental pro forma financial information has been presented for illustrative purposes only and is not necessarily indicative of results of operations that would have been achieved had the acquisition taken place on the date indicated, or of the Company’s future consolidated statement of operations. The supplemental pro forma information presented above has been derived from the Company’s historical condensed consolidated financial statements and from the historical accounting records of the acquired businesses to which it gives effect.

Acquisition-Related Costs

Transaction costs of $976,428 incurred by the Company in connection with the acquisition, including advisory, legal, accounting, and valuation fees have been expensed as incurred in accordance with ASC 805-10-25-23. The Company did not pay any transaction expenses on behalf of the Seller.

Consideration Transferred

Total consideration transferred was measured at acquisition-date fair value as follows:

Total cash consideration	$15,018,371
Contingent consideration	8,588,000
Total consideration transferred	$23,606,371

BioStem Technologies, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2026 and 2025

(Unaudited)

Acquired Assets, Liabilities Assumed, and Goodwill

The following table summarizes cash consideration paid for the identifiable assets acquired, liabilities assumed, and goodwill as of the acquisition date:

Prepaid expenses	$18,371
Licensed technology	11,700,000
Trade names and trademarks	1,800,000
Customer-related contracts and relationships	8,800,000
Goodwill	1,288,000
Contingent consideration payable	(8,588,000)
Total net identifiable assets acquired	$15,018,371

The identifiable intangible assets acquired consisted of licensed technology, trade names and trademarks, and customer-related contracts and relationships, with estimated useful lives of ten years (10), fifteen (15) years, and seven (7) years, respectively. The Company engaged an independent third-party valuation specialist to assist in the determination of the fair value of intangible assets acquired. All key estimates, assumptions, and forecasts were either provided by or reviewed by management. While the third-party specialist provided significant input into the valuation, the final conclusions reflect the judgment of management. The fair value measurements of the intangible assets were based primarily on significant unobservable inputs, and this represents a Level 3 measurement.

Goodwill of $1,288,000 represents the excess of consideration transferred over the fair value of net identifiable assets acquired. It primarily reflects the expected synergies from integrating the acquired Business with the Company’s existing product portfolio, expanded group purchasing organization (GPO) access, and commercial infrastructure Goodwill is not deductible for income tax purposes.

Pursuant to Section 1.8 of the APA, the Company is obligated to pay the Seller a “Clearance Payment” of up to $10,000,000 upon receipt of FDA 510(k) clearance for the Catalyze Product (Clarix Flo and Neox Flo) within 12 months following the Closing Date. The Clearance Payment may be reduced by $5,000,000 if, prior to clearance, the FDA takes adverse action on products with trailing twelve-month revenue in excess of $8,000,000; however, such reduction amount becomes payable once the issue is materially remediated (subject to a 12-month window).

The Company evaluated the Clearance Payment and concluded it represents contingent consideration in the business combination (ASC 805-10-55-18; 55-25).

The contingent consideration liability was recorded as an other current liability at an acquisition-date fair value of $8,588,000 and will be re-measured to fair value at each subsequent reporting date, with changes recognized in earnings.

Note 4 - Inventory

The table below presents the Company’s inventory values, by category, as of as of March 31, 2026 and December 31, 2025:

	March 31, 2026	December 31, 2025
Raw materials	$134,457	$251,911
Finished goods	4,366,988	2,625,249
Total net realizable value	$4,501,445	$2,877,160

BioStem Technologies, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2026 and 2025

(Unaudited)

Note 5 - Revenue

Prior to January 1, 2026, the Company primarily distributed its products through a single distributor customer (“Distributor”) under a Distribution and Services agreement (the “D&S Agreement”). During the three months ended March 31, 2025 and through December 31, 2025, the Distributor served as the Company’s sole customer for sale and distribution of its products. Effective January 1, 2026, the D&S Agreement was amended to primarily reduce the transfer price from the Company to the Distributor.

On January 21, 2026, the Company expanded its product portfolio by acquiring and licensing certain assets from BioTissue’s surgical and wound care business (See Note 3). The acquired assets include the Neox® and Clarix® product lines, an established national network of direct and independent sales representatives, and an existing customer base with related customer contracts.

Customer concentration

During the three months ended March 31, 2026 and March 31, 2025, the Company’s single distributor customer accounted for approximately 13% and 100% of our unaudited consolidated revenue, respectively.

As of March 31, 2026 and December 31, 2025 accounts receivable, net of $8,800,602 in credit losses from the Company’s single distributor customer were $2,346,928 and $9,841,476, respectively.

Disaggregation of Revenue

The following table provides information about revenue disaggregated by major sites of service:

	Three Months Ended March 31,
	2026	2025
Hospital	$5,363,878	$-
Physician office	771,651	15,967,021
Revenue, net	$6,135,530	$15,967,021

BioStem Technologies, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2026 and 2025

(Unaudited)

Note 6 - Net (Loss) Income Per Share

Basic net (loss) income per share is computed by dividing the net (loss) income by the weighted-average number of common shares outstanding for the period. Diluted net (loss) income per share is computed based on the potential impact of dilutive securities, including outstanding common stock options, restricted stock units, warrants to purchase common stock, convertible preferred stock, and common stock issuable in connection with convertible notes. For periods in which the Company has reported negative net loss, diluted net loss per share is the same as basic net loss per share because common dilutive shares are not assumed to have been issued if their effect is anti-dilutive. Basic and dilutive net (loss) income per share is as follows:

	Three Months Ended March 31,
	2026	2025
Net (loss) income available to common shareholders (numerator)	$(8,819,705)	$3,908,122

Weighted-average number of common shares (denominator)	16,851,238	16,673,875

Basic (loss) income per common share	$(0.52)	$0.23

Weighted-average number of common shares	16,851,238	16,673,875
Potential shares of common stock arising from stock options, warrants, and unvested RSU’s	-	9,583,687
Total shares-diluted (denominator)	16,851,238	26,257,562

Diluted (loss) income per common share	$(0.52)	$0.15

Anti-dilutive weighted shares excluded from the calculation of diluted (loss) income per common share	6,674,596	-

BioStem Technologies, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2026 and 2025

(Unaudited)

Note 7 - Property and Equipment, net

The following table presents property and equipment as of March 31, 2026 and December 31, 2025:

	March 31, 2026	December 31, 2025
Building	$433,448	$433,448
Building improvements	827,843	827,843
Land	2,367,443	2,367,443
Machinery and equipment	1,361,960	1,361,960
Computer and office equipment	64,702	64,702
Furniture and fixtures	226,802	226,802
Total property and equipment	5,282,198	5,282,198
Less: Accumulated depreciation	(1,340,299)	(1,311,685)
Total property and equipment, net	$3,941,899	$3,970,513

Construction-in-process	$962,826	$961,032

Depreciation expense related to property and equipment, net was $28,614 and $23,095 for the three months ended March 31, 2026 and 2025, respectively.

Note 8 - Finite Lived Intangible Assets and Goodwill

Goodwill

The following table presents goodwill as of March 31, 2026:

Goodwill, beginning of period	$244,635
Additions from acquisition (Note 3)	1,288,000
Goodwill, end of period	$1,532,635

There were no changes to goodwill in the three months ended March 31, 2025.

Intangible Assets

Amortization of intangible assets with finite lives is calculated on the straight-line method based on the following estimated useful lives:

Website and software development costs	5 years
Intellectual property	5-15 years
Customer relationships	7 years

BioStem Technologies, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2026 and 2025

(Unaudited)

The following table presents intangible assets other than goodwill as of March 31, 2026 and December 31, 2025:

	March 31, 2026
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intellectual property	$11,852,000	$339,250	$11,512,750
Trade names	1,800,000	23,333	1,776,667
Website & software development costs	225,907	162,938	62,969
Customer relationships	9,154,000	598,444	8,555,556
Total	$23,031,907	$1,123,965	$21,907,942

	December 31, 2025
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intellectual property	$152,000	$106,500	$45,500
Website & software development costs	225,907	151,642	74,265
Customer relationships	354,000	354,000	-
Total	$731,907	$612,142	$119,765

During each of the three months ended March 31, 2026 and March 31, 2025, amortization expense was $511,823 and $30,867 respectively.

Future expected amortization expense of intangible assets is as follows:

Year Ending December 31,
2026 (remaining)	$1,959,993
2027	2,597,226
2028	2,550,643
2029	2,547,143
2030	2,547,143
Thereafter	9,705,794
Total	$21,907,942

Note 9 - Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following as of March 31, 2026 and December 31, 2025:

	March 31, 2026	December 31, 2025
Accounts payable	$4,019,936	$1,399,998
Accrued liabilities	1,341,333	933,811
Accrued payroll and payroll tax	3,126,484	2,107,610
Total accounts payable and accrued expenses	$8,487,754	$4,441,419

BioStem Technologies, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2026 and 2025

(Unaudited)

Note 10 - Notes Payable

The following table presents notes payable as of March 31, 2026 and December 31, 2025:

	March 31, 2026	December 31, 2025
On July 27, 2018, the Company entered into a Bridge Loan Agreement and Promissory Note, with an interest rate of 0.50% per month for the first six months and 0.75% per month through the Maturity Date of July 27, 2019. This agreement has not been repaid on the maturity date and as of March 31, 2026 was in default (1).	$1,000,000	$1,000,000
On October 5, 2018, the Company entered into a Bridge Loan Agreement and Promissory Note, with an interest rate of 0.50%, per month for the first six months and 0.75% per month through the Maturity Date of October 5, 2019. This agreement has not been repaid on the maturity date and as of March 31, 2026 was in default (1).	2,000,000	2,000,000
Total notes payable	3,000,000	3,000,000
Less: current portion of notes payable, net of discount	(3,000,000)	(3,000,000)
Notes payable-long-term	$-	$-

(1)	In August 2019, the Company received notice from GMA Bridge Fund, LLC that the Company is in default for the loan that matured on July 27, 2019, for non-payment and gave the Company notice that the note which matured on October 5, 2019, was also in default. On April 27, 2026, the Company entered into a Settlement Agreement and Release with GMA Bridge Fund, LLC and GMA Bridge Holdings, LLC (collectively, “GMA”) to resolve all disputes arising from the loan agreements in default (see Note 16).

Note 11 - Stockholders’ Equity

Common Stock and Warrants for Services

On April 8, 2024, the Company entered into an agreement with a service provider to provide certain services until December 27, 2025 (the “Service Agreement”) in exchange for 60,000 shares of restricted common stock with a fair value of $860,400 based on the market price of the Company’s common stock on the grant date. Further, the Company issued the service provider a common stock purchase warrant (“Warrant”) which permits the service provider to purchase 50,000, 50,000 and 100,000 shares of the Company’s common stock at a price of $4.00 per share, $5.00 per share and $6.00 per share, respectively. The Warrant is immediately exercisable in whole or in part, by the service provider from April 8, 2024, to April 8, 2029. The total estimated grant date fair value of the Warrant using the Black-Scholes option pricing model was $1,943,500 and was recognized into expense over the term of the service provider’s agreement. The following inputs were utilized in the Black-Scholes option pricing model to estimate the Warrant fair value: common stock price as quoted on the OTC market of $10.78, exercise price of $4 - $6, volatility of 124.34%, and risk-free rate of 4.43%.

The initial value of the common stock and warrants have been reflected as an increase to additional paid in capital and prepaid expenses in the aggregate amount of $2,803,900. The fair value of these stock-based payments was being amortized into expense as services were provided by the vendor. In the second quarter of 2025, the Service Agreement was terminated, and the Company recognized the remaining prepaid expense balance of $1,611,796 as expense. During the three months ended March 31, 2026 and 2025, the Company amortized $0 and $409,030 into expense which is classified within general and administrative expense on the condensed consolidated statements of operations.

BioStem Technologies, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2026 and 2025

(Unaudited)

The following table presents the Company’s common stock warrant activity during the three months ended March 31, 2026:

	Number of Shares Underlying Warrants	Weighted Average Exercise Price	Weighted Average Remaining Term (Years)
Outstanding as of December 31, 2025	2,033,467	$2.27	2.72
Granted	-	-	-
Exercises	-	-	-
Outstanding and exercisable as of March 31, 2026	2,033,467	$2.27	2.48

Series A-1 Convertible Preferred Shares

The Company has designated 300 shares of preferred stock with a par value of $0.001 as “Series A-1 Convertible Preferred Shares”.

The Series A-1 Convertible Preferred Shares entitle their holders to a number of votes equal to the number of shares issuable upon conversion times 2,000,000 granting the holders of Series A-1 Convertible Preferred Shares, as a group, effective control of the Company.

The Series A-1 Convertible Preferred Shares are convertible, at the option of the holders, or automatically upon a Qualified Public Offering resulting in gross proceeds to the Company of not less than $30 million, in whole but not in part, into 300 shares of common stock.

Holders of Series A-1 Convertible Preferred Shares are not entitled to receive dividends, out of assets legally available thereof, prior and in preference to any declaration or payment of any dividend on the common stock or any other capital stock of the Corporation.

As of March 31, 2026 and December 31, 2025 there are 300 shares of Series A-1 Convertible Preferred Shares outstanding.

Series B-1 Convertible Preferred Shares

The Company has designated 500,000 shares of preferred stock with a par value of $0.001 as “Series B-1 Convertible Preferred Shares”.

The Series B-1 Convertible Preferred Shares entitle their holders to votes equal to the number of shares issuable upon conversion.

The Series B-1 Convertible Preferred Share is convertible, at the option of the holders, or automatically upon a Qualified Public Offering resulting in gross proceeds to the Company of not less than $30 million, in whole but not in part, into 6 shares of common stock.

The Series B-1 Convertible Preferred Shares shall be entitled to receive an annual dividend, payable in newly issued common stock, in an amount equal to ten percent of the number of then existing Series B-1 Convertible Preferred Shares issued and outstanding prior and in preference to any declaration or payment of any dividend on the common stock or any other capital stock of the Corporation. This dividend is cumulative.

As of March 31, 2026 and December 31, 2025, there are 5 shares of Series B-1 Convertible Preferred Shares outstanding.

BioStem Technologies, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2026 and 2025

(Unaudited)

Common Stock

Subject to the rights of holders of Series B-1 preferred shares, common stock shall be entitled to receive such cash dividends may be declared thereon by the Board from time to time out of assets of finds of the Corporation legally available.

The Company is authorized to issue 975,000,000 shares of common stock with a par value of $0.001 per share as of March 31, 2026 and December 31, 2025.

Common Stock Issuances

Three Months Ended March 31, 2026

During the three months ended March 31, 2026, the Company issued 157,766 shares of restricted common stock for fully vested RSUs. See the restricted stock unit disclosure in Note 12 below.

During the three months ended March 31, 2026, the Company issued 575 shares of common stock for services for $3,000 based on the market price of the Company’s stock on the grant date.

Three Months Ended March 31, 2025

During the three months ended March 31, 2025, the Company issued 32,252 shares of restricted common stock for fully vested RSUs. See the restricted stock unit disclosure in Note 12 below.

During the three months ended March 31, 2025, the Company issued 611 shares of common stock for $9,000 of services, based on the market price of the Company’s stock on the grant date.

During the three months ended March 31, 2025, the Company issued 16,667 shares of common stock for the exercise of a warrant and received cash proceeds of $33,334.

Note 12 - Stock Based Compensation

Share-based Compensation Plan

The Board of Directors and stockholders approved the BioStem Technologies, Inc. 2022 Equity Incentive Plan (2022 EIP), effective as of January 3, 2023, which serves as the successor to the BioStem Technologies, Inc. 2021 Equity Incentive Plan (2021 EIP) and permits the grant of incentive and nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and cash-based awards and other stock-based awards to qualified employees, directors, and consultants. No new awards will be issued under the 2021 EIP as of the effective date of the 2022 EIP. Outstanding awards under the 2021 EIP continue to be subject to the terms and conditions of the 2021 EIP. If shares issued under the 2021 EIP and 2022 EIP pursuant to awards of restricted stock, restricted stock units, performance shares or performance units are repurchased by the Company or are forfeited to the Company due to the failure to vest, such shares are added back to the reserves of the 2022 EIP. Shares used to pay the exercise price of an award or to satisfy the tax withholdings related to an award will also become available for future grant or sale under the current EIP. The maximum aggregate number of shares that may be subject to awards and sold under the 2022 EIP is 1,752,693 shares. The shares may be authorized but unissued, or reacquired common stock. As of March 31, 2026, there were 448,776 shares reserved for future issuance under the current EIP. The term of each Option will be stated in the Award Agreement. In the case of an incentive stock option, the term will be no more than ten (10) years from the date of grant thereof. In the case of an incentive stock option granted to a Participant who, at the time the incentive stock option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

BioStem Technologies, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2026 and 2025

(Unaudited)

Stock Options

The fair value of service-based stock options granted to employees and non-employees was estimated on the grant date using the Black-Scholes valuation model with the following assumptions:

	March 31, 2026	March 31, 2025
Dividend yield	0%	0%
Expected term	6 years	6 years
Risk-free interest rates	3.86%	4.02%-4.42%
Expected volatility	105.65%	104.47%-106.61%

Dividend Yield – The dividend yield is assumed to be zero as the Company has never paid dividends and has no current plans to do so.

Expected Term – The expected term represents the period that the Company’s stock-based awards are expected to be outstanding. The Company determines the expected term using the simplified method as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options.

Expected Volatility – Since the Company does not have a sufficient trading history of its common stock, the expected volatility is derived from the average historical stock volatilities of several unrelated public companies within the Company’s industry that the Company considers to be comparable to its business over a period equivalent to the expected term of the stock option grants.

Fair Value of Common Stock– The fair value of common stock is based on the closing price of the Company’s common stock, as reported on Over-the-Counter Market (“OTC”) on the date of grant.

The following table summarizes activity under the Company’s stock options plans for service-based and market-based stock options:

	Number of Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Remaining Term (Years)	Intrinsic Value
Outstanding as of December 31, 2025	6,280,284	$2.92	6.67	$5,576,041
Granted	926,853	$5.50	-	-
Forfeited	(8,955)	$12.45	-	-
Outstanding as of March 31, 2026	7,198,182	$3.24	6.95	$5,664,168
Vested and exercisable as of March 31, 2026	5,639,697	$2.24	6.30	$10,074,349

BioStem Technologies, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2026 and 2025

(Unaudited)

The weighted-average grant date fair value of options granted during the three months ended March 31, 2026 and 2025, was $5.50 and $8.83, respectively. During the three months ended March 31, 2026 and 2025, the Company recognized $666,065 and $1,732,011 respectively, of stock-based compensation in connection with service-based and market-based option grants which is included in general and administrative expenses on the condensed consolidated statements of operations. As of March 31, 2026, total unrecognized stock-based compensation expense for service-based option grants was $8,078,412, which is expected to be recognized over a straight-line basis over a weighted-average period of 2.44 years.

Market-Based Stock Option Grants

In July 2022, the Board of Directors approved and amended executive employment agreements for the Company’s Chief Executive Officer (“CEO”) and Chief Operating Officer (“COO”). Additionally, in October 2022 the Board of Directors granted 2,250,000 options at an exercise price of $2.00, to both the CEO and COO, for a total of 4,500,000 options with an aggregate grant date fair value of $14,829,290 estimated using the Monte Carlo simulation. Vesting of these options were based on Sustained Market Capitalization targets, which were fully met during the three months ended March 31, 2025, and the options may be exercised for up to 10 years after the date of grant. As of March 31, 2026, the Sustained Market Capitalization targets had been met and all 4,500,000 options were vested and exercisable. During the three months ended March 31, 2026 and 2025, $0 and $1,438,538 of stock-based compensation expense was recognized related to these market-based option grants.

Restricted Stock Units (“RSUs”)

During the three months ended March 31, 2026, a total of 759,636 RSUs with an aggregate grant date fair value of $4,178,000 were granted to key employees and the Company’s CEO and COO. The RSUs granted vest 33% on the first anniversary of the grant date with quarterly vesting over two (2) years thereafter. The fair value of restricted stock is based on the closing price of the Company’s common stock on the OTC market on the date of the grant.

The following table summarizes the restricted stock unit activity during the three months ended March 31, 2026

	Shares Outstanding	Weighted Average Grant Date Fair Value
Unvested balance-December 31, 2025	661,882	$9.93
Granted	759,636	5.50
Vested	(157,766)	9.95
Forfeited or canceled	(7,430)	11.38
Unvested balance-March 31, 2026	1,256,322	$3.91

During the three months ended March 31, 2026 and 2025, we recognized stock-based compensation on restricted stock units of $881,455 and $386,892 respectively. As of March 31, 2026, unrecognized stock-based compensation on unvested RSUs was $8,703,343 which will be recognized through February 2029 over a weighted average period of 1.86 years.

BioStem Technologies, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2026 and 2025

(Unaudited)

Note 13 - Commitments and Contingencies

Operating Leases

On April 14, 2025, the Company entered into a twenty-four (24) month and sixteen (16) day lease for additional office space in Fort Lauderdale, Florida commencing May 1, 2025. Monthly lease payments are $4,857, $9,713, and $9,872 for the periods May 15, 2025, through May 31, 2025, June 1, 2025, through May 31, 2026, and June 1, 2026, through May 31, 2027, respectively. Further, the Company executed a lease for office equipment which commenced in May 2025 and requires monthly lease payments of $339 through July 2027.

Upon the lease commencing, the Company recognized an operating right-of-use asset and operating lease liabilities of approximately $217,655 for the present value of the lease payments required over the term of the lease using an incremental borrowing rate of 11.31%

On March 15, 2024, the Company entered into a thirty-eight (38) month lease for office space commencing April 1, 2024. On April 1, 2024, the Company occupied its new expanded office space in Fort Lauderdale, Florida and received the months of April and May rent free. Monthly lease payments are $10,159, $10,250, $10,420, $10,117, and $10,198 for the periods June 1, 2024, through December 31, 2024, January 1, 2025, through May 31, 2025, June 1, 2025, through September 30, 2025, October 1, 2025, through May 1, 2026, and June 1, 2026, through May 1, 2027, respectively. Further, the Company executed a lease for office equipment which commenced April 2024 and requires monthly lease payments of $1,029 through July 2027.

Upon the lease commencing, the Company recognized an operating right-of-use asset and operating lease liabilities of approximately $340,401 for the present value of the lease payments required over the term of the lease using an incremental borrowing rate of 12.00%

Future payments required on the operating lease liabilities, over a weighted average remaining lease term of approximately 1.18 are as follows:

Year Ending December 31,
2026 (remaining)	$191,458
2027	109,363
Total	300,821
Less present value discount	(21,117)
Total operating lease liabilities	$279,704

During the three months ended March 31, 2026 and 2025, we incurred lease expense of approximately $74,135 and $30,259 connection with the operating leases, respectively, included within general and administrative expenses on the condensed consolidated statement of operations.

Legal Matters

From time to time, claims are made against the Company in the ordinary course of business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur, such as monetary damages, fines, penalties, or injunctions prohibiting the Company from selling one or more products or engaging in other activities. The occurrence of an unfavorable outcome in any specific period could have a material adverse effect on the Company’s results of operations for that period or future periods. The Company is not presently a party to any pending or threatened legal proceedings.

On September 23, 2024, GMA submitted a Demand for Arbitration to the American Arbitration Association relating to the repayment of the Notes in the amount of $3,000,000 plus interest. On April 27, 2026, the Company entered into a Settlement Agreement and Release with GMA to resolve all disputes arising from loan agreements in default (See Note 16).

Note 14 - Income Taxes

The Company recorded an income tax expense of $0 and $1,372,411 for the three months ended March 31, 2026 and 2025, respectively.

The Company’ effective tax rate (“ETF”) for the three months ended March 31, 2026 and 2025 was 0% and 25.99%, respectively. The Company’s ETR decreased from the first quarter of 2025 due to the full valuation allowance placed on deferred tax assets during the fourth quarter of 2025.

BioStem Technologies, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2026 and 2025

(Unaudited)

Note 15 – Segment Information

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly provided to the Chief Operating Decision Maker (CODM) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer comprises the Company’s CODM. The CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. The CODM uses consolidated net (loss) income as the primary metric to assess performance and the allocation of resources. As such, the Company has determined that it operates as one operating and reportable segment. Segment assets, liabilities and stockholders’ equity is presented the same as disclosed on the consolidated balance sheets.

The following tables set forth significant expense categories and other specified amounts included in consolidated net income that are otherwise regularly provided to the CODM for the three months ended March 31, 2026 and 2025:

	Three Months Ended March 31,
	2026	2025
Revenue	$6,135,530	$15,967,021
Cost of goods sold	2,376,039	853,438
Gross profit	3,759,491	15,113,583

General and administrative	495,544	712,678
Research and development	26,215	20,255
Sales and marketing	458,437	130,415
Professional fees	6,099,762	4,443,345
Compensation and related	5,023,648	4,503,604
Depreciation and amortization	540,437	53,961
Interest income, net	(63,676)	(28,547)
Other income	(1,171)	(2,661)
Income tax expense	-	1,372,411
Segment expense	12,579,196	11,205,461
Net (loss) income	$(8,819,705)	$3,908,122

*	Note that the amounts presented above for research and development, sales and marketing, and general and administrative are exclusive of share-based compensation, payroll, and professional fee expenses.

Note 16 - Subsequent Events

Equity Awards

On April 1, 2026, the Compensation Committee of the Board of Directors approved equity awards under the Company’s 2022 Equity Incentive Plan. We issued an aggregate of 488,233 stock options to purchase shares of our common stock to 39 employees. The total grant date fair value of the options was $1,660,000 as determined using the Black-Scholes option pricing model. The awards vest over three years, with one-third vesting on the first anniversary of the grant date and the remainder vesting in equal quarterly installments over the following eight quarters.

Settlement of Outstanding Debt

On April 27, 2026, BioStem Technologies, Inc. entered into a Settlement Agreement and Release with GMA to resolve all disputes arising from loan agreements in default (See Note 10).

Pursuant to the terms of the settlement, the Company agreed to: (i) pay GMA a lump-sum cash settlement of $3,500,000 by wire transfer; and (ii) issue a secured promissory note in the principal amount of $1,000,000, bearing interest at 0.50% per month for the first six months and 0.75% per month thereafter until maturity, with a one-year term. The note is secured by a second mortgage on the Company’s real property located at 2836 Center Port Circle, Pompano Beach, Florida 33064. If the Company repays the full $1,000,000 principal on or before December 31, 2026, GMA has agreed to waive all accrued interest on the note.

The Company has evaluated subsequent events through the date the financial statements were issued and determined that no additional events require disclosure.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors

BioStem Technologies, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of BioStem Technologies, Inc. and subsidiaries (the Company) as of December 31, 2025 and 2024, the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2025, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2025, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has a net accumulated deficit and expects to incur losses and negative cash flows from operations, due to recent changes to product pricing determined by CMS and contractual obligations over the next 12 months related to the BioTissue acquisition and an existing loan that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2025.

Charlotte, North Carolina
April 16, 2026

BioStem Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31, 2025	December 31, 2024
ASSETS
Current Assets
Cash and cash equivalents	$29,549,018	$22,832,706
Accounts receivable, net	9,874,468	23,107,027
Inventory	2,877,160	1,824,001
Short-term loan receivable	-	1,250,000
Prepaid expenses and other assets	2,102,803	2,874,317
Total current assets	44,403,449	51,888,051
Long-Term Assets
Property and equipment, net	3,970,513	1,504,577
Construction-in-process	961,032	190,422
Right-of-use asset, net	327,267	271,214
Intangible assets, net	119,765	224,137
Goodwill	244,635	244,635
Deferred tax assets	-	3,994,890
Total assets	$50,026,661	$58,317,926

LIABILITIES AND STOCKHOLDERS EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued expenses	$4,441,419	$5,936,553
License fees payable	729,975	2,359,575
Income tax payable	31,512	3,498,045
Accrued interest	2,227,500	1,962,983
Operating lease liabilities	225,768	106,723
Notes payable, net of discount	3,000,000	3,957,744
Other current liabilities	127,406	144,144
Total current liabilities	10,783,580	17,965,767
Long-Term Liabilities
Operating lease liabilities, less current portion	105,262	180,235
Notes payable, less current portion	-	150,000
Total long-term liabilities	105,262	330,235
Total liabilities	10,888,842	18,296,002

Commitments and contingencies (Note 9)
Stockholders’ Equity
Series A-1 convertible preferred stock, $0.001 par value authorized, 300 shares; issued and outstanding, 300 shares as of December 31, 2025 and December 31, 2024.	-	-
Series B-1 convertible preferred stock, $0.001 par value authorized, 500,000 shares; issued and outstanding 5 shares as of December 31, 2025 and December 31, 2024.	-	-
Common stock, $0.001 par value authorized, 975,000,000 shares issued and outstanding 16,825,716 and 16,661,482 shares as of December 31, 2025 and December 31, 2024, respectively.	16,827	16,662
Additional paid-in capital	60,338,654	54,642,012
Treasury stock, 18,000 shares at cost	(43,346)	(43,346)
Accumulated deficit	(21,174,316)	(14,593,404)
Total stockholders’ equity	39,137,819	40,021,924
Total liabilities and stockholders’ equity	$50,026,661	$58,317,926

BioStem Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

	Years Ended
	December 31, 2025	December 31, 2024
Revenue, net	$47,482,015	$69,658,420
Cost of goods sold	3,043,090	13,743,284
Gross profit	44,438,925	55,915,136
Operating Expenses:
Sales and marketing expenses	14,028,352	3,868,704
General and administrative expenses	23,794,216	18,799,039
Research and development expenses	7,086,087	1,911,031
Depreciation and amortization expense	219,417	212,732
Total operating expenses	45,128,072	24,791,506
(Loss) income from operations	(689,147)	31,123,630
Other income (expense):
Interest income (expense), net	413,849	(622,458)
Other income (expense)	(114,348)	32,696
Other income (expense), net	299,501	(589,762)
Total (loss) income before income taxes	(389,646)	30,533,868
Income tax (expense) benefit	(6,191,266)	496,845
Net (loss) income	$(6,580,912)	$31,030,713

Basic (loss) net income per share attributable to common stockholders	$(0.39)	$1.90

Diluted net income per share attributable to common stockholders	$(0.39)	$1.43

Basic weighted average common shares outstanding	16,728,783	16,368,429

Diluted weighted average common shares outstanding	16,728,783	21,698,384

BioStem Technologies, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

For the Years Ended December 31, 2025 and 2024

	Series A-1		Series B-1		Common Stock		Additional Paid-In	Treasury	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stock	Deficit	Equity
Balance as of December 31, 2023	300	-	5	-	16,214,390	16,215	44,306,872	(43,346)	(45,624,117)	(1,344,376)

Stock based compensation-stock options	-	-	-	-	-	-	6,297,062	-	-	6,297,062

Stock based compensation-restricted common stock	-	-	-	-	31,335	31	366,591	-	-	366,622

Issuance of common stock for services	-	-	-	-	11,773	12	210,165	-	-	210,177

Conversion of debt and accrued interest to common stock	-	-	-	-	2,942	3	15,207	-	-	15,210

Issuance of common stock for cash received on warrant exercises	-	-	-	-	175,001	175	349,832	-	-	350,007

Issuance of common stock for cash received on option exercises	-	-	-	-	283,400	283	292,327	-	-	292,610

Issuance of common stock and warrants for prepaid services	-	-	-	-	60,000	60	2,803,840	-	-	2,803,900

Common stock repurchased and retired	-	-	-	-	(117,359)	(117)	116	-	-	(1)

Net income	-	-	-	-	-	-	-	-	31,030,713	31,030,713

Balance as of December 31, 2024	300	$-	5	$-	16,661,482	$16,662	$54,642,012	$(43,346)	$(14,593,404)	$40,021,924

Stock based compensation-stock options	-	-	-	-	-	-	3,225,105	-	-	3,225,105

Stock based compensation-restricted common stock	-	-	-	-	135,822	136	2,405,231			2,405,367

Issuance of common stock for services	-	-	-	-	1,745	2	17,998			18,000

Issuance of common stock for cash received on warrant exercises	-	-	-	-	26,667	27	48,307			48,334

Net loss	-	-	-	-	-	-	-	-	(6,580,912)	(6,580,912)

Balance as of December 31, 2025	300	$-	5	$-	16,825,716	$16,827	$60,338,654	$(43,346)	$(21,174,316)	$39,137,819

BioStem Technologies, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2025 and 2024

	Years Ended December 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(6,580,912)	$31,030,713
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation expense	115,046	89,125
Amortization expense	104,372	123,467
Amortization of debt discount	63,607	249,211
Amortization of right-of-use asset	161,602	56,540
Stock-based compensation expense - stock options and restricted stock	5,630,473	6,663,684
Non-cash expense for services paid in common stock	18,000	210,177
Amortization of prepaid expenses paid with common stock and warrant	1,611,796	1,192,105
Provision for credit loss	8,800,602	175,000
Deferred tax provision (benefit)	3,994,890	(3,994,890)
Changes in operating assets and liabilities:
Accounts receivable	4,431,957	(19,697,508)
Inventory	(1,053,159)	(1,165,323)
Prepaid expenses and other assets	(840,282)	(933,283)
Accounts payable and accrued expenses	(1,495,134)	5,011,200
License fees payable	(1,629,600)	1,838,100
Income tax payable	(3,466,533)	3,498,045
Accrued interest	264,517	265,196
Other current and long-term liabilities	(190,321)	(146,633)
Net cash provided by operating activities	9,940,920	24,464,926
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment and construction-in- process	(3,351,592)	(426,568)
Short-term loan receivable	1,250,000	(1,250,000)
Net cash used in investing activities	(2,101,592)	(1,676,568)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on notes payable	(1,171,351)	(837,674)
Proceeds from the issuance of stock for warrant and option exercises	48,334	642,617
Other	-	(1)
Net cash (used in) provided by financing activities	(1,123,017)	(195,058)
Cash and cash equivalents:
Net change during the year	6,716,312	22,593,300
Balance, beginning of year	22,832,706	239,406
Balance, end of year	$29,549,018	$22,832,706
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for taxes	$6,500,000	$-
Cash paid for interest	$19,942	$72,815
SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Construction-in-process transferred to property and equipment	$257,217	$202,700
Conversion of debt and accrued interest to shares of common stock	$-	$15,210
Issuance of common stock and warrants for prepaid services	$-	$2,803,900
Right-of-use asset obtained in exchange for lease liabilities	$217,655	$316,311

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

Note 1 - Organization, Description of Business and Liquidity

Organization and Description of Business

BioStem Technologies, Inc. (hereinafter “the Company”), was incorporated as Aladdin & Company Trading in Utah on July 7, 2006. Aladdin & Company Trading later changed its name to Caribbean Casino & Gaming Corporation and re-domiciled in Florida on March 2, 2009. On January 7, 2013, Caribbean Casino & Gaming Corporation changed its name to Caribbean International Holdings, Inc. On August 28, 2014, the Company changed its name to BioStem Technologies, Inc.

The Company’s primary business is the development, manufacture, and sale of tissue allografts for the advanced wound care market with a focus on the treatment of diabetic, pressure and venous ulcers. The Company markets and distributes products directly to medical professionals, such as podiatrists and plastic surgeons, through direct and indirect salesforces and indirectly through distributors. The Company’s fiscal year end is December 31.

Liquidity

As of December 31, 2025, the Company has cash and cash equivalents of $ 29,549,018. The Company had a net loss of $6,580,912 and net income of $31,030,713 for the years ended December 31, 2025, and 2024, respectively, and has an accumulated deficit of $21,174,316 as of December 31, 2025. The Company expects to incur net losses and negative cash flows from operations for at least the next twelve months due to recent changes to product pricing determined by CMS, and has contractual obligations over the next twelve months related to the BioTissue acquisition and an existing loan. The Company will require additional liquidity to continue its operations and meet its obligations over the next 12 months.

The Company plans to finance its operations and development needs with its existing cash and cash equivalents, additional equity and/or debt financing arrangements, and revenue primarily anticipated from the sale of our products. There can be no assurance that the Company will be able to obtain additional financing on terms acceptable to the Company, on a timely basis, or at all. Accordingly, substantial doubt exists about the Company’s ability to continue as a going concern for at least one year from the issuance of these financial statements.

The consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability of assets or the amounts and classifications of liabilities that may be necessary if the Company were unable to continue as a going concern.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The consolidated statements of the Company are presented in United States dollars and have been prepared in accordance with financial accounting principles generally accepted in the United States of America (“U.S. GAAP”), and include the accounts of BioStem Technologies, Inc. and its wholly owned subsidiaries, BioStem Life Sciences, Inc., Auxocell Operations, Inc., and BioStem Properties, LLC. All intercompany transactions between and among consolidation subsidiaries have been eliminated

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes.

Such estimates and assumptions impact both assets and liabilities, including but not limited to net realizable value of accounts receivable and inventory, estimated useful lives and impairment of long-lived assets, the valuation of intangible assets, estimated fair value of stock-based awards, and the valuation of deferred tax assets.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future non-conforming events. Accordingly, actual results could differ significantly from estimates.

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

Risks and Uncertainties

The Company’s operations are subject to risks and uncertainties including financial, operational, regulatory, and other risks including the potential risk of business failure.

The Company has experienced, and in the future expects to continue to experience, variability in its sales and earnings. The factors expected to contribute to this variability include, among others: (i) the uncertainty associated with the commercialization and ultimate success of the Company’s products; (ii) competition inherent in the markets where products are expected to be sold; (iii) general economic conditions; and (iv) the related volatility related to product pricing determined and approved by the Centers for Medicare & Medicaid Services (“CMS”).

Cash and Cash Equivalents

The Company considers cash equivalents to include all stable, highly liquid investments with maturities, when acquired, of three months or less.

Concentrations of Risks

Financial instruments that subject the Company to concentration of risk consist primarily of cash and cash equivalents.  The Company maintains its cash balances with large, high-credit quality financial institutions and, at times, such deposits may be more than federally insured limits. The Company’s cash equivalents consist of highly liquid investment accounts invested in U.S. Government backed securities. The Company has not experienced any losses on its deposits.

For the years ended December 31, 2025 and 2024, the Company generated approximately 99% and 98%, respectively, of its consolidated net revenue from one customer. This same customer accounted for approximately 100% of the accounts receivable as of December 31, 2025 and 2024, respectively.

Accounts Receivable, net

Accounts receivable represent the Company’s unconditional rights to consideration for product shipped. Accounts receivable, net are carried at the original invoice amount less an allowance for credit losses which is based upon historical loss patterns, the number of days that billings are past due, an evaluation of the potential risk of loss associated with delinquent accounts and current market conditions and reasonable and supportable forecasts of future economic conditions to form adjustments to historical loss patterns. Accounts receivable, net are considered impaired and written off when it is probable that all contractual payments due will not be collected in accordance with the terms of the agreement. As a result of the analysis, the Company has reserved for estimated credit losses of $9,023,768 and $223,166 as of December 31, 2025 and 2024, respectively.

Activity related to the Company’s allowance for credit losses during the years ended December 31, 2025 and 2024 was as follows:

	2025	2024
Allowance for credit losses, beginning balance	$223,166	$48,166
Credit loss provision	8,800,602	176,307
Write-offs	-	(1,307)
Allowance for credit losses, ending balance	$9,023,768	$223,166

Inventory

Inventory is stated at the lower of cost or estimated net realizable value. Inventory cost is determined by the first-in, first-out (“FIFO”) basis. Inventory costs include raw material, labor, operating overhead, supplies, depreciation and amortization of leased lab equipment and other related costs.

The Company performs an assessment of the recoverability of inventory cost during each reporting period, and writes-down the cost for slow-moving, excess, and obsolete inventories to their estimated net realizable value in the period in which the need for an allowance is first identified. Such impairment charges are recorded within cost of goods sold. As of December 31, 2025 and 2024, no impairment charges were recorded.

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

The table below presents the Company’s inventory values, by category, as of December 31, 2025 and 2024:

	2025	2024
Raw materials	$251,911	$176,218
Finished goods	2,625,249	1,647,784
Total net realizable value	$2,877,160	$1,824,001

Property and Equipment and Construction-in-Process

Property and equipment (“PP&E”) consists of land, building and building improvements, machinery and equipment, computer and office equipment, furniture and fixtures. The Company separately presents construction-in-process (“CIP”) on the consolidated balance sheets. CIP is related to the construction or development of PP&E that has yet to be placed into service for its intended use. Land and assets held as CIP are not depreciated.

PP&E is stated at cost, less accumulated depreciation. Depreciation expense commences once a PP&E asset is ready for its intended use and is computed using the straight-line method based on the estimated useful lives of the related assets as follows:

Category	Estimated Useful Life
Land	Infinite (not depreciated)
Building and Building Improvements	3-39 years
Machinery and Equipment	3-7 years
Computer and Office Equipment	3 years
Furniture and Fixtures	5-7 years
Construction-in-Process	Not depreciated until placed into service

The useful lives of PP&E are determined when those assets are initially recognized. The useful lives in the table above represents the best estimate of the useful lives based on current facts and circumstances but may differ from the actual useful lives due to changes to business operations, changes in the planned use of assets, and technological advancements if and when management determines a change in the estimated useful life assumption for any asset, the remaining carrying amount of the asset is accounted for prospectively and depreciated or amortized over the revised estimated useful life.

Repair and maintenance costs, which do not extend the useful life of the asset, are charged to expenses as incurred. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the consolidated financial statements.

Goodwill, Acquired Intangible Assets, and Other Long-Lived Assets

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the identifiable assets acquired and liabilities assumed. Goodwill is not amortized but is tested for impairment at least annually (as of December 31), or more frequently if events or circumstances indicate the carrying value may no longer be recoverable and that an impairment loss may have occurred. Circumstances that could trigger an impairment test include, but are not limited to, a significant adverse change in the business climate or legal factors, an adverse action or assessment by a regulator, or unanticipated competition. The Company operates as one segment, which is the sole reporting unit, and therefore goodwill is tested for impairment at the consolidated level.

If the fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is not impaired. If the carrying value of the reporting unit, including goodwill, exceeds its fair value, a goodwill impairment loss is recognized in an amount equal to that excess. As of December 31, 2025 and 2024, management performed a qualitative evaluation, and the results of management’s goodwill impairment test did not result in any impairment charges as fair value of the one reporting unit exceeded carrying value.

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

Acquired Intangible Assets

Intangible assets with finite lives are amortized over their estimated useful lives. Intangible assets include developed technology and customer relationships.

Amortization of intangible assets with finite lives is calculated on the straight-line method based on the following estimated useful lives:

Website and software development costs	5 years
Intellectual property	5 years
Customer relationships	7 years

Acquired intangible assets with finite useful lives are reviewed for impairment when events or changes in circumstances suggest that the carrying value of these assets may not be recoverable. No impairment losses were recognized by the Company for the years ended December 31, 2025 and 2024, respectively.

Long-Lived Assets

Long-lived assets consist primarily of PP&E, CIP, and intangible assets with finite lives. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Factors that the Company considers in deciding when to perform an impairment review include, but not limited to, significant underperformance of the business in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the use of the assets. When such an event occurs, the Company determines whether there has been impairment by comparing the anticipated undiscounted future net cash flows to the related asset group’s carrying value. If an asset is determined to be impaired, the asset is written down to fair value, which is determined based either on discounted cash flows or appraised value, depending on the nature of the asset. The Company did not record any impairment of other long-lived assets during the years ended December 31, 2025 and 2024.

Advertising Expenses

The Company expenses advertising costs as incurred. The Company incurred $1,349,794 and $491,596 in advertising expenses for the years ended December 31, 2025 and 2024, respectively, which are included as part of sales and marketing expenses within the consolidated statements of operations.

Research and Development Costs

Research and development costs include personnel costs for the Company’s research and development personnel, expenses related to improvements to the manufacturing process, enhancements to the Company’s currently available products, the costs of clinical trials and additional investments in the product and platform development pipeline. The Company expenses research and development costs as incurred. Research and development costs were $7,086,087 and $1,911,031 for the years ended December 31, 2025 and 2024, respectively, as presented on the consolidated statements of operations.

Leases

The Company accounts for leases by applying Accounting Standards Codification No. 842, Leases (“ASC 842”). The Company elected to not apply ASC 842 to arrangements with lease terms of 12 months or less.

In accordance with ASC 842, the Company determines if an arrangement is or contains a lease at inception or modification of the arrangement. An arrangement is, or contains a lease, if there are identified assets and the right to control the use of the assets is conveyed to the Company over a period in exchange for consideration. Control over the use of the identified asset means the Company has both the right to obtain substantially all the economic benefits from the use of the asset and the right to direct the use of the asset.

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

Lease right-of-use (ROU) assets and operating lease liabilities are recognized at commencement date and initially measured based on the present value of lease payments over the defined lease term. Interest and amortization expense are recognized over the lease term using the effective interest method. In the absence of a readily determinable interest implicitly stated interest rate, the Company discounts the expected future lease payments using an incremental borrowing rate at the lease commencement date.

Lease terms include optional renewal periods when it’s reasonably certain on the commencement date that such option will be exercised. See Note 9, Commitments and Contingencies for further operating lease-related disclosures.

Stock Based Compensation – Employees and Non-Employees

The Company accounts for stock options with service-based conditions, market-based conditions, and restricted stock units (“RSU’s”) to employees and directors, based on their estimated fair value on the date of grant. The fair value and derived service period of stock options with market based vesting conditions is estimated using the Monte Carlo valuation model. The fair value of each service-based stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company has limited public float and lacks Company-specific historical and implied volatility information for its stock. Therefore, the Company estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the simplified method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The expected dividend yield is zero since the Company has never paid cash dividends on its common stock and does not expect to pay any cash dividends in the foreseeable future.

Stock-based compensation expense associated with market-based stock options is recognized over the derived service period estimated using the Monte Carlo valuation method. In the event the market conditions are met, the expense is accelerated for any remaining, unvested expense. Stock-based compensation associated with service-based stock options is recognized on a straight-line basis over the vesting term.

The fair value of RSUs is based on the trading price of the Company’s stock on the date of grant. The Company recognizes stock-based compensation expense for RSUs on a straight-line basis over the vesting term.

The Company accounts for forfeitures as they occur.

Revenue Recognition

The Company records revenue from product sales in accordance with Accounting Standards Codification No. 606, Revenue from Contracts with Customers (“ASC 606”),

The Company recognizes revenue from product sales at a point in time when control of the Company’s product has transferred to the customer, which generally occurs upon shipment. Revenue is recognized in an amount that reflects the consideration that the Company expects to receive in exchange for the product, which is generally fixed. Based on prior experience, and the nature of the product, variable consideration resulting from product discounts is not material.  Our ordinary contracts do not provide for discounts, rebates or other price concessions. Returns from customers are not accepted. Shipping and handling costs that are billed to the customer are included as a component of revenue and are passed through to customers with an equal offsetting amount included in cost of goods sold. We consider costs related to shipping and handling after control over a product has transferred to a customer to be a cost of fulfilling the promise to transfer the product to the customer.

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

Distribution and Services Agreement

In September 2023, the Company executed a distribution and services agreement (“D&S Agreement”) with a large medical distributor located in the United States (the “Distributor”) for the distribution of the Company’s Amnio Wrap 2 (“AW2”) product. The Company licenses the rights to manufacture and commercialize AW2 from an unrelated party and in conjunction with the licensing arrangement, pays a per square centimeter license fee for all AW2 products sold by the Distributor. In October 2024, the Company executed an amendment to the D&S Agreement to expand the product lines that the Distributor will distribute on behalf of the Company and beginning in the fourth quarter of 2024, includes VendajeAC (“VAC”). No licensing fees are due on VAC as the Company owns the right to manufacture and commercialize VAC. Licensing fees due on the sale of AW2 are recorded as a component of cost of goods sold.

The Distributor purchases AW2 and VAC from the Company at a fixed fee per square centimeter (“Sales Price”) with no right of return. The Distributor is responsible for sales, marketing, and distribution of product it purchases from us and bears full risk of loss from the point at which it takes title to product purchased from us. The termination of the D&S Agreement could have an adverse impact on our financial position and results of operations.

As of December 31, 2025 and 2024, accounts receivable from the Distributor under this arrangement were $18,642,078 and $23,099,404, respectively. The Company is currently in a dispute related to certain receivables and has recorded a reserve for credit loss.

Disaggregation of Revenue

The following table provides information about revenue disaggregated by major products categories:

	For the years ended
	December 31,
	2025	2024
VendajeAC	$44,045,014	$10,617,897
Amnio Wrap 2	3,348,726	58,783,096
Other	88,275	257,427
Revenue, net	$47,482,015	$69,658,420

Contract Costs

The Company incurs incremental costs to obtain contracts with its customers. These costs consist primarily of sales commissions paid to our sales force. As the expected period of amortization is not expected to exceed one year, the Company has elected to expense such costs as incurred.

Cost of Goods Sold

Cost of goods sold represents license fees and costs directly related to the production of the Company’s products including tissue, direct labor, lab supplies, as well as overhead and depreciation of production equipment. Products sold are typically shipped directly to the customer with costs associated with shipping and handling included as a component of cost of goods sold.

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

Net (Loss) Earnings Per Share

Basic net (loss) earnings per share is computed by dividing the net earnings by the weighted-average number of common shares outstanding for the period. Diluted net earnings per share is computed based on the potential impact of dilutive securities, including outstanding common stock options, restricted stock units, warrants to purchase common stock, convertible preferred stock, and common stock issuable in connection with convertible notes. For periods in which the Company has reported negative net earnings, diluted net earnings per share is the same as basic net earnings per share because common dilutive shares are not assumed to have been issued if their effect is anti-dilutive. Basic and dilutive earnings per share is as follows:

	2025	2024
Net (loss) income available to common shareholders (numerator)	$(6,580,912)	$31,030,713

Weighted-average number of common shares (denominator)	16,728,783	16,368,429

Basic (loss) earnings per common share	$(0.39)	$1.90

Weighted-average number of common shares	16,728,783	16,368,429
Potential shares of common stock arising from stock options, warrants, and unvested RSU’s	-	5,329,956
Total shares-diluted (denominator)	16,728,783	21,698,384

Diluted (loss) earnings per common share	$(0.39)	$1.43

Anti-dilutive weighted shares excluded from the calculation of earnings per common share	6,672,524	-

Income Taxes

We account for income taxes according to the ASC 740, Income Taxes (“ASC 740”) using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in our tax returns. Deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. We assess the likelihood that its deferred tax assets will be and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that our portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. In evaluating its ability to recover its deferred tax assets, we consider all available positive and negative evidence, including projected future taxable income, prudent and feasible tax planning strategies and recent financial operations.

We account for uncertainty related to income taxes recognized in our financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position, is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. To the extent we determine that such tax provisions will not be sustained, the provision for income taxes would include the effects of any resulting income tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

Fair Value Measurements

The Company defines fair value as the exchange price that would be received from the sale of an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance describes three levels of inputs that may be used to measure fair value:

●	Level I—Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets;

●	Level II—Observable inputs other than Level I prices, such as unadjusted quoted prices for similar assets or liabilities in active markets, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

●	Level III—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. These inputs are based on the Company’s own assumptions used to measure assets and liabilities at fair value and require significant management judgment or estimation.

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

The categorization of a financial instrument within the fair value hierarchy is based upon the lowest level of input that is significant to its fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the assets or liabilities.

The Company’s financial instruments that are carried at fair value consist of cash equivalents, a Level I asset, as of December 31, 2025 and 2024. Additionally, as of December 31, 2025, the carrying value of the Company’s current notes payable including accrued interest approximates fair market value as a level III liability.

Recently Issued Accounting Pronouncements Adopted

In November 2023 the FASB issued ASU 2023-07, Segment Reporting – Improvements to Reportable Segment Disclosures. The ASU will now require public entities to disclose its significant segment expenses categories and amounts for each reportable segment. Under the ASU, a significant segment expense is an expense that is:

●	significant to the segment,

●	regularly provided to or easily computed from information regularly provided to the Chief Operating Decision Maker (“CODM”), and

●	included in the reported measure of segment profit or loss.

The ASU was effective for public entities for fiscal years beginning after December 15, 2024 and interim periods in fiscal years beginning after December 15, 2024 (calendar year public entity will adopt the ASU in its 2024 Form 10- K). The ASU should be adopted retrospectively unless it’s impracticable to do so. Early adoption of the ASU is permitted, including in an interim period. Effective December 15, 2024, we adopted ASU 2023-07 and evaluated the application of ASU 2023-07 to these consolidated financial statements. We have included disclosures in Note 11 to provide further information regarding the measure of our one operating segment’s gross profit and significant segment expenses as required by ASU 2023-07.

In December 2023, FASB issued ASU 2023- 09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09). The ASU focuses on income tax disclosures around effective tax rates and cash income taxes paid. ASU 2023-09 requires public business entities to disclose, on an annual basis, a rate reconciliation presented in both dollars and percentages. The guidance requires the rate reconciliation to include specific categories and provides further guidance on disaggregation of those categories based on a quantitative threshold equal to 5% or more of the amount determined by multiplying pretax income (loss) from continuing operations by the applicable statutory rate. For entities reconciling to the US statutory rate of 21%, this would generally require disclosing any reconciling items that impact the rate by 1.05% or more. ASU 2023-09 is effective for public business entities for annual periods beginning after December 15, 2024 (generally, calendar year 2025) and effective for all other business entities one year later. Entities should adopt this guidance on a prospective basis, though retrospective application is permitted. The Company adopted this standard in the current fiscal year on a retrospective basis. See Note 10 for further information.

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

Recently Issued Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU No. 2024-03, “Disaggregation of Income Statement Expenses (Subtopic 220-40).” The ASU requires public entities to disaggregate, in a tabular presentation, certain income statement expenses into different categories, such as purchases of inventory, employee compensation, depreciation, and intangible asset amortization. The guidance is effective for fiscal years beginning after December 15, 2026, with early adoption permitted, and may be applied retrospectively. We are currently evaluating the impact of adopting the ASU 2024-03 on our consolidated financial statements and related disclosures.

We reviewed all other recently issued accounting pronouncements and concluded that they were either not applicable or not expected to have a significant impact to the consolidated financial statements.

Note 3 - Property and Equipment, net

The following table presents property and equipment as of December 31, 2025 and 2024:

	2025	2024
Building	$433,448	$433,448
Building improvements	827,843	800,629
Land	2,367,443	75,000
Machinery and equipment	1,361,960	1,259,372
Computer and office equipment	64,702	64,702
Furniture and fixtures	226,802	68,066
Total property and equipment	5,282,198	2,701,217
Less: Accumulated depreciation	(1,311,685)	(1,196,640)
Total property and equipment, net	$3,970,513	$1,504,577

Construction-in-process	$961,032	$190,422

Depreciation expense related to property and equipment, net was $115,046 and $89,125 for the years ended December 31, 2025 and 2024, respectively.

Note 4 - Intangible Assets Other Than Goodwill

The following table presents intangible assets other than goodwill as of December 31, 2025 and 2024:

	2025
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intellectual property	$152,000	$106,500	$45,500
Website & software development costs	225,907	151,642	74,265
Customer relationships	354,000	354,000	-
Total	$731,907	$612,142	$119,765

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

	2024
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intellectual property	$152,000	$81,024	$70,976
Website & software development costs	225,907	106,461	119,446
Customer relationships	354,000	320,286	33,714
Total	$731,907	$507,770	$224,137

During each of the years ended December 31, 2025 and 2024, amortization expense was $104,372 and $123,467, respectively.

Future expected amortization expense of intangible assets is as follows:

Year Ending December 31,
2026	66,181
2027	50,083
2028	3,500
Total	$119,765

Note 5 - Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following as of December 31, 2025 and 2024:

	2025	2024
Accounts payable	$1,399,998	$2,155,842
Accrued liabilities	933,811	584,172
Accrued payroll and payroll tax	2,107,610	3,196,538
Total accounts payable and accrued expenses	$4,441,419	$5,936,553

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

Note 6 - Notes Payable

The following table presents notes payable as of December 31, 2025 and 2024:

	December 31, 2025	December 31, 2024
On July 27, 2018, the Company entered into a Bridge Loan Agreement and Promissory Note, with an interest rate of 0.50% per month for the first six months and 0.75% per month through the Maturity Date of July 27, 2019. This agreement has not been repaid on the maturity date and is currently in default (1).	$1,000,000	$1,000,000
On October 5, 2018, the Company entered into a Bridge Loan Agreement and Promissory Note, with an interest rate of 0.50%, per month for the first six months and 0.75% per month through the Maturity Date of October 5, 2019. This agreement has not been repaid on the maturity date and is currently in default (1).	2,000,000	2,000,000
On April 29, 2022, the Company entered an $850,000 mortgage note at 8.25% per annum. Beginning June 1, 2022, the Company was required to make monthly interest only payments of $6,021 with a balloon payment of $850,000 due May 1, 2025, the date of maturity. The loan was secured by the corporate headquarters building.	-	850,000
On May 18, 2020, the Company obtained a $150,000 Economic Injury Disaster Loan. Installment payments, including principal and interest, of $731 monthly, began 30 months from the promissory note or November 18, 2022 and matures five years from this date. Interest will accrue at an annual rate of 3.75%.	-	150,000
On June 1, 2023, the Company issued a promissory note in the amount of $750,000 with an interest rate of 12.0% per annum. Between July 1, 2023 and the maturity date of May 25, 2025, the Company was required to make minimum monthly payments of principal and interest of $35,305 monthly. The note was an unsecured obligation.	-	171,352
Total notes payable	3,000,000	4,171,350
Less: unamortized discounts	-	(63,607)
Total notes payable	3,000,000	4,107,744
Less: current portion of notes payable, net of discount	(3,000,000)	(3,957,744)
Notes payable-long-term	$-	$150,000

(1)	In August 2019, the Company received notice from GMA Bridge Fund, LLC that the Company is in default for the loan that matured on July 27, 2019, for non-payment and gave the Company notice that the note which matured on October 5, 2019, was also in default. The Company continues to accrue interest on these loans and is in discussion with the lender to renegotiate the terms of these notes.

Note 7 - Stockholders’ Equity

Common Stock and Warrants for Services

On April 8, 2024, the Company entered into an agreement with a service provider to provide certain services until December 27, 2025 (the “Service Agreement”) in exchange for 60,000 shares of restricted common stock with a fair value of $860,400 based on the market price of the Company’s common stock on the grant date. Further, the Company issued the service provider a common stock purchase warrant (“Warrant”) which permits the service provider to purchase 50,000, 50,000 and 100,000 shares of the Company’s common stock at a price of $4.00 per share, $5.00 per share and $6.00 per share, respectively. The Warrant is immediately exercisable in whole or in part, by the service provider from April 8, 2024, to April 8, 2029. The total estimated grant date fair value of the Warrant using the Black-Scholes option pricing model was $1,943,500 and was recognized into expense over the term of the service provider’s agreement. The following inputs were utilized in the Black-Scholes option pricing model to estimate the Warrant fair value: common stock price as quoted on the OTC market of $10.78, exercise price of $4 - $6, volatility of 124.34%, and risk-free rate of 4.43%.

The initial value of the common stock and warrants have been reflected as an increase to additional paid in capital and prepaid expenses in the aggregate amount of $2,803,900. The fair value of these stock-based payments was being amortized into expense as services were provided by the vendor. During the year ended December 31, 2025, the Service Agreement was terminated, and the Company recognized the remaining prepaid expense balance as expense. During the years ended December 31, 2025 and 2024, the Company amortized $1,611,796 and $1,192,104, respectively, within general and administrative expense on the consolidated statements of operations.

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

The following table presents the Company’s common stock warrant activity for the years ended December 31, 2025 and 2024:

	Number of Shares Underlying Warrants	Weighted Average Exercise Price	Weighted Average Remaining Term (Years)
Outstanding and exercisable as of January 1, 2024	2,035,135	$1.96	4.28
Granted	200,000	2.28	-
Exercises	(175,001)	2.00	-
Outstanding and exercisable as of December 31, 2024	2,060,134	$2.28	3.71
Exercises	(26,667)	$1.81	-
Outstanding and exercisable as of December 31, 2025	2,033,467	$2.27	2.72

Series A-1 Convertible Preferred Shares

The Company has designated 300 shares of preferred stock with a par value of $0.001 as “Series A-1 Convertible Preferred Shares”.

The Series A-1 Convertible Preferred Shares entitle their holders to a number of votes equal to the number of shares issuable upon conversion times 2,000,000 granting the holders of Series A-1 Convertible Preferred Shares, as a group, effective control of the Company.

The Series A-1 Convertible Preferred Shares are convertible, at the option of the holders, or automatically upon a Qualified Public Offering resulting in gross proceeds to the Company of not less than $30 million, in whole but not in part, into 300 shares of common stock.

Holders of Series A-1 Convertible Preferred Shares are not entitled to receive dividends, out of assets legally available thereof, prior and in preference to any declaration or payment of any dividend on the common stock or any other capital stock of the Corporation.

As of December 31, 2025 and 2024, there are 300 shares of Series A-1 Convertible Preferred Shares outstanding.

Series B-1 Convertible Preferred Shares

The Company has designated 500,000 shares of preferred stock with a par value of $0.001 as “Series B-1 Convertible Preferred Shares”.

The Series B-1 Convertible Preferred Shares entitle their holders to votes equal to the number of shares issuable upon conversion.

The Series B-1 Convertible Preferred Share is convertible, at the option of the holders, or automatically upon a Qualified Public Offering resulting in gross proceeds to the Company of not less than $30 million, in whole but not in part, into 5 shares of common stock.

The Series B-1 Convertible Preferred Shares shall be entitled to receive an annual dividend, payable in newly issued common stock, in an amount equal to ten percent of the number of then existing Series B-1 Convertible Preferred Shares issued and outstanding prior and in preference to any declaration or payment of any dividend on the common stock or any other capital stock of the Corporation. This dividend is cumulative.

As of December 31, 2025 and 2024, there are 5 shares of Series B-1 Convertible Preferred Shares outstanding.

Common Stock

Subject to the rights of holders of Series B-1 preferred shares, common stock shall be entitled to receive such cash dividends may be declared thereon by the Board from time to time out of assets of finds of the Corporation legally available.

The Company is authorized to issue 975,000,000 shares of common stock with a par value of $0.001 per share as of December 31, 2025 and 2024.

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

Common Stock Issuances

Year Ended December 31, 2025

During the year ended December 31, 2025, the Company issued 135,822 shares of restricted common stock as compensation to certain directors, executives and employees with an estimated fair value of $2,405,367, based on the market price of the Company’s stock on the grant date. See restricted stock unit disclosures in Note 8 below.

During the year ended December 31, 2025, the Company issued 1,745 shares of common stock for services with a market value of $18,000, based on the market price of the Company’s stock on the grant date.

During the year ended December 31, 2025, the Company issued 26,667 shares of common stock for warrant exercises for approximately $48,334.

Year Ended December 31, 2024

During the year ended December 31, 2024, the Company issued 31,335 shares of restricted common stock as compensation to certain directors, executives and employees with an estimated fair value of $366,622, based on the market price of the Company’s stock on the grant date. See restricted stock unit disclosures in Note 7 below.

During the year ended December 31, 2024, the Company issued 11,773 shares of common stock for services with a market value of $210,177, based on the market price of the Company’s stock on the grant date.

On April 8, 2024, the Company entered into an agreement with a service provider to provide certain services until December 27, 2025 in exchange for 60,000 shares of common stock with a fair value of $860,400 based on the market price of the Company’s common stock on the grant date. See further disclosures related to this service agreement in Note 8.

During the year ended December 31, 2024, the Company converted 2,942 shares of common stock for $15,210 of outstanding debt.

During the year ended December 31, 2024, the Company issued 175,001 shares of common stock for warrant exercises for approximately $350,007.

During the year ended December 31, 2024, the Company issued 283,400 shares of common stock for warrant exercises for approximately $292,610.

During the year ended December 31, 2024, the Company agreed to repurchase and retired 117,359 shares of common stock for $1.00 that had been previously issued to a service provider.

Note 8 - Stock Based Compensation

Share-based Compensation Plan

The Board of Directors and stockholders approved the BioStem Technologies, Inc. 2022 Equity Incentive Plan (2022 EIP), effective as of January 3, 2023, which serves as the successor to the BioStem Technologies, Inc. 2021 Equity Incentive Plan (2021 EIP) and permits the grant of incentive and nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and cash-based awards and other stock-based awards to qualified employees, directors, and consultants. No new awards will be issued under the 2021 EIP as of the effective date of the 2022 EIP. Outstanding awards under the 2021 EIP continue to be subject to the terms and conditions of the 2021 EIP. If shares issued under the 2021 EIP and 2022 EIP pursuant to awards of restricted stock, restricted stock units, performance shares or performance units are repurchased by the Company or are forfeited to the Company due to the failure to vest, such shares are added back to the reserves of the 2022 EIP. Shares used to pay the exercise price of an award or to satisfy the tax withholdings related to an award will also become available for future grant or sale under the current EIP. The maximum aggregate number of shares that may be subject to awards and sold under the 2022 EIP is 1,752,693 shares. The shares may be authorized but unissued, or reacquired common stock. As of December 31, 2025, there were 448,776 shares reserved for future issuance under the current EIP. The term of each Option will be stated in the Award Agreement. In the case of an incentive stock option, the term will be no more than ten (10) years from the date of grant thereof. In the case of an incentive stock option granted to a Participant who, at the time the incentive stock option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

Stock Options

The fair value of service-based stock options granted to employees and non-employees was estimated on the grant date using the Black-Scholes valuation model with the following assumptions:

	2025	2024
Dividend yield	0%	0%
Expected term	6 years	6 years
Risk-free interest rates	3.93% - 4.42%	3.54% - 4.66%
Expected volatility	104.47% - 106.98%	113.65% - 134.87%

Dividend Yield – The dividend yield is assumed to be zero as the Company has never paid dividends and has no current plans to do so.

Expected Term – The expected term represents the period that the Company’s stock-based awards are expected to be outstanding. The Company determines the expected term using the simplified method as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options.

Expected Volatility – Since the Company does not have a sufficient trading history of its common stock, the expected volatility is derived from the average historical stock volatilities of several unrelated public companies within the Company’s industry that the Company considers to be comparable to its business over a period equivalent to the expected term of the stock option grants.

Fair Value of Common Stock – The fair value of common stock is based on the closing price of the Company’s common stock, as reported on Over-the-Counter Market (“OTC”) on the date of grant.

The following table summarizes activity under the Company’s stock options plans for service-based and market-based stock options:

	Number of Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Remaining Term (Years)	Intrinsic Value
Outstanding as of January 1, 2024	6,117,462	$1.90	8.16	$24,225,150
Granted	705,000	$7.79	7.71	1,360,650
Forfeited	(465,000)	$4.12	-	-
Exercised	(283,400)	$1.03
Outstanding as of December 31, 2024	6,074,062	$2.45	7.61	69,204,153
Granted	520,751	$10.54	-	-
Forfeited	(314,529)	$6.35	-	-
Outstanding as of December 31, 2025	6,280,284	$2.92	6.67	$5,576,041
Vested and exercisable as of December 31, 2025	5,569,238	$2.10	6.39	$9,507,796

The weighted-average grant date fair value of options granted during the years ended December 31, 2025 and 2024, was $8.75 and $6.75, respectively. During the years ended December 31, 2025 and 2024, the Company recognized $3,225,105 and $6,297,062, respectively, of stock-based compensation in connection with service-based and market-based option grants which is included in general and administrative expenses on the consolidated statements of operations. As of December 31, 2025, total unrecognized stock-based compensation expense for service-based option grants was $4,623,531, which is expected to be recognized over a straight-line basis over a weighted-average period of 2.26 years. The total fair value of shares vested during the years ended December 31, 2025 and 2024 was $2,248,787 and $1,054,137, respectively.

Intrinsic value is measured using the fair market value as of December 31, 2025 and 2024 less the applicable weighted average exercise price.

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

Market-Based Stock Option Grants

In July 2022, the Board of Directors approved and amended executive employment agreements for the Company’s Chief Executive Officer (“CEO”) and Chief Operating Officer (“COO”). Additionally, in October 2022 the Board of Directors granted 2,250,000 options at an exercise price of $2.00, to both the CEO and COO, for a total of 4,500,000 options, with vesting of options based on Sustained Market Capitalization targets as follows:

Vesting Trigger	Number of Options Vested
On the date Sustained Market Capitalization first equals or exceeds $29,268,520	900,000
On the date Sustained Market Capitalization first equals or exceeds $58,537,040	900,000
On the date Sustained Market Capitalization first equals or exceeds $117,074,080	900,000
On the date Sustained Market Capitalization first equals or exceeds $175,611,120	900,000
On the date Sustained Market Capitalization first equals or exceeds $234,148,160	900,000

Sustained Market Capitalization is the average market capitalization for the 90 trading days immediately prior to the date of such determination. Upon vesting, the options may be exercised for up to 10 years after the date of grant.

The Company estimated the fair value of this market-based award using Monte Carlo simulation. The Company estimates the expected term based on a future exercise assumption. The weighted average derived service period for this award is 6.0 years. The optionee has up to 10 years to exercise any vested options. The risk-free interest rate is based on the United States Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes. The expected volatility is derived from the average historical stock volatilities of several public companies within the Company’s industry that the Company considers to be comparable to its business over a period equivalent to the derived term of the stock option grant award.

The following assumptions were used to estimate the fair value of this award:

Stock price on date of grant	$1.63
Exercise Price	$2.00
Dividend Yield	-
Risk-free interest rate	4.25%
Expected volatility	80.01%

The total grant date fair value of these market-based awards is estimated at $14,829,290. For the years ended December 31, 2025 and 2024, the Company recognized $1,438,538 and $5,343,630 of stock-based compensation as a component of general and administrative expense for these awards, respectively. As of December 31, 2025, all of the market capitalization targets had been met and 4,500,000 options were exercisable and no unrecognized compensation expense remains.

Restricted Stock Units (“RSUs”)

During the year ended 2025, the Company issued 75,504 RSUs to certain non-executive employees of the Company with a fair value of $978,500 as part of the Company’s long-term incentive plan. The RSUs vest over three years with 33% vesting upon the first anniversary of the award with the remaining 67% vesting quarterly over the remaining two years.

On March 17, 2025, the Company issued 356,928 RSUs to certain executive employees as part of the Company’s long-term incentive plan with a fair value of $3,533,8000. The RSUs vest one-third on the first annual anniversary and two-thirds quarterly over the remaining two years.

On March 17, 2025, the Company issued 61,128 RSUs to certain board members as part of the Company’s long-term incentive plan with a fair value of $390,000. The RSUs vest quarterly over one year.

On September 15, 2024, the Compensation Committee of the Board of Directors authorized the grant of 376,015 RSU’s to certain executives and independent members of the Board of Directors. The RSUs have an aggregate grant date fair value of $3.7 million and will vest quarterly over three (3) years through September 2027 commencing on the date of grant.

In November and December 2024, two employees were granted an aggregate of 14,670 shares of common stock with a grant date fair value of $205,000. The shares vest quarterly over four (4) years through December 2028 commencing on the date of grant.

The fair value of restricted stock is based on the closing price of the Company’s common stock on the OTC market on the date of the grant.

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

The following table summarizes the restricted stock unit activity during the years ended December 31, 2025 and 2024:

	Shares Outstanding	Weighted Average Grant Date Fair Value
Unvested balance-January 1, 2024	-	$-
Granted	390,686	10.00
Vested	(31,335)	9.84
Unvested balance-December 31, 2024	359,351	10.01
Granted	493,560	9.93
Vested	(135,822)	12.02
Forfeited or canceled	(55,207)	11.38
Unvested balance-December 31, 2025	661,882	$9.93

As of December 31, 2025 and 2024, 661,882 and 359,351 of the restricted stock units remain unvested, respectively, and $5,406,798 of unrecognized compensation expense will be recognized through December 2028 over a weighted average period of 1.93 years.

Note 9 - Commitments and Contingencies

Operating Leases

On April 14, 2025, the Company entered into a twenty-four (24) month and sixteen (16) day lease for additional office space in Fort Lauderdale, Florida commencing May 1, 2025. Monthly lease payments are $4,857, $9,713, and $9,872 for the periods May 15, 2025, through May 31, 2025, June 1, 2025, through May 31, 2026, and June 1, 2026, through May 31, 2027, respectively. Further, the Company executed a lease for office equipment which commenced in May 2025 and requires monthly lease payments of $339 through July 2027.

On March 15, 2024, the Company entered into a thirty-eight (38) month lease for office space commencing April 1, 2024. On April 1, 2024, the Company occupied its new expanded office space in Fort Lauderdale, Florida and received the months of April and May rent free. Monthly lease payments are $10,159, $10,250, $10,420, $10,117, and $10,198 for the periods June 1, 2024, through December 31, 2024, January 1, 2025, through May 31, 2025, June 1, 2025, through September 30, 2025, October 1, 2025, through May 1, 2025, and June 1, 2026, through May 1, 2027, respectively. Further, the Company executed a lease for office equipment which commenced April 2024 and requires monthly lease payments of $1,029 through July 2027.

Upon the leases commencing, the Company recognized an operating right-of-use asset and operating lease liabilities of approximately $217,655 and $340,401 for the years ended December 31, 2025, and 2024, respectively, for the present value of the lease payments required over the term of the lease using a weighted average incremental borrowing rate of 12%.

Right-of-use assets are summarized below:

	December 31, 2025	December 31, 2024
Right -of-use assets	$558,056	$340,401
Accumulated amortization	(230,789)	(69,187)
Right -of-use assets, net	$327,267	$271,214

Operating lease liabilities are summarized below:

	December 31, 2025	December 31, 2024
Operating lease liabilities, current	$225,768	$106,723
Operating lease liabilities, less current portion	105,262	180,235
Total operating lease liabilities	$331,030	$286,958

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

Future payments required on the operating lease liabilities, over a weighted average remaining lease term of approximately 1.43 are as follows:

Year Ending
2026	252,632
2027	108,491
Total	361,123
Less present value discount	(30,093)
Total operating lease liabilities	$331,030

The following table summarizes the supplemental cash flow information for the years ended December 31, 2025 and 2024:

	December 31, 2025	December 31, 2024
Operating cash outflows from lease liabilities	$210,005	$79,345

During the year ended December 31, 2025 and 2024, we incurred lease expense of approximately $193,171 and $88,082 connection with the operating leases, respectively, included within general and administrative expenses on the consolidated statement of operations.

Legal Matters

From time to time, claims are made against the Company in the ordinary course of business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur, such as monetary damages, fines, penalties, or injunctions prohibiting the Company from selling one or more products or engaging in other activities. The occurrence of an unfavorable outcome in any specific period could have a material adverse effect on the Company’s results of operations for that period or future periods. The Company is not presently a party to any pending or threatened legal proceedings.

On September 23, 2024, GMA submitted a Demand for Arbitration to the American Arbitration Association relating to the repayment of the Notes in the amount of $3,000,000 plus interest (see Note 6).

Note 10 - Income Taxes

For the years ended December 31, 2025 and 2024, the total income/(loss) from operations before income taxes was ($389,646) and $30,533,868, respectively. The Company had an effective tax rate of (1,588.95%) and (1.62%) for the years ended December 31, 2025 and 2024, respectively. The reconciliation of the statutory federal income tax rate to the Company’s effective tax rate for the years ended December 31, 2025 and 2024, were as follows:

	2025		2024
Expected income tax benefit at the U.S. federal statutory tax rate	$(81,826)	21.00%	$6,409,528	21.00%
State and local taxes, net of federal benefit (1)	(263,804)	67.70%	1,321,662	4.33%
Changes in valuation allowance	5,845,289	(1,500.15)%	(9,662,685)	(31.65)%
Nontaxable or Nondeductible Items
Equity Compensation	644,474	(165.40)%	562,345	1.84%
Transaction costs	197,291	(50.63)%	-	0.00%
Nondeductible Contribution	35,315	(9.06)%	-	-
Other nontaxable or nondeductible Items	688	(0.18)%	282,991	0.93%
Changes in unrecognized tax benefits	(186,161)	47.78%	589,314	1.93%
Effective tax rate	$6,191,266	(1,588.95)%	$(496,845)	(1.62)%

(1)	During the year ended December 31, 2025, state taxes in Florida made up the majority (greater than 50%) of the tax effect in this category

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

The following table presents tax expenses by jurisdiction for the years ended December 31, 2025 and 2024:

	2025	2024
Current
U.S. Federal	$2,678,244	$2,409,796
U.S. State	(481,841)	1,088,249
Total current expense	$2,196,403	$3,498,045

Deferred
U.S. Federal	$3,831,640	$(3,310,028)
U.S. State	163,224	(684,861)
Total deferred provision (benefit)	3,994,864	(3,994,890)
Change in valuation allowance	-	-
Total provision for income tax expense (benefit), net	$6,191,266	$(496,845)

Net cash paid for income taxes consisted of the following for the year ended December 31, 2025:

	2025	2024
Federal taxes paid	$5,300,000	$-
State and city taxes paid:		-
Florida	1,175,000	-
Georgia	25,000	-
Total state and city taxes paid	1,200,000	-
Total income taxes paid	$6,500,000	$-

The table below presents the effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities as of December 31, 2025 and 2024:

	2025	2024
Deferred tax assets:
Net operating loss carryforward	$-	$-
Accrued payroll taxes	48,034	52,797
Stock-based compensation	3,745,791	3,535,310
Research and development credits	-	-
Capitalized research and development expenses	-	348,592
Allowance for doubtful accounts	2,080,670	56,561
Nondeductible charitable contributions	-	-
Inventory reserve	49,225	36,989
Lease liability	36,495	65,807
Intangible assets	54,165	73,102
Gross deferred tax assts	6,014,382	4,169,158
Less valuation allowance	(5,845,289)	-
Total deferred tax assets	169,093	4,169,158

Deferred tax liabilities:
Fixed assets	$(147,557)	$(112,763)
ROU asset	(21,536)	(61,505)
Total deferred tax liabilities	(169,093)	(174,268)
Net deferred tax assets	$-	$3,994,890

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

The utilization of the Company’s net operating loss carryforwards (“NOLs”) and research tax credit carryovers could be subject to annual limitations under Section 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), and similar state tax provisions, due to ownership change limitations that may have occurred previously or that could occur in the future. These ownership changes limit the amount of net operating loss carryforwards and other deferred tax assets that can be utilized to offset future taxable income and tax, respectively. In general, an ownership change, as defined by Section 382 and 383 of the Code, results from transactions increasing ownership of certain stockholders or public groups in the stock of the corporation by more than 50 percent points over a three-year period. The Company finalized its Section 382 analysis for the period August 28, 2014 through December 31, 2024. The Company experienced one relevant Ownership Change under Section 382 on May 23, 2016. The Company’s cumulative net operating loss as of that date are approximately $4.2 million. The cumulative Section 382 limitation as of December 31,2024 with respect to that Ownership Change is approximately $9.4 million and the NOLs generated for that period of $4.2 million. The computation of the increases in percentage ownership change on each other testing date in the analysis was less than 50% with the highest ownership shift being approximately 25% after the 2016 Ownership Change. The NOLs were fully utilized during year end December 31, 2024, and no NOLs remain as of December 31, 2025.

Valuation Allowance

In assessing the need for a valuation allowance, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. We evaluate our ability to realize the tax benefits associated with deferred tax assets by analyzing the relative impact of all the available positive and negative evidence regarding our forecasted taxable income using both historical and projected future operating results, the reversal of existing taxable temporary differences, taxable income in prior carry-back years (if permitted) and the availability of tax planning strategies. The ultimate realization of deferred tax assets is dependent upon the generation of certain types of future taxable income during the periods in which those temporary differences become deductible. In making this assessment, we consider the scheduled reversal of deferred tax liabilities, our ability to carry back the deferred tax asset, projected future taxable income, and tax planning strategies. A valuation allowance will be recorded in each jurisdiction in which a deferred income tax asset is recorded when it is more likely than not that the deferred income tax asset will not be realized. Changes in deferred tax asset valuation allowances typically impact income tax expense.

The Company released its valuation allowance for the year ended December 31, 2024 due to significant book net income and foreseeable profits. Towards the end of 2025 a significant change in CMS pricing arose, which changed the Company’ forecasts in the ensuing years to net losses. As a result, the Company took a full valuation allowance of $5,845,289 as of December 31, 2025. The Company will continue to evaluate the need for a valuation allowance in future years.

Uncertain Tax Positions

Accounting for uncertain income tax positions is determined by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. This minimum threshold is that a tax position is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than a fifty percent likelihood of being realized upon ultimate settlement. For the years ended December 31, 2025 and 2024, gross unrecognized tax benefits was $343,780 and $513,00, respectively.

	2025	2024
Gross unrecognized tax benefits, beginning of period	$513,000	$-
Additions based on tax positions related to the current year	3,780	513,000
Reductions based on lapse of statute of limitations	(173,000)	-
Gross unrecognized tax benefits, end of period	$343,780	$513,000

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

Note 11– Segment Information

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly provided to the CODM in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer comprises the Company’s CODM. The CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. The CODM uses consolidated net (loss) income as the primary metric to assess performance and the allocation of resources. As such, the Company has determined that it operates as one operating and reportable segment. Segment assets, liabilities and stockholders’ equity is presented the same as disclosed on the consolidated balance sheets.

The following tables set forth significant expense categories and other specified amounts included in consolidated net income that are otherwise regularly provided to the CODM for the years ended December 31, 2025 and 2024:

	2025	2024
Revenue	$47,482,015	$69,658,420
Cost of goods sold	3,043,090	13,743,284
Gross profit	44,438,925	55,915,136
Research and development	110,594	43,607
Sales and marketing	636,258	536,605
Professional fees	26,141,136	8,868,332
Compensation and related	15,471,937	14,733,768
General and administrative	2,548,730	396,463
Depreciation and amortization	219,417	212,732
Interest expense (income), net	(413,849)	587,222
Other expense	114,348	2,541
Income tax expense (benefit)	6,191,266	(496,845)
Segment expense	51,019,837	24,884,423
Net (loss) income	$(6,580,912)	$31,030,713

*	Note that the amounts presented above for research and development, sales and marketing, and general and administrative are exclusive of share-based compensation, payroll, and professional fee expenses.

Note 12 - Subsequent Events

The Company has evaluated all transactions and events after the balance sheet date through the date on which these financials were available to be issued, and except as already included below, has determined that no additional disclosures are required.

Changes to CMS Reimbursement Rates

As also described in Note 1, Liquidity, effective January 1, 2026, CMS changed its reimbursement method for the Company’s products from an average selling price per square centimeter methodology to a national flat rate of approximately flat $127 per square centimeter.

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

Acquisition

On January 21, 2026, BioStem Technologies, Inc. (the “Company”) completed the acquisition of certain assets comprising the surgical and wound care business of BioTissue Holdings, Inc. (“BioTissue”) pursuant to a definitive asset purchase agreement approved by the boards of directors of both companies.

The acquired assets include BioTissue’s surgical and wound care product portfolio, including the Neox® and Clarix® product lines, as well as related commercial infrastructure. The transaction also includes a nationwide network of direct sales representatives and independent sales agents and the assignment of certain group purchasing organization (“GPO”) contracts.

The aggregate purchase consideration consisted of an upfront cash payment of approximately $15.0 million. In addition, the Company may be required to make a contingent regulatory milestone payment of up to $10.0 million upon the achievement of specified regulatory approval (510(k) clearance) for a new product. These contingent payments will be evaluated and recognized in accordance with applicable accounting guidance.

The Company intends to integrate the acquired operations into its existing business to expand its product offerings and commercial presence within both chronic and acute wound care markets, including hospital-based settings.

Equity Awards

On February 11, 2026, the Compensation Committee of the Board of Directors approved equity awards under the Company’s Long-Term Incentive Plan. The awards consist of 50% restricted stock units (“RSUs”) and 50% stock options and vest over three years, with one-third vesting on the first anniversary of the grant date and the remainder vesting in equal quarterly installments over the following eight quarters.

An aggregate of 759,636 RSUs were granted with a total grant-date fair value of approximately $4.2 million, based on the closing price of the Company’s common stock on the OTC Market on the grant date. In addition, stock options to purchase 759,636 shares of common stock were granted with an aggregate grant-date fair value of approximately $3,448,749, as determined using the Black-Scholes option pricing model.

The Company has evaluated subsequent events through the date the financial statements were issued and determined that no additional events require disclosure.

Unaudited Abbreviated Statement of Revenues and Operating Expenses of the Acquired
BioTissue Surgical and Wound Care Product Lines

(In Dollars)

For the Period Ended January 1, 2026 to
January 21, 2026
Revenues:
Revenue, net	$1,486,326
Cost of goods sold	668,845
Gross profit	817,481

Operating expenses:
Sales and marketing expenses	771,352
General and administrative expenses	89,203
Research and development expenses	12,213
Total operating expenses	872,768
Operating Loss	$(55,286)

See Accompanying Notes to the Unaudited Abbreviated Financial Statement

Notes to the Unaudited Abbreviated Financial Statements

Note 1. Overview

Basis of Presentation

The accompanying Unaudited Abbreviated Statement of Revenues and Operating Expenses of the Acquired BioTissue Surgical and Wound Care Product Lines (the “Unaudited Financial Statement) represents the historical results from January 1, 2026, through January 21, 2026, the date of the acquisition. The Unaudited Financial Statement has been prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”) and has been prepared for the purpose of assisting the Buyer in complying with the rules and regulations of Rule 3-05 of Regulations S-X of the U.S. Securities and Exchange Commission (“SEC”) and application of SEC Final Rule Release No. 33-10786 Amendments to Financial Disclosure About Acquired and Disposed Businesses and is not intended to be a complete presentation of the operations associated with the Product Lines.

Historically, complete financial statements have never been prepared for the Surgical and Wound Care Product Lines as the Company did not maintain the Product Lines as a stand-alone business, division or subsidiary for the periods presented, and, therefore, it is impractical to prepare a stand-alone or full carve-out financial statements for the Product Lines. The Unaudited Financial Statement has been derived from the operating activities attributed to the Product Lines from BioTissue’s books and records. The Unaudited Financial Statement does not purport to reflect all the costs and expenses that would have been associated had the Product Lines been operated as a stand-alone, separate entity. In addition, the Unaudited Financial Statement may not be indicative of the operating results going forward given the omission of certain corporate overhead described in these Notes and changes to the Product Lines that may be made by the Buyer.

Allocation of Certain Costs and Expenses

The Unaudited Financial Statement includes revenues, net generated by BioTissue’s surgical and wound care business, less expenses directly attributable to the Product Lines acquired and certain indirect expenses. Direct expenses include actual product costs based on BioTissue’s historical product costing methods in accordance with U.S. GAAP, as well as actual direct and indirect distribution and selling related costs based on costs centers that are unique to the surgical and wound care business and/or specifically identifiable to the surgical and would care business acquired. Certain expenses, such as sales and marketing, research and development, and general and administrative include allocations of the Company’s corporate overhead not directly related to the operations of the surgical and wound care business. Costs associated with corporate interest expense, other income/expense, gains and losses and income tax expense have been excluded from the Unaudited Financial Statement.

Use of Estimates

The preparation of the Unaudited Financial Statement in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the Unaudited Financial Statement and accompanying notes. Actual results could differ from those estimates.

Note 2 - Summary of Significant Accounting Policies

Revenue Recognition

The Company’s operating revenues are derived primarily through the sales of its tissue-based products. The sales predominantly contain a single performance obligation and revenue is recognized at a single point in time when ownership, and risk and rewards transfer, which can be on date of shipment or date of consumption by the customer. Net sales are comprised of gross sales less discounts and rebates. Sales from products are not subject to rights of return and, historically, actual sales returns have not been significant.

Shipping and Handling Costs

Shipping and handling costs are charged to cost of product sales when incurred.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

BioStem Technologies, Inc.

Opinion

We have audited the abbreviated financial statements of the Acquired BioTissue Surgical and Wound Care Product Lines (the “Product Lines”), which comprise the abbreviated statement of assets acquired and liabilities assumed as of December 31, 2025, and the related abbreviated statement of revenues and operating expenses for the year then ended, and the related notes to the abbreviated financial statements.

In our opinion, the accompanying abbreviated financial statements present fairly, in all material respects, the statement of assets acquired and liabilities assumed as of December 31, 2025, and the related statement of revenues and operating expenses for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for opinion

We conducted our audit of the abbreviated financial statements in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Abbreviated Financial Statements section of our report. We are required to be independent of the Product Lines and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of matter

As described in Note 1, the accompanying abbreviated financial statements have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in an amendment to a Form 8-K to be filed by BioStem Technologies, Inc. and are not intended to be a complete presentation of assets, liabilities, revenues and expenses of the Product Lines. Our opinion is not modified with respect to this matter.

Responsibilities of management for the abbreviated financial statements

Management is responsible for the preparation and fair presentation of the abbreviated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of abbreviated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the abbreviated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Product Lines’ ability to continue as a going concern for one year after the date the abbreviated financial statements are issued.

Auditor’s responsibilities for the audit of the abbreviated financial statements

Our objectives are to obtain reasonable assurance about whether the abbreviated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the abbreviated financial statements.

In performing an audit in accordance with US GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the abbreviated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the abbreviated financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Product Lines’ internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the abbreviated financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Product Lines’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/S/ GRANT THORNTON LLP

Fort Lauderdale, Florida

June 30, 2026

Abbreviated Statement of Assets Acquired and Liabilities Assumed of the Acquired
BioTissue Surgical and Wound Care Product Lines
(In Dollars)

December 31,
2025
Assets acquired
Current assets:
Prepaid expenses	$18,371
Total current assets	18,371
Intangible assets, net	-
Total assets acquired	$18,371

Liabilities assumed
Total liabilities assumed	$-

See Accompanying Notes to the Audited Abbreviated Financial Statements

Abbreviated Statement of Revenues and Operating Expenses of the Acquired BioTissue

Surgical and Wound Care Product Lines

(In Dollars)

Year Ended
December 31, 2025
Revenues:
Revenue, net	$29,072,832
Cost of goods sold	13,082,735
Gross profit	15,990,097

Operating expenses:
Sales and marketing expenses	15,087,791
General and administrative expenses	1,744,830
Research and development expenses	238,890
Total operating expenses	17,071,511
Operating Loss	$(1,081,414)

See Accompanying Notes to the Audited Abbreviated Financial Statements

Notes to the Audited Abbreviated Financial Statements

Note 1. Overview

Nature of Business

BioTissue Holdings, Inc. (the “BioTissue,” the “Company,” or the “Seller”) is a leader in innovative technologies using products derived from human amniotic membrane tissues. Since its inception in 1997, the Company has pioneered the clinical application of human placental tissues used to treat thousands of patients, and the Company’s groundbreaking scientific and clinical achievements have been documented in hundreds of peer-reviewed publications. BioTissue is an ocular-first biotechnology leader, that develops and manufactures regenerative solutions primarily for eye care.

BioTissue’s surgical and wound care business develops, manufactures, and sells tissue allografts for the advanced wound care market with a focus on the treatment of diabetic, pressure and venous ulcers. The Company markets and distributes products directly to medical professionals, such as podiatrists and plastic surgeons, through direct and indirect salesforces and indirectly through distributors.

On January 21, 2026, the Company completed the sale of certain assets comprising the surgical and wound care business pursuant to a definitive asset purchase agreement with BioStem Technologies, Inc. (“BioStem” or the “Buyer”).  The transaction was approved by the boards of directors of both companies.

The acquisition included certain fully amortized intellectual property intangible assets associated with the surgical and wound care business (the “Product Lines”), including the Neox® and Clarix® product lines, and the commercial infrastructure (sales organization) associated with the surgical and wound care business, consisting of a nationwide network of direct sales representatives and independent sales agents and the assignment of group purchasing organization (“GPO”) contracts (the “Acquired Assets”). As part of the acquisition, BioStem and BioTissue executed (i) an intellectual property license agreement, which grants a perpetual, royalty-free, worldwide, exclusive license by BioTissue to BioStem of certain patent rights and trademarks related to the Acquired Assets, (ii) a supply agreement that grants BioTissue the right to act as the exclusive provider of manufacturing, supply, and distribution services for BioStem with respect to the Acquired Assets for an initial term of three years with automatic renewal options at agreed upon supply prices, and (iii) a transition services agreement, which contemplates the provision of certain services by BioTissue to BioStem related to the Acquired Assets for a period of six to 24 months at agreed upon fees for services.

Basis of Presentation

The accompanying Audited Abbreviated Statement of Assets Acquired and Liabilities Assumed and Statement of Revenues and Operating Expenses of the Acquired BioTissue Surgical and Wound Care Product Lines (the “Financial Statements”) have been prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”) and have been prepared for the purpose of assisting the Buyer in complying with the rules and regulations of Rule 3-05 of Regulations S-X of the U.S. Securities and Exchange Commission (“SEC”) and application of SEC Final Rule Release No. 33-10786 Amendments to Financial Disclosure About Acquired and Disposed Businesses and are not intended to be a complete presentation of the assets, liabilities, equity, revenues, expenses, and cash flows associated with the Product Lines .

The acquired assets and revenues of the surgical and wound care Product Lines constituted approximately .02% and 23% of the BioTissue’s total assets and total revenues, respectively, for the year ended December 31, 2025. Historically, complete Financial Statements have never been prepared for the Surgical and Wound Care Product Lines as the Company did not maintain the Product Lines as a stand-alone business, division or subsidiary for the periods presented, and, therefore, it is impractical to prepare a stand-alone or full carve-out financial statements for the Product Lines. The Financial Statements have been derived from the operating activities attributed to the Product Lines from BioTissue’s books and records. The Financial Statements do not purport to reflect all the costs, expenses, and cash flows that would have been associated had the Product Lines been operated as a stand-alone, separate entity. In addition, the Financial Statements may not be indicative of the operating results going forward given the omission of certain corporate overhead described in the Notes to the Audited Abbreviated Financial Statements and changes to the Product Lines that may be made by the Buyer.

The financing needs of the Product Lines were supported by BioTissue and cash generated by the Product Lines was transferred to BioTissue. As the Product Lines have historically been managed as part of the operations of BioTissue and have not operated as a stand-alone entity, it is impractical to prepare historical cash flow information regarding the operating, investing, and financing cash flows of the Product Lines. As such, information on cash flows are not presented herein.

Notes to the Audited Abbreviated Financial Statements

Allocation of Certain Costs and Expenses

The Financial Statements include revenues, net generated by BioTissue’s surgical and wound care business, less expenses directly attributable to the Product Lines acquired and certain indirect expenses. Direct expenses include actual product costs based on BioTissue’s historical product costing methods in accordance with U.S. GAAP, as well as actual direct and indirect distribution and selling related costs based on costs centers that are unique to the surgical and wound care business and/or specifically identifiable to the surgical and would care business acquired. Certain expenses, such as sales and marketing, research and development, and general and administrative include allocations of the Company’s corporate overhead not directly related to the operations of the surgical and wound care business. Costs associated with corporate interest expense, other income/expense, gains and losses, and income tax expense have been excluded from the Financial Statements.

Use of Estimates

The preparation of the Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the Financial Statements and accompanying notes. Actual results could differ from those estimates.

Note 2 - Summary of Significant Accounting Policies

Prepaid Expenses

Prepaid expenses include the payments made in advance of certain marketing activities and will be expensed upon the actual occurrence of such events.

Revenue Recognition

The Company’s operating revenues are derived primarily through the sales of its tissue-based products. The sales predominantly contain a single performance obligation and revenue is recognized at a single point in time when ownership, and risk and rewards transfer, which can be on date of shipment or date of consumption by the customer. Net sales are comprised of gross sales less discounts and rebates. Sales from products are not subject to rights of return and, historically, actual sales returns have not been significant.

Shipping and Handling Costs

Shipping and handling costs are charged to cost of product sales when incurred.

Note 3 - Revenue

The Company did not have any deferred revenue for remaining performance obligations directly related to the surgical and wound care business as of December 31, 2025.

Notes to the Audited Abbreviated Financial Statements

Disaggregation of Revenue

The following table provides information about revenue disaggregated by major products categories of the Acquired Business:

Disaggregation of Revenue

Year Ended
December 31,
2025
Neox	$13,682,497
Clarix	15,840,230
Revenue	29,522,727
Less: discounts and rebates	(449,895)
Revenue, net	$29,072,832

Note 4- Subsequent Events

Subsequent events have been evaluated through June 30, 2026, the date the Financial Statements were issued. There are no subsequent events which have not been disclosed in the Financial Statements.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other expenses of issuance and distribution

The following table sets forth all expenses payable by us in connection with the sale of the common stock being registered. All amounts other than the SEC registration fee are estimates.

Amount Paid or to be paid
SEC registration fee		$1,938.33
Transfer agent’s fees and expenses		*
Printing fees and expenses		*
Accounting fees and expenses		*
Legal fees and expenses		*
Miscellaneous expenses		*
Total	$	*

*	Estimated fees and expenses (other than the SEC registration fee) will depend on the number of securities offered, the number of issuances and the nature of the offerings, and cannot be estimated at this time.

Item 14. Indemnification of Directors and Officers

We were organized under the laws of the State of Florida and are subject to the Florida Business Corporation Act, or the FBCA. Subject to the procedures and limitations stated therein Section 607.0831 of the FBCA provides that a director is not personally liable for monetary damages to the corporation or any person for any statement, vote, decision or failure to act, regarding corporate management or policy, by a director unless (a) the director breached or failed to perform his duties as a director and (b) the director’s breach of, or failure to perform, those duties constitutes: (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) a circumstance under which the liability provisions of Section 607.0834 of the FBCA, relating to a director’s liability for voting in favor of or assenting to an unlawful distribution, are applicable; (iv) in a proceeding by, or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton or willful disregard of human rights, safety or property.

Subject to the procedures and limitations stated therein, Section 607.0850(1) of the FBCA empowers a Florida corporation, such as us, to indemnify any person who was or is a party to any proceeding (other than any action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 607.0850(2) of the FBCA also empowers a Florida corporation, such as us, to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the Board of Directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in Sections 607.0850(1) or 607.0850(2) of the FBCA, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

The indemnification and advancement of expenses provided pursuant to Section 607.0850 of the FBCA, our Articles and Bylaws provide that are not exclusive, and a corporation may make any other or further indemnification of or advancement of expenses to any of its directors, officers, employees or agents under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, a director, officer, employee or agent is not entitled to indemnification or advancement of expenses if a judgment or other final adjudication establish that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 of the FBCA, relating to a director’s liability for voting in favor of or assenting to an unlawful distribution, are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Our Articles and Bylaws provide that we shall, to the fullest extent permitted by Section 607.0850 of the FBCA, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under Section 607.0850 of the FBCA from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 607.0850 of the FBCA. Further, the indemnification provided for in our Articles and Bylaws is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

Pursuant to our Articles and Bylaws, we plan to maintain an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, for any claim made against our directors and officers for a wrongful act for which they may become legally obligated to pay or for which we are required to indemnify our directors and officers. This insurance may provide broader coverage for such individuals than may be required by the provisions of the Articles.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the SEC, such limitation or indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent sale of unregistered securities

The following information represents securities we sold since June 30, 2023, which were not registered under the Securities Act. Included are sales of reacquired securities, as well as new issues, securities issued in exchange for property, services, or other securities, and new securities resulting from the modification of outstanding securities.

Issuances Exempt Under Rule 701

The sales and issuances of the securities described below were made pursuant to exemptions from the registration requirement of the Securities Act pursuant to Rule 701 thereunder. We requested our stock transfer agent to affix appropriate legends to the stock certificate issued to each recipient and the transfer agent affixed the appropriate legends. Each of the recipients of securities in any of the transactions described below either received or had adequate access, through their relationship with us and through our public filings, to information about us.

During the Year Ended December 31, 2023

Directors. During the year ended December 31, 2023, we issued an aggregate of 40,451 shares of our common stock to three of our non-employee directors as compensation for their services as non-employee directors.

Scientific Advisory Board. During the year ended December 31, 2023, we issued an aggregate of 16,614 shares of our common stock to members of our Scientific Advisory Board for scientific advisory board services.

Other Consultants. During the year ended December 31, 2023, we issued an aggregate of 255,047 shares of our common stock to legal, marketing and other service providers as compensation for their services.

During the Year Ended December 31, 2024

Employees

During the year ended December 31, 2024, the second, third, and fourth sustained market capitalization target was met for the CEO and COO market-based stock option awards resulting in the vesting of an additional 2,700,000 option awards.

On January 8, 2024, one employee was granted 200,000 options at an exercise price of $6.29 with a grant date fair value of $1,082,000.

On January 31, 2024, we granted an aggregate of 295,000 options to purchase shares of our common stock to 15 employees at an exercise price of $7.35. The aggregate grant date fair value of these options was $1,834,900.

On March 4, 2024, March 11, 2024, March 18, 2024, March 20, 2024, and March 25, 2024 we granted 30,000, 10,000, 30,000, 10,000, and 10,000 options, respectively, to a total of five employees at an exercise price of $9.07, $9.56, $9.62, $9.45, and $9.39, respectively. The aggregate fair value of the options granted during March of 2024 was $733,200.

On April 18, 2024, one employee was granted 20,000 options at an exercise price of $10.00 with a grant date fair value of $177,600.

On May 13, 2024, one employee was granted 10,000 options at an exercise price of $8.05 with a grant date fair value of $71,600.

On July 15, 2024, one employee was granted 50,000 options at an exercise price of $10.20 with a grant date fair value of $465,000.

On August 5, 2024, one employee was granted 10,000 options at an exercise price of $8.78 with a grant date fair value of $80,000.

On September 5, 2024, one employee was granted 10,000 options at an exercise price of $10.60 with a grant date fair value of $87,100.

On September 9, 2024, one employee was granted 10,000 options at an exercise price of $9.57 with a grant date fair value of $80,000.

On October 28, 2024, one employee was granted 10,000 options at an exercise price of $14.38 with a grant date fair value of $131,300.

All stock options granted in 2024 vest over four years, besides for one employee that was granted 7,500 options on January 31, 2024, with an exercise price of 7.35 and total grant date fair value of $46,650 where vesting was accelerated to immediate in October 2024.

On September 15, 2024 we issued an aggregate of 376,015 RSU’s to purchase shares of our common stock to certain executives and Board of Directors. The total grant date fair value of the RSU’s was $3,700,000, and the RSU’s vest quarterly over three years.

On November 21, 2024 we issued 6,672 RSU’s to purchase shares of our common stock to one employee. The total grant date fair value of the RSU’s was $80,000, and the RSU’s vest quarterly over four years.

On December 9, 2024 we issued 7,997 RSU’s to purchase shares of our common stock to one employee. The total grant date fair value of the RSU’s was $125,000, and the RSU’s vest quarterly over four years.

Scientific Advisory Board. During the year ended December 31, 2024, we issued an aggregate of 2,878 shares of our common stock to three members of our Scientific Advisory Board for scientific advisory board services.

Other Consultants. During the year ended December 31, 2024, we issued 60,000 shares of our common stock to our investor relations firm as compensation for their services. In conjunction with this issuance, we also issued to the investor relations firm fully vested warrants to purchase 50,000 shares, 50,000 shares and 100,000 shares of common stock with exercise prices of $4.00, $5.00 and $6.00, respectively, with an exercise period of five years.

During the Year Ended December 31, 2025

Employees

On January 21, 2025, the fifth Sustained Market Capitalization Target was met for the CEO and COO market-based stock option awards resulting in the vesting of an additional 900,000 option awards.

On February 1, 2025, we issued an aggregate of 40,866 options to purchase shares of our common stock to eight employees at an exercise price of $14.89. The aggregate grant date fair value of these options was $501,839.

On March 3, 2025, one employee was granted 7,430 options at an exercise price of $12.45 with a grant date fair value of $76,749.

On March 17, 2025, the CEO and COO long-term incentives were granted 198,807 and 114,314, respectively non-qualifying stock options at an exercise price of $10.05 and a grant date fair value of $1,662,027 and $955,665, respectively, which vest over three years.

Another employee was also granted 8,894 options to purchase shares of our common stock on March 17, 2025, with an exercise price of $10.40 and a grant date fair value of $76,844.

On May 2, 2025, one employee was granted 2,855 options at an exercise price of $14.03 with a grant date fair value of $33,289.

On May 9, 2025, we issued an aggregate of 18,200 options to purchase shares of our common stock to two employees at an exercise price of $15.11 and an aggregate grant date fair value of $228,772.

On July 1, 2025, one employee was granted 2,881 options at an exercise price of $12.15 with a grant date fair value of $29,008.

On July 28, 2025, one employee was granted 9,009 options at an exercise price of $11.10 with a grant date fair value of $83,153.

On August 18, 2025, one employee was granted 5,344 options at an exercise price of $6.55 with a grant date fair value of $26,069.

On August 19, 2025, one employee was granted 32,225 options at an exercise price of $6.48 with a grant date fair value of $173,371.

On October 13, 2025, we issued an aggregate of 79,926 supplemental options to purchase shares of our common stock to 14 employees with an aggregate grant date fair value of $708,665 at exercise prices of $14.89, $12.45, $10.05, $15.11, $12.15, $11.10, and $6.55. The exercise prices for these supplemental options were based on the respective original grant dates for each employee.

All options granted during 2025 vest over three years with 33% vesting after one year, then quarterly thereafter.

On February 1, 2025, we issued an aggregate of 32,473 RSU’s to purchase shares of our common stock to eight employees. The total grant date fair value of the RSU’s was $483,500 and the RSU’s vest over three years. In addition, the CEO and COO long-term incentives were granted 198,807 and 114,314, respectively RSU’s with a grant date fair value of $2,000,000 and $1,150,000, respectively, which vest over three years.

During March of 2025 we issued an aggregate of 16,324 RSU’s to purchase shares of our common stock to two employees. The total grant date fair value of the RSU’s was $185,000 and the RSU’s vest over three years.

During May of 2025 we issued an aggregate of 21,055 RSU’s to purchase shares of our common stock to three employees. The total grant date fair value of the RSU’s was $315,000 and the RSU’s vest over three years.

During July of 2025 we issued an aggregate of 11,890 RSU’s to purchase shares of our common stock to two employees. The total grant date fair value of the RSU’s was $135,000 and the RSU’s vest over three years.

During August of 2025 we issued an aggregate of 37,569 RSU’s to purchase shares of our common stock to two employees and an aggregate of 61,128 RSU’s to purchase shares of our common stock to three members of the Board of Directors. The total grant date fair value of the RSU’s for the two employees was $243,800 and vest over three years. The total grant date fair value of the RSU’s for the three members of the Board of Directors was $390,000 and vest quarterly over one year.

Scientific Advisory Board. During the year ended December 31, 2025, we issued an aggregate of 1,745 shares of our common stock to three members of our Scientific Advisory Board for scientific advisory board services.

2026 Year to Date

Employees. In February of 2026, the Compensation Committee of the Board of Directors approved equity awards under the Company’s Long-Term Incentive Plan. The awards consist of 50% restricted stock units (“RSUs”) and 50% stock options and vest over three years, with one-third vesting on the first anniversary of the grant date and the remainder vesting in equal quarterly installments over the following eight quarters. An aggregate of 759,636 RSUs were granted with a total grant-date fair value of $4,178,000, based on the closing price of the Company’s common stock on the OTC Market on the grant date. In addition, stock options to purchase 920,264 shares of common stock were granted at an exercise price of $5.50 with an aggregate grant-date fair value of approximately $4,178,000, as determined using the Black-Scholes option pricing model. These options vest over three years with 33% vesting after one year, then quarterly thereafter.

On March 18, 2026, a member of the Board received an aggregate of 11,295 RSU’s with a grant date fair value of $58,056. Half of these RSU’s vested on May 27, 2026, and the remaining 50% will vest on August 27, 2026.

On April 1, 2026, the Compensation Committee of the Board of Directors approved equity awards under the Company’s 2022 Equity Incentive Plan. We issued an aggregate of 488,233 stock options to purchase shares of our common stock at an exercise price of $4.16 to 39 employees. The total grant date fair value of the options was $1,660,000 as determined using the Black-Scholes option pricing model. The awards vest over three years, with one-third vesting on the first anniversary of the grant date and the remainder vesting in equal quarterly installments over the following eight quarters.

On April 27, 2026, one employee received an aggregate of 101,146 stock options to purchase shares of our common stock at an exercise price of $4.60 and a grant date fair value of $379,298. This same employee also received an aggregate of 82,456 RSU’s with a grant date fair value of $379,298. The stock options and RSU’s both vest over three years with 33% vesting after one year, then quarterly thereafter.

On June 1, 2026, one employee received an aggregate of 14,706 stock options to purchase shares of our common stock at an exercise price of $4.18 and a grant date fair value of $50,000. The stock options vest over three years with 33% vesting after one year, then quarterly thereafter.

On June 5, 2026, three Board members each received an aggregate of 7,671 RSU’s with a grant date fair value of $29,917. These RSU’s will all fully vest on August 27, 2026.

Scientific Advisory Board. We issued an aggregate of 772 shares of our common stock to one member of our Scientific Advisory Board for scientific advisory board services.

Issuances Related to Capital Raising Activities

The sales and issuances of the securities described below were made pursuant to the exemptions from registration contained in Section 4(a)(2) of the Securities Act and Regulation D under the Securities Act. Each purchaser represented that such purchaser’s intention to acquire the shares for investment only and not with a view toward distribution. We requested our stock transfer agent to affix appropriate legends to the stock certificate issued to each purchaser and the transfer agent affixed the appropriate legends. Each purchaser was given adequate access to sufficient information about us to make an informed investment decision.

On September 13, 2023, we issued 60,000 shares of our common stock at a price of $2.15 per share to one investor. We used the proceeds for working capital and to fund general operations.

From March 13, 2023, to October 30, 2023, we completed private sales of 249,333 shares of our common stock at a price of $1.50 per share to 18 investors. We used the proceeds for working capital and to fund general operations.

On October 31, 2023, we entered into a Note Exchange Agreement with Victor Matuszewski and Karen Matuszewski, pursuant to which the Matuszewski’s agreed to exchange the aggregate principal and accrued interest in the aggregate amount of $368,427 owed under (i) a Promissory Note dated as of October 4, 2018 and (ii) a Promissory Note dated as of February 5, 2018, in each case as amended on March 25, 2022 for 526,325 shares of our common stock.

On November 1, 2023, we issued 200,000 shares of our common stock pursuant to the exercise of a common stock purchase warrant with an exercise price of $1.50 per share.

On November 3, 2023, we closed a private placement of our common stock to accredited investors for an aggregate of 1,337,000 units at a price of $1.50 per unit for gross proceeds of $2 million. Each unit consists of one common stock share and one common share purchase warrant at $1.50 per share and $2.00 per warrant. We intend to use the net proceeds from this private placement to complete clinical trials to support product performance, expand brand awareness and product distribution, and execute product pipeline plans.

On November 9, 2023, we entered into a Note Exchange Agreement with Jeffrey Meilander, pursuant to which Mr. Meilander agreed to exchange a Convertible Promissory Note dated as of August 16, 2016 as amended on December 27, 2018, March 17, 2019, May 17, 2019 and March 31, 2023 with $473,350.34, being all of the principal amount and accrued interest owed to Meilander pursuant to the note for 676,215 shares of our common stock.

On December 23, 2023, we issued 37,500 shares of common stock pursuant to the exercise of a common stock purchase warrant with an exercise price of $2.00 per share.

From May 1, 2023, to October 21, 2023, 373,135 warrants were issued with a note payable, 150,000 warrants were issued in connection with a legal settlement, and 1,337,000 warrants were issued in connection with a private placement of common stock and common stock warrant units for cash. As of December 31, 2023, warrants outstanding consist primarily of warrants to service providers, warrants issued with debt, warrants issued in a legal settlement and warrants issued with the sale of units in a private placement. During the year ended December 31, 2022, 50,000 warrants were issued in connection with the sale of common stock.

On January 4, 2024, we issued 2,942 shares of our common stock pursuant to the conversion of a promissory note.

On January 8, 2024, we issued 12,500 shares of our common stock pursuant to the exercise of a common stock purchase warrant with an exercise price of $2.00 per share.

On January 30, 2024, we issued 50,000 shares of our common stock pursuant to the exercise of a common stock purchase warrant with an exercise price of $2.00 per share.

On February 6, 2024, we issued 25,000 shares of our common stock pursuant to the exercise of a common stock purchase warrant with an exercise price of $2.00 per share.

On April 5, 2024, we agreed to repurchase 117,359 shares of common stock for $1.00 that had been previously issued to a service provider. As of the repurchase date, we and the service provider agreed to release all claims with no restrictions.

In July and August 2024, the Company issued 50,000 shares of its common stock to three holders of common stock purchase warrants in exchange for a total of approximately $100,000 in cash.

In May 2026, the Company issued 746,269 shares of its common stock to an institutional investor in exchange for gross proceeds of approximately $2,500,000 in cash.

Item 16. Exhibits and Financial Statement Schedules.

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Exhibit Number	Description of Exhibit
3.1	Second Amended and Restated Articles of Incorporation of BioStem Technologies, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 10 filed with the Securities Exchange Commission on July 10, 2026).
3.2	Second Amended and Restated Bylaws of BioStem Technologies, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 10 filed with the Securities Exchange Commission on July 10, 2026).
4.1	Certificate of Designation for Series A-1 Preferred Stock of BioStem Technologies, Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 10 filed with the Securities Exchange Commission on January 23, 2025).
4.2	Certificate of Designation for Series B-1 Preferred Stock of BioStem Technologies, Inc. (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form 10 filed with the Securities Exchange Commission on January 23, 2025).
5.1**	Opinion of Greenberg Traurig, P.A. regarding the validity of the securities being registered.
10.1†	2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form 10 filed with the Securities Exchange Commission on January 23, 2025).
10.2†	2022 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form 10 filed with the Securities Exchange Commission on January 23, 2025).
10.3†	Executive Employment Agreement with Jason Matuszewski dated March 30, 2026 (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form 10 filed with the Securities Exchange Commission on July 10, 2026).
10.4†	Executive Employment Agreement with Andrew Van Vurst dated March 31, 2026 (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form 10 filed with the Securities Exchange Commission on July 10, 2026).
10.5†	Executive Employment Agreement with Brandon Poe dated August 4, 2025 (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form 10 filed with the Securities Exchange Commission on July 10, 2026).
10.6	Commercialization Agreement with Hesed Life and Medical, LLC, dated June 29, 2023 (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form 10 filed with the Securities Exchange Commission on January 23, 2025).
10.7†	Equity Exchange Agreement By and Among BioStem Technologies, Inc. and Jason Matuszewski (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form 10 filed with the Securities Exchange Commission on January 23, 2025).
10.8†	Equity Exchange Agreement By and Among BioStem Technologies, Inc. and Andrew Van Vurst (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form 10 filed with the Securities Exchange Commission on January 23, 2025).
10.9†	Form of RSU Award for grants made pursuant to the 2022 Stock Incentive Plan (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form 10 filed with the Securities Exchange Commission on January 23, 2025).
10.10#	Distribution and Services Agreement with Venture Medical, LLC dated September 8, 2023 (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form 10 filed with the Securities Exchange Commission on January 23, 2025).
10.11#	Amendment to Distribution and Services Agreement with Venture Medical, LLC dated March 1, 2024 (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form 10 filed with the Securities Exchange Commission on January 23, 2025).
10.12#	Amended and Restated Second Amendment to Distribution and Services Agreement with Venture Medical, LLC dated October 8, 2024 (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form 10 filed with the Securities Exchange Commission on July 10, 2026).
10.13#	Third Amendment to Distribution and Services Agreement with Venture Medical, LLC dated June 1, 2025 (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form 10 filed with the Securities Exchange Commission on July 10, 2026).
10.14#	Fourth Amendment to Distribution and Services Agreement with Venture Medical, LLC dated July 17, 2025 (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form 10 filed with the Securities Exchange Commission on July 10, 2026)..
10.15#	Fifth Amendment to Distribution and Services Agreement with Venture Medical, LLC dated December 17, 2025 (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form 10 filed with the Securities Exchange Commission on July 10, 2026).
10.16#	Sixth Amendment to Distribution and Services Agreement with Venture Medical, LLC dated January 1, 2026 (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form 10 filed with the Securities Exchange Commission on July 10, 2026).
10.17^#	Asset Purchase Agreement with BioTissue Holdings Inc. dated January 21, 2026 (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form 10 filed with the Securities Exchange Commission on July 10, 2026).
10.18#	Supply Agreement with BioTissue Holdings Inc. dated January 21, 2026 (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form 10 filed with the Securities Exchange Commission on July 10, 2026).
10.19	Intellectual Property License Agreement with BioTissue Holdings Inc. dated January 21, 2026 (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form 10 filed with the Securities Exchange Commission on July 10, 2026).
10.20	Settlement Agreement and Release with GMA Bridge Fund, LLC dated April 27, 2026 (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form 10 filed with the Securities Exchange Commission on July 10, 2026).

10.21	Amendment to the 2022 Equity Incentive Plan, dated May 29, 2026 (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form 10 filed with the Securities Exchange Commission on July 10, 2026).
10.22	Securities Purchase Agreement with Pleiades Partners LLC, dated May 21, 2026 (incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement on Form 10 filed with the Securities Exchange Commission on July 10, 2026).
10.23	Registration Rights Agreement with Pleiades Partners LLC, dated May 21, 2026 (incorporated by reference to Exhibit 10.23 to the Company’s Registration Statement on Form 10 filed with the Securities Exchange Commission on July 10, 2026).
10.24	Amendment No. 1 to Asset Purchase Agreement with BioTissue Holdings Inc. dated July 15, 2026 (incorporated by reference to Exhibit 10.24 to the Company’s Registration Statement on Form 10 filed with the Securities Exchange Commission on July 24, 2026).
21.1	List of Subsidiaries of BioStem Technologies, Inc. (incorporated by reference to Exhibit 21.1 to the Company’s Registration Statement on Form 10 filed with the Securities Exchange Commission on July 10, 2026).
23.1*	Consent of KPMG LLP, independent registered public accounting firm for BioStem Technologies, Inc.
23.2*	Consent of Grant Thorton LLP relating to BioTissue Holdings Inc.
23.3*	Consent of Greenberg Traurig P.A. (included as part of Exhibit 5.1).
24.1**	Power of Attorney (included in signature page hereto).
107**	Filing Fee Table

*	Filed herewith
**	Previously filed
†	Includes management contracts and compensation plans and arrangements
#	Certain confidential portions (indicated by brackets and asterisks) of this exhibit have been omitted from this exhibit
^	Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the U.S. Securities and Exchange Commission upon request.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That for purposes of determining liability under the Securities Act any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pompano Beach, State of Florida, on August 7, 2026.

BioStem Technologies, Inc.

By:	/s/ Jason Matuszewski
Name:	Jason Matuszewski
Title:	Chief Executive Officer

Power of Attorney

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jason Matuszewski	Chief Executive Officer and Chair of the Board
Jason Matuszewski	(Principal Executive Officer)	August 7, 2026

*	Chief Operating Officer and Director
Andrew Van Vurst		August 7, 2026

*	Chief Financial Officer
Brandon Poe	(Principal Financial Officer)	August 7, 2026

*	Chief Accounting Officer
Michael Fortunato	(Principal Accounting Officer)	August 7, 2026

*	Director
Mark Glickman		August 7, 2026

*	Director
Rayna Hannaway		August 7, 2026

*	Director
Steven Sonenreich		August 7, 2026

*	Director
Kenneth Warrington		August 7, 2026

*	Director
Jodi Ungrodt		August 7, 2026

*By	/s/ Jason Matuszewski
Jason Matuszewski
Attorney-in-Fact